        PEOPLES COMMUNITY BANCORP, INC.           MARKET FINANCIAL CORPORATION
              PROXY STATEMENT AND                        PROXY STATEMENT
 PROSPECTUS FOR 816,636 SHARES OF COMMON STOCK   NASDAQ SMALLCAP MARKET - "MRKF"
        NASDAQ NATIONAL MARKET - "PCBI"

         The Boards of Directors of Peoples Community Bancorp, Inc. and Market Financial Corporation provide this joint proxy statement/prospectus to you to solicit your vote on the merger of Market Financial Corporation into Peoples Community Bancorp, Inc. In addition, each of us is soliciting the votes of our stockholders on other matters, as described in the Notices of Annual Meeting and discussed in this joint proxy statement/prospectus.

         If the merger takes place, stockholders of Market Financial will have the right to receive either $13.00 in cash or shares of Peoples Community Bancorp, Inc. common stock for each share of Market Financial they own as described under "Summary - Merger Consideration" on page 5. It is intended that the receipt of Peoples Bancorp common stock be tax-free, but the receipt of cash in the transaction will be taxable. On January 24, 2001, the closing price for the Peoples Bancorp common stock was $15.125 on the Nasdaq Stock Market.

         We cannot complete the merger unless we receive the affirmative vote of at least a majority of the stockholders of each of Market Financial and Peoples Bancorp. Each of us will hold a meeting to consider and vote on this merger proposal and other matters. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy card will be counted as a vote FOR the merger and FOR the other matters to be considered. If you do not return your proxy card or you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         The dates, times, and places of the annual meetings are as follows:


Peoples Community Bancorp, Inc. meeting:                                        Market Financial Corporation meeting:
            February 28, 2001                                                               February 28, 2001
            10:00 a.m. Eastern Standard Time                                                9:00 a.m. Eastern Standard Time
            Sharonville Convention Center                                                   Hampton Inn
            11355 Chester Road                                                              430 Kolb Drive
            Cincinnati, Ohio  45246                                                         Fairfield, Ohio 45014

         This document contains a more detailed description of the annual meetings and the proposed merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ON RISK FACTORS THAT BEGINS ON PAGE 12.

         We enthusiastically support the merger and we strongly urge that you vote in favor of the merger.


         Jerry D. Williams                               John T. Larimer
         President, Peoples Community Bancorp, Inc.      President, Market Financial Corporation

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE. THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

                               January 24, 2001

                                TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----
Questions and Answers About the Merger...............................................................................       1
Summary..............................................................................................................       3
Comparative Common Stock Price and Dividend Information..............................................................       8
Selected Pro Forma Consolidated Comparative Per Share Data (Unaudited)...............................................       9
Selected Historical Consolidated Financial Data of Peoples Bancorp...................................................      10
Selected Historical Consolidated Financial Data of Market Financial..................................................      11
Risk Factors.........................................................................................................      12
Forward-looking Statements...........................................................................................      14
The Annual Meeting of Stockholders of Peoples Bancorp................................................................      15
The Annual Meeting of Stockholders of Market Financial...............................................................      16
The Merger...........................................................................................................      19
Pro Forma Condensed Consolidated Financial Statements (Unaudited)....................................................      45
Management's Discussion and Analysis of Financial Condition and Results of Operations of Peoples Bancorp.............      49
Business of Peoples Bancorp..........................................................................................      58
Regulation of Peoples Bancorp........................................................................................      72
Taxation of Peoples Bancorp..........................................................................................      79
Comparison of The Rights of Stockholders of Peoples Bancorp and Market Financial.....................................      81
Description of Capital Stock of Peoples Bancorp......................................................................      85
Election of Directors of Peoples Bancorp.............................................................................      86
Proposal to Adopt the Peoples Bancorp 2001Stock Option Plan..........................................................      93
Proposal to Adopt the Peoples Bancorp 2001 Recognition and Retention Plan and Trust Agreement........................      98
Ratification of Appointment of Peoples Bancorp's Auditors............................................................     100
Stockholder Proposals for the 2002 Annual Meeting of Peoples Bancorp ................................................     100
Election of Directors of Market Financial............................................................................     101
Amendment of Market Financial's Articles.............................................................................     109
Ratification of Appointment of Market Financial's Auditors...........................................................     111
Stockholder Proposals for the 2002 Annual Meeting of Market Financial................................................     111
Legal Matters........................................................................................................     111
Experts..............................................................................................................     111
Change in Auditors...................................................................................................     111
Where You Can Find More Information..................................................................................     112
Index to Peoples Bancorp Financial Statements........................................................................     F-1
Appendix A Agreement and Plan of Reorganization and Agreement of Merger Dated as of September 19, 2000...............     A-1
Appendix B Opinion of McDonald Investments, Inc......................................................................     B-1
Appendix C Ohio Business Corporation Law Regarding Dissenters' Rights................................................     C-1
Appendix D 2001 Stock Option Plan of Peoples Bancorp.................................................................     D-1
Appendix E 2001 Recognition and Retention Plan and Trust Agreement of Peoples Bancorp................................     E-1

Accompanying Documents for Market Financial Stockholders
      o      Market Financial Corporation's 2000 Annual Report to Shareholders

Accompanying Documents for Peoples Bancorp Stockholders
      o      Peoples Community Bancorp's 2000 Annual Report to Stockholders

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

            The following are frequently asked questions. You should read this entire joint proxy statement/ prospectus, including the Risk Factors beginning on page 12, for more information.

Q:       WHY ARE PEOPLES BANCORP AND MARKET FINANCIAL PROPOSING THE MERGER?

A: We are proposing the merger because we believe that it will create a strong Southwest Ohio banking organization. We believe that our combined companies will create a more effective competitor of other financial institutions in our Ohio market area. The merger will also permit each company to diversify beyond its current businesses and its current strengths by expanding the marketing of its products and services to the customers now served by the other, and will enable the combined company to continue to provide a broad array of innovative financial services and products to the customers and communities currently served by each.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: Stockholders of Market Financial will be able to elect to receive either cash consideration of $13.00 or shares of Peoples Bancorp common stock with a market value of $13.00 for each share of Market Financial common stock they own.

Q:       WHAT STOCKHOLDER APPROVALS ARE NEEDED?

A: The affirmative vote of the holders of a majority of the outstanding shares of Peoples Bancorp common stock and Market Financial's common stock entitled to vote on the merger is required to adopt the reorganization agreement and the agreement of merger. In addition, because Article Seventh of the Articles of Incorporation of Market Financial presently prohibits the merger, the affirmative vote of the holders of a majority of the outstanding shares of Market Financial entitled to vote on the matter must approve the amendment in order for the merger to occur. Each holder of common stock is entitled to one vote per share. As of the record date, Peoples Bancorp's directors and executive officers and their affiliates owned 14.6% of the outstanding shares of Peoples Bancorp common stock. As of the record date, Market Financial and Market Bank's directors, Market Financial's executive officers, and their affiliates owned approximately 21.6% of the outstanding shares of Market Financial common stock. The directors of Market Financial and Market Bank are parties to a voting agreement and have agreed to vote all their shares of Market Financial common stock in favor of the adoption of the reorganization agreement.

Q:       WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the annual meeting of your company.

Q:       WHAT IF I DON'T VOTE?

A: If you fail to respond, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Peoples Bancorp or Market Financial, as appropriate, before the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if your shares are held of record in your name, you can attend the annual meeting and vote in person.

Q:       SHOULD I SEND IN MY MARKET FINANCIAL STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Market Financial stock certificates for shares of Peoples Bancorp common stock. Please do not send in your stock certificates with your proxy.

Q:       WHERE WILL MY SHARES OF PEOPLES BANCORP COMMON STOCK BE LISTED?

A: We will apply to have the shares of Peoples Bancorp common stock to be issued in the merger approved for quotation on the Nasdaq Stock Market. Peoples Bancorp common stock currently trades on the Nasdaq Stock Market under the symbol "PCBI."

Q:       WILL I RECEIVE DIVIDENDS ON MY PEOPLES BANCORP SHARES?

A: Presently, Peoples Bancorp does not intend to pay quarterly cash dividends on the common stock.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We anticipate completing the merger during the first quarter of calendar 2001.

Q:       IF I DO NOT FAVOR THE TRANSACTION, WHAT ARE MY RIGHTS?

A: If you are a stockholder of Market Financial as of the record date and you do NOT vote in favor of the reorganization agreement and agreement of merger, you will have the right under Section 1701.85 of Ohio's General Corporation Law to demand the fair cash value for your common shares of Market Financial. The right to make this demand is known as "dissenters' rights." To perfect your dissenters' rights, you must deliver to Market Financial a written demand for payment of the fair cash value of your shares and otherwise comply strictly with all of the requirements of Section 1701.85. You must state in your notice the amount that, in your opinion, is the fair cash value of your common shares. Your written demand must be delivered to Market Financial not later than ten days after the Market Financial annual meeting. For additional information on your dissenters' rights, see the section of this document entitled "Market Financial stockholders have dissenters' rights in the merger."

Q:       WHO CAN HELP ANSWER QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

         Jerry D. Williams                          John T. Larimer
         Peoples Community Bancorp, Inc.            Market Financial Corporation
         11 South Broadway                          7522 Hamilton Avenue
         Lebanon, Ohio 45036                        Mt. Healthy, Ohio 45231

                                     SUMMARY

            This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should read carefully this entire document, including the reorganization agreement and the other documents to which we have referred you. See "Where Can You Find More Information" on page 112.

THE PARTIES TO THE MERGER (PAGE 19)

MARKET FINANCIAL CORPORATION
7522 Hamilton Avenue
Mt. Healthy, Ohio 45231
(513) 521-9772

            Market Financial is a thrift holding company incorporated under Ohio law. Market Financial operates Market Bank, which has its main office in Mt. Healthy, Ohio, and one full-service branch office in North Bend, Ohio. At September 30, 2000, Market Financial had total assets of $56.1 million, deposits of $40.3 million and stockholders' equity of $14.8 million.

PEOPLES COMMUNITY BANCORP, INC.
11 South Broadway
Lebanon, Ohio 45036
(513) 932-3876

            Peoples Bancorp is a thrift holding company incorporated under Delaware law. Peoples Bancorp operates Peoples Community Bank, which has six full-service bank offices in Hamilton, Warren and Clinton Counties in Ohio. At September 30, 2000, Peoples Bancorp had total assets of $320.6 million, deposits of $151.4 million and stockholders' equity of $31.7 million.

THE ANNUAL MEETING OF STOCKHOLDERS OF PEOPLES BANCORP (PAGE 15)

            An annual meeting of Peoples Bancorp's stockholders will be held on Wednesday, February 28, 2001, at 10:00 a.m., Eastern Standard Time, at the Sharonville Convention Center, 11355 Chester Road, Cincinnati, Ohio 45246. At the Peoples Bancorp annual meeting, the stockholders of Peoples Bancorp will be asked to:

            1. approve and adopt the reorganization agreement and the agreement of merger under which Market Financial will merge with and into Peoples Bancorp and Market Bank will merge with and into Peoples Community Bank;

            2. elect three directors of Peoples Bancorp for a three-year term expiring in 2004 and until their successors are elected and qualified;

            3.    consider and approve the adoption of the 2001 Stock Option
                  Plan;

            4. consider and approve the adoption of the 2001 Recognition and Retention Plan and Trust Agreement;

            5. ratify the appointment by the board of directors of Grant Thornton LLP as Peoples Bancorp's independent auditors for the fiscal year ending September 30, 2001; and

            6. act on any other items that may be submitted to a vote at the annual meeting, including a motion to adjourn the annual meeting for the purpose of soliciting additional proxies in order to approve the merger of Market Financial and Peoples Bancorp.


THE ANNUAL MEETING OF STOCKHOLDERS OF MARKET FINANCIAL (PAGE 16)

            An annual meeting of Market Financial's stockholders will be held on Wednesday, February 28, 2001, at 9:00 a.m., Eastern Standard Time, at the Hampton Inn located at 430 Kolb Drive, Fairfield, Ohio. At the Market Financial annual meeting, the stockholders of Market Financial will be asked:

            1. to approve an amendment to the Articles of Incorporation of Market Financial to eliminate Article Seventh;

            2. to approve and adopt the reorganization agreement under which Market Financial will merge with and into Peoples Bancorp and Market Bank will merge with and into Peoples Community Bank;

            3. to reelect four directors of Market Financial for terms expiring in 2003;

            4. to ratify the selection by the board of directors of Grant Thornton LLP as Market Financial's independent auditors for the current fiscal year; and

            5. to act on any other items that may be submitted to a vote at the annual meeting, including a motion to adjourn the annual meeting for the purpose of soliciting additional proxies in order to approve the merger of Market Financial and Peoples Bancorp.

WHO CAN VOTE AT THE PEOPLES BANCORP ANNUAL MEETING; WHAT VOTE IS REQUIRED FOR APPROVAL OF THE REORGANIZATION AGREEMENT (PAGES 15 AND 16)

            You can vote at the annual meeting of Peoples Bancorp's stockholders if you owned Peoples Bancorp common stock at the close of business on January 19, 2001. You can cast one vote for each share of Peoples Bancorp common stock that you owned. In order to approve the merger, the holders of a majority of the shares of Peoples Bancorp common stock entitled to vote on the merger must vote in favor of the merger.

WHO CAN VOTE AT THE MARKET FINANCIAL ANNUAL MEETING; WHAT VOTE IS REQUIRED FOR APPROVAL OF THE REORGANIZATION AGREEMENT (PAGES 17 AND 18)

            You can vote at the annual meeting of Market Financial if you owned Market Financial common stock at the close of business on January 19, 2001. You can cast one vote for each share of Market Financial common stock that you owned. In order to approve the merger, the holders of a majority of the shares of Market Financial common stock entitled to vote on the merger must vote in favor of the merger.

THE MERGER (PAGE 19)

            We propose to merge Market Financial with and into Peoples Bancorp and Market Bank with and into Peoples Community Bank. We hope to complete these mergers by March 31, 2001. We have attached the agreement and plan of reorganization and the agreement of merger to this document as Appendix A. Please read the agreements. They are the legal documents that govern the merger of Market Financial with and into Peoples Bancorp.

BACKGROUND OF THE MERGER; OUR REASONS FOR THE MERGER (PAGES 20 TO 23)

            Peoples Bancorp and Market Financial are proposing to merge because we believe that by combining the two companies, we can create a stronger and more diversified company that will provide significant benefits to our stockholders and customers alike and strengthen our position as a competitor in the financial services business. Market Financial's board of directors also believes that the transaction is financially attractive to the Market Financial stockholders, because it gives them the opportunity to receive a favorable price in cash or in stock.

MERGER CONSIDERATION (PAGE 29)

             Each share of Market Financial common stock you own will be exchanged for either $13.00 in cash or shares of Peoples Bancorp common stock. The number of shares of Peoples Bancorp common stock you receive will be based upon dividing $13.00 by the daily average closing price of Peoples Bancorp common stock on the Nasdaq Stock Market as of the close of trading for each of the 20 trading days prior to the closing of the merger. In total, based upon the anticipated number of Market Financial shares outstanding, and assuming currently issued options are cancelled and converted into the right to receive cash, at the date of the merger and an assumed price per share of $15.00 for Peoples Bancorp common stock, Peoples Bancorp will exchange approximately 545,757 shares of its common stock and $8.6 million in cash for all of the outstanding shares of Market Financial. The total dollar amount includes cash to be paid for outstanding options to purchase Market Financial common stock.

            Shares of Market Financial common stock will be exchanged for either Peoples Bancorp common stock or cash as chosen by you, subject to certain procedures and limitations described in detail in the reorganization agreement as discussed elsewhere in this joint proxy statement/prospectus. The total consideration to all Market Financial stockholders is payable 50% in Peoples Bancorp common stock and 50% in cash. If the merger is closed, Market Financial stockholders will be sent a form on which they may specify whether they wish to receive all cash, all Peoples Bancorp common stock or make no election as to receiving cash or Peoples Bancorp common stock in payment for their Market Financial shares. Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of Peoples Bancorp common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other Market Financial stockholders submit instructions, how many choose to receive cash and how many choose to receive stock. Peoples Bancorp will not issue fractional shares. Instead, you will receive the value of any fractional share in cash based on the daily average closing price of Peoples Bancorp common stock on the Nasdaq Stock Market as of the close of trading for each of the 20 trading days prior to the closing of the merger.

WHEN AND HOW TO CHOOSE THE METHOD OF PAYMENT FOR YOUR SHARES OF MARKET FINANCIAL (PAGE 31)

            If you are a Market Financial stockholder, detailed instructions on how to choose your preferred method of payment will be sent to you if the merger is closed. As a Market Financial stockholder, you will then have a period of almost three weeks in which to complete the form and return it as instructed with your stock certificates. After the forms have been received and processed and the merger consideration has been determined, you will be sent the cash and/or Peoples Bancorp common stock to which you are entitled.

            IF YOU HAVE A PREFERENCE AS TO THE FORM OF CONSIDERATION YOU WISH TO RECEIVE FOR YOUR SHARES OF MARKET FINANCIAL COMMON STOCK, YOU SHOULD NOTIFY US ON THE FORMS THAT WILL BE PROVIDED TO YOU. SHARES AS TO WHICH A CHOICE HAS BEEN MADE WILL BE GIVEN PRIORITY IN PROVIDING SUCH CONSIDERATION OVER SHARES AS TO WHICH NO CHOICE HAS BEEN MADE.

            NEITHER THE BOARD OF DIRECTORS OF MARKET FINANCIAL NOR MARKET FINANCIAL'S FINANCIAL ADVISOR MAKES ANY RECOMMENDATION AS TO WHETHER MARKET FINANCIAL STOCKHOLDERS SHOULD CHOOSE TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. YOU MUST MAKE YOUR OWN DECISION ON SUCH CHOICE.

TAX CONSEQUENCES FOR MARKET FINANCIAL STOCKHOLDERS (PAGE 40)

            For United States federal income tax purposes, your exchange of shares of Market Financial common stock for shares of Peoples Bancorp common stock generally will not cause you to have any gain or loss. You will, however, recognize gain, if any, up to the amount of cash received, depending upon your basis in the Market Financial stock you own. Similarly, if you are a dissenting Market Financial stockholder who receives cash in payment for your Market Financial common stock, generally you will be required to recognize gain, if any, up to the amount of the cash you receive, based upon your basis in your Market Financial stock.

            The requirement to complete the merger depends on our receipt of legal opinions about the federal income tax treatment of our companies and our stockholders. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

THE DIRECTORS OF MARKET FINANCIAL AND MARKET BANK HAVE ENTERED INTO A STOCKHOLDER AGREEMENT WITH PEOPLES BANCORP TO VOTE FOR THE REORGANIZATION AGREEMENT (PAGE 45)

            In conjunction with the reorganization agreement, Peoples Bancorp has entered into stockholder agreements, dated as of September 19, 2000, with the directors of Market Financial and Market Bank. Pursuant to such stockholder agreements, each such director has agreed not to sell, pledge, transfer or otherwise dispose of his or her shares of Market Financial common stock and to vote such shares of Market Financial common stock in favor of the reorganization agreement.

DISSENTERS' RIGHTS IN THE MERGER (PAGE 42)

            Ohio law provides Market Financial stockholders with dissenters' rights in the merger. This means that if you strictly comply with certain procedures under Ohio law, you have the right to receive payment for your shares of Market Financial common stock based upon an independent determination of their fair market value. In addition to the summary of the dissenters' rights beginning on page 43, a copy of the provisions of Ohio law regarding dissenters' rights is attached to this joint proxy statement/prospectus as Appendix C. Failure to follow these provisions may result in a loss of your dissenters' rights.

            Under Delaware law, Peoples Bancorp stockholders are not entitled to dissenters' rights in connection with the merger.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 40)

            Peoples Bancorp will account for the merger as a "purchase." In addition, because Peoples Bancorp is paying more for the Market Financial common stock than the fair market value of Market Financial's net assets, Peoples Bancorp will record an asset called "goodwill," currently estimated to be approximately $800,000. Peoples Bancorp will write off this goodwill as an expense over approximately the next 15 years, reducing net income during that period.

INTERESTS OF MARKET FINANCIAL'S DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 32)

            Some of Market Financial's directors and officers have interests in the merger that are in addition to their interests as Market Financial stockholders. Market Bank has employment agreements with John T. Larimer and Julie M. Bertsch, the President and the Chief Financial Officer, respectively, that provide for payments and benefits in the event of a change of control of Market Financial. The merger of Market Financial into Peoples Bancorp will constitute a change of control and the officers will receive payments and benefits under the employment agreements. In addition, awards under Market Financial's recognition and retention plan are expected to vest prior to closing of the merger; stock options held by directors and officers of Market Financial will be exchanged for cash in the merger; and officers of Market Financial and Market Bank who participate in Market Financial's employee stock ownership plan are expected to receive an early allocation and distribution of benefits pursuant to that plan. The amount of such benefits cannot yet be determined.

DIFFERENCES IN THE RIGHTS OF PEOPLES BANCORP'S AND MARKET FINANCIAL'S STOCKHOLDERS (PAGE 81)

            After the merger is completed, Market Financial's stockholders who receive Peoples Bancorp common stock will become stockholders of Peoples Bancorp. Peoples Bancorp is a company governed by its existing Certificate of Incorporation and Bylaws, as well as Delaware law. As a result, certain rights of Market Financial's stockholders will change.

OUR RECOMMENDATION TO STOCKHOLDERS (PAGES 15 AND 17)

            The boards of directors of Peoples Bancorp and Market Financial believe that the terms of the reorganization agreement are fair to, and in the best interests of, Peoples Bancorp and Market Financial and our stockholders. The boards of Peoples Bancorp and Market Financial unanimously recommend that you vote "FOR" the proposal to approve the reorganization agreement and the agreement of merger.

THE CONSIDERATION IS FAIR TO STOCKHOLDERS ACCORDING TO MARKET FINANCIAL'S FINANCIAL ADVISOR (PAGE 23)

            McDonald Investments, Inc., Market Financial's financial advisor, has delivered to the Market Financial board of directors its opinion that, as of the date of this document, the merger consideration is fair to Market Financial stockholders from a financial point of view. McDonald's opinion is attached to this document as Appendix B.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (PAGE 35)

            The completion of the merger depends on a number of conditions being met.

TERMINATING THE REORGANIZATION AGREEMENT (PAGE 39)

            We can agree at any time to terminate the reorganization agreement without completing the merger even if Peoples Bancorp's and Market Financial's stockholders have approved it. Under certain circumstances, either Peoples Bancorp or Market Financial may unilaterally terminate the reorganization agreement.

AMENDING PROVISIONS OF THE REORGANIZATION AGREEMENT (PAGE 39)

            We can agree to amend the reorganization agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the reorganization agreement, where the law allows. However, we may not do so after Market Financial stockholders approve the reorganization agreement if the amendment or waiver reduces or changes the consideration that Market Financial stockholders will receive. In that case, Market Financial stockholders would have to approve the amendment or waiver for it to be adopted.

             COMPARATIVE COMMON STOCK PRICE AND DIVIDEND INFORMATION

            Peoples Bancorp common stock is included for quotation on the Nasdaq National Market under the symbol "PCBI," and Market Financial common stock is included for quotation on the Nasdaq SmallCap Market under the symbol "MRKF." The following table sets forth the high and low sale prices of shares of Market Financial common stock and Peoples Bancorp common stock as reported in the Nasdaq National Market and Nasdaq SmallCap Market, respectively, and the quarterly cash dividends declared per share, for the periods indicated. The Peoples Bancorp common stock began trading on March 30, 2000.

                                                  PEOPLES BANCORP COMMON STOCK                MARKET FINANCIAL COMMON STOCK
                                          -----------------------------------------      --------------------------------------
                                            HIGH            LOW           DIVIDENDS       HIGH            LOW         DIVIDENDS
                                          -------          -----          ---------      ------         ------        ---------
            1998
Quarter ended December 31...............   $     NA       $     NA        $     NA        $16.80         $14.75           $ .07
Quarter ended March 31..................         NA             NA              NA         17.75          15.38             .07
Quarter ended June 30...................         NA             NA              NA         20.81          12.75            3.57
Quarter ended September 30..............         NA             NA              NA         14.00          10.75             .07

            1999
Quarter ended December 31...............   $     NA       $     NA        $     NA        $12.63         $10.00           $ .07
Quarter ended March 31..................         NA             NA              NA         12.38           8.38             .07
Quarter ended June 30...................         NA             NA              NA         10.38           8.25             .07
Quarter ended September 30..............         NA             NA              NA         13.75           9.00             .07

            2000
Quarter ended December 31...............   $     NA       $     NA        $     NA        $11.25         $ 8.25           $ .08
Quarter ended March 31..................         NA             NA              NA         10.00           8.00             .08
Quarter ended June 30...................      12.94           9.25              --          8.13           7.06             .08
Quarter ended September 30..............      12.69          10.37              --         12.50           7.50             .08


            The following table sets forth the last reported sale price per share of Peoples Bancorp common stock and Market Financial common stock, as reported on the Nasdaq National Market and Nasdaq SmallCap Market, respectively, on (i) September 18, 2000, the last business day preceding public announcement of the signing of the reorganization agreement and (ii) January 24, 2001, a recent trading date prior to the mailing of this joint proxy statement/prospectus:

                                                                PEOPLES BANCORP        MARKET FINANCIAL
                                                                  COMMON STOCK           COMMON STOCK
                                                                ----------------       ----------------
September 18, 2000...................................               $11.875                   $9.50
January 24, 2001.....................................               $15.125                  $12.25(1)

            You should obtain current market quotations for Peoples Bancorp common stock and Market Financial common stock since the market price of Peoples Bancorp common stock will continue to fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of Peoples Bancorp common stock that Market Financial stockholders will receive is based upon the closing price of Peoples Bancorp common stock on the Nasdaq National Market on the 20 trading days preceding the completion of the merger, the total value of the shares of Peoples Bancorp common stock that you receive will fluctuate during those 20 trading days and after the merger.
-------------------
(1)  The most recent trade occurred on January 22, 2001.

                               SELECTED PRO FORMA
                     CONSOLIDATED COMPARATIVE PER SHARE DATA
                                   (Unaudited)

            The following table sets forth information about earnings per share, dividends per share and book value per share, and similar information reflecting the merger of Market Financial with and into Peoples Bancorp. You can use this table to understand how the merger would have affected Peoples Bancorp's earnings, dividends and book value, all on a per share basis, if the merger had taken effect on the first day of the period described below. The first item listed in each category gives you historical information relating to Peoples Bancorp. The information set forth below is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that Peoples Bancorp and Market Financial have either included in or attached to this document or have filed previously with the SEC. See "Where You Can Find More Information" on page 112.

            The pro forma and pro forma equivalent per share data in the following table are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the period or as of the date for which such pro forma table is presented.

                                                                                   At or for the Year Ended
                                                                                      September 30, 2000
                                                                                   ------------------------
Cash dividend per common share:
      Peoples Bancorp (1)..................................................                 $  N/A
      Market Financial.....................................................                 $  .32
      Peoples Bancorp pro forma (1)........................................                 $  N/A
      Per equivalent Market Financial share................................                 $  N/A
Book value per common share:
      Peoples Bancorp......................................................                 $16.01
      Market Financial.....................................................                 $11.72
      Peoples Bancorp pro forma (2)........................................                 $15.06
      Per equivalent Market Financial share (3)............................                 $12.05
Basic earnings per common share:
      Peoples Bancorp(4)...................................................                 $  N/A
      Market Financial.....................................................                 $  .26
      Peoples Bancorp pro forma (4)........................................                 $  N/A
      Per equivalent Market Financial share (4)............................                 $  N/A
Diluted earnings per common share:
      Peoples Bancorp(4)...................................................                 $  N/A
      Market Financial.....................................................                 $  .26
      Peoples Bancorp pro forma(4).........................................                 $  N/A
      Per equivalent Market Financial share (4)............................                 $  N/A

-----------------------------

(1)         Peoples Bancorp has not paid any dividends on its common stock.
(2) Reflects (i) estimated purchase accounting adjustments to be recorded in connection with the merger, consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of all such adjustments over appropriate future periods, (ii) and issuance of 545,757 shares of Peoples Bancorp common stock (assuming conversion of 50% of the outstanding shares of Market Financial common stock into shares of Peoples Bancorp common stock at an exchange ratio of 0.8667).
(3) Represents the Peoples Bancorp pro forma amounts (assuming conversion of 50% of the outstanding shares of Market Financial common stock into shares of Peoples Bancorp common stock) multiplied by the assumed number of shares of Peoples Bancorp common stock to be issued for Market Financial common stock. Assuming a $15.00 average share price of Peoples Bancorp common stock, the number of shares issued would be 545,757.
(4) Earnings per share are not applicable for Peoples Bancorp for fiscal 2000 since the conversion was completed on March 29, 2000.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PEOPLES BANCORP

            The following tables set forth selected historical consolidated financial and other data of Peoples Bancorp for the five years ended September 30, 2000. The financial information for the five years ended September 30, 2000 of Peoples Bancorp is derived from the audited consolidated financial statements and related notes of Peoples Bancorp. This is only a summary and should be read in conjunction with historical financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

                                                                                              At September 30,
                                                             --------------------------------------------------------------------
                                                                  2000         1999             1998             1997        1996
                                                                  ----         ----             ----             ----        ----
                                                                                           (In Thousands)
SELECTED FINANCIAL CONDITION DATA: (1)
   Total assets............................................    $320,620     $107,313         $107,024         $105,516     $99,900
   Cash and cash equivalents...............................       4,627        5,183            7,748            7,234       7,874
   Loans receivable, net...................................     196,485       94,551           90,448           89,900      84,402
   Mortgage-backed securities available for sale...........      94,050        1,185            1,529            1,529       1,552
   Investment securities available for sale................       8,211        3,650            4,645            3,866       3,256
   Deposits................................................     151,353       91,018           87,324           85,434      82,698
   Federal Home Loan Bank advances.........................     134,500           --            4,000            6,000       4,000
   Stockholders' equity (2)................................      31,664       14,677           13,940           12,665      11,384


                                                                                    For the Year Ended September 30,
                                                                 ------------------------------------------------------------------
                                                                    2000         1999          1998             1997        1996
                                                                    ----         ----          ----             ----        ----
                                                                                              (In Thousands)
SELECTED OPERATING DATA: (1)
   Interest income............................................    $ 15,429    $   7,872     $   7,973        $   7,775    $  7,130
   Interest expense...........................................      10,091        4,581         4,891            4,777       4,434
                                                                   -------     --------      --------         --------     -------
   Net interest income........................................       5,338        3,291         3,082            2,998       2,696
   Provision for losses on loans..............................         156          175            48                1          12
                                                                 ---------    ---------      --------      -----------     -------
   Net interest income after provision for losses on loans....       5,182        3,116         3,034            2,997       2,684
   Other income...............................................         101           20           116               30         194
   General, administrative and other expense..................       4,273        2,030         1,738            1,573       2,141
                                                                  --------     --------      --------         --------     -------
   Earnings before income taxes...............................       1,010        1,106         1,412            1,454         737
   Federal income taxes.......................................         462          371           475              576         229
                                                                 ---------    ---------     ---------        ---------     -------
   Net earnings...............................................  $      548   $      735     $     937       $      978     $   508
                                                                 =========     ========     =========        =========     =======

   Earnings per share - basic and diluted(3)..................         N/A          N/A           N/A              N/A         N/A
   Cash dividends declared (per share)........................         N/A          N/A           N/A              N/A         N/A
   Dividend payout ratio......................................         N/A          N/A           N/A              N/A         N/A

                                                                                  At or For the Year Ended September 30,
                                                                 ------------------------------------------------------------------
                                                                    2000         1999             1998         1997        1996
                                                                    ----         ----             ----         ----        ----
KEY OPERATING RATIOS: (1)
PERFORMANCE RATIOS: (4)
   Return on average assets...................................         .26%        .70%             .88%         .95%       .54%
   Return on average equity...................................        2.41        5.14             7.04         8.14       4.61
   Average interest-earning assets to average
    interest-bearing liabilities..............................      110.39      115.48           114.45       111.39     111.38
   Interest rate spread(5)....................................        2.12        2.48             2.28         2.47       2.39
   Net interest margin(5).....................................        2.63        3.17             2.95         3.02       2.95
   General and administrative expenses to average assets......        2.04        1.92             1.64         1.53       2.26

ASSET QUALITY RATIOS:
   Non-performing assets to total assets at end of period (6).         .43%       1.01%             .66%         .96%       .59%
   Allowance for losses on loans to non-performing loans at
    end of period.............................................       60.67       38.46            34.10        20.50      35.00
   Allowance for losses on loans to total loans at end
    of period.................................................         .36         .42              .26          .25        .26

CAPITAL AND OTHER RATIOS:
   Average equity to average assets...........................       10.84%      13.54%           12.52%       11.70%     11.62%
   Tangible equity to tangible assets at end of period........        8.10       12.80            12.08        11.29      10.87
   Total capital to risk-weighted assets......................       18.10       24.60            23.92        23.75      22.47

------------------------------------------------
(1) The information as of and for the fiscal years ended September 30, 1996 through 1999, inclusive, has been restated to reflect the effects of the merger with The Oakley Improved Building and Loan Company in March 2000.
(2)   Consists solely of retained earnings at September 30, 1999 and prior.
(3) Earnings per share are not applicable for fiscal 2000 since the conversion was completed on March 29, 2000.
(4) All ratios are based on average monthly balances during the respective periods.
(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities; net interest margin represents net interest income as a percentage of average interest-earning assets.
(6) Nonperforming assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest and real estate acquired through foreclosure or by deed-in-lieu thereof.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MARKET FINANCIAL

            The following tables set forth selected historical consolidated financial and other data of Market Financial for the five years ended September 30, 2000. The financial information for the five years ended September 30, 2000 of Market Financial is derived from the consolidated financial statements and related notes of Market Financial which should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus.


                                                                                                           At September 30,
                                                                              ------------------------------------------------------
                                                                                2000       1999         1998       1997       1996
                                                                                ----       ----         ----       ----       ----
                                                                                                     (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
Total amount of:
     Assets.................................................................   $56,087    $55,451     $54,608    $56,121    $45,547
     Cash and cash equivalents..............................................       766      2,291       5,381      2,248      4,082
     Certificates of Deposit in other financial institutions................       300        290       3,790      6,690      7,040
     Investment securities held to maturity -  at cost......................    11,400     12,800       9,300     17,257      9,062
     Investment securities designated as available for sale - at market.....     1,160      1,116       1,448      1,029        712
     Mortgage-backed securities held to maturity - at cost..................     1,830      2,047         859      1,268      1,549
     Loans receivable - net.................................................    37,879     35,219      32,816     26,502     21,996
     Deposits...............................................................    40,260     39,907      37,745     35,303     37,282
     Unrealized gains on securities designated as available for sale-net....       752        722         937        660        451
     Shareholders' equity-restricted (1)(2).................................    14,755     14,575      15,078     19,895      7,514

                                                                                             For the Year Ended September 30,
                                                                              ------------------------------------------------------
                                                                                2000       1999         1998       1997       1996
                                                                                ----       ----         ----       ----       ----
                                                                                      (In Thousands, except per share data)
SELECTED OPERATING DATA:
     Interest income........................................................    $3,798    $3,733       $3,885     $3,513      $3,261
     Interest expense.......................................................     1,861     1,803        1,734      1,689       1,758
                                                                                 -----     -----        -----      -----       -----
     Net interest income....................................................     1,937     1,930        2,151      1,824       1,503
     Provision for losses on loans..........................................        --        --           --         --          13
                                                                                ------    ------       ------      -----       -----
     Net interest income after provision for losses on loans................     1,937     1,930        2,151      1,824       1,490
     Gain on sale of investments............................................        --       463           --         --          --
     Other operating income.................................................        11        11            7          6           7
     General, administrative and other expense..............................     1,477     1,346        1,322      1,069       1,153
                                                                                ------     -----        -----      -----       -----
     Earnings before income taxes...........................................       471     1,058          836        761         344
     Federal income taxes...................................................       160       360          284        259         120
                                                                               -------       ---          ---        ---         ---
     Net earnings...........................................................   $   311    $  698       $  552     $  502       $ 224
                                                                               =======    ======       ======     ======       =====

     Earnings per share - Basic                                                   $.26      $.58         $.45        N/A         N/A
                        - Diluted                                                 $.26      $.57         $.45        N/A         N/A


                                                                                        At or For the Year Ended September 30,
                                                                              ------------------------------------------------------
                                                                                2000       1999         1998       1997       1996
                                                                                ----       ----         ----       ----       ----
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
     Return on average assets (3)(4)(5).....................................     0.56%      1.27%         1.00%     0.99%      0.49%
     Return on average equity (4)(5)(6).....................................     2.12       4.71          3.16      3.66       3.05
     Interest rate spread (7)...............................................     2.63       2.58          2.60      2.42       2.66
     Net interest margin (8)................................................     3.71       3.70          4.07      3.67       3.36
     Operating expenses to average assets (4)(5)............................     2.65       2.45          2.39      2.10       2.53
     Equity to assets (9)...................................................    26.31      26.28         27.61     35.45      16.50
     Dividend payout ratio..................................................   123.08      48.28      8,400.00       N/A        N/A

ASSET QUALITY RATIOS:
     Nonperforming assets to total assets...................................     0.48%      0.21%         0.31%     0.34%      0.31%
     Nonperforming loans to total loans.....................................     0.71       0.34          0.52      0.72       0.63
     Allowance for losses on loans to total loans...........................     0.13       0.15          0.16      0.20       0.24
     Allowance for losses on loans to nonperforming loans...................    19.12      43.70         30.41     27.23      37.41
     Average interest earning-assets to average interest-bearing
      liabilities...........................................................   130.41     132.17        144.88    136.77     117.78

OTHER DATA:
     Number of full service offices                                                 2          2             2         2          2

--------------------------
(1) See Notes G, I and K of the Notes to Consolidated Financial Statements in Market Financial's Annual Report regarding restrictions on equity.
(2)  Consists solely of retained earnings at September 30, 1996.
(3)  Net earnings divided by average assets.
(4)  Based on arithmetic average of beginning and ending balances.
(5) Excluding the effect of the one-time Savings Association Insurance Fund recapitalization assessment, the return on average assets, the return on average equity and the operating expenses to average assets ratios would have been .85%, 5.21% and 1.99%, respectively, for the fiscal year ended September 30, 1996.
(6)  Net earnings divided by average equity capital.
(7) Average yield on interest-earning assets less average cost of interest-bearing liabilities.
(8)  Net interest income as a percentage of average interest-earning assets.
(9)  At the end of the respective periods.

                                  RISK FACTORS


            In addition to the other information contained in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the reorganization agreement.

THE NUMBER OF SHARES OF PEOPLES BANCORP COMMON STOCK TO BE RECEIVED BY MARKET FINANCIAL STOCKHOLDERS IS SUBJECT TO MARKET RISK.

         Each outstanding share of Market Financial common stock will be exchanged for either $13.00 cash or Peoples Bancorp common stock equal in value to $13.00, as measured during a 20-trading-day period prior to closing. If you receive Peoples Bancorp common stock, higher closing prices for the Peoples Bancorp common stock during the twenty trading days will result in a reduction in the number of shares of Peoples Bancorp common stock you receive and a reduction in the percentage of the total outstanding common stock of Peoples Bancorp you receive. On September 18, 2000, the business day immediately preceding the public announcement of the merger, Peoples Bancorp common stock closed at $11.875 per share. On January 24, 2001, Peoples Bancorp's common stock closed at $15.125 per share.

THE VALUE OF THE SHARES OF PEOPLES BANCORP COMMON STOCK TO BE RECEIVED BY MARKET FINANCIAL STOCKHOLDERS IS SUBJECT TO MARKET RISK.

         If you elect to receive Peoples Bancorp common stock for your Market Financial common stock, the market value of the Peoples Bancorp common stock you receive may be reduced below $13.00 for each Market Financial share by the time you actually receive the Peoples Bancorp common stock. Due to the procedures for making your election and surrendering your Market Financial stock certificates, you will not receive your Peoples Bancorp stock certificates immediately upon closing. The market price of Peoples Bancorp common stock is subject to change at all times based on the financial condition and operating results of Peoples Bancorp, market conditions and other factors. If the average market price of the Peoples Bancorp common stock over the twenty-day period for determining the exchange ratio is higher than the market price of the Peoples Bancorp common stock on the effective date of the merger or the date on which you receive your Peoples Bancorp common stock, then the total market value of the Peoples Bancorp common stock you actually receive in exchange for each of your Market Financial shares will be less than $13.00 on the date of the closing or on the date you receive your Peoples Bancorp common stock.

MARKET FINANCIAL STOCKHOLDERS MAY NOT RECEIVE THE FORM OF CONSIDERATION THEY PREFER.

            Although Market Financial stockholders will be asked to indicate whether they prefer cash or Peoples Bancorp stock in exchange for their Market Financial stock, there is no assurance that you will receive your preferred form of consideration. Approximately 50% of the total value of the consideration paid by Peoples Bancorp in the merger will be paid in the form of cash, and approximately 50% will be paid in the form of Peoples Bancorp common stock. The form of consideration you receive will depend, therefore, upon not only your expressed preference but also the preferences indicated by all other Market Financial stockholders. Once the period for electing a form of consideration has passed, Peoples Bancorp will allocate cash and stock on a pro rata basis, attempting to meet expressed preferences as much as possible but ultimately paying a total of approximately half in cash and approximately half in stock.

PEOPLES BANCORP ONLY RECENTLY CONVERTED TO STOCK FORM AND ACQUIRED TWO OTHER FINANCIAL INSTITUTIONS AND HAS EXPRESSED AN INTEREST IN ACQUIRING ADDITIONAL COMPANIES.

            The recent conversion of Peoples Bancorp to stock form and the acquisition of the two other financial institutions has resulted in many changes to the operations of Peoples Bancorp, including the responsibilities and expenses of a public company and the integration of the personnel and customers of three institutions. There cannot be any assurance at this time that difficulties, such as the loss of employees and customers, will not be encountered due to such recent changes in structure. Such difficulties may have an adverse impact on the market value of the Peoples Bancorp stock received on the effective date of the merger.

            Moreover, as Peoples Bancorp has indicated an interest in considering the acquisition of additional financial institutions in the future, Peoples Bancorp may encounter additional similar difficulties, as well as disruption of ongoing business and possible inconsistencies in standards, controls, procedures and policies. In addition, continued acquisitions can cause stock prices to drop due to the uncertainties caused by such possible problems.

PEOPLES BANCORP MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

            Peoples Bancorp and Market Financial may not be able to integrate their operations without encountering difficulties, including the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Peoples Bancorp and Market Financial, as the case may be, each of the Peoples Bancorp and the Market Financial boards of directors considered that enhanced earnings may result from the consummation of the merger, including from cross-marketing opportunities. However, there can be no assurance that any enhanced earnings will result from the merger.

GEOGRAPHIC CONCENTRATION IN ONE MARKET MAY UNFAVORABLY IMPACT PEOPLES BANCORP.

            The operations of Peoples Bancorp and Market Financial are concentrated in the State of Ohio. As a result of this geographic concentration, Peoples Bancorp's and Market Financial's results depend largely on economic conditions in this area. A deterioration in economic conditions in this market could:

            o     increase loan delinquencies;
            o     increase problem assets and foreclosures;
            o     increase claims and lawsuits;
            o decrease the demand for Peoples Bancorp's products and services; and
            o decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

HIGHER INTEREST RATES WOULD HURT PEOPLES BANCORP'S PROFITABILITY.

            Peoples Bancorp's ability to earn a profit depends on net interest income, which is the difference between the interest income it earns on interest-earning assets, such as mortgage loans, and the interest expense it pays on interest-bearing liabilities, such as deposits and borrowings. Because most loans held by Peoples Bancorp and Market Financial have fixed interest rates, Peoples Bancorp's net interest income could be adversely affected when the rates it pays on deposits and borrowings are increasing. In addition, the market value of fixed-rate assets would decline if interest rates increase.

GOODWILL WILL REDUCE PEOPLES BANCORP'S NET EARNINGS.

            Peoples Bancorp will record approximately $800,000 in goodwill as a result of the merger with Market Financial. Peoples Bancorp will amortize this goodwill over 15 years. As a result, Peoples Bancorp's net earnings will be reduced by approximately $53,000 a year during the amortization period. Peoples Bancorp cannot assure you that its earnings after the effect of goodwill costs, as well as anticipated increases in other costs due to planned capital improvements, increases in personnel and costs from stock benefit plans, will be sufficient to produce returns deemed acceptable by investors.

PEOPLES BANCORP DOES NOT INTEND TO PAY QUARTERLY CASH DIVIDENDS.

            Presently, Peoples Bancorp does not intend to pay quarterly cash dividends on the common stock. Instead Peoples Bancorp plans to use its resources to continue its growth and expand the products it offers.

PEOPLES BANCORP'S OPERATIONS ARE SUBJECT TO REGULATORY AND LEGISLATIVE CHANGES.

            Peoples Bancorp is subject to extensive government regulation, supervision and examination. The regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities. Any change in regulation, whether by the Office of Thrift Supervision, the FDIC or the U.S. Congress, could have a significant impact on Peoples Bancorp and its operations.

                           FORWARD-LOOKING STATEMENTS

            This document, the documents incorporated by reference in this document, or any other written or oral statements made by or on behalf of Peoples Bancorp and Market Financial may include forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp and Market Financial based on management's belief and information currently available to management. Such forward-looking statements are subject to risks, uncertainties and assumptions. Actual results may vary materially from those anticipated, estimated, projected or expected. Among the factors that may cause variations from such forward-looking statements are:

            o fluctuations in the economy, especially in the market areas of Peoples Bancorp and Market Financial;

            o     changes in the interest rate environment;

            o Peoples Bancorp's ability to realize anticipated cost savings or revenue enhancements relating to the merger;

            o     changes in the amount of merger-related expenses;

            o     changes in real estate values;

            o the continued growth of the markets in which Peoples Bancorp and Market Financial operate; and

            o     the enactment of legislation impacting Peoples Bancorp.

            Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Peoples Bancorp and Market Financial. Additional information with respect to factors that may cause the results to differ materially from those contemplated by such forward-looking statements is included in Peoples Bancorp's and Market Financial's current and subsequent filings with the SEC.

              THE ANNUAL MEETING OF STOCKHOLDERS OF PEOPLES BANCORP

            DATE, TIME AND PLACE; PURPOSE OF ANNUAL MEETING. If you are a stockholder of Peoples Bancorp, this document and the accompanying proxy card are being furnished to you in connection with solicitation of proxies by the Peoples Bancorp board of directors to be used at its annual meeting. The annual meeting is scheduled to be held on Wednesday, February 28, 2001, at 10:00 a.m., Eastern Standard Time, at the Sharonville Convention Center, 11355 Chester Road, Cincinnati, Ohio 45246. At the annual meeting, Peoples Bancorp's stockholders will be asked to vote upon:

            o a proposal to approve and adopt the reorganization agreement and an agreement of merger pursuant to which Market Financial will merge with and into Peoples Bancorp and Market Bank will merge with and into Peoples Community Bank;

            o a proposal to elect three directors for a three-year term expiring in 2004 and until their successors are elected and qualified;

            o a proposal to consider and approve the adoption of the 2001 Stock Option Plan;

            o a proposal to consider and approve the adoption of the 2001 Recognition and Retention Plan and Trust Agreement;

            o a proposal to ratify the appointment by the board of directors of Grant Thornton LLP as Peoples Bancorp's independent auditors for the fiscal year ending September 30, 2001; and

            o other matters properly brought before the annual meeting. As of the date hereof, the Peoples Bancorp board knows of no business that will be presented for consideration at the Peoples Bancorp annual meeting, other than matters described in this document.

            YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

            RECOMMENDATION OF THE PEOPLES BANCORP BOARD. The Peoples Bancorp board of directors has unanimously approved the reorganization agreement and has determined that the terms of the merger and the reorganization agreement are fair to and in the best interests of Peoples Bancorp and its stockholders. The Peoples Bancorp board unanimously recommends that Peoples Bancorp's stockholders vote "FOR" approval and adoption of the reorganization agreement and the agreement of merger, the election of the nominees for director, approval of the 2001 Stock Option Plan, approval of the 2001 Recognition and Retention Plan and the appointment of independent auditors.

            WHO CAN VOTE ON MATTERS ADDRESSED IN THIS DOCUMENT. The Peoples Bancorp board of directors has fixed the close of business on January 19, 2001, as the record date for determining which stockholders are entitled to receive notice of and to vote at the annual meeting. Only holders of record of Peoples Bancorp common stock at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting.

            VOTING AND SOLICITATION OF PROXIES. Each record holder of Peoples Bancorp common stock is entitled to cast one vote for each share of Peoples Bancorp common stock owned. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Peoples Bancorp common stock on the record date is necessary to constitute a quorum at the annual meeting.

            The shares of Peoples Bancorp common stock represented by properly executed proxies received at or prior to the annual meeting and not subsequently revoked prior to the vote at the annual meeting will be voted as directed in such proxies. If instructions are not given, shares represented by properly executed proxies will be voted for approval and adoption of the reorganization agreement. If any other matters incident to the conduct of the annual meeting are properly brought before the annual meeting for consideration, including a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy which is voted against the proposal to approve the reorganization agreement will be voted in favor of any adjournment of the annual meeting to solicit further proxies for such proposal.

            Any holder of Peoples Bancorp common stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the annual meeting and voting in person, by giving timely notice of revocation in writing, or by submitting a signed proxy card bearing a later date to the Secretary of Peoples Bancorp at 11 South Broadway, Lebanon, Ohio 45036. In order to be timely, the notice or proxy card must actually be received by Peoples Bancorp before the vote of Peoples Bancorp's stockholders.

            IF YOU ARE A PEOPLES BANCORP STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE YOUR SHARES AT THE ANNUAL MEETING IN PERSON. EXAMPLES OF SUCH ADDITIONAL DOCUMENTS INCLUDE AN OMNIBUS PROXY, CONFIRMING YOUR OWNERSHIP OF SHARES.

            VOTES REQUIRED. As of the record date, there were a total of 1,977,733 shares of Peoples Bancorp common stock outstanding. Each share of Peoples Bancorp common stock is entitled to one vote on each of the proposals. The affirmative vote of at least a majority of the shares entitled to vote on the merger is required in order to approve and adopt the reorganization agreement and the agreement of merger. Under Delaware law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and brokers non-votes will have the effect of a vote against the reorganization agreement. Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered in determining the presence of a quorum and will not affect the plurality vote required for the election of directors. No stockholder may cumulate votes for the election of directors. The affirmative vote of the holders of a majority of the total votes eligible to be cast in person or by proxy at the annual meeting is required for approval of the proposals to approve the 2001 Stock Option Plan and the 2001 Recognition and Retention Plan and Trust Agreement. Under rules applicable to broker-dealers, the proposals to approve the option plan and the recognition plan are considered "non-discretionary" items upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there may be "broker non-votes" at the meeting. Because of the required votes, abstentions and broker non-votes will have the same effect as a vote against the proposals to approve the option plan and the recognition plan. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Under rules applicable to broker-dealers, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

            As of the record date, Peoples Bancorp's directors and executive officers and their affiliates (14 persons) had voting power with respect to an aggregate of 288,134 shares, or approximately 14.6% of the outstanding shares, of Peoples Bancorp common stock.

            SOLICITATION OF PROXIES. Peoples Bancorp will bear all the costs and expenses that are incurred in printing and mailing this document. Peoples Bancorp will pay all other costs of soliciting proxies for the Annual Meeting of Stockholders of Peoples Bancorp. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of Peoples Bancorp (who will receive no additional compensation for doing so). In addition, Peoples Bancorp will make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Peoples Bancorp common stock held of record by such persons.

             THE ANNUAL MEETING OF STOCKHOLDERS OF MARKET FINANCIAL

            DATE, TIME AND PLACE; PURPOSE OF ANNUAL MEETING. If you are a stockholder of Market Financial, this document and the accompanying proxy card are being furnished to you in connection with a solicitation of proxies by the Market Financial board of directors to be used at its annual meeting. The annual meeting is scheduled to be held on Wednesday, February 28, 2001, at 9:00 a.m., Eastern Standard Time, at the Hampton Inn located at 430 Kolb Drive, Fairfield, Ohio. At the annual meeting, Market Financial stockholders will be asked to vote upon:

            o     the following resolution:

                  RESOLVED, that the Articles of Incorporation of Market Financial Corporation, as amended, be amended by deleting Article SEVENTH in its entirety and substituting therefor the following:

                        SEVENTH: Deleted

            o     the following resolution:

                  RESOLVED, that the Agreement and Plan of Reorganization, dated September 19, 2000, by and among Peoples Community Bancorp, Inc., Peoples Community Bank, Market Financial Corporation and Market Bank, and the Agreement of Merger dated September 19, 2000, by and between Peoples Community Bancorp, Inc., and Market Financial Corporation, copies of which are attached to the joint proxy statement/prospectus of Peoples Community Bancorp, Inc., and Market Financial Corporation dated
                  January 24, 2001, and the transactions contemplated thereby, including the merger of Market Financial Corporation into Peoples Community Bancorp, Inc., be, and they hereby are, approved and adopted.

            o a proposal to reelect four directors for terms expiring in 2003:

            o a proposal to ratify the selection by the board of directors of Grant Thornton LLP as Market Financial's independent auditors for the current fiscal year; and

            o other matters properly brought before the annual meeting, including adjournment of the annual meeting to allow for additional solicitation of shareholder votes in order to obtain the required vote to approve and adopt the agreement and plan of reorganization and to approve the transactions contemplated by the agreement and plan of reorganization. As of the date hereof, the Market Financial board of directors knows of no business that will be presented for consideration at the Market Financial annual meeting, other than matters described in this document.

            YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. YOU SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS.

            RECOMMENDATION OF THE MARKET FINANCIAL BOARD. The Market Financial board of directors has unanimously approved the reorganization agreement and the agreement of merger and has determined that the terms of the merger and the reorganization agreement are fair to and in the best interests of Market Financial and its stockholders. The Market Financial board unanimously recommends that Market Financial's stockholders vote "FOR" approval and adoption of the reorganization agreement and the agreement of merger, the elimination of Article Seventh of the Articles of Incorporation, the reelection of the director nominees and the ratification of the appointment of independent auditors.

            WHO CAN VOTE ON MATTERS ADDRESSED IN THIS DOCUMENT. The Market Financial board of directors has fixed the close of business on January 19, 2001, as the record date for determining which stockholders are entitled to receive notice of and to vote at the annual meeting. Only holders of record of Market Financial common stock at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting.

            VOTING AND SOLICITATION OF PROXIES. Each record holder of Market Financial common stock is entitled to cast one vote for each share of Market Financial common stock owned. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Market Financial common stock on the record date is necessary to constitute a quorum at the annual meeting.

            The shares of Market Financial common stock represented by properly executed proxies received at or prior to the annual meeting and not subsequently revoked prior to the vote at the annual meeting will be voted as directed in such proxies. If instructions are not given, shares represented by properly executed proxies will be voted FOR approval and adoption of the reorganization agreement, the elimination of Article Seventh of the Articles of Incorporation, the reelection of the director nominees and the ratification of the selection of the auditors. If any other matters incident to the conduct of the annual meeting are properly brought before the annual meeting for consideration, including a motion to adjourn the annual meeting to another time or place for the purpose of soliciting additional proxies or otherwise, shares represented by properly executed proxies will be voted in the discretion of the persons named in the proxy card enclosed herewith in accordance with their best judgment. However, no proxy that is voted against the proposal to approve the reorganization agreement will be voted in favor of any adjournment of the annual meeting to solicit further proxies for such proposal.

            Any holder of Market Financial common stock who has executed and delivered a proxy may revoke it at any time before it is voted by attending the annual meeting and voting in person, by giving timely notice of revocation in writing, or by submitting a signed proxy card bearing a later date to the Secretary of Market Financial at 7522 Hamilton Avenue, Mt. Healthy, Ohio 45231. In order to be timely, the notice or proxy card must actually be received by Market Financial before the vote of Market Financial stockholders.

            IF YOU ARE A MARKET FINANCIAL STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE YOUR SHARES AT THE ANNUAL MEETING IN PERSON. EXAMPLES OF SUCH ADDITIONAL DOCUMENTS INCLUDE AN OMNIBUS PROXY, CONFIRMING YOUR OWNERSHIP OF SHARES.

            VOTES REQUIRED. As of the record date, there were a total of 1,259,439 shares of Market Financial common stock outstanding. Each share of Market Financial common stock is entitled to one vote on the proposals. The affirmative vote of at least a majority of the shares entitled to vote on the merger is required in order to adopt the amendment to the Articles of Incorporation and to approve and adopt the reorganization agreement. Under Ohio law, only votes cast in favor of a proposal count as being voted for the proposal. Therefore, abstentions and broker non-votes will have the effect of a vote against the amendment to the Articles of Incorporation and the reorganization agreement and the agreement of merger. Under Ohio law and Market Financial's Code of Regulations, the four nominees receiving the greatest number of votes will be elected as directors. Shares as to which the authority to vote is withheld are not counted toward the election of directors or toward the election of the individual nominees specified in the enclosed proxy. If the enclosed proxy is signed and dated but no vote is specified, the shares will be voted FOR the re-election of the three nominees. No stockholder may cumulate votes in the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy at the annual meeting is required to ratify the appointment of the independent auditors. Under rules applicable to broker-dealers, the proposal for ratification of the auditors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

            As of the record date, Market Financial's and Market Bank's directors, Market Financial's executive officers, and their affiliates (9 persons) had voting power with respect to an aggregate of 199,340 shares, or approximately 15.8% of the outstanding common shares, of Market Financial common stock (exclusive of shares of Market Financial common stock that may be acquired upon the exercise of outstanding stock options). The directors of Market Financial and Market Bank have each signed a stockholder's agreement, which provides, among other things, that they will vote any shares of Market Financial common stock over which they have voting power, other than shares held in a fiduciary capacity, in favor of the reorganization agreement. The directors of Market Financial and Market Bank, who signed the stockholder's agreement, beneficially owned 148,170 shares or 11.8% of the Market Financial common stock outstanding on the record date (exclusive of shares of Market Financial common stock that may be acquired upon the exercise of outstanding stock options and shares held in a fiduciary capacity).

            SOLICITATION OF PROXIES. Peoples Bancorp will bear all the costs and expenses that are incurred in printing and mailing this document. Market Financial will pay its costs of soliciting proxies. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of Market Financial (who will receive no additional compensation for doing so). Market Financial has retained D.F. King and Co., a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $6,000, plus reasonable out-of-pocket costs and expenses authorized by Market Financial. In addition, Market Financial will make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Market Financial common stock held of record by such persons.

                                   THE MERGER

            The following information relates to matters contained in the reorganization agreement. It describes the material aspects of the merger but is not a complete description of the reorganization agreement. The reorganization agreement and the agreement of merger are attached as Appendix A and incorporated by reference in this joint proxy statement/prospectus. You are urged to read the agreements carefully.

PARTIES TO THE MERGER

            Peoples Bancorp is a Delaware corporation organized in December 1999 for the purpose of becoming a unitary savings and loan holding company of Peoples Community Bank and facilitating the conversion of Peoples Community from an Ohio-chartered mutual savings and loan association to a federally-chartered stock savings bank. In connection with its conversion from mutual to stock form, on March 29, 2000, Peoples Community Bank acquired The Oakley Improved Building and Loan Company. On the same date, Peoples Bancorp acquired Harvest Home Financial Corporation, the parent of Harvest Home Savings Bank, which merged with and into Peoples Community Bank. Peoples Bancorp conducts operations through six full service branch offices in southwestern Ohio located in Warren, Hamilton and Clinton Counties, with its largest market presence being in Hamilton County, where it operates three full service branch offices.

            Peoples Bancorp's primary market area includes a mixture of rural, suburban and urban markets, with Hamilton County being the most populous and more urban of the markets. Peoples Bancorp's market area has a fairly diversified economy, with services, wholesale/retail trade, manufacturing, and state and local government constituting the basis of the three county primary market area it serves.

            Peoples Bancorp's principal business consists of attracting deposits from the general public and investing such deposits in real estate loans secured by liens on residential and commercial properties, consumer loans, commercial business loans, securities and interest-earning deposits. Substantially all of Peoples Bancorp's deposits are received from residents of their principal market area and most loans are secured by properties in southwestern Ohio. In addition, Peoples Bancorp utilizes borrowed funds, including primarily advances from the Federal Home Loan Bank of Cincinnati, to fund Peoples Bancorp's investment portfolio. Peoples Bancorp invests in securities issued by the U.S. government and agencies and other investments permitted by federal law and regulations.

            Market Financial Corporation is a unitary savings and loan holding company which was organized under Ohio law in April 1996 and which owns all of the issued and outstanding common shares of Market Bank, a savings and loan association incorporated under Ohio law.

            Market Financial is principally engaged in the business of originating mortgage loans secured by first mortgages on one- to four-family residential real estate located in its primary market area of Hamilton County, Ohio, and portions of the contiguous counties. Market Financial also originates a limited number of loans for the construction of one- to four-family residential real estate, permanent mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area, and secured consumer loans. For liquidity and interest rate risk management purposes, Market Financial invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations and mortgage-backed securities. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation, and loan principal repayments.

            Interest on loans and investments is Market Financial's primary source of income. Market Financial's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Market Financial, which is the difference between interest income earned on loans, mortgage- backed securities and other investments and interest paid on deposits. Like most thrift institutions, Market Financial's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

            Market Financial conducts business from its main office in Mt. Healthy, Ohio, and from its full-service branch office located in North Bend, Ohio. Market Financial's primary market area for lending and deposit activity is Hamilton County, Ohio, which includes the City of Cincinnati within its boundaries.

GENERAL

            Market Financial will be merged with and into Peoples Bancorp, and Market Financial's stockholders will receive the consideration discussed under "-Market Financial Stockholders Will Receive Shares of Peoples Bancorp Common Stock or Cash for Each Market Financial Share." Peoples Bancorp will be the surviving corporation in the merger and will continue its corporate existence under Delaware law. After the merger, the separate corporate existence of Market Financial will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals, the adoption of the reorganization agreement and amendment of the Articles of Incorporation by the requisite vote of the stockholders of Market Financial. See "- Conditions to the Merger." Immediately following the merger of Market Financial into Peoples Bancorp, Market Bank will be merged into Peoples Community Bank.

BACKGROUND AND MARKET FINANCIAL'S AND MARKET BANK'S REASONS FOR THE MERGER

            In 1997, Market Bank converted from a state-chartered mutual savings and loan association to a state- chartered stock savings and loan association. In connection with the conversion, Market Financial was formed as a savings and loan holding company and issued 1,335,725 common shares to depositors of Market Bank and others. The Prospectus dated February 12, 1997, of Market Financial used in connection with the conversion offering disclosed as an investment risk factor that the returns on assets and equity of Market Financial had historically been low. The board of directors of Market Financial tried since the completion of the conversion to find ways to increase the returns on both equity and assets. As part of such effort, the directors monitored the financial performance of Market Financial not only in relation to comparable thrifts and banks in general, but also in view of industry trends and developments. In addition, management met periodically with investment bankers to discuss Market Financial's performance and position in the market in relation to its peers.

            Between 1997 and 1999, Market Financial took various specific actions to increase its return on assets and return on equity. In fiscal year 1999, for example, Market Financial purchased a total of 76,286 shares of Market Financial in open market transactions. In addition, in fiscal 1998, Market Financial paid a capital distribution of $3.78 per share to its shareholders, all of which constituted a "tax free" return of capital. During such time, Market Financial also considered acquisitions of other thrifts, as well as acquisitions of branch offices. Despite such efforts, Market Financial's returns on assets and equity remained well below levels considered by management to be adequate.

            As the directors contemplated the future prospects of Market Financial and strategies for increasing shareholder value, they considered whether Market Financial could become reasonably profitable in an industry in which competition was affected not only by significant technological change, but also by the proliferation of alternative deposit products, independent mortgage lenders and an increased array of financial services permitted to be sold by financial institutions under recent legislation. The implementation of various products and services was considered and discussed in relation to such competition, with the eventual recognition that there were many products and services which Market Financial could not offer because of the expense of implementation. As a result, the directors became increasingly concerned about whether shareholder value could be increased if the competition could not be met.

            In February 2000, the board of directors decided that Market Financial should formally retain a financial advisor to advise the directors on methods of enhancing shareholder value, including the possible merger of Market Financial with another financial institution. On February 15, 2000, at the request of the board of directors, McDonald Investments, Inc., reviewed with the directors an analysis of potential alternatives to remaining independent. During the meeting, the directors discussed hypothetical merger scenarios. After such meeting, the directors contemplated the future of Market Financial as an independent company in view of the scenarios discussed.

            In May 2000, the board of directors met again to discuss the information provided by McDonald, Market Financial's business plan and the effect of current competitive pressures and industry and market factors. At that meeting, the board of directors determined that Market Financial should consider a merger with another financial institution as a means of enhancing shareholder value. The board of directors agreed to engage McDonald as a financial advisor. McDonald was retained on May 18, 2000.

            Later in May 2000, the board of directors met again with McDonald to review information on specific companies which might be interested in a merger with Market Financial and which could provide a satisfactory return to Market Financial's shareholders. At the meeting, McDonald presented a list of 31 bank and thrift holding companies and insurance companies. After an extensive discussion of the list and on the basis of historic financial performance and a variety of other factors, the directors authorized McDonald to contact each of the 31 and, if such contact revealed any interest, to send the interested candidate a Confidentiality Agreement. After the Confidentiality Agreement was signed, McDonald sent a volume of financial and other materials on Market Financial to the interested candidates.

            Of the 31 candidates contacted, 22 signed Confidentiality Agreements and received a package of detailed information. Of the 22 interested candidates, five returned non-binding indications of interest. On July 11, 2000, the board of directors met with McDonald to discuss the five proposals. McDonald provided the board of directors with a detailed analysis of each of the indications of interest, including a comprehensive financial and market analysis and additional relevant information. The board of directors discussed at length each indication of interest and analysis. During the discussion, the directors eliminated two of the five on the basis that the value of each proposal was below the value of the other three. The three not eliminated included Peoples Bancorp and two other thrift holding companies.

            During July 2000, the three entities performed an extensive review of the books and records of Market Financial. The Market Financial board of directors met with representatives of Peoples Bancorp and one of the two thrift holding companies. The other thrift holding company declined such a meeting and then decided not to proceed with the preparation and submission of a final proposal. The board of directors of Market Financial reviewed publicly available and other information on each of the remaining two companies. After the completion of such due diligence, the two entities presented final, non-binding proposals on August 4, 2000.

            At a meeting of the board of directors on August 7, 2000, the directors discussed each proposal with McDonald and counsel. The other thrift holding company proposal provided for an exchange of Market Financial common shares for a fixed number of shares of the thrift holding company. The Peoples Bancorp proposal provided for an exchange of Market Financial common shares for a fixed purchase price in the form of a mix of cash and Peoples Bancorp stock. McDonald then engaged in further discussions with both of the companies. During such discussions, Peoples Bancorp increased its proposed price to an amount above the other thrift holding company on a comparative basis.

            In addition to the higher value, the directors of Market Financial focused on a number of other factors in comparing the two offers. Such other factors were examined in the light of a variety of external influences. The directors recognized, for example, that the stock market in general had been very volatile for a significant period of time. In addition, the directors knew that since late 1998, bank and thrift holding company stocks were in the midst of a downward trend. Moreover, the directors realized that because of the need for shareholder and regulatory approval of any merger, the time between the execution of a merger agreement and the closing of a merger would be six to nine months. In view of such influences, one of the objectives of the directors was to obtain a fair value for Market Financial without subjecting such value to the risks inherent in a volatile market during the six to nine months between the execution of the merger agreement and the closing.

            The other thrift holding company offered a fixed exchange rate for the number of shares of the company to be issued on the closing date in exchange for each Market Financial share. As a result of the fixed exchange rate, the directors realized that the value of the consideration offered by the other thrift holding company could go up or down between the date of the signing of the merger agreement and the date of the closing, depending on its market price. In view of the recent volatility of the stock market in general and financial institution stocks in particular, such possible fluctuation in value concerned the directors.

            The board of directors believed that the Peoples Bancorp offer did not present a similar risk. First, the cash component of the offer did not involve any market risk. Moreover, in view of the ability of Market Financial's shareholders to elect either cash or stock, the board of directors believed that, depending on the elections of all shareholders, shareholders who were particularly concerned about market risk might be able to exchange their Market Financial shares for 100% cash and thereby eliminate such risk completely.

            Second, because the offer was based on a fixed purchase price, the number of Peoples Bancorp shares to be exchanged for Market Financial shares would fluctuate until a few weeks before the closing. Given the volatility in financial institution stocks during the past year in general and the relatively stable performance of Peoples Bancorp's stock since its initial public offering, the board of directors believed that the risk of value fluctuations in a merger with the Peoples Bancorp would be less than the risk of value fluctuations in the all stock, fixed exchange rate offer of the other thrift holding company.

            In addition to the foregoing, the board of directors discussed and considered at length the recent merger of two financial institutions into Peoples Bancorp and the difficulty of evaluating the performance of the combined entity. Based upon a review of information about the companies and the familiarity of Market Financial management with the management of Peoples Bancorp, the board of directors determined that the lack of extensive combined historical operations was outweighed by the many advantages of the Peoples Bancorp proposal.

            Between August 7 and September 19, 2000, Market Financial and Peoples Bancorp negotiated the terms and conditions of the merger agreement and its exhibits. During such time, management of Market Financial, its legal counsel and McDonald performed an extensive review of the books and records of Peoples Bancorp. At a joint meeting of the boards of directors of Market Financial and Market Bank on September 19, 2000, McDonald and counsel reviewed the terms of the negotiated merger agreement and its exhibits and the contemplated transaction. Included in such review was a detailed analysis by McDonald of the financial terms of the merger agreement. Following considerable discussion, McDonald stated that, as of September 19, 2000, the financial consideration provided in the merger agreement was fair to the shareholders of Market Financial from a financial point of view. The directors then unanimously agreed that the Peoples Bancorp transaction would be in the best interests of the Market Financial shareholders and voted unanimously to approve the reorganization agreement and the agreement of merger.

            The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive, but constitutes the material factors considered by the board of directors. In reaching its determination to approve and recommend the merger agreement, the directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Market Financial and Peoples Bancorp.

            FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF MARKET FINANCIAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS OF MARKET FINANCIAL VOTE FOR THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE AGREEMENT OF MERGER.

PEOPLES BANCORP'S REASONS FOR THE MERGER; RECOMMENDATION OF THE PEOPLES BANCORP BOARD OF DIRECTORS

            In the course of reaching a determination to approve the reorganization agreement, the Peoples Bancorp board consulted with legal counsel with respect to its legal duties and the terms of the reorganization agreement.

            The following discussion of the information and factors considered by the Peoples Bancorp board is not intended to be exhaustive, but does include all material factors considered by the board. In reaching its decision to approve the reorganization agreement, the Peoples Bancorp board considered the following:

            o The financial terms of the transaction, including (a) the price of $13.00 per share and (b) the ability to offer cash and stock.

            o That Market Financial and Peoples Bancorp serve contiguous market areas with similar communities and that the expanded reach of the combined company would benefit existing customers and make the combined company more attractive to potential customers.

            o The current operating environment, including the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

            o The detailed financial analyses, pro forma and other information, including the anticipated effects of purchase accounting on the combined company on a prospective basis.

            o The likelihood of the merger and related transactions being approved by the appropriate regulatory authorities. See "-Regulatory Approval Needed to Complete the Merger."

            o The anticipated cost savings and operating efficiencies available to the combined institution from the merger.

            In reaching its determination to approve and recommend the reorganization agreement, the Peoples Bancorp board did not assign any specific weights to the foregoing factors, and apart from the financial terms of the transaction, individual directors may have weighed factors differently.

            In considering the reorganization agreement, the Peoples Bancorp board also took into account the various expenses which would be incurred due to the merger.

            ACCORDINGLY, THE PEOPLES BANCORP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND THE AGREEMENT OF MERGER.

OPINION OF MARKET FINANCIAL'S FINANCIAL ADVISOR

            GENERAL. Pursuant to an engagement letter dated May 18, 2000 between Market Financial and McDonald, Market Financial retained McDonald to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by Market Financial, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Market Financial common shares, of the merger consideration as set forth in the reorganization agreement. McDonald is a nationally recognized specialist in the financial services industry in general, and in Midwestern banks and thrifts in particular. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Market Financial selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in such capacity.

            On September 19, 2000, McDonald delivered its oral opinion that the merger consideration was fair to Market Financial stockholders, from a financial point of view, as of the date of such opinion. McDonald also delivered to the Market Financial board of directors a written opinion dated as of September 19, 2000, confirming its oral opinion as of such date. McDonald updated its September 19, 2000 opinion as of the date of this joint proxy statement/prospectus. No limitations were imposed by Market Financial on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

            THE FULL TEXT OF McDONALD'S WRITTEN OPINION TO THE MARKET FINANCIAL BOARD, DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ATTACHED AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY McDONALD. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF McDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. McDONALD'S OPINION IS ADDRESSED TO THE MARKET FINANCIAL BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF MARKET FINANCIAL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MARKET FINANCIAL ANNUAL MEETING DESCRIBED IN THIS DOCUMENT.

            McDonald, in connection with rendering its opinion:


            o reviewed Market Financial's Annual Report to Stockholders and Annual Report on Form 10-KSB for the year ended September 30, 1999, September 30, 1998 and September 30, 1997, including the audited financial statements contained therein, and Market Financial's Quarterly Report on Form 10- QSB for each of the quarters ended June 30, 2000, March 31, 2000, and December 31, 1999;


            o reviewed Peoples Bancorp's Form S-1/A dated February 11, 2000, including the audited financial statements contained therein of The People's Building, Loan and Savings Company, The Oakley Improved Building and Loan Company and Harvest Home Financial Corporation, and Peoples Bancorp's Quarterly Report on Form 10-QSB for each of the quarters ended June 30, 2000 and March 31, 2000;


            o reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Market Financial and Peoples Bancorp provided to McDonald or publicly available;


            o participated in meetings and telephone conferences with members of senior management of Market Financial and Peoples Bancorp concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald believed relevant to its inquiry;


            o reviewed certain stock market information for Market Financial common stock and Peoples Bancorp common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

            o compared the results of operations and financial condition of Market Financial and Peoples Bancorp with that of certain companies that McDonald deemed to be relevant for purposes of this opinion;


            o reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that McDonald deemed to be relevant for purposes of this opinion;


            o reviewed the reorganization agreement dated September 19, 2000 and its schedules and exhibits and certain related documents; and


            o performed such other reviews and analyses as McDonald deemed appropriate.

            The oral and written opinions provided by McDonald to Market Financial were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

            In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Market Financial and Peoples Bancorp to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to verify independently any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Market Financial and Peoples Bancorp with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Market Financial and Peoples Bancorp as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Neither Market Financial nor Peoples Bancorp publicly discloses such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to Market Financial with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Market Financial and Peoples Bancorp. Accordingly, actual results could vary significantly from those set forth in the respective projections.

            McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Market Financial and Peoples Bancorp are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Market Financial or Peoples Bancorp, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the reorganization agreement, without any waiver of any material terms or conditions by Market Financial, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Market Financial, McDonald adjusted the data to reflect the effect of the redemption of outstanding stock options for cash. McDonald assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

            In connection with rendering its September 19, 2000 opinion to Market Financial's board, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by McDonald were assigned a greater significance by McDonald than any other in deriving its opinion.

            COMPARABLE COMPANY ANALYSIS: McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Market Financial with corresponding information as of June 30, 2000, for 10 publicly traded thrifts headquartered in the Midwest with assets less than $100 million and an equity- to-assets ratio greater than 10.0%, (the "Market Peer Group"). The following is the Market Peer Group:


           1.    CKF Bancorp, Inc.                         Danville, KY
           2.    First Lancaster Bancshares, Inc.*         Lancaster, KY
           3.    First Niles Financial Inc.                Niles, OH
           4.    Home Financial Bancorp                    Spencer, IN
           5.    Kentucky First Bancorp                    Cynthiana, KY
           6.    MSB Financial, Inc.                       Marshall, MI
           7.    NS&L Bancorp, Inc.                        Neosho, MO
           8.    Peoples Financial Corporation             Massillon, OH
           9.    Perry County Financial Corporation        Perryville, MO
           10.   Statefed Financial Corporation            Des Moines, IA


      *Financial data as of March 31, 2000.

            The following table represents a summary analysis of the Market Peer Group based on market prices as of September 18, 2000, and the latest publicly available financial data as of or for the twelve months ended June 30, 2000:


                                                                                                                   MARKET
                                                                             MEAN             MEDIAN             FINANCIAL
                                                                             ----             ------             ---------
Price to last twelve month earnings                                          15.8x              13.5x              31.7x
Price to book value                                                          81.5%              79.2%              82.0%
Price to tangible book value                                                 81.5%              79.2%              82.0%
Dividend yield                                                               4.66%              4.23%              3.37%
Return on average assets                                                     0.89%              0.91%              0.64%
Return on average equity                                                     5.33%              5.64%              2.43%
Leverage ratio                                                              16.21%             15.79%             26.08%
Efficiency ratio                                                             62.2%              58.8%              73.0%

            McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Peoples Bancorp with corresponding information as of June 30, 2000, for 13 publicly traded Midwestern thrifts with assets between $200 million and $500 million and an equity-to-assets ratio between 8.0% and 15.0% and ROAA less than 1.00%, (the "Peoples Bancorp Peer Group"). The following is the Peoples Bancorp Peer Group:


           1.    Bank West Financial Corporation          Grand Rapids, MI
           2.    Big Foot Financial Corporation*          Long Grove, IL
           3.    Cameron Financial Corporation            Cameron, MO
           4.    Citizens First Financial Corp.           Bloomington, IL
           5.    First Capital, Inc.                      Corydon, IN
           6.    FSF Financial Corp.                      Hutchinson, MN
           7.    Hemlock Federal Financial Corp.          Oak Forest, IL
           8.    Kankakee Bancorp, Inc.                   Kankakee, IL
           9.    Landmark Bancshares, Inc.                Dodge City, KS
           10.   MFB Corp.                                Mishawaka, IN
           11.   Pulaski Financial Corp.                  St. Louis, MO
           12.   Wells Financial Corp.                    Wells, MN
           13.   Western Ohio Financial Corporation       Springfield, OH

      *Financial data as of March 31, 2000.

            The following table represents a summary analysis of the Peoples Bancorp Peer Group based on market prices as of September 18, 2000, and the latest publicly available financial data as of or for the last twelve months ended June 30, 2000:


                                                                                                                 PEOPLES
                                                                               MEAN             MEDIAN           BANCORP
                                                                               ----             ------           -------
Price to last twelve months earnings                                           12.7x              12.0x           12.5x*
Price to 2000 estimated earnings                                               16.7x              16.9x           11.9x*
Price to book value                                                            81.1%              77.8%           75.6%
Price to tangible book value                                                   82.5%              79.2%           89.6%
Dividend yield                                                                 3.35%              3.38%            Nil
Return on average assets                                                       0.70%              0.78%           0.71%
Return on average equity                                                       6.22%              5.56%           6.58%
Leverage ratio                                                                10.25%             10.05%           8.60%
Efficiency ratio                                                               66.4%              65.6%             NA

*Based on annualized EPS since initial public offering.
NA = Not available

            COMPARABLE TRANSACTION ANALYSIS: McDonald reviewed and compared actual information for groups of comparable pending (through September 15, 2000) and completed transactions (since December 1, 1999) it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value,
(iii) price to tangible book value, and (iv) price to assets for each of the following five pending and recently completed transaction comparable groups:

            o all thrift acquistions with the selling thrift headquartered in the midwest ("Comparable Regional Deals");

            o all thrift acquisitions with the selling thrift having assets less than $100 million ("Comparable Asset Size");

            o all thrift acquisitions with the selling thrift having an equity to assets ratio greater than 12.5% ("Comparable Capitalization");

            o all thrift acquisitions with the selling thrift having a return on average assets less than 1.00% ("Comparable Profitability"); and

            o all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of less than 0.50% ("Comparable Asset Quality").

            McDonald calculated an implied valuation for Market Financial by applying the median price to book value, tangible book value, earnings and assets for each of the five groups of pending comparable transactions described above to Market Financial's current book value, tangible book value, earnings, and assets. McDonald concluded that this analysis implied a valuation range of $11.7 million to $14.5 million for Market Financial as compared to the $16.8 million Peoples Bancorp proposal.

            CONTRIBUTION ANALYSIS: McDonald analyzed the contribution of each company to the resulting combined company relative to the approximate ownership of the resulting combined company. The analysis indicated that Market stockholders would hold approximately 25.8% of the pro forma basic shares (42.6% assuming100% stock consideration). Market Financial's approximate contributions are listed below by category:

                                                            MARKET
                                                          FINANCIAL
                                                        -------------
                   Assets                                   15.3%
                   Loans                                    16.9%
                   Deposits                                 21.6%
                   Equity                                   32.0%
                   Tangible equity                          35.7%
                   Last twelve month earnings               53.6%
                   2000 estimated earnings                  37.6%
                   2001 estimated earnings                  19.7%

            ACCRETION/DILUTION ANALYSIS: On the basis of financial projections and estimates of on-going cost savings accruing to the resulting combined company provided to McDonald by management, as well as estimated one-time costs related to the transaction, McDonald compared per share equivalent earnings, cash dividends, book value and tangible book value of the resulting combined company to the stand-alone projections for Market Financial and Peoples Bancorp.

            The accretion/dilution analysis demonstrated, among other things, that the merger would result in:


            o a 174.3% accretion to earnings per share for Market Financial stockholders in fiscal 2001, the assumed first full year of combined operations, and increasing over the period of the analysis;

            o a 9.3% dilution to earnings per share for Peoples Bancorp stockholders in fiscal 2001 and over the period of the analysis;

            o elimination of cash dividends for Market Financial stockholders, assuming the Peoples Bancorp board maintains its current dividend policy;

            o     no change in cash dividends for Peoples Bancorp stockholders;

            o 46.3% and 22.7% accretion to book value and tangible book value per share for Market Financial stockholders initially, and increasing over the period of the analysis; and

            o 5.0% and 8.4% dilution to book value and tangible book value per share for Peoples Bancorp stockholders over the period of the analysis.

            DISCOUNTED CASH FLOW ANALYSIS: McDonald performed a discounted cash flow analysis with regard to Market Financial in an acquisition scenario. This analysis utilized a range of discount rates of 9.5% to 12.5% and a range of terminal earnings multiples of 10.5x to 25.0x. The analysis resulted in a range of present values of $11.7 million to $25.4 million for Market Financial as compared to the $16.8 million Peoples Bancorp proposal. As indicated above, this analysis was based on Market Financial's and Peoples Bancorp's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

            OTHER ANALYSES: McDonald also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

            NO COMPANY USED AS A COMPARISON IN THE ABOVE ANALYSES IS IDENTICAL TO MARKET FINANCIAL, PEOPLES BANCORP OR THE COMBINED ENTITY, AND NO OTHER TRANSACTION IS IDENTICAL TO THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING IS NOT PURELY MATHEMATICAL; RATHER, SUCH ANALYSES INVOLVE COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING DIFFERENCES IN FINANCIAL MARKET AND OPERATING CHARACTERISTICS OF THE COMPANIES AND OTHER FACTORS THAT COULD AFFECT THE PUBLIC TRADING VOLUME OF THE COMPANIES TO WHICH MARKET FINANCIAL, PEOPLES BANCORP AND THE COMBINED ENTITY ARE BEING COMPARED.

            IN CONNECTION WITH DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, McDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. McDONALD DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

            For its financial advisory services provided to Market Financial, McDonald has been paid fees of $50,000 to date and will be paid a fee of approximately $265,000 at the time of closing of the merger. In addition, Market Financial has agreed to reimburse McDonald for all reasonable out-of-pocket expenses incurred by it on Market Financial's behalf, as well as indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws.

            McDonald is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Market Financial and/or Peoples Bancorp. As a market maker, McDonald may also have purchased and sold the securities of both Market Financial and Peoples Bancorp for McDonald's own account and for the accounts of its customers.

MARKET FINANCIAL STOCKHOLDERS WILL RECEIVE SHARES OF PEOPLES BANCORP COMMON STOCK OR CASH FOR EACH MARKET FINANCIAL SHARE

            Upon completion of the merger, each outstanding share of Market Financial common stock will be converted into the right to receive, at the election of each Market Financial stockholder and subject to the election, allocation and proration procedures set forth in the reorganization agreement and described below, either the stock consideration or the cash consideration, in each case, as determined pursuant to the reorganization agreement. See "-Merger Consideration," "- Election Procedures" and "- Allocation Procedures" below. No fractional shares of Peoples Bancorp common stock will be issued in connection with the merger. Instead, Peoples Bancorp will make a cash payment to each Market Financial stockholder who would otherwise receive a fractional share in the amount of the product of the fraction multiplied by $13.00.

            THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY MARKET FINANCIAL STOCKHOLDERS WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE CHOICES OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE CHOICE OF ANY GIVEN STOCKHOLDER OF MARKET FINANCIAL WILL BE HONORED. In addition, because the tax consequences of receiving the cash consideration will differ from the tax consequences of receiving the stock consideration, Market Financial stockholders are urged to read carefully the information set forth below under "- Federal Income Tax Consequences for Market Financial Stockholders."

            MERGER CONSIDERATION. Assuming a $15.00 average share price of Peoples Bancorp common stock during the 20 day period prior to the consummation of the merger, Peoples Bancorp will exchange a total of approximately 545,757 shares of its common stock and pay approximately $8.6 million in cash (including cash to be paid for outstanding options to purchase Market Financial common stock) for all of the outstanding shares of common stock of Market Financial. The reorganization agreement provides that each holder of Market Financial common stock will be entitled to receive for each share of Market Financial common stock either $13.00 in cash or a number of shares of Peoples Bancorp common stock equal to the quotient of $13.00 divided by the daily average of the closing price per share of Peoples Bancorp common stock on the Nasdaq National Market as of the close of trading for each of the twenty trading days immediately preceding the effective time of the merger. Each Market Financial stockholder will be given the opportunity to indicate the stockholder's preference for either cash or stock of Peoples Bancorp. The reorganization agreement provides, however, that no more than 50% of the aggregate consideration will consist of cash and no more than 50% will consist of Peoples Bancorp common stock. Thus, allocations of cash and stock will be made among the Market Financial stockholders in order to make the total cash and total stock consideration approximately equal. Market Financial stockholders may not, therefore, receive the form of consideration they have elected, as further described below.

            The following table sets forth examples of the number of shares of Peoples Bancorp that a Market Financial stockholder may receive depending on the average closing price of a share of Peoples Bancorp common stock during the relevant 20-trading-day period. We will not know the exact average share price until the closing of the merger.

                                                                                    Number of shares
                                                                                   of Peoples Bancorp
            Assumed average                   Relevant exchange                 received in exchange for
         Peoples Bancorp share                ratio ($13.00 divided                  a share of Market               Per Share
                 price                        by assumed average)                      Financial(1)              Cash Consideration
-----------------------------------      ----------------------------           -------------------------        -------------------
                  $10                                1.3000                              1.3000                         $13.00
                   15                                0.8667                              0.8667                          13.00
                   20                                0.6500                              0.6500                          13.00

----------------

(1) Peoples Bancorp will not issue fractional shares. If you are entitled to a fractional share of Peoples Bancorp common stock, you will receive cash in an amount equal to the fractional share interest multiplied by the daily average closing price of a share of Peoples Bancorp common stock as reported on the Nasdaq Stock Market as of the close of trading for each of the 20 trading days immediately preceding the closing of the merger.

            You are urged to obtain current market prices for Peoples Bancorp common stock in connection with voting your shares at the annual meeting and making your election decision. For a discussion of the risk associated with the fluctation in Peoples Bancorp common stock, see "Risk Factors - The Number of Shares of Peoples Bancorp Common Stock to be Received by Market Financial Stockholders is Subject to Market Risk" and "- The Value of the Shares of Peoples Bancorp Common Stock to be Received by Market Financial Stockholders is Subject to Market Risk" on page 12.

            ELECTIONS. No later than five days following the completion of the merger, each Market Financial stockholder will be sent an election form and transmittal letter with instructions for exchanging certificates representing Market Financial common stock for your merger consideration. The election form will permit you to elect to receive for each share of your Market Financial common stock either (i) shares of Peoples Bancorp common stock or (ii) $13.00 cash per share.

            ELECTION PROCEDURES. To make an effective election with respect to your shares of Market Financial common stock, you must, in accordance with the election form:

            o properly complete and return the letter of transmittal and election forms to the company designated by Peoples Bancorp and approved by Market Financial to receive these materials;

            o deliver the election form with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates); and

            o deliver with the election forms any other required documents, prior to the deadline for returning the letter of transmittal and election form.

            The deadline for surrendering all documentation required for an effective election will be set forth in the election instructions and will be 20 days following but not including the mailing of the election form.

            MARKET FINANCIAL STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE DESIGNATED AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND ELECTION FORM.

            If you have a particular preference as to the form of consideration to be received for your shares of Market Financial common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Neither the Market Financial board nor its financial advisor makes any recommendation as to whether stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "- Federal Income Tax Consequences for Market Financial Stockholders."

            Even if you have no preference, it is suggested that you return your transmittal and election forms by the election deadline date, indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following consummation of the merger, rather than following completion of exchange procedures after the merger is consummated. See "Procedures for Exchanging Your Stock Certificates."

            ALLOCATION PROCEDURES. The ability of any Market Financial stockholder to receive either all cash or all stock is subject to a requirement that the aggregate cash consideration to be paid in exchange for Market Financial common stock may not exceed $8.2 million (assuming 1,259,439 shares of Market Financial common stock are outstanding prior to the completion of the merger and options to purchase 125,558 shares of Market Financial remain unexercised). If the total cash elections are greater, or less, than the aggregate cash consideration, the elections will be allocated as follows so that the resultant exchange for cash is as close as practical to the aggregate cash consideration:

            If the total amount of cash elected is more than the maximum aggregate cash consideration, then:

            o Those persons who have elected to receive cash will receive cash on a pro rata basis in order to make the total cash consideration paid equal the total cash consideration required to be paid under the reorganization agreement;

            o The remainder of the consideration to be paid for the Market Financial shares for which cash was elected will be exchanged for Peoples Bancorp common stock; and

            o The remainder of the Market Financial shares (both shares for which stock was elected and shares with respect to which a timely election was not made) will be exchanged for Peoples Bancorp common stock.

            If the total amount of cash elected is less than the maximum aggregate cash consideration to be paid, then:

            o Those persons who have elected to receive Peoples Bancorp common stock will receive Peoples Bancorp common stock on a pro rata basis in order to make the total Peoples Bancorp common

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

                  stock consideration paid equal the total Peoples Bancorp common stock required to be paid pursuant to the reorganization agreement;

            o The remainder of the consideration to be paid for Market Financial shares for which Peoples Bancorp common stock was elected will be exchanged for cash; and

            o The remainder of the Market Financial shares (both shares for which cash was elected and shares with respect to which a timely election was not made) will be exchanged for cash.

            Upon completion of the merger, any shares of Market Financial common stock that are owned by Market Financial as treasury stock or that are held directly or indirectly by Peoples Bancorp, other than in a fiduciary capacity, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

PROCEDURES FOR EXCHANGING YOUR MARKET FINANCIAL STOCK CERTIFICATES

            The exchange agent selected by Peoples Bancorp will send to each Market Financial stockholder a transmittal letter with instructions for exchanging your Market Financial stock certificates for your merger consideration. Upon surrender of a stock certificate for Market Financial common stock for exchange and cancellation to the designated agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration allocated to the holders, and the certificate for Market Financial common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of stock certificates for Market Financial common stock.

            No stock certificates representing fractional shares of Peoples Bancorp common stock will be issued upon the surrender for exchange of Market Financial stock certificates. Instead of issuing fractional shares, Peoples Bancorp will pay an amount in cash determined by multiplying the fraction of a share of Peoples Bancorp common stock that a holder would otherwise be entitled to receive pursuant to the reorganization agreement by the daily closing price of Peoples Bancorp common stock on the Nasdaq Stock Market as of the close of trading for each of the 20 trading days immediately preceding the closing of the merger.

            If you receive shares of Peoples Bancorp common stock in the merger, you will receive dividends on Peoples Bancorp common stock or other distributions declared after the completion of the merger only if you have surrendered your Market Financial stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

            After completion of the merger, no transfers of Market Financial common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Market Financial stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

            If your Market Financial stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The agent designated by Peoples Bancorp will send you instructions on how to provide this evidence.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

            Some members of Market Financial's management and the Market Financial board of directors may have interests in the merger that are in addition to or different from the interests of stockholders. The Peoples Bancorp

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


and Market Financial boards were aware of these interests and considered them in approving the reorganization agreement.

            EXISTING EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS. Certain officers of Market Bank will receive termination benefits. Market Financial has employment agreements with John T. Larimer and Julie M. Bertsch that provide severance payments and other benefits in the event of involuntary termination of employment in connection with any change of control. Peoples Bancorp has agreed to pay the severance payments under the employment agreements for Mr. Larimer and Ms. Bertsch, which will be approximately $329,250 and $55,000, respectively.

            EMPLOYEE BENEFIT PLANS. All employees of Market Financial or Market Bank immediately prior to completion of the merger who are employed by Peoples Bancorp or Peoples Community Bank (the "employers") immediately following the merger ("transferred employees") will be covered by the employers' employee benefit plans on substantially the same basis as any employee of the employers in a comparable position. Notwithstanding the foregoing, Peoples Bancorp may determine to continue any of the Market Financial benefit plans for transferred employees in lieu of offering participation in the employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of Market Financial's benefit plans, or to merge any such benefit plans with the employers' benefit plans, provided the result is the provision of benefits to transferred employees that are substantially similar to the benefits provided to the employers' employees generally. Except as otherwise prohibited by law, transferred employees' service with Market Financial or Market Bank shall be recognized as service with the employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the employers' benefit plans, subject to applicable break-in-service rules. Peoples Bancorp has agreed that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to transferred employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Market Financial or Market Bank at the closing of the merger and who then change coverage to the employers' medical or hospitalization indemnity health plan at the time such transferred employees are first given the option to enroll.

            At or before the completion of the merger, Market Financial will terminate the Market Financial employee stock ownership plan and will file an Application for Determination with the IRS regarding tax qualification upon termination. All amounts accrued on the financial statements of Market Financial as Market ESOP expense through the end of the month immediately before the month of the completion of the merger will be contributed by Market Financial to the Market ESOP trustee and will be paid by the Market ESOP trustee to Market Financial to reduce the outstanding balance of the current exempt loan from Market Financial to the Market ESOP. After reduction of the loan balance, an appropriate number of shares of Market Financial common stock will be allocated as promptly as possible by the Market ESOP trustee to the accounts of Market ESOP participants (as defined in the Market ESOP) in accordance with the allocation provisions of the Market ESOP and applicable law. All shares of Market Financial common stock held by the trustee of the Market ESOP at the completion of the merger will be exchanged by the Market ESOP trustee for the per share stock consideration. The trustee will dispose of shares held in the suspense account of the Market ESOP for the purpose of retiring the ESOP loan. Any shares and other assets remaining in the suspense account following the repayment of the loan in full will be allocated as promptly as possible by the Market ESOP trustee to participants in accordance with the allocation provisions of the Market ESOP in Section 17.02 and applicable law. It is the intent of Market Financial and Peoples Bancorp that the Market ESOP be terminated concurrently with the completion of the merger and that the distributions be made as soon after completion of the merger as possible. No distribution will be made until a final determination letter is received from the IRS.

            In the event that the IRS determines that the allocation of assets remaining in the suspense account following repayment of the loan in full is subject to the limits on annual additions pursuant to the tax code, then Peoples Bancorp will make all reasonable efforts, to the extent permissible under applicable provisions of the code and related Treasury regulations, to continue the Market ESOP Trust through the last day of the Market ESOP plan

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

year following the Market ESOP plan year during which the completion of the merger occurs. The Market ESOP would be continued in effect solely for the benefit of those individuals who are participants in the Market ESOP immediately before the completion of the merger, and the remaining assets would be allocated to Market ESOP participants in accordance with the terms of the Market ESOP to the full extent permissible under the tax code between the completion of the merger and the last day of the Market ESOP plan year following the Market ESOP plan year during which the completion of the merger occurs. In the event that all assets held by the Market ESOP Trust are allocated prior to the last day of the Market ESOP plan year during which the completion of the merger occurs, the Market ESOP Trust shall be immediately terminated and participants' Market ESOP accounts will be distributed as soon as practicable thereafter.

            MARKET FINANCIAL STOCK OPTIONS. Outstanding and exercisable options to purchase shares of Market Financial common stock under Market Financial's 1998 Stock Option and Incentive Plan will be canceled with a cash payment to be made in an amount equal to the difference between $13.00 and the exercise price per share. As of December 31, 2000, options to purchase 125,558 shares were outstanding, of which the directors and executive officers of Market Financial held options to purchase a total of 92,501 shares. John T. Larimer will receive $115,040 and all other directors and officers will receive payments aggregating $191,370.

            PROTECTION OF DIRECTORS, OFFICERS AND EMPLOYEES AGAINST CLAIMS. Peoples Bancorp has also agreed to protect and hold harmless each present and former director, officer and employee of Market Financial and Market Bank from any costs, expenses, judgments, fines, losses, claims, or liabilities incurred in connection with any claim, suit, proceeding or investigation relating to matters existing or occurring at or prior to the completion of the merger. These people will be protected for a period of three years after completion of the merger.

            Moreover, Peoples Bancorp will maintain Market Financial's and Market Bank's existing directors' and officers' liability insurance policy for a period of three years following the merger, provided that annual premiums do not exceed 150% of the current annual premium.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

            Peoples Bancorp expects to achieve significant consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative costs for compensation, computer systems and services.

EMPLOYEE MATTERS

            Each Market Financial or Market Bank employee whose employment is not specifically terminated will become an employee of Peoples Bancorp or Peoples Community Bank. However:

            o Market Financial's continuing employees will not be, or act as, officers of Peoples Bancorp or Peoples Community Bank, unless elected or appointed to that position by Peoples Bancorp or Peoples Community Bank.

            o No employee of Market Financial will become a contractual employee of Peoples Bancorp or Peoples Community Bank unless the contract is in writing with Peoples Bancorp or Peoples Community Bank.

            o Each Market Financial employee who becomes an employee of Peoples Bancorp or Peoples Community Bank will be eligible to participate in Peoples Bancorp or Peoples Community Bank employee plans, on the same basis as any newly-hired employee of Peoples Bancorp or Peoples Community Bank. However, with respect to each Peoples Bancorp or Peoples Community Bank employee plan, service with Market Financial or Market Bank will be treated as service with Peoples Bancorp or Peoples Community Bank to determine eligibility to participate, vesting and entitlement to benefits but not for purposes of benefit accrual. Service will not be recognized to the extent that it would result in a duplication of benefits.

CONDITIONS TO THE MERGER

            The obligations of Peoples Bancorp and Market Financial to complete the merger are conditioned on the following being satisfied at or prior to the completion of the merger:

            o all corporate action necessary to authorize the execution of the reorganization agreement and the completion of the merger must have been duly and validly taken by Peoples Bancorp and Market Financial;

            o Peoples Bancorp's and Market Financial's stockholders must approve the reorganization agreement and agreement of merger;

            o the requisite regulatory or governmental approvals, consents and waivers must be obtained and all statutory waiting periods must have expired;

            o any necessary material third-party consents, waivers or approvals must be obtained or made;

            o no approval or consent will have imposed any condition or requirement that would materially and adversely impact the economic or business benefits to either party giving effect to the merger;

            o no party to the merger will be subject to any order, decree or injunction that prohibits closing any of the merger's transactions;

            o no statute, rule or regulation will prohibit completion of the merger's transactions;

            o the registration statement will have been declared effective by the SEC and the SEC will not be taking actions to stop the merger from proceeding;

            o all required approvals by state securities or "blue sky" authorities will have been obtained;

            o holders of Market Financial common stock who dissent from the merger under Ohio law will not hold more than 10% of the Market Financial common stock immediately before the merger;

            o all parties will have performed their respective obligations under the reorganization agreement;

            o subject to prior disclosure of any necessary qualifications, the representations and warranties made by the parties in the reorganization agreement will be materially true when the merger closes. Each party will furnish the other with a certificate attesting to this fact;

            o Peoples Bancorp and Market Financial will have received an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the completion of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of the IRS code; and

            o the delivery to each of Peoples Bancorp and Market Financial of various letters, certificates and other documents.

            The obligation of each of Market Financial and Peoples Bancorp to complete the merger is also conditioned on there being no material adverse changes in the financial condition, assets, liabilities or business of the other since the execution of the reorganization agreement.

            We cannot guarantee when, or whether, the regulatory consents and approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. See "- Regulatory Approvals Needed to Complete the Merger" below. If the merger is not completed on or before June 30, 2001, the reorganization agreement may be terminated by Peoples Bancorp's or Market Financial's board of directors. However, the failure to complete the merger by that date cannot be due to the breach of the reorganization agreement by the party seeking to terminate.

REGULATORY APPROVAL NEEDED TO COMPLETE THE MERGER

            HOLDING COMPANY APPLICATION. Completion of the merger is subject to approval from the Office of Thrift Supervision. Peoples Bancorp has applied to the Office of Thrift Supervision pursuant to Section 10(e)(1)(A) of the Home Owners' Loan Act of 1933 to merge Market Financial with and into Peoples Bancorp.

            The period for the Office of Thrift Supervision's review of any proposed acquisition, such as the acquisition of Market Financial, commences upon receipt by the Office of Thrift Supervision of an application deemed sufficient by the Office of Thrift Supervision. Once an application is deemed sufficient, the Office of Thrift Supervision generally has a 60-day period for review of the application, which may be extended by the Office of Thrift Supervision for up to an additional 30 days.

            BANK MERGER. The merger of Peoples Community Bank and Market Bank is subject to the approval of the Office of Thrift Supervision under Section 18(c) of the Federal Deposit Insurance Act and 12 C.F.R. Section 563.22(a). We have filed an Interagency Bank Merger Act Application seeking Office of Thrift Supervision approval of the bank merger. Generally, the decision to approve the application will consider the capital level of Peoples Community Bank after the merger, financial and managerial resources of each bank, future prospects of the banks, convenience and needs of the communities they serve, conformity of the merger to applicable laws and regulations, fairness, disclosure, compensation of officers, accounting and tax treatment of the merger, fees paid for professional services and other factors.

            The competitive impact of the merger will also be considered by the Office of Thrift Supervision. As part of its review, the Office of Thrift Supervision requested reports from the Department of Justice, the Comptroller of the Currency, the Federal Reserve Board and the FDIC on the competitive factors of the merger. The Department of Justice and three banking agencies have thirty days to respond to the request for reports. Notice was published first when the application was filed and on a weekly basis during the period allowed for furnishing reports. At any point during this time, comments will be accepted by the Office of Thrift Supervision. The application is deemed to be approved automatically by the Office of Thrift Supervision 30 days after sending us written notice that the application is complete, unless certain conditions set forth in the Office of Thrift Supervision regulations exist. The period for review may be extended by the Office of Thrift Supervision for up to an additional 30 days.

            There can be no assurance that the necessary regulatory authorities will approve the merger, and if the merger is approved, there can be no assurance as to the dates of such approvals. There can also be no assurance that any such approval will not contain a condition or requirement that would cause such approval to fail to satisfy one of the conditions to consummation of the merger set forth in the reorganization agreement. There can likewise be no assurance that the Department of Justice will not challenge the merger or, if such a challenge is made, as to the results thereof. In the event the merger is not completed on or before June 30, 2001, the reorganization agreement may be terminated by either Peoples Bancorp or Market Financial.

            Peoples Bancorp is not aware of any other regulatory approvals that would be required for completion of the merger, except as described above. If any other approvals are required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

            The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Market Financial stockholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

            Except as expressly provided for in the reorganization agreement and except to the extent required by law or by regulatory authorities, Peoples Bancorp and Market Financial have agreed that, during the period from September 19, 2000 to the completion of the merger, Market Financial and Market Bank will use their best efforts to:

            o conduct their business in the regular, ordinary and usual course consistent with past practice; and

            o preserve intact their business organization and advantageous business relationships, retain the services of their employees, and preserve the goodwill of their customers.

            Further, except as otherwise provided in the reorganization agreement, during the period from September 19, 2000 to the completion of the merger, Market Financial has agreed that neither it nor Market Bank will take certain actions unless permitted by Peoples Bancorp or permitted or required by the reorganization agreement. These include:

            o change any provision of their Articles of Incorporation or other similar governing documents, Code of Regulations or Bylaws, except the elimination of one specified article from the Articles of Incorporation of Market Financial and the Articles of Incorporation of Market Bank;

            o except for the issuance of Market Financial common stock pursuant to the present terms of stock options that are outstanding as of September 19, 2000 and have been previously disclosed (i) change the number of shares of its authorized or issued capital stock, (ii) issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Market Financial or Market Bank, or any securities convertible into shares of such capital stock, or (iii) split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

            o declare or pay any dividends on, or make other distributions in respect of the Market Financial capital stock, other than normal quarterly dividends not in excess of $0.08 per share of Market Financial common stock;

            o (i) grant any severance or termination pay (other than pursuant to binding contracts of Market Financial previously disclosed under the terms of the reorganization agreement), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees, except that employment agreements with Julie M. Bertsch and Jane F. Gibson may be renewed in March 2001 for one year pursuant to the terms of the agreements; or (ii) award any increase in compensation or benefits to its directors, officers or employees, except, in the case of officers or employees an increase in compensation not in excess of the cost of living index for the year ended December 31, 1999 and except bonuses through December 31, 2000 consistent with amounts accrued for the six months ended June 30, 2000;

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

            o (i) enter into or modify (except as may be required by applicable law or as may be required by the reorganization agreement) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or (ii) make any contributions to the Market ESOP or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

            o (i) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies and other than obtaining Federal Home Loan Bank advances, or (ii) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

            o make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing as of September 19, 2000, other than expenditures necessary to maintain existing assets in good repair and other than as previously disclosed under the reorganization agreement;

            o file any applications or make any contract with respect to branching or site location or relocation, except as previously disclosed under the reorganization agreement;

            o make any material change in accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

            o change its lending, investment, deposit or asset and liability management or other banking policies in any material respect, except as may be required by applicable law;

            o engage in any transaction with an "affiliated person" or "affiliate," as defined in the reorganization agreement, except for payments permitted to one affiliate under the reorganization agreement;

            o enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

            o make or commit to make any loan(s) to any one person or entity, together with affiliates of such person or entity, in excess of $200,000 in the aggregate or in excess of a 80% loan-to-value ratio;

            o waive any rights of material value or cancel any material debts or claims;

            o acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

            o purchase any brokered loans, although Market Financial may submit written requests to Peoples Bancorp for approval to purchase loans of up to $200,000 from one named source;

            o take any action that would result in any of its representations and warranties contained in Article II of the reorganization agreement not being true and correct in any material respect upon completion of the merger; or

            o     agree to do any of the foregoing.

            Except as provided in the reorganization agreement, during the period from September 19, 2000 to the completion of the merger, Peoples Bancorp has agreed that neither it nor Peoples Community Bank will, or will agree to, sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, unless permitted to by Market Financial or permitted or required by the reorganization agreement.

REPRESENTATIONS AND WARRANTIES MADE BY PEOPLES BANCORP AND MARKET FINANCIAL IN THE REORGANIZATION AGREEMENT

            Pursuant to the execution of the reorganization agreement, both Peoples Bancorp and Market Financial have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see Articles II and III in the reorganization agreement attached as Appendix A. Such representations and warranties generally must remain true in all material respects through the completion of the merger unless facts that caused a breach of a representation or warranty do not have a material negative impact on the party's business, financial condition or results of operations, or the breach results from a change of law or general economic conditions.

WHAT HAPPENS IF A THIRD PARTY OFFERS TO BUY MARKET FINANCIAL

            Market Financial has agreed not to encourage or solicit an outside third party to merge with, buy substantial assets or liabilities of, or buy shares of capital stock of Market Financial or Market Bank, or any other similar acquisition transactions. However, the Market Financial board of directors may provide information to or enter into negotiations or discussions with anyone who makes an unsolicited possible acquisition transaction if, after receiving written advice of counsel, it determines in the exercise of its fiduciary responsibilities that such action is required. Market Financial will provide Peoples Bancorp with immediate written notice of any proposed acquisition transaction.

WAIVING AND AMENDING PROVISIONS IN, OR TERMINATING, THE REORGANIZATION AGREEMENT

            Prior to the completion of the merger, any provision of the reorganization agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of Market Financial or Peoples Bancorp, no amendment or modification may be made that would modify the amount or the form of merger consideration to be received by Market Financial's stockholders under the terms of the merger.

            The reorganization agreement also may be terminated at any time prior to the completion of the merger, either before or after approval of the merger by the Market Financial and Peoples Bancorp stockholders, by:

            o     the mutual consent of both parties;

            o either party (i) if the merger is not completed by June 30, 2001 or (ii) if the stockholders of Market Financial or Peoples Bancorp do not approve the reorganization agreement, unless the failure of such occurrence is due to the breach of any representation, warranty or covenant contained in the reorganization agreement by the party seeking to terminate;

            o either party upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the merger is denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless the denial or withdrawal is due to the failure of the party seeking to terminate the agreement to perform its agreements as required before the completion of the merger;

            o either party if there is a material breach by the other party of any of the covenants or agreements set forth in the reorganization agreement. Each party must give the other party 30 days to cure the breach. The party seeking to terminate the reorganization agreement cannot be in material breach of any representation, warranty, covenant or other agreement in the reorganization agreement; or

            o either party, if any of the applications for prior approval by third parties and governmental bodies are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the Peoples Bancorp board, would materially impair the value of Market Financial and Market Bank to Peoples Bancorp, and the time period for appeals and requests for reconsideration has run.

            In the event of termination of the reorganization agreement by either Peoples Bancorp or Market Financial as set forth above, the reorganization agreement shall become void and have no effect, except that the provisions of the reorganization agreement relating to confidentiality of information and expenses shall survive any such termination. Notwithstanding the foregoing, neither Peoples Bancorp nor Market Financial shall be relieved or released from any liabilities or damages arising out of its breach of any provision of the reorganization agreement.

ACCOUNTING TREATMENT OF THE MERGER

            The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. This means that Peoples Bancorp and Market Financial will be treated as one company as of the date of the combination, and that Peoples Bancorp will record the fair market value of Market Financial's assets and liabilities on its financial statements. Any difference between the purchase price and the fair value of the identifiable net assets is recorded as goodwill. The income statements incorporate the recorded income of Market Financial's operations beginning at the completion of the merger.


FEDERAL INCOME TAX CONSEQUENCES FOR MARKET FINANCIAL STOCKHOLDERS

            The following is a discussion of the material federal income tax consequences of the merger to Peoples Bancorp, Market Financial and holders of Market Financial common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this document, all of which are subject to change. This discussion assumes that Market Financial common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to a holder of Market Financial common stock in light of his or her particular circumstances or to holders subject to annual rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. HOLDERS OF MARKET FINANCIAL COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER.

             The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering its opinions, counsel will require and rely upon representations contained in certificates of officers of Peoples Bancorp, Market Financial and others.

            It is a condition to the obligation of Peoples Bancorp and Market Financial to complete the merger that the parties each will have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated as of the completion of the merger, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. No gain or loss will be recognized by Peoples Bancorp or Market Financial as a result of the merger.

            The federal income tax consequences of the merger to a Market Financial stockholder generally will depend on whether the stockholder receives cash, Peoples Bancorp common stock or a combination thereof in exchange for such stockholder's Market Financial common stock.

            No gain or loss will be recognized by a Market Financial stockholder who receives solely Peoples Bancorp common stock in exchange for all of such stockholder's shares of Market Financial common stock pursuant to the merger (except to the extent such a stockholder receives cash in lieu of a fractional share interest in Peoples Bancorp common stock). Such stockholder's tax basis in the Peoples Bancorp common stock received pursuant to the merger will equal such stockholder's tax basis in the shares of Market Financial common stock being exchanged reduced by any amount allocable to a fractional share interest of Peoples Bancorp common stock for which cash is received. The holding period of Peoples Bancorp common stock received will include the holding period of the shares of Market Financial common stock being exchanged.

            A Market Financial stockholder who receives both Peoples Bancorp common stock and cash consideration in exchange for all of his or her shares of Market Financial common stock will generally recognize gain, but not loss, to the extent of the lesser of:

            (1) the excess of (a) the sum of the aggregate fair market value of the Peoples Bancorp common stock received and the amount of cash received over (b) the stockholder's aggregate tax basis for the shares of Market Financial common stock exchanged; and

            (2)   the amount of cash received by such stockholder.

            For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Market Financial common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend (determined with application of Section 318(a) of the Internal Revenue Code on a shareholder-by- shareholder basis) under the provisions of the IRS, in which case such gain will be treated as a dividend to the extent of such stockholder's ratable share of the undistributed accumulated earnings and profits of Market Financial. Market Financial stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Market Financial common stock will be treated as a dividend.

            Such stockholder's aggregate tax basis in the Peoples Bancorp common stock received pursuant to the merger will equal such stockholder's aggregate tax basis in the shares of Market Financial common stock being exchanged, reduced by the amount of any cash consideration received, and increased by the amount of gain, if any, recognized by such stockholder in the merger (including any portion of such gain that is treated as a dividend). The holding period of Peoples Bancorp common stock received will include the holding period of the shares of Market Financial common stock being exchanged.

            A Market Financial stockholder who receives solely cash in exchange for all of such stockholder's shares of Market Financial common stock pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for such shares of Market Financial common stock, which gain or loss will be long-term capital gain or loss if such shares of Market Financial common stock were held for more than one year. If, however, any such Market Financial stockholder constructively owns shares of Market Financial common stock that are exchanged for shares of Peoples Bancorp common stock in the merger or owns shares of Peoples Bancorp common stock actually or constructively after the merger, the consequences to such stockholder may be similar to the consequences described above, except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such stockholder's gain. Market Financial stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Market Financial common stock will be treated as a dividend.

            No fractional shares of Peoples Bancorp common stock will be issued in the merger. A Market Financial stockholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Peoples Bancorp. A Market Financial stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received or the stockholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Market Financial common stock exchanged was held for more than one year.

            A dissenting stockholder of Market Financial who receives a payment in cash for such stockholder's Market Financial common stock will recognize capital gain or loss, if the Market Financial common stock sold was held by such stockholder as a capital asset at the effective time of the merger, equal to the excess of (a) the amount of cash received by such stockholder over (b) such stockholder's aggregate tax basis for the shares of Market Financial common stock sold, provided that the cash payment received by such stockholder is not essentially equivalent to a dividend within the meaning of Section 302 of the Internal Revenue Code. A sale of Market Financial common stock pursuant to an exercise of dissenters' rights will not constitute a "dividend" if, as a result of the exercise, the stockholder owns no stock in Peoples Bancorp after the merger, either actually or constructively within the meaning of Section 318 of the Internal Revenue Code.

SELLING THE PEOPLES BANCORP COMMON STOCK YOU RECEIVE IN THE MERGER

            The shares of Peoples Bancorp common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares issued to any Market Financial stockholder who may be deemed to control Market Financial, such as an executive officer, director or someone who owns a significant amount of Market Financial's stock. These controlling persons may not sell their shares of Peoples Bancorp common stock acquired in connection with the merger except under an effective registration statement under the Securities Act covering such shares or in compliance with an applicable exemption from the registration requirements of the Securities Act. This document does not cover any resales of Peoples Bancorp common stock received in the merger by persons who may be deemed to be controlling persons of Market Financial.

MARKET FINANCIAL STOCKHOLDERS HAVE DISSENTERS' RIGHTS IN THE MERGER

            Section 1701.84 of the Ohio General Corporation Law provides that all Market Financial stockholders entitled to vote on the merger may exercise dissenters' rights with respect to the merger. The following is a summary of the principal steps a Market Financial stockholder must take to exercise dissenters' rights under Section 1701.85 of the Ohio corporation law. The following is not a complete statement of the law and is qualified in its entirety by the full text of Section 1701.85 attached as Appendix C to this joint proxy statement/prospectus. If you are a Market Financial stockholder who desires to exercise dissenters' rights, you are urged to review carefully Section 1701.85 and to consult a legal advisor before electing or attempting to exercise your rights. A Market Financial stockholder must strictly comply with all of the procedural and other requirements of Section 1701.85. All references to "stockholder" in Section 1701.85 and "Market Financial stockholder" or a "holder of Market Financial common stock" in this summary are to the record holder of the shares as to which dissenters' rights are asserted.

            A Market Financial stockholder who wishes to perfect the rights of a dissenting stockholder in the event the reorganization agreement is adopted and the merger is approved:

            o must have been a record holder of the Market Financial shares as to which the shareholder seeks relief on the record date for the annual meeting;

            o must not have voted the stockholder's Market Financial shares in favor of adoption and approval of the reorganization agreement; and

            o must deliver to Market Financial, not later than ten days after the annual meeting, a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. Such written demand must state the name and address of the stockholder, the number of shares as to which the shareholder seeks relief and the amount claimed as the fair cash value thereof.

            A vote against the adoption and approval of the reorganization agreement will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Mr. John T. Larimer, Market Financial Corporation, 7522 Hamilton Avenue, Mt. Healthy, Ohio 45231. As the written demand must be delivered within the ten-day period following the annual meeting, it is recommended, although not required, that a stockholder using the mails should use certified mail or registered mail, return receipt requested, to confirm that the delivery has been timely.

            If Market Financial sends the dissenting stockholder, at the address specified in the stockholder's demand, a request for the certificate(s) representing the stockholder's shares, the stockholder must deliver the certificate(s) to the requesting company within 15 days of the sending of the request. Market Financial may endorse the certificate(s) with a legend to the effect that the stockholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the stockholder's rights as a dissenting stockholder. Market Financial must notify the stockholder of its election to terminate the rights of the stockholder as a dissenting stockholder within 20 days after the lapse of the 15-day period.

            Unless the dissenting stockholder and Market Financial agree on the fair cash value per share of the Market Financial common stock, either may, within three months after the service of the written demand by the stockholder, file a petition in the Court of Common Please of Hamilton County, Ohio. If the court find that the stockholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

            Fair cash value: (1) will be determined as of the day prior to the annual meeting, (2) will be the amount a willing seller and a willing buyer would accept or pay with neither being under compulsion to sell or buy, (3) will not exceed the amount specified in the stockholder's written demand, and (4) will exclude any appreciation or depreciation in market value resulting from the merger. The court will make a finding as to the fair cash value of a share and render judgment against Market Financial for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

            The rights of any dissenting stockholder will terminate if (1) the dissenting stockholder has not complied with Section 1701.85, unless Market Financial, by its board of directors, waives such failure, (2) Market Financial abandons or is finally enjoined or prevented from carrying out, or the stockholders of Market Financial rescind their adoption of the merger agreement,
(3) the dissenting stockholder withdraws his written demand, with the consent of Market Financial, by its board of directors, or (4) Market Financial and the dissenting stockholder have not agreed upon the fair cash value of the Market Financial common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a stockholder who exercises dissenters' rights, see "Federal Income Tax Consequences for Market Financial Stockholders."

            Because a proxy that does not contain voting instructions will be voted for the adoption of the reorganization agreement, a stockholder who wishes to exercise dissenters' rights must either (1) not sign and return a proxy or,
(2) if the stockholder signs and returns a proxy, vote against or abstain from voting on the adoption and approval of the reorganization agreement.

            Market Financial stockholders who are not in favor of the merger but who do not wish to exercise their dissenters' rights may, in the alternative, attempt to sell their shares on the open market at the then current market price.

WHO PAYS FOR WHAT

            All costs and expenses incurred in connection with the merger will be paid by the party incurring such expense. However, Peoples Bancorp will bear all costs of printing, mailing and filing this document.

            In addition, Market Financial will pay Peoples Bancorp a fee of $500,000 if a "purchase event" occurs prior to the completion of the merger or termination of the reorganization agreement other than a termination by Peoples Bancorp as a result of willful breach of any representation, warranty covenant or agreement of Market Financial and Market Bank. A purchase event is defined under the reorganization agreement as any of the following that occurs prior to September 30, 2001:

            o Market Financial or Market Bank enters into an acquisition transaction with any entity other than Peoples Bancorp or Peoples Community Bank;

            o The board of directors of Market Financial recommends that Market Financial stockholders accept any acquisition transaction with any entity other than Peoples Bancorp; or

            o after a third party proposes to acquire Market Financial (i) Market Financial or Market Bank breaches any covenant or obligation in the reorganization agreement which would allow Peoples Bancorp to terminate the reorganization agreement,
                  (ii) Market Financial stockholders fail to approve the reorganization agreement or the Market Financial annual meeting is not held or is cancelled prior to termination of the reorganization agreement or (iii) the board of directors of Market Financial withdraws or adversely modifies its recommendation to approve the reorganization agreement.

            Separately, if either party willfully defaults in its obligations under the reorganization agreement, the other party may pursue any remedy available for all damages, costs and expenses. If the non-defaulting party prevails, the damages, costs and expenses will be no less than $250,000.

WHEN WILL THE MERGER BE COMPLETED

            The merger will become effective at the time set forth in the certificate of merger that will be filed with the Secretary of State of the State of Delaware and Secretary of State of the State of Ohio. The certificate of merger will be filed on the fifth business day following the satisfaction or waiver of certain conditions to the merger, unless another date is agreed to in writing by Peoples Bancorp and Market Financial. See "- Conditions to the Merger." The closing of the transactions contemplated by the reorganization agreement is expected to take place as of the date of such filing. It is expected that a period of time will elapse between the Market Financial and Peoples Bancorp annual meetings and the completion of the merger while the parties seek to obtain the regulatory approvals required to complete the merger. There can be no assurance that the regulatory approvals will be obtained or that the Department of Justice will not challenge the merger. See "-Regulatory Approval Needed to Complete the Merger." The reorganization agreement may be terminated by either party if the merger has not been completed on or before June 30, 2001. See "- Waiving and Amending Provisions In, or Terminating, the Reorganization Agreement."

STOCKHOLDERS AGREEMENT

            In conjunction with the reorganization agreement, Peoples Bancorp has also entered into a stockholders agreement with the directors of Market Financial and Market Bank. Pursuant to such stockholders agreement, the directors of Market Financial and Market Bank have agreed not to sell, pledge, transfer or otherwise dispose of their shares of Market Financial common stock prior to the record date established in connection with the Market Financial annual meeting and to vote such shares of Market Financial common stock in favor of the reorganization agreement.

                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

            The following statements contain selected consolidated financial information for Peoples Bancorp and Market Financial, on an unaudited pro forma condensed consolidated basis giving effect to the merger applying the purchase method of accounting. The pro forma condensed statements of earnings reflecting the merger assume the merger with Market Financial was completed on the first day of the year ended September 30, 2000.

            The unaudited pro forma condensed statement of financial condition presents the combined financial position of Peoples Bancorp and Market Financial as of September 30, 2000. The unaudited pro forma condensed balance sheet reflects (1) the merger of Market Financial with Peoples Bancorp applying the purchase method of accounting; and (2) certain adjustments that are directly attributable to the merger, including allocation of the purchase price for the merger. The pro forma condensed statement of financial condition assumes that the merger of Market Financial with and into Peoples Bancorp was completed as of September 30, 2000.

            The unaudited pro forma condensed financial statements have been prepared based upon currently available information and assumptions deemed appropriate by management of Peoples Bancorp and Market Financial. This pro forma information may not be indicative of what actual results would have been, nor does such data purport to represent the combined financial results of Peoples Bancorp and Market Financial for future periods.

            There may be certain cost savings and/or revenue enhancements that will result from the merger. The information furnished in the statements does not reflect the expected revenue enhancements or the expected cost savings, that may or may not be achieved.

        CONDENSED PRO FORMA STATEMENT OF FINANCIAL CONDITION (UNAUDITED)

                                                                                As of September 30, 2000
                                                     ------------------------------------------------------------------------------
                                                            As reported
                                                      ------------------------
                                                      Peoples      Market                            Pro Forma            Pro Forma
                                                      Bancorp     Financial     Combined             Adjustments           Combined
                                                      -------     ---------     --------             -----------          ---------
                                                                                               Dr              Cr
                                                                                    (Dollars in thousands)
ASSETS:
  Total cash and cash equivalents ................   $   4,627    $     766    $   5,393    $   8,200(1)   $   8,186(2)   $   5,180
                                                                                                  473(3)         700(4)

Investment securities ............................       8,211       12,860       21,071         --             --           21,071
Mortgage-backed securities .......................      94,050        1,830       95,880         --            8,200(1)      87,680
Loans receivable .................................     196,485       37,879      234,364         --              600(5)     233,764
Office premises and equipment ....................       3,244        1,471        4,715         --             --            4,715
Real estate acquired through foreclosure .........         110         --            110         --             --              110
Federal Home Loan Bank stock .....................       6,852          482        7,334         --             --            7,334
Accrued interest receivable ......................       1,415          371        1,786         --             --            1,786
Prepaid expenses and other assets ................         439          265          704         --              700(4)           4
Goodwill .........................................       4,692         --          4,692          800(6)        --            5,492
Prepaid federal income taxes .....................         495          163          658         --             --              658
                                                     ---------    ---------    ---------    ---------      ---------      ---------
            Total assets .........................   $ 320,620    $  56,087    $ 376,707    $   9,473      $  18,386      $ 367,794
                                                     =========    =========    =========    =========      =========      =========

Deposits .........................................   $ 151,353    $  40,260    $ 191,613    $    --        $    --        $ 191,613
Advances from the Federal Home Loan Bank .........     134,500         --        134,500         --             --          134,500
Advances by borrowers for taxes and insurance ....         137           70          207         --             --              207
Accrued interest payable .........................         558          105          663         --             --              663
Other liabilities ................................       1,615          272        1,887         --              916(7)       2,803
Deferred federal income taxes ....................         793          625        1,418          408(8)        --              495
                                                                                                  204(5)        --
                                                                                                  311(7)        --
                                                      ---------   ---------    ---------    ---------      ---------      ---------
  Total liabilities ..............................     288,956       41,332      330,288          923            916        330,281

Common stock .....................................          20         --             20                           5(4)          25
Additional paid-in capital .......................      17,140        8,160       25,300        8,568(6)       5,792(4)      22,232
                                                                                                  700(4)         408(8)
Retained earnings ................................      13,974        7,892       21,866        6,891(6)                     13,974
                                                                                                  396(5)
                                                                                                  605(7)
Shares acquired by stock benefit plans ...........        (857)      (1,211)      (2,068)                        738(6)        (857)
                                                                                                                 473(3)
Treasury shares ..................................        --           (838)        (838)                        838(6)         --
Accumulated comprehensive income .................       1,387          752        2,139          752(6)         752(4)       2,139
                                                     ---------    ---------    ---------    ---------      ---------      ---------
  Total stockholders' equity .....................      31,664       14,755       46,419       17,912          9,006         37,513
                                                     ---------    ---------    ---------    ---------      ---------      ---------
  Total liabilities and stockholders' equity .....   $ 320,620    $  56,087    $ 376,707    $  18,835      $   9,922      $ 367,794
                                                     =========    =========    =========    =========      =========      =========

-------------
(1) Assumed sale of mortgage-backed securities by Peoples Bancorp to fund cash portion of acquisition price.
(2) Cash paid by Peoples Bancorp for 50% of Market Financial outstanding shares.
(3)         Receipt of cash from ESOP trust.
(4) Issuance of shares by Peoples Bancorp, net of estimated expenses totaling $700,000.
(5)         Fair value adjustment applied to loan portfolio.
(6)         Elimination of Market Financial equity accounts.
(7) Liability established for severance benefits and stock option payments.
(8)         Deferred tax benefits of stock benefit plan terminations.

              CONDENSED PRO FORMA STATEMENT OF EARNINGS (UNAUDITED)

                                                                              Year Ended September 30, 2000
                                                         ----------------------------------------------------------------
                                                            As reported
                                                         -------------------
                                                         Peoples    Market                  Pro Forma          Pro Forma
                                                         Bancorp  Financial  Combined      Adjustments          Combined
                                                         -------  ---------  --------      -----------          --------
                                                                                          Dr         Cr
                                                                                (Dollars in thousands)
INTEREST INCOME:
  Loans ..............................................   $10,857   $ 2,758   $13,615   $  --        $  --        $13,615
  Mortgage-backed securities .........................     3,810       146     3,956       574(1)      --          3,382
  Investment securities ..............................       530       801     1,331      --           --          1,331
  Interest-bearing deposits and other ................       232        93       325      --           --            325
                                                         -------   -------   -------   -------      -------      -------
    Total interest income ............................    15,429     3,798    19,227       574         --         18,653

  INTEREST EXPENSE:
    Deposits .........................................     5,910     1,861     7,771      --           --          7,771
    Borrowings .......................................     4,181      --       4,181      --           --          4,181
                                                         -------   -------   -------   -------      -------      -------
       Total interest expense ........................    10,091     1,861    11,952      --           --         11,952
                                                         -------   -------   -------   -------      -------      -------
       Net interest income ...........................     5,338     1,937     7,275       574         --          6,701

     Provision for losses on loans ...................       156      --         156      --           --            156
                                                         -------   -------   -------   -------      -------      -------
       Net interest income after
         provision for losses on loans ...............     5,182     1,937     7,119       574         --          6,545

  OTHER INCOME:
    Gain on sale of investment and mortgage-backed
     securities ......................................        19      --          19      --           --             19
    Other operating ..................................        82        11        93      --           --             93
                                                         -------   -------   -------   -------      -------      -------
     Total other income ..............................       101        11       112      --           --            112

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE:
  Employee compensation and benefits .................     1,915       906     2,821      --           --          2,821
  Occupancy and equipment ............................       209        78       287      --           --            287
  Federal deposit insurance premiums .................        34        12        46      --           --             46
  Franchise taxes ....................................       219       172       391      --           --            391
  Data processing ....................................       167        70       237      --           --            237
  Other operating ....................................       472       239       711      --           --            711
  Merger-related expenses ............................     1,010      --       1,010      --           --          1,010
  Amortization of goodwill ...........................       247      --         247        53(2)      --            300
                                                         -------   -------   -------   -------      -------      -------
       Total general, administrative and other expense     4,273     1,477     5,750        53         --          5,803
                                                         -------   -------   -------   -------      -------      -------
       Net earnings before taxes .....................     1,010       471     1,481       627         --            854

  Federal income taxes ...............................       462       160       622      --            195(3)       427
                                                         -------   -------   -------   -------      -------      -------

    Net Earnings .....................................   $   548   $   311   $   859   $   627      $   195      $   427
                                                         =======   =======   =======   =======      =======      =======

    Basic earnings per share .........................       N/A   $  0.26
    Diluted earnings per share .......................       N/A   $  0.26

---------------------
(1) Interest income foregone on mortgage-backed securities sold to fund cash portion of purchase, computed at 7.00%.

(2)   Amortization of goodwill computed over a fifteen year period.

(3)   Tax effect of reduction in interest income computed at 34%.

                         PEOPLES COMMUNITY BANCORP, INC.
         Notes to Pro Forma Condensed Consolidated Financial Statements
                 As of and for the Year Ended September 30, 2000

            The accompanying pro forma consolidated financial statements reflect the merger based on assumed cash consideration equal to 50% of Market Financial's remaining outstanding shares, coupled with the assumed issuance of 545,757 of Peoples Bancorp's shares at fair value. The pro forma cost of the acquisition also reflects assumed transaction expenses of $700,000. Detailed explanations of the Notes to Pro Forma Condensed Consolidated Financial Statements follows:

a) Reflects the elimination of Market Financial's historic equity using the purchase method of accounting coupled with (i) the issuance of 545,757 common shares from Peoples Bancorp at fair value; (ii) payment of $8.2 million in cash consideration for 50% of Market Financial's remaining outstanding shares; and (iii) payment of expenses related to the merger. The foregoing assumptions result in 2,523,490 pro forma shares outstanding as of and for the year ended September 30, 2000. Fully-diluted earnings per share is not presented.

b) Under purchase accounting, Market Financial's assets and liabilities are adjusted to their estimated fair values at the time of the closing of the merger. The estimated fair value adjustments have been determined by Peoples Bancorp based upon information set forth in the notes to Market Financial's consolidated financial statements and other information available to Peoples Bancorp's management. No assurance can be given that such estimated fair values represent fair values that would ultimately be determined at the time of the closing of the merger. Following are the pro forma adjustments made to reflect Market Financial's estimated fair values at September 30, 2000:


                                                                                                     (In thousands)
                                                                                                     --------------
Total consideration of cash and Peoples Bancorp common shares paid for Market
      Financial common stock at fair value, including estimated transaction costs.......               $ 15,435
Less: Market Financial stockholders' equity.............................................                (15,031)
Cost in excess of fair value before consideration of
      purchase price adjustments........................................................                    404
Purchase price adjustments (Dr)Cr:
  Loans.................................................................................                    600
  Deferred income tax asset related to above............................................                   (204)
                                                                                                       --------
  Costs in excess of fair value of net assets acquired..................................               $    800
                                                                                                       ========

c) For purposes of determining the pro forma effect of the merger on the Peoples Bancorp's consolidated statements of earnings for the year ended September 30, 2000, the following pro forma adjustments have been made:

                                                                                                    Year Ended
                                                                                                  September 30,
                                                                                                       2000
                                                                                                  -------------
                                                                                                  (In thousands)
1.    Decrease in interest income resulting from the sale of mortgage-
      backed securities for cash component of merger                                                  $(574)
2.    Amortization of purchase price in excess of fair value of net
      assets acquired over 15 years                                                                     (53)
3.    Decrease in income tax provision associated with adjustment                                       195
                                                                                                      -----
            Total pro forma adjustment                                                                $(432)
                                                                                                      =====

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PEOPLES BANCORP

GENERAL

            Peoples Bancorp's profitability depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other financial institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Cincinnati. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Peoples Bancorp's profitability also depends, to a lesser extent, on the level of other income, the provision for losses on loans, general, administrative and other expenses and federal income taxes.

            Peoples Bancorp's operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond management's control.

            On March 29, 2000 the following transactions were completed:

            o The Oakley Improved Building and Loan was merged with and into Peoples Community;

            o Peoples Community converted to a federally chartered stock savings bank and Peoples Bancorp sold 1,190,000 shares of its common stock; and

            o Peoples Bancorp acquired Harvest Home Financial Corporation and its wholly owned subsidiary, Harvest Home Savings Bank.

            Peoples Bancorp's consolidated financial statements give effect to the conversion, the merger between Peoples Community and Oakley using the pooling of interests method of accounting and the merger between Peoples Bancorp and Harvest Home Financial using the purchase method of accounting. In the conversion, Peoples Bancorp issued 1,190,000 shares of common stock, which resulted in net proceeds of approximately $10.3 million. In addition, Peoples Bancorp issued 787,733 common shares in connection with the acquisition of Harvest Home.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

            The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from the daily average balances.


                                                                         Year ended September 30,
                                  --------------------------------------------------------------------------------------------------
                                                  2000                            1999                             1998
                                  --------------------------------  -------------------------------  -------------------------------
                                     Average     Interest               Average    Interest             Average    Interest
                                   Outstanding   earned/     Yield/   Outstanding   earned/   Yield/   outstanding  earned/   Yield/
                                     Balance       paid       rate      Balance      paid      rate       Balance     paid     rate
                                  -------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)............... $138,907     $10,857    7.82%    $ 90,999     $7,265     7.98%     $ 90,254   $7,293     8.08%
  Mortgage-backed securities.........   49,878       3,810    7.64        1,364         96     7.04         1,536      100     6.51
  Investment securities (2)..........    9,199         530    5.76        5,129        212     4.13         5,428      235     4.33
Interest-earning deposits............    4,629         232    5.01        6,293        299     4.75         7,316      345     4.75
                                      --------     -------             --------     ------               --------   ------

   Total interest-earning assets.....  202,613      15,429    7.62      103,785      7,872     7.58       104,534    7,973     7.63
Non-interest-earning assets..........    7,296                            1,890                             1,736
                                      --------                         --------                          --------
   Total assets...................... $209,909                         $105,675                          $106,270
                                      ========                         ========                          ========
Interest-bearing liabilities:
Passbook and NOW accounts............   13,199         365    2.77     $  5,678        202     3.56      $  6,293      228     3.62
Money market deposit accounts........   21,392         816    3.81       19,074        776     4.07        18,073      740     4.09
Certificates of deposit..............   87,626       4,729    5.40       64,411      3,564     5.53        63,441    3,734     5.89
Federal Home Loan Bank
  advances...........................   61,321       4,181    6.82          710         39     5.49         3,530      189     5.53
                                      --------     -------             --------     ------               --------   ------

   Total interest-bearing
     liabilities.....................  183,538      10,091    5.50       89,873      4,581     5.10        91,337    4,891     5.35
                                                   -------    ----                  ------     ----                 ------     ----
Non-interest-bearing liabilities.....    3,608                            1,494                             1,630
                                      --------                         --------                          --------
  Total liabilities..................  187,146                           91,367                            92,267
   Stockholders' equity..............   22,763                           14,308                            13,303
                                      --------                         --------                          --------
     Total liabilities and
      stockholders' equity........... $209,909                         $105,675                          $106,270
                                      ========                         ========                          ========
Net interest income..................             $  5,338                          $3,291                          $3,082
                                                  ========                          ======                          ======
Interest rate spread.................                         2.12%                            2.48%                           2.28%
                                                              ====                             ====                            ====
Net interest margin (3)..............                         2.63%                            3.17%                           2.95%
                                                              ====                             ====                            ====
Average interest-earning
  assets to average interest-
  bearing liabilities................                       110.39%                          115.48%                         114.45%
                                                            ======                           ======                          ======

-----------------------------------
(1)   Includes non-accruing loans.

(2)   Includes Federal Home Loan Bank stock.

(3)   Equals net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

            The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected Peoples Bancorp's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), and (ii) changes in rate (change in rate multiplied by prior year volume). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                        Year ended September 30,
                                                   ----------------------------------------------------------------
                                                            2000 vs. 1999                      1999 vs. 1998
                                                   -----------------------------       ----------------------------
                                                   Increase (decrease)                 Increase (decrease)
                                                        due to                             due to
                                                   -------------------                 -------------------
                                                   Rate      Volume       Total        Rate      Volume       Total
                                                   ----      ------       -----        ----      ------       -----
                                                                            (In Thousands)
Interest-earning assets:
   Loans receivable .........................    $   (55)    $ 3,647     $ 3,592     $   (85)    $    57     $   (28)
   Mortgage-backed securities ...............         10       3,704       3,714           7         (11)         (4)
   Investment securities (1) ................        102         216         318           4         (27)        (23)
   Interest-earning deposits ................         15         (82)        (67)         (7)        (39)        (46)
      Total interest-earning assets .........         72       7,485       7,557         (81)        (20)       (101)

Interest-bearing liabilities:
   Passbook and NOW accounts ................        (54)        217         163          (4)        (22)        (26)
   Money market deposit accounts ............        (52)         92          40          (3)         39          36
   Certificates of deposit ..................        (86)      1,251       1,165        (225)         55        (170)
   Federal Home Loan Bank advances ..........         10       4,132       4,142           1        (151)       (150)
      Total interest-bearing liabilities.....       (182)      5,692       5,510        (231)        (79)       (310)
                                                 -------     -------     -------     -------     -------     -------
Increase in net interest income .............    $   254     $ 1,793     $ 2,047     $   150     $    59     $   209
                                                 =======     =======     =======     =======     =======     =======

----------------
(1) Includes Federal Home Loan Bank stock and certificates of deposit at other institutions.


DISCUSSION OF FINANCIAL CONDITION CHANGES FROM SEPTEMBER 30, 1999 TO SEPTEMBER 30, 2000

            At September 30, 2000, Peoples Bancorp's total assets amounted to $320.6 million, an increase of $213.3 million, or 198.8%, as compared to the $107.3 million total at September 30, 1999. The acquisition of Harvest Home comprised approximately $118.0 million of the increase in total assets. Additionally, growth in total assets was funded by an increase in advances from the Federal Home Loan Bank of $90.6 million and an increase in stockholders' equity of $11.1 million.

            Cash and cash equivalents totaled $4.6 million at September 30, 2000, a decrease of $556,000, or 10.7%, compared to September 30, 1999. Investment securities totaled $8.2 million at September 30, 2000, an increase of $5.0 million, or 152.6%, over the total at September 30, 1999. This increase was due entirely to investment securities obtained through the Harvest Home acquisition. Mortgage-backed securities totaled $94.1 million at September 30, 2000, as purchases of $63.0 million during fiscal 2000 and the $44.6 million of such securities obtained through the Harvest Home acquisition were partially offset by principal repayments of $12.9 million and sales of $2.1 million. Purchases of mortgage-backed securities were funded primarily through borrowings from the Federal Home Loan Bank.

            Loans receivable totaled $196.5 million at September 30, 2000, an increase of $101.9 million, or 107.8%, over September 30, 1999 levels. The increase in loans attributable to the Harvest Home acquisition was $62.3 million. During fiscal 2000, loan disbursements amounted to $73.7 million and principal repayments totaled $34.0 million. The volume of loan disbursements during fiscal 2000 exceeded fiscal 1999 volume by $43.6 million, or 144.5%. The overall growth in the loan portfolio was comprised primarily of $66.1 million in one- to four-family residential real estate, $7.4 million in multi-family residential real estate, $16.4 million in residential construction loans and $21.7 million in nonresidential real estate loans and non-residential real estate construction loans.

            Peoples Community's allowance for loan losses amounted to $762,000 at September 30, 2000, compared to $415,000 at September 30, 1999, which represented .36% and .42% of the total loan portfolio at those respective dates. Nonperforming loans totaled $1.3 million and $1.1 million at September 30, 2000 and 1999, respectively, representing .59% and 1.09% of total loans at those respective dates. Although management believes that the allowance for loan losses is adequate at September 30, 2000, based upon the available facts and circumstances, there can be no assurance that additions to the allowance will not be necessary in future periods. Additions to the allowance would adversely affect Peoples Bancorp's results of operations.

            Deposits totaled $151.4 million at September 30, 2000, an increase of $60.3 million, or 66.3%, over the total at September 30, 1999. This increase was primarily due to the $63.3 million of deposits obtained in the Harvest Home acquisition, which were partially offset by net withdrawals totaling $2.9 million, generally used to fund stock purchases in the conversion.

            Advances from the Federal Home Loan Bank totaled $134.5 million at September 30, 2000, comprised of $44.0 million assumed in the Harvest Home acquisition and $90.6 million in net new borrowings. Proceeds from borrowings were generally used to fund purchases of investment and mortgage-backed securities and loan disbursements.

            Stockholders' equity totaled $31.7 million at September 30, 2000, an increase of $17.0 million, or 115.7%, over September 30, 1999 levels. The increase was due primarily to net proceeds from the conversion totaling $10.3 million, $5.9 million of common stock issued in the Harvest Home acquisition, and fiscal 2000 net earnings of $548,000.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2000 AND 1999

            GENERAL. The inclusion of the fiscal 2000 acquisition of Harvest Home significantly contributed to the increases in the level of income and expenses during the fiscal year ended September 30, 2000, compared to the fiscal year ended September 30, 1999. In accordance with the purchase method of accounting, the statement of earnings for the fiscal year ended September 30, 1999, was not restated for this acquisition of Harvest Home.

            Peoples Bancorp recorded net earnings of $548,000 for the fiscal year ended September 30, 2000, a decrease of $187,000, or 25.4%, compared to fiscal 1999. Net earnings for the year ended September 30, 2000, reflect the effects of the recognition of one-time merger-related charges totaling $1.0 million. Excluding these charges, Peoples Bancorp's net earnings would have been approximately $1.1 million for the fiscal year ended September 30, 2000.

            NET INTEREST INCOME. For the fiscal year ended September 30, 2000, the average balance of interest-earning assets increased substantially compared to the 1999 period, reflecting the utilization of Federal Home Loan Bank advances to fund increases in various categories of interest-earning assets, in particular mortgage-backed securities. The average balance of interest-earning assets also increased as a result of the merger with Oakley and the conversion, both of which were completed in March 2000. An increase in yields on interest-earning assets was partially offset by an increase in the rates paid on interest-bearing liabilities, due to the increase in the general level of market interest rates.

            Interest income on loans totaled $10.9 million for the fiscal year ended September 30, 2000, an increase of $3.6 million, or 49.4%, over fiscal 1999. This increase was due primarily to a $47.9 million, or 52.6%, increase in the weighted-average balance of loans outstanding during the year, which was significantly affected by the addition of $62.3 million in loans from the Harvest Home acquisition. Interest income on investment and mortgage-backed securities totaled $4.3 million for the fiscal year ended September 30, 2000, an increase of $4.0 million over fiscal 1999. The increase was due primarily to a $52.6 million increase in the weighted-average balance outstanding and a 261 basis point increase in yield year to year. This increase was significantly affected by the addition of $44.6 million in mortgage-backed securities through the Harvest Home acquisition and additional purchases totaling $63.0 million during the year.

            Interest expense totaled $10.1 million for the fiscal year ended September 30, 2000, an increase of $5.5 million, or 120.3%, over the $4.6 million recorded in fiscal 1999. Interest expense on deposits increased by $1.4 million, or 30.1%, due primarily to a $33.1 million increase in the weighted-average balance of deposits outstanding year to year, which included the addition of $63.3 million in deposits from the acquisition of Harvest Home. The increase in average deposits was partially offset by a decrease in the weighted-average cost of deposits of 26 basis points, to 4.84% for fiscal 2000. Interest expense on borrowings totaled $4.2 million for fiscal 2000, an increase of $4.1 million over fiscal 1999, which was due to the addition of $44.0 million in advances through the acquisition of Harvest Home and a net increase of $90.6 million in advances during the year.

            As a result of the foregoing changes in interest income and interest expense, net interest income increased by $2.0 million, or 62.2%, during fiscal 2000 compared to fiscal 1999. The interest rate spread amounted to 2.12% for fiscal 2000 compared to 2.48% for fiscal 1999. The net interest margin totaled 2.63% and 3.17% for the fiscal years ended September 30, 2000 and 1999, respectively.

            PROVISION FOR LOSSES ON LOANS. It is Peoples Community's policy to provide valuation allowances for estimated losses on loans based on past loan loss experience, changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries). After considering the above factors, management elected to record a provision for losses on loans totaling $156,000 and $175,000 for the fiscal years ended September 30, 2000 and 1999, respectively. The provision for losses on loans recorded in fiscal 2000 was predicated upon the overall growth in the loan portfolio, coupled with a moderate increase of $200,000 in nonperforming loans. There can be no assurance that Peoples Community's allowance for loan losses will be adequate to cover losses on nonperforming loans in the future.

            OTHER INCOME. Other income totaled $101,000 for the fiscal year ended September 30, 2000, an increase of $81,000 over fiscal 1999. The increase was due primarily to a $19,000 gain on sale of mortgage-backed securities recorded in fiscal 2000, coupled with a $62,000 increase in other operating income. Other operating income was comprised primarily of rental income and fees on NOW accounts and ATM transactions.

            GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense totaled $4.3 million for the fiscal year ended September 30, 2000, an increase of $2.2 million, or 110.5%, compared to fiscal 1999. The increase was due primarily to one-time merger-related charges of $1.0 million and $247,000 of goodwill amortization recorded in fiscal 2000. The acquisition of Harvest Home accounted for approximately $760,000 of the overall increase in general, administrative and other expense, since fiscal 1999 balances were not restated to give effect to the merger with Harvest Home. Exclusive of the effects of the Harvest Home acquisition, employee compensation and benefits increased by approximately $143,000, or 10.4%, occupancy and equipment increased by $11,000, or 12.8%, and other operating expense increased by $70,000, or 24.1%. The increase in employee compensation and benefits was due primarily to an increase in staffing levels, the costs of stock benefit plans and normal merit increases year to year. The increase in occupancy and equipment expense was due primarily to an increase in depreciation expense following capital expenditures for building improvements and equipment during fiscal 2000 and 1999.

            FEDERAL INCOME TAXES. Peoples Bancorp recorded a tax provision totaling $462,000 for the fiscal year ended September 30, 2000, compared to a provision of $371,000 for the same period in 1999. The increase was due primarily to the effects of non-deductible merger-related expenses totaling $105,000 and goodwill amortization of $247,000 recorded during fiscal 2000, which were partially offset by a $96,000, or 8.7%, decrease in pretax earnings year to year. The effective tax rates amounted to 45.7% and 33.5% for the fiscal year ended September 30, 2000 and 1999, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1999 AND 1998

            GENERAL. Net earnings amounted to $735,000 for the fiscal year ended September 30, 1999, compared to $937,000 in fiscal 1998, a decrease of $202,000, or 21.6%. The decrease in earnings resulted primarily from a $292,000 increase in general, administrative and other expense, a $96,000 decrease in other income and a $127,000 increase in the provision for losses on loans, which were partially offset by a $209,000 increase in net interest income and a $104,000 decrease in federal income tax expense.

            NET INTEREST INCOME. Interest income totaled $7.9 million for the fiscal year ended September 30, 1999, a decrease of $101,000, or 1.2%, from fiscal 1998. The decline was due primarily to a 5 basis point decrease in the weighted-average yield, coupled with a decrease of $749,000, or .7%, in the average outstanding balance of interest-earning assets year to year. Interest income on loans amounted to $7.3 million for the fiscal year ended September 30, 1999, a decrease of $28,000, or .4%, from fiscal 1998, due primarily to a 10 basis point decline in yield, which was partially offset by a $745,000, or .8%, increase in the weighted-average balance of loans outstanding year to year. Interest income on investments, mortgage-backed securities and other interest-earning deposits totaled $607,000 for fiscal 1999, a decrease of $73,000, or 10.7%, compared to fiscal 1998. The decrease resulted primarily from a $1.5 million, or 10.5%, decrease in the weighted-average balance outstanding year to year.

            Interest expense amounted to $4.6 million for the fiscal year ended September 30, 1999, a decrease of $310,000, or 6.3%, compared to fiscal 1998. The decrease was primarily due to a decline of $2.8 million in the average balance of Federal Home Loan Bank advances outstanding year to year, partially offset by a $1.4 million increase in the average balance of total deposits and a reduction in the average cost of interest-bearing liabilities decreased by 25 basis points, to 5.10% in fiscal 1999.

            As a result of the foregoing changes in interest income and interest expense, net interest income increased by $209,000, or 6.7%, to $3.3 million for fiscal 1999, from $3.1 million for fiscal 1998. The interest rate spread increased from 2.28% for fiscal 1998 to 2.48% for fiscal 1999, while the ratio of average interest-earning assets to average interest-bearing liabilities also increased from 114.45% to 115.48% during the same period. The net interest margin increased to 3.17% for fiscal 1999 from 2.95% for fiscal 1998.

            PROVISION FOR LOSSES ON LOANS. As a result of an analysis of historical experience, the volume and type of lending conducted by Peoples Community, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to Peoples Community's market area, and other factors related to the collectibility of Peoples Community's loan portfolio, management recorded a $175,000 provision for losses on loans during fiscal 1999, an increase of $127,000 over fiscal 1998. The fiscal 1999 provision was due primarily to growth in the loan portfolio during the year, coupled with an increase in the level of nonperforming loans.

            OTHER INCOME. Other income totaled $20,000 for the fiscal year ended September 30, 1999, a decrease of $96,000, or 82.8%, compared to fiscal 1998. This decline was due primarily to the absence of a $91,000 gain recognized on the sale of investment securities during fiscal 1998.

            GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense amounted to $2.0 million for the fiscal year ended September 30, 1999, an increase of $292,000, or 16.8%, compared to fiscal 1998. The increase was due primarily to an increase of $255,000, or 22.8%, in employee compensation and benefits, as a result of the addition of management staff and an increase in retirement benefit expense for directors added through a merger with The Peoples Building and Loan Co. of Blanchester.

            FEDERAL INCOME TAXES. The provision for federal income taxes amounted to $371,000 for the fiscal year ended September 30, 1999, a decrease of $104,000, or 21.9%, compared to fiscal 1998, due primarily to a $306,000 decrease in pretax earnings year to year. Peoples Bancorp's effective tax rates were 33.5% and 33.6% for fiscal 1999 and 1998, respectively.

EXPOSURE TO CHANGES IN INTEREST RATES

            Peoples Bancorp's ability to maintain net interest income depends upon its ability to earn a higher yield on assets than the rates paid on deposits and borrowings. Peoples Community's interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. Peoples Community's ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although Peoples Community's mortgage loans contain a provision which permits the loans to be called due at any time after three years from origination, which theoretically offers some protection from changing interest rates, management has never used that provision to call a loan due. Because long-term, fixed-rate mortgage loans make up the dominant portion of Peoples Community's interest-earning assets, Peoples Community may be particularly susceptible to the risk of changing interest rates. During fiscal 2000, Peoples Community began to emphasize the origination of adjustable-rate mortgage ("ARM") loans and shorter-term loans secured by non-residential real estate, in an effort to improve its interest rate risk position.

QUANTITATIVE ANALYSIS

            The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. A resulting change in net portfolio value of more than 2.0% of the estimated market value of an institution's assets will require the institution to deduct from its risk-based capital 50% of that excess change, if and when a rule adopted by the Office of Thrift Supervision takes effect. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating the risk-based capital requirement. However, the Office of Thrift Supervision has indicated that no institution will be required to deduct capital for interest rate risk until further notice. Because a 200 basis point increase in interest rates would have resulted in Peoples Community's net portfolio value decreasing by more than 2.0% of the estimated market value of its assets as of September 30, 2000, Peoples Community would have been subject to a capital deduction of $2.9 million as of September 30, 2000 if the regulation had been effective as of such date.

            The following tables present Peoples Community's net portfolio value as of September 30, 2000 and 1999, as calculated by the Office of Thrift Supervision, based on information provided to the Office of Thrift Supervision by Peoples Community. The information presented is based on the feature in Peoples Community's mortgage loans which permits the loans to be called any time after three years from the date of origination and the assumed repricing of called loans at a higher rate in a rising rate environment.

                                                      September 30, 2000
     -----------------------------------------------------------------------------------------------------------------------------
                                                                                         Net Portfolio           Change in Net
      Change in Interest                                                                  Value as % of        Portfolio Value as %
     Rate in Basis Points                     Net Portfolio Value                      Portfolio Value of    of Portfolio Value of
         (Rate Shock)           Amount            $ Change              % Change           Assets                  Assets
     --------------------       ------        -------------------       --------      -------------------    ---------------------
                                                                   (Dollars in Thousands)
              300               $8,922            $(19,293)                (68)%             2.97%                   (586)bp
              200               15,960             (12,256)                (43)              5.19                    (364)
              100               22,319              (5,896)                (21)              7.12                    (172)
                0               28,216                  --                  --               8.83                      --
             (100)              31,395               3,180                  11               9.74                      90
             (200)              33,902               5,687                  20              10.44                     161
             (300)              36,599               8,384                  30              11.20                     237

            As shown by the table above, increases in interest rates will result in declines in Peoples Community's net portfolio value based on Office of Thrift Supervision calculations as of September 30, 2000, primarily due to Peoples Community's significant holdings of long-term fixed-rate loans.



                                                      September 30, 1999
     -----------------------------------------------------------------------------------------------------------------------------
                                                                                         Net Portfolio           Change in Net
      Change in Interest                                                                  Value as % of        Portfolio Value as %
     Rate in Basis Points                     Net Portfolio Value                      Portfolio Value of    of Portfolio Value of
         (Rate Shock)           Amount            $ Change              % Change           Assets                  Assets
     --------------------       ------        -------------------       --------      -------------------    ---------------------
                                                                   (Dollars in Thousands)
               300              $12,569             $(3,150)                (20)%               11.64%                 (292)bp
               200               13,945              (1,775)                (11)                12.92                  (164)
               100               14,997                (722)                 (4)                13.89                   (67)
                 0               15,719                  --                  --                 14.56                    --
              (100)              16,194                 474                   3                 15.00                    44
              (200)              16,694                 975                   6                 15.46                    90
              (300)              17,349               1,630                  10                 16.07                   151

QUALITATIVE ANALYSIS

            Peoples Community's fixed-rate loans help its profitability if interest rates are stable or declining, since these loans have yields that exceed its cost of funds. However, if interest rates increase, Peoples Community would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Peoples Community has focused primarily on maintaining a strong deposit base. Historically, Peoples Community has been able to maintain relatively stable levels of net interest income despite the interest rate risk inherent in its operations. Peoples Community expects to reduce potential exposure to interest rate risk by:

(1)   Originating one-year and three-year adjustable rate mortgage loans;

(2) Increasing originations of nonresidential real estate mortgage loans, which generally have higher yields and shorter terms to maturity than single-family residential mortgage loans;

(3) Originating home equity lines of credit with interest rates that adjust monthly based on an index; and

(4) Originating unsecured lines of credit with interest rates that adjust monthly based on an index.

LIQUIDITY AND CAPITAL RESOURCES

            Peoples Community is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. At September 30, 2000, Peoples Community's liquidity was 27.6%, or substantially in excess of the minimum 4% requirement.

            At September 30, 2000, Peoples Community had outstanding commitments to originate loans totaling $7.1 million, commitments for unused lines of credit under home equity lines totaling $5.2 million and had letters of credit under commercial loans of $85,000. In addition, as of September 30, 2000, the amount of certificates of deposit which were scheduled to mature in the following 12 months totaled $71.2 million. Peoples Community believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Peoples Community requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Cincinnati are available as an additional source of funds.

            Peoples Community is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 4.0% and 8.0%, respectively. At September 30, 2000, Peoples Community exceeded each of its capital requirements, with tangible, core and risk-based capital ratios of 8.1%, 8.1% and 18.1%, respectively.

            The net proceeds contributed to Peoples Community upon completion of the conversion in March 2000 substantially increased Peoples Community's liquidity.

IMPACT OF INFLATION AND CHANGING PRICES

            The consolidated financial statements and related financial data presented herein regarding Peoples Bancorp have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Peoples Bancorp's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Peoples Bancorp's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

            In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives in their financial statements as either assets or liabilities measured at fair value. Statement of Financial Accounting Standards No. 133 also specifies new methods of accounting for hedging transactions, prescribes the items and transactions that may be hedged, and specifies detailed criteria to be met to qualify for hedge accounting.

            The definition of a derivative financial instrument is complex, but in general, it is an instrument with one or more underlyings, such as an interest rate or foreign exchange rate, that is applied to a notional amount, such as an amount of currency, to determine the settlement amount(s). It generally requires no significant initial investment and can be settled net or by delivery of an asset that is readily convertible to cash. Statement of Financial Accounting Standards No. 133 applies to derivatives embedded in other contracts, unless the underlying of the embedded derivative is clearly and closely related to the host contract.

            Statement of Financial Accounting Standards No. 133, as amended by Statement of Financial Accounting Standards no. 137, is effective for fiscal years beginning after June 15, 2000. On adoption, entities are permitted to transfer held-to-maturity debt securities to the available-for-sale or trading category without calling into question their intent to hold other debt securities to maturity in the future. Peoples Bancorp adopted Statement of Financial Accounting Standards No. 133 as of October 1, 2000, as required, without material effect on financial condition or results of operations.

            In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but carries over most of the provisions of Statement of Financial Accounting Standards No. 125 without reconsideration. Statement of Financial Accounting Standards No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Statement of Financial Accounting Standards No. 140 is not expected to have a material effect on Peoples Bancorp's financial position or results of operations.


                           BUSINESS OF PEOPLES BANCORP

GENERAL

            Peoples Community Bancorp, Inc. was organized in December 1999 at the direction of the Board of Directors of Peoples Community Bank, formerly, The People's Building, Loan and Savings Company for the purpose of holding all of the capital stock of Peoples Community and in order to facilitate the conversion of Peoples Community from an Ohio-chartered mutual savings and loan association to a federally-chartered stock savings bank. (Unless the context otherwise requires, reference to Peoples Bancorp includes Peoples Community and its other subsidiaries). Peoples Bancorp is a unitary savings and loan holding company whose assets consist primarily of the outstanding shares of common stock of Peoples Community, investments made with the portion of the net proceeds from the issuance of Peoples Bancorp shares to the public retained by Peoples Bancorp and Peoples Bancorp's loan to the employee stock ownership plan. Peoples Bancorp has no significant liabilities. The management of Peoples Bancorp and Peoples Community are substantially identical and Peoples Bancorp neither owns nor leases any property but instead uses the premises, equipment and furniture of Peoples Community. Peoples Community is a federally-chartered stock savings bank that was originally organized in 1889. Peoples Community conducts its business from six offices in Hamilton, Warren and Clinton Counties in Ohio. Peoples Community is primarily engaged in attracting deposits from the general public and using those funds to originate loans and invest in securities. Peoples Community's primary lending emphasis has been, and continues to be, loans secured by first liens on single-family (one- to-four units) residential properties located in Hamilton, Warren and Clinton Counties in Ohio. Peoples Community also originates construction and land development loans, multi-family residential real estate loans, commercial real estate loans, home equity loans and other loans. At September 30, 2000, Peoples Bancorp had $320.5 million in total assets, $151.4 million in deposits and $31.7 million of stockholders' equity.

            Immediately prior to the conversion, The Oakley Improved Building and Loan Company, an Ohio-chartered mutual savings and loan association, merged with and into Peoples Community. No consideration was exchanged in the Oakley merger. The Oakley merger was accounted for on a pooling of interests basis whereby prior year amounts are restated to include the assets and liabilities of Oakley. Simultaneously with the conversion, Harvest Home Financial Corporation, an Ohio corporation with its principal place of business in Ohio, merged with and into Peoples Bancorp. In connection with the Harvest Home merger, each outstanding share of Harvest Home Financial common stock, no par value per share, was converted into the right to receive 0.9 of a share of Peoples Bancorp common stock and $9.00 in cash. The Harvest Home merger was accounted for using the purchase method of accounting and prior period amounts are not restated. The conversion, the Oakley merger and the Harvest Home merger were interdependent transactions.

            Peoples Community is subject to examination and comprehensive regulation by the Office of Thrift Supervision, which is Peoples Community's chartering authority and primary federal regulator. Peoples Community is also regulated by the Federal Deposit Insurance Corporation, administrator of the Savings Association Insurance Fund. Peoples Community is also subject to certain reserve requirements established by the Federal Reserve Board and is a member of the Federal Home Loan Bank of Cincinnati, which is one of the 12 regional banks comprising the Federal Home Loan Bank System.

PEOPLES BANCORP LENDING ACTIVITIES

            GENERAL. At September 30, 2000, the net loan portfolio of Peoples Bancorp totaled $196.5 million, representing approximately 61.3% of total assets at that date. The principal lending activity of Peoples Bancorp is the origination of one- to four-family (which are also known as single-family) residential loans. At September 30, 2000, conventional first mortgage, one- to four-family residential loans amounted to $153.6 million, or 78.1% of the net loan portfolio. To a lesser extent, Peoples Bancorp originates commercial real estate and land loans and multi-family residential mortgage loans and residential construction loans. At September 30, 2000, commercial real estate and land loans totaled $20.4 million, or 10.4% of the net loan portfolio, multi-family residential mortgage loans amounted to $9.0 million, or 4.6% of the net loan portfolio and construction loans amounted to $27.1 million, or 13.8% of the net loan portfolio.

            The types of loans that Peoples Bancorp may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

            A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus. However, loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. At September 30, 2000, Peoples Community's regulatory limit on loans-to-one borrower was $4.0 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $3.1 million, $2.5 million, $2.4 million, $2.1 million and $1.8 million. All of Peoples Bancorp's five largest loans or groups of loans were performing in accordance with their terms at September 30, 2000. See "Asset Quality - Classified Assets."

            LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Peoples Bancorp's loans at the dates indicated.

                                                                            September 30,
                                               ----------------------------------------------------------------------
                                                      2000                      1999                     1998
                                               ---------------------     ---------------------   --------------------
                                                          Percent of                Percent of             Percent of
                                               Amount        Total       Amount       Total      Amount      Total
                                               ------     ----------     ------     ----------   ------    ----------
                                                                       (Dollars in Thousands)
Mortgage loans:
  Single-family residential .............    $ 153,627        78.1%   $  87,574        92.6%   $  80,191        88.6%
  Multi-family residential ..............        8,999         4.6        1,588         1.7        1,611         1.8
  Commercial real estate and land .......       20,440        10.4        5,935         6.3        6,143         6.8
  Construction loans ....................       27,056        13.8        3,473         3.7        5,217         5.8
                                             ---------       -----    ---------       -----    ---------       -----
     Total mortgage loans ...............      210,122       106.9       98,570       104.3       93,162       103.0
Other loans .............................        1,307         0.7          133         0.1          141         0.2
                                             ---------       -----    ---------       -----    ---------       -----
     Total loans receivable .............      211,429       107.6       98,703       104.4       93,303       103.2
Less:
  Undisbursed portion of loans in process      (13,546)       (6.9)      (3,337)       (3.6)      (2,214)       (2.5)
  Allowance for loan losses .............         (762)       (0.4)        (415)       (0.4)        (235)       (0.3)
  Deferred loan fees ....................         (636)       (0.3)        (400)       (0.4)        (406)       (0.4)
                                             ---------       -----    ---------       -----    ---------       -----
Loans receivable, net ...................    $ 196,485       100.0%   $  94,551       100.0%   $  90,448       100.0%
                                             =========       =====    =========       =====    =========       =====

            ORIGINATION OF LOANS. The lending activities of Peoples Bancorp are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the board of directors of Peoples Bancorp.

            Under the real estate lending policy of Peoples Bancorp, a title opinion must be obtained for each real estate loan. Peoples Bancorp also requires fire and extended coverage casualty insurance, in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development. Peoples Bancorp does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

            Peoples Bancorp's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. The board of directors has granted authority to approve loans as follows: loans up to $500,000 must be approved by two senior executive officers; loans between $500,000 and $1.0 million must be approved by the executive committee; and loans greater than $1.0 million must be approved by the board of directors.

            ACTIVITY IN LOANS. The following table shows the activity in Peoples Bancorp's loans during the periods indicated.

                                                                        Year Ended September 30,
                                                               ---------------------------------------
                                                                  2000           1999          1998
                                                                  ----           ----          ----
                                                                            (In Thousands)
Total loans held at beginning of period ..................     $  98,703      $  93,303      $  91,846
Originations of loans:
   Mortgage loans:
      Single-family residential (1) ......................        58,271         28,236         21,552
      Multi-family residential ...........................         6,362            484            900
      Commercial real estate and land ....................        17,255          2,514          1,914
  Other loans ............................................         2,044             50             55
                                                               ---------      ---------      ---------
         Total originations (2) ..........................        83,932         31,284         24,421
Increase due to Harvest Home Financial Corp. acquisition..        62,334           --             --
                                                               ---------      ---------      ---------
         Total increases .................................       146,266         31,284         24,421
Loans sold ...............................................          --             --             --
Transfers to real estate owned ...........................          (110)          --             --
Charge-offs ..............................................            (4)          --              (15)
Other ....................................................           563            121           (268)
Repayments ...............................................       (33,989)       (26,005)       (22,681)
                                                               ---------      ---------      ---------
Net activity in loans ....................................       112,726          5,400          1,457
                                                               ---------      ---------      ---------
Gross loans held at end of period ........................     $ 211,429      $  98,703      $  93,303
                                                               =========      =========      =========

--------------------------

(1)   Includes construction loan originations made during the fiscal year.

(2) Undisbursed portions of loans in process totaled $13.6 million, $3.3 million and $2.2 million at September 30, 2000, 1999 and 1998, respectively.

            Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Peoples Bancorp generally confines its lending activity to its primary market area of Warren, Clinton and Hamilton Counties, Ohio. Subject to its loans-to-one borrower limitation, Peoples Community is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Peoples Community may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Peoples Community may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At September 30, 2000, Peoples Community was well within each of the above lending limits.

            ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. The primary real estate lending activity of Peoples Bancorp is the origination of loans secured by first mortgage liens on one- to four-family residences. At September 30, 2000, $153.6 million or 72.7% of the total loan portfolio of Peoples Bancorp, before net items, consisted of conventional first mortgage, one- to four-family residential loans compared to $87.6 million or 88.7% at September 30, 1999.

            The loan-to-value ratio, maturity and other provisions of the loans made by Peoples Bancorp generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Peoples Bancorp. Peoples Bancorp's lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property.

Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans generally include "due-on-sale" clauses.

            The residential mortgage loans originated by Peoples Bancorp consist of fixed rate and adjustable rate loans. Presently, the single-family fixed rate residential mortgage loans originated by Peoples Bancorp have terms of up to 30 years. Previously, these loans contained a three-year demand provision which permitted Peoples Bancorp to accelerate the due date of a mortgage loan at any time at or after three years from the date of origination (although Peoples Bancorp has never utilized this provision). In addition, Peoples Bancorp originates adjustable rate mortgage loans on which the interest rate adjusts every one or three years based upon the one-year or three-year rate on T-bills plus a specified margin. At September 30, 2000, $150.6 million, or 98.1% of our single-family residential loans were adjustable rate (including those fixed rate loans with a three year call provision), and $3.0 million, or 1.9% were fixed-rate. The single-family residential mortgage loans presently being originated by Peoples Bancorp generally conform to Fannie Mae and Freddie Mac requirements.

            COMMERCIAL REAL ESTATE AND LAND LOANS. Peoples Bancorp's commercial real estate and land loan portfolio primarily consists of loans secured by professional offices and churches located within Peoples Bancorp's primary market area. Commercial real estate and land loans amounted to $20.4 million, or 9.7% of the total loan portfolio at September 30, 2000, with an average loan balance of approximately $151,000. This compares to $5.9 million, or 6.0% at September 30, 1999, with an average loan balance of approximately $60,000.

            The commercial real estate loans of Peoples Bancorp typically have a loan-to-value ratio of 75% or less and generally have higher interest rates than single-family residential mortgage loans. The maximum term of Peoples Bancorp's commercial real estate loans is 25 years. Otherwise, the commercial real estate loans of Peoples Bancorp have terms which are substantially similar to its single-family residential mortgage loans, including the three-year demand provision. The land loans of Peoples Bancorp also have a loan-to-value ratio of 75% or less and are amortized over a five-year period or over a 15-year period with a balloon payment of the remaining principal amount due at five years from the date of origination. Land loans generally are secured by single-family residential lots or undeveloped land being held for residential development. Peoples Bancorp expects to increase the amount of commercial real estate loans that Peoples Bancorp originates because they generally have higher yields and shorter terms to maturity than single-family residential mortgage loans. In addition, Peoples Bancorp believes that it can be a niche lender to small and medium sized businesses in its market area.

            Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Peoples Bancorp generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

            Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans may involve larger loan balances to single borrowers, and the payment experience may be dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions.

            MULTI-FAMILY RESIDENTIAL LOANS. Peoples Bancorp also has a relatively small amount of multi-family (over four units) residential loans. The multi-family residential mortgage loans of Peoples Bancorp are underwritten on substantially the same basis as its commercial real estate loans, although loan-to-value ratios are limited to 80%. At September 30, 2000, Peoples Bancorp had $9.0 million in multi-family residential mortgage loans which amounted to 4.3% of Peoples Bancorp's total portfolio compared to $1.6 million, or 1.6% at September 30, 1999.

            CONSTRUCTION LOANS. At September 30, 2000, Peoples Bancorp had approximately $27.1 million in construction loans compared to $3.5 million at September 30, 1999. The increase in construction loans during fiscal 2000, was due primarily to increased originations of construction loans to builders and individuals and to a lesser extent to the acquisition of Harvest Home. The construction loans of Peoples Bancorp are comprised largely of loans made to builders on a pre-sold basis, as well as to borrowers to construct their homes. Generally, the construction loan and the permanent mortgage loan are originated at one closing as a construction/permanent loan. Peoples Bancorp's construction loans to builders are generally with terms not to exceed twelve months. Interest-only payments are required during the construction period, which is typically six to twelve months. Peoples Bancorp also originates a limited amount of construction loans to local developers to build homes on a speculative or unsold basis. Peoples Bancorp generally limits the number of unsold homes under construction to its builders. This number is dependent on the reputation of the builder, the present exposure of the builder, the location of the property and the financial strength of the builder.

            Peoples Bancorp also originates loans for the construction of commercial real estate such as small office buildings and warehouses. These loans are typically originated as construction/permanent loans with interest only payments during the construction period and converting to a permanent loan at the end of the construction period. The loan to value ratio is generally limited to 75% on these loans.

            Prior to making a commitment to fund a construction loan, Peoples Bancorp requires an appraisal of the property. Peoples Bancorp's also reviews and inspects each project at the commencement of construction and prior to every disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspections of the project based on a percentage of completion.

            Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Peoples Bancorp generally attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process.

            OTHER LOANS. Peoples Bancorp's other loans consist of loans secured by deposit accounts and home equity line of credit loans. At September 30, 2000, other loans amounted to $1.3 million, or 0.6% of Peoples Bancorp's total loan portfolio.

            LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Peoples Bancorp receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. In accordance with Statement of Financial Accounting Standards
No. 91, loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as interest income over the contractual life of the related loans as an adjustment to the yield of such loans. At September 30, 2000, Peoples Bancorp had $636,000 of deferred loan fees compared to $400,000 of deferred loan fees at September 30, 1999.

            CONTRACTUAL PRINCIPAL REPAYMENTS AND INTEREST RATES. The following table sets forth scheduled contractual amortization of Peoples Bancorp loans at September 30, 2000 as well as the dollar amount of such loans which are scheduled to mature after one year which have fixed or adjustable interest rates. Demand loans, loans having no schedule of repayments and no stated maturity and overdraft loans are reported as due in one year or less.

                                                               Principal Repayments Contractually Due
                                                                 in Year(s) Ended September 30,
                                      -------------------------------------------------------------------------------------
                                      Total at
                                      September                                     2004-      2006-      2012-     There-
                                      30, 2000     2001       2002       2003       2005       2011       2017      after
                                      --------     ----       ----       ----       ----       ----       ----      -----
                                                                          (In Thousands)
Mortgage loans:
    Single-family residential .....   $153,627   $  3,458   $  3,738   $  4,041   $  9,091   $ 37,554   $ 58,908   $ 36,837
    Multi-family residential ......      8,999        369        399        431        970      4,008      2,822       --
    Commercial real estate and land     20,440        611        718        776      1,747      7,215      8,735        638
    Construction loans ............     27,056      5,807      6,295      6,805      8,149       --         --         --
Other loans .......................      1,307      1,030        208         69       --         --         --         --
                                      --------   --------   --------   --------   --------   --------   --------   --------
       Total (1) ..................   $211,429   $ 11,275   $ 11,358   $ 12,122   $ 19,957   $ 48,777   $ 70,465   $ 37,475
                                      ========   ========   ========   ========   ========   ========   ========   ========

--------------------------------
(1) Of the $200.2 million of loan principal payments contractually due after September 30, 2001, $95.9 million have fixed rates of interest (including those with a call provision after three years) and $104.3 million have adjustable rates of interest.

            Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted-average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

ASSET QUALITY

            GENERAL. Peoples Bancorp mails delinquent notices to borrowers when a borrower fails to make a required payment within 15 days of the date due. Additional notices begin when a loan becomes 30 days past due. If a loan becomes 60 days past due, Peoples Bancorp refers it to an attorney to commence foreclosure. In most cases, deficiencies are cured promptly. While Peoples Bancorp generally prefers to work with borrowers to resolve such problems, Peoples Bancorp will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

            Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Peoples Bancorp generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest.

            Real estate acquired by Peoples Bancorp as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Peoples Bancorp had $110,000 in real estate owned at September 30, 2000, and none at September 30, 1999 or 1998.

            DELINQUENT LOANS. The following table sets forth information concerning delinquent mortgage loans at the dates indicated, in dollar amounts and as a percentage of each category of Peoples Bancorp's loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.


                                                                              At September 30,
                                               ------------------------------------------------------------------------------------
                                                         2000                        1999                              1998
                                               ---------------------       -------------------------          ---------------------
                                                    60-89 Days                   60-89 Days                        60-89 Days
                                                    Delinquent                    Delinquent                       Delinquent
                                               ---------------------       -------------------------          ---------------------
                                                          Percent of                      Percent of                     Percent of
                                                             Loan                            Loan                            Loan
                                               Amount      Category        Amount          Category           Amount      Category
                                               ------      --------        ------          --------           ------      --------
                                                                               (Dollars in Thousands)
Mortgage loans:
      Single-family.......................      $1,486       1.06%         $1,112            1.32%            $1,044         1.22%
      Multi-family........................         124       1.38%              -             -  %                 -          -  %
      Commercial real estate and land.....          -          - %            111             .54%               126         2.05%
                                                ------                     ------                             ------
      Total...............................      $1,610        .81%         $1,223            1.28%            $1,170         1.28%
                                                ======                     ======                             ======


            NON-PERFORMING ASSETS. The following table sets forth information with respect to non-performing assets identified by Peoples Bancorp, including non-accrual loans, loans more than 90 days past due and still accruing interest and other real estate owned.


                                                             At September 30,
                                                       ----------------------------
                                                       2000         1999       1998
                                                       ----         ----       ----
                                                           (Dollars in Thousands)
Loans past due 90 days or more and still accruing:
    Single-family residential ....................     $ --        $  223      $147
    Commercial real estate and land ..............       --           166       --
                                                       ------      ------      ----
       Total .....................................       --           389       147
Non-accrual loans:
    Single-family residential ....................      1,062         690       557
    Multi-family residential .....................        194        --         --
    Commercial real estate and land ..............       --          --         --
    Construction loans ...........................       --          --         --
    Other loans ..................................       --          --         --
                                                       ------      ------      ----
       Total non-accruing loans ..................      1,256         690       557
                                                       ------      ------      ----
    Total non-performing loans ...................      1,256       1,079       704
Other real estate owned, net .....................        110        --         --
                                                       ------      ------      ----
    Total non-performing assets ..................     $1,366      $1,079      $704
                                                       ======      ======      ====
Non-performing assets to total assets ............       0.43%       1.01%     0.66%
Non-performing loans to total loans ..............       0.65%       1.09%     0.75%


            If the $1.3 million of non-accruing and nonperforming loans of Peoples Bancorp had been current in accordance with their terms during fiscal 2000, the gross income on such loans would have been approximately $47,000. A total of approximately $29,000 of interest income was actually recorded by Peoples Bancorp on such loans in the fiscal year ended September 30, 2000.

            CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

            Peoples Bancorp's total classified assets at September 30, 2000 (excluding loss assets specifically reserved for) amounted to $3.0 million, of which $1.7 million and $1.3 million were classified as substandard and special mention, respectively. The largest classified asset at September 30, 2000 consisted of a $194,000 residential loan. The remaining $2.8 million of classified assets at September 30, 2000 consisted of approximately $2.7 million of residential real estate loans and $160,000 of commercial real estate and lot loans.

            ALLOWANCE FOR LOAN LOSSES. At September 30, 2000, Peoples Bancorp's allowance for loan losses amounted to $762,000 or .36% of the total loan portfolio. The loan portfolio of Peoples Bancorp consists primarily of residential mortgage loans. Due to the predominance of residential mortgage loans, Peoples Bancorp does not allocate its respective allowance for loan losses to particular types of loans. The allocation of the loan loss reserve based on portfolio percentages at September 30, 2000 was as follows:


                                                Balance        Percent
                                                -------        -------
Residential real estate ................       $688,000         90.3%
Non-residential real estate.............         74,000          9.7
                                               --------        -----
                                               $762,000        100.0%
                                               ========        =====

            The loan loss allowance is maintained by management at a level considered adequate to cover estimated losses inherent in the existing portfolio based on prior loan loss experience, known and probable risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, general economic conditions, and other factors and estimates which are subject to change over time. Peoples Bancorp increased its allowance for loan losses in fiscal 2000 by recording a $156,000 provision for losses on loans due to an increase in the volume of loans, as well as an increase in commercial real estate and land loans and construction loans which are generally considered to involve a higher degree of risk than residential lending. Such increase in the provision for losses on loans by Peoples Bancorp in fiscal 2000 was also due to the $177,000 increase in total non-performing loans during the year. The allowance for loan losses was further increased by $195,000 as a result of the acquisition of Harvest Home Financial Corporation. Peoples Bancorp intends to continue to increase its allowance for loan losses as its loan portfolio increases and the composition of the portfolio changes. While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net earnings.

            The following table sets forth the activity in Peoples Bancorp's allowance for loan losses during the periods indicated.


                                                                                   Year Ended September 30,
                                                                               ------------------------------
                                                                               2000         1999         1998
                                                                               ----         ----         ----
                                                                                     (Dollars in Thousands)
Allowance at beginning of period .......................................       $ 415         $ 240        $ 207
Increase due to Harvest Home Financial Corp. acquisition ...............         195          --           --
Provisions .............................................................         156           175           48
   Charge-offs:
      Single-family residential ........................................           4          --             15
      Multi-family residential .........................................        --            --           --
      Commercial real estate and land ..................................        --            --           --
      Construction .....................................................        --            --           --
      Other loans ......................................................        --            --           --
                                                                               -----         -----        -----
         Total charge-offs .............................................           4          --             15
Recoveries:
      Single-family residential ........................................        --            --           --
      Multi-family residential .........................................        --            --           --
      Commercial real estate and land ..................................        --            --           --
      Construction .....................................................        --            --           --
      Other loans ......................................................        --            --           --
                                                                               -----         -----        -----
         Total recoveries ..............................................        --            --           --
Net loans charged-off to allowance for losses on loans .................          (4)         --            (15)
                                                                               -----         -----        -----
Allowance at end of period .............................................       $ 762         $ 415        $ 240
                                                                               =====         =====        =====
Allowance for loans losses to total nonperforming loans at end of period       60.67%        38.46%       34.09%
Allowance for loan losses to total loans at end of period ..............        0.36%         0.42%        0.26%

INVESTMENT SECURITIES

            Peoples Bancorp has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Each significant purchase of an investment security is approved by the Board of Directors.

            At September 30, 2000, Peoples Bancorp's investment securities portfolio consisted of $94.1 million of mortgage-backed securities, $8.2 million of investment securities and $6.9 million in stock of the Federal Home Loan Bank.

            The following table sets forth information regarding the carrying and fair value of Peoples Bancorp's securities at the dates indicated.

                                                                               September 30,
                                                     -----------------------------------------------------------------------
                                                            2000                     1999                      1998
                                                     --------------------      --------------------     --------------------
                                                     Amortized      Fair      Amortized       Fair      Amortized     Fair
                                                        Cost        Value        Cost         Value       Cost        Value
                                                     ---------      -----     ---------       -----     ---------     -----
                                                                                  (In Thousands)
Available for sale:
   Mortgage-backed securities .....................   $ 93,943    $ 94,050     $  1,190     $  1,185    $  1,225    $  1,220
   U.S. Government and agency obligations .........      6,169       6,166        1,301        1,300       1,796       1,805
   Federal Home Loan Mortgage Corp. stock .........         48       2,045           48        1,950          48       1,940
                                                      --------    --------     --------     --------    --------    --------
      Total .......................................   $100,160    $102,261     $  2,539     $  4,435    $  3,069    $  4,965
                                                      ========    ========     ========     ========    ========    ========
Held to maturity:
   Certificates of deposit ........................   $   --      $   --       $    400     $    400    $    900    $    900
   Federal Home Loan Bank stock ...................      6,852       6,852        1,021        1,021         949         949
                                                      --------    --------     --------     --------    --------    --------
      Total .......................................   $  6,852    $  6,852     $  1,421     $  1,421    $  1,849    $  1,849
                                                      ========    ========     ========     ========    ========    ========


            The following table sets forth the activity in Peoples Bancorp's aggregate securities portfolio during the periods indicated.


                                                                                    Year Ended September 30,
                                                                           -------------------------------------------
                                                                              2000             1999             1998
                                                                              ----             ----             ----
                                                                                        (In Thousands)
Securities at beginning of period ..................................       $   5,856        $   6,814        $   6,755
Purchases(1) .......................................................          66,591              566            1,068
Sales of available for sale securities .............................          (2,122)            --                (93)
Amortization of premiums and discounts .............................            (552)            --               --
Repayments, prepayments and maturities .............................         (14,305)          (1,527)          (1,445)
Securities acquired through acquisition - net ......................          53,509             --               --
Increase in unrealized gains on available-for-sale securities.......             136                3              529
                                                                           ---------        ---------        ---------
Securities at end of period(2) .....................................       $ 109,113        $   5,856        $   6,814
                                                                           =========        =========        =========

-----------

(1) Includes increases in Federal Home Loan Bank stock from purchases and dividends.

(2) At September 30, 2000, $89.9 million or 82.4% of Peoples Bancorp's securities portfolio consisted of adjustable rate securities, as compared to no adjustable rate securities at September 30, 1999 and 1998, respectively.

            Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

            Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

            The mortgage-backed securities of Peoples Bancorp consist of Government National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities. The Government National Mortgage Association is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Government National

Mortgage Association securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Government National Mortgage Association securities are guaranteed by the Government National Mortgage Association and backed by the full faith and credit of the U.S. Government.

            Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Peoples Bancorp.

            The following table sets forth certain information regarding the maturities of Peoples Bancorp's investment and mortgage-backed securities at September 30, 2000.


                                                            Contractually Maturing
                                --------------------------------------------------------------------------------
                                         Weighted             Weighted            Weighted              Weighted
                                Under 1   Average              Average             Average    Over 10    Average
                                  Year     Yield    1-5 Years   Yield   6-10 Years  Yield      Years      Yield
                                  ----     -----    ---------   -----   ----------  -----      -----      -----
                                                           (Dollars in Thousands)
Mortgage-backed
   Securities                   $   269    6.00%     $ 2,951    6.18%     $ 4,123   6.47%     $ 86,707     5.83%
U.S. Government and
   Federal agency obligations     6,166    5.52      --          --           --      --            --      --

Federal Home Loan Mortgage        2,045    1.23      --          --           --      --            --      --
   Corporation stock
Federal Home Loan
   Bank stock                     6,852    1.71      --          --           --      --            --      --
                                -------    ----    ---------    ----    ---------   ----     ----------    ----
                                $15,332    3.27%     $ 2,951    6.18%     $ 4,123   6.47%     $ 86,707     5.83%
                                =======    ====    =========    ====    =========   ====     ==========    ====

SOURCES OF FUNDS

            GENERAL. Deposits are the primary source of Peoples Bancorp's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

            DEPOSITS. Deposits are attracted by Peoples Bancorp principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Peoples Bancorp offers traditional passbook savings accounts, money market accounts, checking accounts and certificates of deposit.

            Peoples Bancorp obtains deposits primarily from residents of southwestern Ohio. Peoples Bancorp has not solicited deposits from outside Ohio or paid fees to brokers to solicit funds for deposit.

            Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations.

            The following table sets forth the activity in Peoples Bancorp deposits during the periods indicated.

                                                                  Year Ended September 30,
                                                            -----------------------------------
                                                              2000         1999         1998
                                                              ----         ----         ----
                                                                    (In Thousands)
Beginning balance .....................................     $ 91,018     $ 87,324     $ 85,435
Net increase (decrease) before interest credited.......       54,384        1,416         (464)
Interest credited .....................................        5,951        2,278        2,353
                                                            --------     --------     --------
Net increase in deposits ..............................       60,335        3,694        1,889
                                                            --------     --------     --------
Ending balance ........................................     $151,353     $ 91,018     $ 87,324
                                                            ========     ========     ========


            The following table sets forth by various interest rate categories the certificates of deposit with Peoples Bancorp at the dates indicated.

                                                                    September 30,
                                                       ---------------------------------------
                                                       2000             1999              1998
                                                       ----             ----              ----
                                                                  (In Thousands)
0.00% to 2.99%................................        $  -              $   198           $ -
3.00% to 3.99%................................           -                -                 -
4.00% to 4.99%................................           4,300           20,958             2,973
5.00% to 6.99%................................          93,195           44,330            48,759
7.00% to 8.99%................................           9,561              768            10,703
                                                     ---------         --------           -------
Total.........................................        $107,056          $66,254           $62,435
                                                     =========         ========           =======


            The following table sets forth the amount and remaining maturities of Peoples Bancorp certificates of deposit at September 30, 2000.


                                                                 Over Six        Over One       Over Two
                                                                  Months           Year           Years
                                                  Six Months    Through One     Through Two      Through         Over Three
                                                   and Less         Year          Years        Three Years        Years
                                                   --------     -----------     -----------    -----------        -----
                                                                             (In Thousands)
4.00% to 4.99%................................     $ 1,954         $ 1,379         $   619         $  320         $   28
5.00% to 6.99%................................      34,319          31,838          12,136          6,571          8,331
7.00% to 8.99%................................       -               1,752           7,420          -                389
                                                   -------         -------         -------         ------         ------
Total.........................................     $36,273         $34,969         $20,175         $6,891         $8,748
                                                   =======         =======         =======         ======         ======

            As of September 30, 2000, the aggregate amount of outstanding time certificates of deposit at Peoples Bancorp in amounts greater than or equal to $100,000, was approximately $27.1 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                                                                    September 30, 2000
                                                                                                    ------------------
                                                                                                       (In Thousands)
3 months or less..................................................................................          $   224
Over 3 months through 6 months....................................................................            4,533
Over 6 months through 12 months...................................................................            8,791
Over 12 months....................................................................................           13,584
                                                                                                            -------
                                                                                                            $27,132
                                                                                                            =======

            The following table sets forth the dollar amount of deposits in various types of deposits offered by Peoples Bancorp at the dates indicated.


                                                                 At September 30,
                                      ------------------------------------------------------------------------
                                      Amount     Percentage    Amount    Percentage     Amount      Percentage
                                      ------     ----------    ------    ----------     ------      ----------
                                                           (Dollars in Thousands)
Passbook and NOW accounts.......     $ 19,787      13.07%     $  5,408       5.94%     $  6,462       7.40%
Certificates of deposit ........      107,056      70.73        66,254      72.79        62,435      71.50
Money market accounts ..........       24,510      16.20        19,356      21.27        18,427      21.10
                                     --------     ------      --------     ------      --------     ------
Total ..........................     $151,353     100.00%     $ 91,018     100.00%     $ 87,324     100.00%
                                     ========     ======      ========     ======      ========     ======

            Peoples Bancorp attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

            BORROWINGS. Peoples Bancorp may obtain advances from the Federal Home Loan Bank of Cincinnati upon the security of the common stock Peoples Bancorp owns in that bank and certain of its residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. As of September 30, 2000, Peoples Bancorp was permitted to borrow up to $137.0 million from the Federal Home Loan Bank of Cincinnati.

            The following table shows certain information regarding the borrowings of Peoples Bancorp at or for the dates indicated:

                                                                                              At or for the Year
                                                                                              Ended September 30,
                                                                                     -----------------------------------
                                                                                      2000                         1999
                                                                                     ------                       ------
                                                                                            (Dollars in Thousands)
Federal Home Loan Bank advances:
Average balance outstanding..................................................        $ 61,321                      $   10
Maximum amount outstanding at any month-end during the period................        $134,500                      $4,000
Balance outstanding at end of period.........................................        $134,500                      $  -
Average interest rate during the period......................................            6.82%                       5.49%
Weighted average interest rate at end of period..............................            6.67%                        N/A

SUBSIDIARIES

            At September 30, 2000, other than Peoples Community, Peoples Bancorp did not have any subsidiaries.

TOTAL EMPLOYEES

            Peoples Bancorp had 40 full-time employees and 7 part-time employees at September 30, 2000. None of these employees are represented by a collective bargaining agent, and Peoples Bancorp believes that it enjoys good relations with its personnel.

COMPETITION

            Peoples Bancorp faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, it faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. Peoples

Bancorp does not rely upon any individual group or entity for a material portion of its deposits. The ability of Peoples Bancorp to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

            Peoples Bancorp's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. It competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

PROPERTIES

            At September 30, 2000, Peoples Bancorp conducted its business from its main office in Lebanon, Ohio and branch offices in Blanchester and Cheviot and three branch offices in Cincinnati. The following table sets forth the net book value (including leasehold improvement, furnishings and equipment) and certain other information with respect to the offices and other properties of Peoples Bancorp at September 30, 2000.


                                                                              Net Book Value of
                                                                                 Property and
                                                                Lease              Leasehold           Deposits at
                                              Owned or        Expiration        Improvements at        September 30,
Location                                       Leased            Date         September 30, 2000          2000
---------------------------------             --------        ----------      ------------------       -------------
MAIN OFFICE:                                                                                (In Thousands)
11 South Broadway
Lebanon, Ohio 45036                            Owned             N/A                 $1,246              $64,178
BRANCH OFFICES:
112 E. Main Street
Blanchester, Ohio 45107                        Leased           06/03                     7                8,234
3924 Isabella
Cincinnati, Ohio 45209                         Owned             N/A                     15               12,887
3621 Harrison Avenue
Cheviot, Ohio 45211                            Owned             N/A                    664               39,505
3663 Ebenezer Road
Cincinnati, Ohio 45248                         Owned             N/A                    282               10,647
7030 Hamilton Avenue
Cincinnati, Ohio 45231                         Owned             N/A                     81               15,902
Union Centre Boulevard
West Chester, Ohio                             Owned             N/A                    949                    -

LEGAL PROCEEDINGS

            Peoples Community and Peoples Bancorp are not involved in any pending legal proceedings other than nonmaterial legal proceedings occurring in the ordinary course of business.

                          REGULATION OF PEOPLES BANCORP

            The following is a summary of certain statutes and regulations affecting Peoples Bancorp and Peoples Community Bank. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on Peoples Bancorp, Peoples Community Bank and the business of Peoples Bancorp and Peoples Community Bank.

GENERAL

            Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Peoples Bancorp and Peoples Community Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Office of Thrift Supervision, the Federal Reserve Board, the FDIC, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

            Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Peoples Bancorp and Peoples Community Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of Peoples Community Bank and the public, rather than stockholders of Peoples Community Bank or Peoples Bancorp.

            Federal law and regulations establish supervisory standards applicable to the lending activities of Peoples Community Bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

PEOPLES COMMUNITY BANCORP, INC.

            HOLDING COMPANY ACQUISITIONS. Peoples Bancorp is a registered savings and loan holding company within the meaning of Section 10 of the Home Owners' Loan Act, and is subject to Office of Thrift Supervision examination and supervision as well as certain reporting requirements. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares thereof. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

            HOLDING COMPANY ACTIVITIES. Peoples Bancorp operates as a unitary savings and loan holding company. As a result of recently enacted legislation, the activities of a new unitary savings and loan holding company like Peoples Bancorp and its non-savings institution subsidiaries are restricted to activities traditionally permitted to multiple savings and loan holding companies and to financial holding companies under newly added provisions of the Bank Holding Company Act. Multiple savings and loan holding companies may:

            o furnish or perform management services for a savings association subsidiary of a savings and loan holding company;

            o hold, manage or liquidate assets owned or acquired from a savings association subsidiary of a savings and loan holding company;

            o hold or manage properties used or occupied by a savings association subsidiary of a savings and loan holding company;

            o engage in activities determined by the Federal Reserve to be closely related to banking and a proper incident thereto; and


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            o     engage in services and activities previously determined by the
                  Federal Home Loan Bank Board by regulation to be permissible for a multiple savings and loan holding company as of March 5, 1987.

            The activities financial holding companies may engage in include:

            o lending, exchanging, transferring or investing for others, or safeguarding money or securities;

            o insuring, guaranteeing or indemnifying others, issuing annuities, and acting as principal, agent or broker for purposes of the foregoing;

            o providing financial, investment or economic advisory services, including advising an investment company;

            o issuing or selling interests in pooled assets that a bank could hold directly;

            o     underwriting, dealing in or making a market in securities; and

            o     merchant banking activities.

            If the Office of Thrift Supervision determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution, the Office of Thrift Supervision may impose such restrictions as deemed necessary to address such risk. These restrictions include limiting the following:

            o     the payment of dividends by the savings institution;

            o transactions between the savings institution and its affiliates; and

            o any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

            Every savings institution subsidiary of a savings and loan holding company is required to give the Office of Thrift Supervision at least 30 days' advance notice of any proposed dividends to be made on its guarantee, permanent or other non-withdrawable stock, or else such dividend will be invalid. See "Peoples Community Bank - Capital Distributions."

            RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings institution and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and Office of Thrift Supervision regulations. Affiliates of a savings institution generally include, among other entities, the savings institution's holding company and companies that are controlled by or under common control with the savings institution.

            In general, a savings institution or its subsidiaries may engage in certain "covered transactions" with affiliates up to certain limits. In addition, a savings institution and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings institution or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate. In addition, a savings institution may not:


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            o     make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies;

            o purchase or invest in securities of an affiliate other than shares of a subsidiary;

            o     purchase a low-quality asset from an affiliate; or

            o engage in covered transactions and certain other transactions between a savings institution or its subsidiaries and an affiliate except on terms and conditions that are consistent with safe and sound banking practices.

            With certain exceptions, each loan or extension of credit by a savings institution to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

            FEDERAL SECURITIES LAWS. Peoples Bancorp registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Peoples Bancorp is subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to Office of Thrift Supervision regulations and the Plan of Conversion, Peoples Bancorp has agreed to maintain such registration for a minimum of three years following the conversion in March 2000.

PEOPLES COMMUNITY BANK

            GENERAL. Peoples Community Bank is a federally chartered stock savings bank. The Office of Thrift Supervision is the chartering authority and primary federal regulator of Peoples Community Bank. The Office of Thrift Supervision has extensive authority over the operations of federally chartered savings institutions. As part of this authority, federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. Peoples Community Bank also is subject to regulation and examination by the FDIC and to requirements established by the Federal Reserve Board. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund.

            The Office of Thrift Supervision's enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

            INSURANCE OF ACCOUNTS. The deposits of Peoples Community Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the FDIC, and are backed by the full faith and credit of the U.S. Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action. Currently, FDIC deposit insurance rates generally range from zero basis points to 27 basis points, depending on the assessment risk classification assigned to the depository institution.

            The FDIC may terminate the deposit insurance of any insured depository institution, including Peoples Community Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law,

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regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of the deposit insurance of Peoples Community Bank.

            REGULATORY CAPITAL REQUIREMENTS. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards applicable to all savings institutions. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

            Current Office of Thrift Supervision capital standards require savings institutions to satisfy three different capital requirements. Under these standards, savings institutions must maintain "tangible" capital equal to at least 1.5% of adjusted total assets, "core" capital generally equal to at least 4.0% of adjusted total assets, except for those institutions with the highest examination rating and acceptable levels of risk and "total" capital (a combination of core and "supplementary" capital) equal to at least 8.0% of "risk-weighted" assets. Core capital generally consists of common stockholders' equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights.

            In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution's core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 50%) and repossessed assets.

            In August 1993, the Office of Thrift Supervision adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with greater than "normal" interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating its risk-based capital. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital requirement. An institution has greater than "normal" interest rate risk if it would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0% multiplied by the market value of its assets. The rule also authorizes the Office of Thrift Supervision to waive or defer an institution's interest rate risk component on a case-by-case basis. Because of continuing delays by the Office of Thrift Supervision, the interest rate risk component has never been operative.

            Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of generally accepted accounting principles capital.

            At September 30, 2000, Peoples Community Bank exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 8.1%, 8.1% and 18.1%, respectively.

            Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the FDIC. Such actions could include a capital directive, a cease and desist

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order, civil money penalties, the establishment of restrictions on the institution's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision's capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

            PROMPT CORRECTIVE ACTION. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.


                                                                    TOTAL                  TIER 1                    TIER 1
CAPITAL CATEGORY                                              RISK-BASED CAPITAL      RISK-BASED CAPITAL         LEVERAGE CAPITAL
----------------                                              ------------------      ------------------         ----------------
Well capitalized............................................  10% or more             6% or more                 5% or more
Adequately capitalized......................................  8% or more              4% or more                 4% or more
Undercapitalized............................................  Less than 8%            Less than 4%               Less than 4%
Significantly undercapitalized..............................  Less than 6%            Less than 3%               Less than 3%

            In addition, an institution is "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

            An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

            At September 30, 2000, Peoples Community Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

            SAFETY AND SOUNDNESS GUIDELINES. The Office of Thrift Supervision and the other federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The Office of Thrift Supervision and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Peoples Community Bank believes that it is in compliance with these guidelines and standards.

            LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the required minimum liquid asset ratio is 4%. Peoples Community Bank is in compliance with the liquidity requirements.

            CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable

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calendar year exceed the sum of the institution's retained net income for that year to date plus the institution's retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, a savings institution that is a subsidiary of a holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

            COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings institutions have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with fair lending laws could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies, and the Department of Justice.

            QUALIFIED THRIFT LENDER TEST. All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution can comply with the qualified thrift lender test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or by maintaining at least 65% of its portfolio assets in certain housing and consumer-related assets such as:

            o loans made to purchase, refinance, construct, improve or repair domestic residential housing;

            o     home equity loans;

            o     most mortgage-backed securities;

            o     stock issued by the Federal Home Loan Bank of Cincinnati; and

            o     direct or indirect obligations of the FDIC.

            A savings institution that does not meet the qualified thrift lender test must either convert to a bank charter or comply with certain restrictions on its operations.

            At September 30, 2000, the qualified thrift investments of Peoples Community Bank were approximately 78.2% of its portfolio assets.

            FEDERAL HOME LOAN BANK SYSTEM. Peoples Community Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the Federal Home Loan Bank.

            As a member, Peoples Community Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2000, Peoples Community Bank had $6.9 million in Federal Home Loan Bank stock, which was in compliance with this requirement.

            The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have

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adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

            FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets.


                           TAXATION OF PEOPLES BANCORP

FEDERAL TAXATION

            GENERAL. Peoples Bancorp and Peoples Community Bank are subject to the corporate tax provisions of the Internal Revenue Code, and Peoples Community Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters relevant to the taxation of Peoples Bancorp and Peoples Community Bank and is not a comprehensive discussion of the tax rules applicable to Peoples Bancorp and Peoples Community Bank.

            FISCAL YEAR. Peoples Bancorp and Peoples Community Bank file federal income tax returns on the basis of a calendar year ending on December 31.

            BAD DEBT RESERVES. In 1996, legislation was enacted that repealed the reserve method of accounting (including the percentage of taxable income method) previously used by many savings institutions to calculate their bad debt reserve for federal income tax purposes. Savings institutions with $500 million or less in assets may, however, continue to use the experience method. Peoples Community Bank must recapture that portion of its reserve which exceeds the amount that could have been taken under the experience method for post-1987 tax years. At December 31, 1995, Peoples Community Bank's post-1987 excess reserves amounted to approximately $1.1 million. The recapture will occur over a six-year period, which commenced January 1, 1998. The legislation also requires savings institutions to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. This change in accounting method and recapture of excess bad debt reserves is adequately provided for in Peoples Community Bank's deferred tax liability.

            At September 30, 2000, the federal income tax reserves of Peoples Community Bank included $3.7 million for which no federal income tax has been provided. Because of these federal income tax reserves and the liquidation account established for the benefit of certain depositors of Peoples Community Bank in connection with the recent conversion, the retained earnings of Peoples Community Bank are substantially restricted.

            DISTRIBUTIONS. If Peoples Bancorp were to distribute cash or property to its stockholders, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause Peoples Bancorp to have additional taxable income. A distribution is from accumulated bad debt reserves if (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to its stock is a non-qualified distribution to the extent that, for federal income tax purposes,

            o     it is in redemption of its shares,

            o     it is pursuant to a liquidation of the institution, or

            o in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits.

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            The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

            MINIMUM TAX. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income") and is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Tax preference items include the following:

            o     depreciation, and

            o     75% of the excess (if any) of:

                  (1) alternative minimum taxable income determined without regard to this preference and prior to reduction by net operating losses, over

                  (2) adjusted current earnings as defined in the Internal Revenue Code.

            Peoples Bancorp has not been subject to the alternative minimum tax or had any such amounts available as credits for carry over.

            CAPITAL GAINS AND CORPORATE DIVIDENDS-RECEIVED DEDUCTION. Corporate net capital gains are taxed at a maximum rate of 35%. Corporations which own 20% or more of the stock of a corporation distributing a dividend may deduct 80% of the dividends received. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of the dividends received. However, a corporation that receives dividends from a member of the same affiliated group of corporations may deduct 100% of the dividends received.

            OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Peoples Bancorp.

            Peoples Bancorp's federal income tax returns for the tax years ended 1999, 1998 and 1997 are open under the statute of limitations and are subject to review by the IRS. Peoples Bancorp has not been audited by the IRS during the last five years.

STATE TAXATION

            OHIO TAXATION. Peoples Bancorp is subject to the Ohio corporation franchise tax, which is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 or
(ii) 0.582% times taxable net worth.

            In computing Peoples Bancorp's tax under the net worth method, 100% of the investment in the capital stock of Peoples Community Bank after the conversion may be excluded, as reflected on the balance sheet, in computing taxable net worth as long as Peoples Bancorp owns at least 25% of the issued and outstanding capital stock of Peoples Community Bank. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, Peoples Bancorp may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

            A special litter tax is also applicable to all corporations, including Peoples Bancorp, subject to the Ohio corporation franchise tax other than "financial institutions." If the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio

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taxable income in excess of $50,000. If the franchise tax is paid on the net worth basis, the litter tax is equal to 0.014% times taxable net worth.

            Peoples Community Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.3% of Peoples Community Bank's book net worth determined in accordance with generally accepted accounting principles. As a "financial institution," Peoples Community Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

            DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, Peoples Bancorp is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of Peoples Bancorp with an annual maximum of $150,000.

     COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF PEOPLES BANCORP AND MARKET
                                    FINANCIAL

            Peoples Bancorp is a corporation organized under the laws of the State of Delaware. Market Financial is a corporation organized under the laws of the State of Ohio. The rights of Market Financial stockholders have been governed by Ohio corporate law and the Articles of Incorporation and Code of Regulations of Market Financial. Upon the completion of the merger, each Market Financial stockholder who is allocated shares of Peoples Bancorp common stock will become a stockholder of Peoples Bancorp. Accordingly, after the merger, the rights of such stockholders will be governed by Delaware corporation law and the Certificate of Incorporation and Bylaws of Peoples Bancorp. The following is a comparison of the differences as well as certain important similarities between Ohio and Delaware law, which statutes change from time to time, and the Certificate of Incorporation and Bylaws of Peoples Bancorp and Articles of Incorporation and Code of Regulations of Market Financial, which also may be changed.

MEETINGS OF STOCKHOLDERS

            Under Peoples Bancorp's Certificate of Incorporation, special meetings of stockholders may be called only by the board of directors pursuant to a resolution approved by the affirmative vote of at least three-fourths of the directors then in office.

            Under Market Financial's Code of Regulations, meetings of stockholders may be called only by (i) the board of directors by action at a meeting, or a majority of directors without a meeting, (ii) the chairman of the board, (iii) the president, or in the case of his absence, death or disability an authorized vice president, (iv) the secretary, or (v) holders of at least 25% of the outstanding shares entitled to vote at the meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

            Peoples Bancorp's Certificate of Incorporation provides that no amendment may be made unless it is first approved by a majority of the Peoples Bancorp board of directors and thereafter is approved by the holders of 80% of the shares of Peoples Bancorp common stock entitled to vote generally in an election of directors, voting together as a single class. However, any amendment adopted by two-thirds of the Peoples Bancorp board only requires the affirmative vote of the holders of a majority of the shares of Peoples Bancorp common stock. Market Financial's Articles of Incorporation provide for amendment by a majority of stockholders and, in addition, require the affirmative vote of the holders of at least 75% of the shares of Market Financial common stock entitled to vote if the Market Financial board of directors recommends against the amendment.

            Peoples Bancorp's Bylaws may be amended by a majority vote of the Peoples Bancorp board of directors or by the affirmative vote of the holders of a majority of the shares of Peoples Bancorp common stock entitled to vote generally in an election of directors, voting together as a single class, with the exception of Sections 2.4

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(special stockholders' meetings), 2.14 (stockholder proposals), 4.1 (powers of directors), 4.2 (classification of directors), 4.3 (number of directors), 4.4 (vacancies in the board of directors), 4.5 (removal of directors), 4.15 (nominations of directors) and Article VI (personal liability of directors) of the Bylaws, which may not be amended without the affirmative vote of the holders of at least 80% of the shares of Peoples Bancorp common stock entitled to vote generally in an election of directors. Market Financial's Code of Regulations provides that it may be amended by the affirmative vote of the holders of at least a majority of the shares entitled to vote.

CUMULATIVE VOTING

            The respective Certificate of Incorporation and Articles of Incorporation of Peoples Bancorp and Market Financial do not permit stockholders to cumulate their votes in the election of directors.

STOCKHOLDER NOMINATIONS AND PROPOSALS

            Peoples Bancorp's Bylaws provide that all nominations for election to the Peoples Bancorp board of directors, other than those made by the Peoples Bancorp board or a committee thereof, be made by a stockholder who has complied with the notice provisions in Peoples Bancorp's Bylaws. Written notice of a stockholder nomination must be communicated to the attention of the Secretary of Peoples Bancorp and either delivered to, or mailed and received at, the principal executive offices of Peoples Bancorp not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of stockholders of Peoples Bancorp. Each such notice shall set forth the information required by Article 4.15 of Peoples Bancorp's Bylaws.

            Peoples Bancorp's Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. For business to be properly brought before an annual meeting, such business must be (a) specified in the notice given by or at the direction of the Peoples Bancorp board of directors or (b) otherwise properly brought before the meeting by a stockholder who has given timely notice thereof in writing to the Secretary of Peoples Bancorp. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive office of Peoples Bancorp not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Article 2.14 of Peoples Bancorp's Bylaws. The presiding officer of an annual meeting shall determine and declare to the meeting whether the business was properly brought before the meeting in accordance with the provisions of the Peoples Bancorp Bylaws, and any such business not properly brought before the annual meeting shall not be transacted.

            Market Financial's Code of Regulations also provides for notice and information requirements for stockholder nominations for the election of directors. Nominations for the election of directors may be made by the Market Financial board of directors or by any Market Financial stockholder entitled to vote generally in the election of directors. In order for a Market Financial stockholder to have any nomination considered at an annual meeting, he or she must give written notice thereof, delivered or mailed by first class U.S. mail, postage prepaid, to the Secretary of Market Financial on the October 31st immediately preceding such annual meeting, or the 60th day before the first anniversary of the most recent annual meeting of stockholders of Market Financial. If the annual meeting is not held on or before the 31st day following the anniversary date, then the written notice must be received by the Secretary within a reasonable time before the annual meeting. In the case of a special meeting, written notice of a proposed nominee must be received by the Secretary of Market Financial no later than the close of business on the 7th day following the day on which notice of the special meeting was mailed to stockholders. The stockholder's written notice must contain the information required by Market Financial's Code of Regulations. The chairman of the annual meeting will determine and declare to the meeting whether the nomination or proposal was properly brought before the meeting in accordance with the provisions of the Market Financial Code of Regulations, and any such defective nomination or proposal will be disregarded.

REMOVAL OF DIRECTORS; VACANCIES

            Under Peoples Bancorp's Certificate of Incorporation, any director may be removed from office only with cause by an affirmative vote of not less than 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose. In addition, under Peoples Bancorp's Certificate of Incorporation, vacancies in Peoples Bancorp's board of directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by Peoples Bancorp's board, acting by a vote of a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred and until his successor is elected and qualified.

            Market Financial's Code of Regulations provides that directors may be removed with or without cause by the vote of the holders of a majority of the shares of Market Financial common stock entitled to vote in an election of directors. Vacancies in Market Financial's board of directors may be filled by Market Financial's board of directors, acting by a vote of a majority of the directors then in office, even if less than a quorum.

CLASSIFIED BOARD

            Peoples Bancorp's Bylaws provides for the division of its board directors into three classes of approximately equal size. Directors of Peoples Bancorp's board of directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This classification of the board of Peoples Bancorp may make it more difficult for a stockholder to acquire immediate control of Peoples Bancorp and remove managment by means of a hostile takeover. Since the terms of aproximately one-third of the incumbent directors expire each year, at least two annual elections are necessary for the stockholders to replace a majority of directors, whereas a majority of the directors of a non-classified board of directors may be replaced in one annual meeting.

            The Market Financial board of directors is also classified and divided into three classes. Directors serve for terms of three years and until their respective successors are duly elected and qualified. As a result of the classification of the Market Financial board of directors, a minimum of two annual meetings of stockholders would be necessary for a majority of the members of the Market Financial board of directors to stand for election.

INDEMNIFICATION AND LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

            Peoples Bancorp's Certificate of Incorporation states that Peoples Bancorp shall eliminate the personal liability of a director to the fullest extent permitted by the Delaware corporation law. Such liability includes monetary damages for breach of his fiduciary duty as a director. This elimination does not apply and does not eliminate personal liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for illegal distribution of dividends, or (iv) for any transaction from which the director derived an improper personal benefit.

            Peoples Bancorp's Certificate of Incorporation states that Peoples Bancorp shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of Peoples Bancorp, against expenses incurred in connection with any legal proceeding, with respect to which such director, officer, employee, agent or other person is a party, to the full extent permitted by the Delaware corporation law. However, Peoples Bancorp will not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. This indemnification is not exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity.

            Peoples Bancorp has obtained directors and officers liability insurance covering, subject to certain exceptions, actions taken by Peoples Bancorp's directors and officers in their capacities as such.

            Market Financial's Code of Regulations provides that Market Financial will indemnify any officer or director of Market Financial who is a party to a legal proceeding, by reason of his position with Market Financial, against expenses incurred by him in connection with the legal proceeding if he acted in good faith and in a manner reasonably believed to be in the best interests of Market Financial. However, Market Financial will not indemnify an officer or director who is judged by a court to be liable for acting with reckless disregard for the best interests of Market Financial or misconduct (other than negligence) unless the court shall nonetheless determine that the officer or director is fairly and reasonably entitled to such indemnity. Indemnification required by the Code of Regulations will be made by Market Financial only upon a determination that such indemnification of the officer or director is proper in the circumstances because the officer or director has met the applicable standard of conduct. Expenses may be paid in advance, but only if the officer or director agrees to repay all amounts if it is determined he is not entitled to be indemnified by Market Financial or he is judged liable for acting with reckless disregard for the best interests of Market Financial or misconduct (other than negligence) in the performance of his duty to Market Financial.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

            Peoples Bancorp's Certificate of Incorporation provides that no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of Peoples Bancorp's securities. However, this restriction does not apply to any offer with a view toward public resale made exclusively to Peoples Bancorp by underwriters or a selling group acting on its behalf, any tax-qualified employee benefit plan or arrangement established by Peoples Bancorp and any trustee of such a plan or arrangement, and any other offer or acquisition approved in advance by the affirmative vote of two-thirds of Peoples Bancorp's board of directors. In the event shares are acquired in excess of 10%, those shares will be considered excess shares. These excess shares may be treated in the following manner:

            o they shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote;

            o Peoples Bancorp is authorized to refuse to recognize a transfer or attempted transfer of any shares of its equity securities to any person who is the beneficial owner, or as the result of such transfer would become the beneficial owner, of excess shares; and

            o the board of directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sale.

            Market Financial's Articles of Incorporation provide that for a period of five years from the date of the acquisition of Market Financial of the capital stock of Market Bank on March 27, 1997 no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Market Financial. However, this prohibition will not apply to the purchase of shares by underwriters in connection with a public offering, or to the purchase of up to 25% of any class of equity security of Market Financial by a tax-qualified employee stock benefit plan. In the event that any shares of Market Financial are acquired in violation of the Articles of Incorporation, all shares beneficially owned by any person in excess of 10% of any class of equity security of Market Financial will not be counted as shares entitled to vote, will not be voted by any person and will not be counted as voting shares in connection with any matter submitted to the stockholders for a vote. At the Market Financial annual meeting, stockholders will be asked to vote on a proposal to delete this provision in order to allow for the merger of Market Financial into Peoples Bancorp.

PREEMPTIVE RIGHTS

            Neither Peoples Bancorp's Certificate of Incorporation nor Market Financial's Articles of Incorporation provides for preemptive rights for its stockholders.


                 DESCRIPTION OF CAPITAL STOCK OF PEOPLES BANCORP

GENERAL

            Peoples Bancorp is authorized to issue 10,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Peoples Bancorp common stock has the same relative rights as, and is identical in all aspects with, each other share of Peoples Bancorp common stock. Presented below is a description of all aspects of Peoples Bancorp's capital stock which are deemed material to an investment decision with respect to the merger proposal.

COMMON STOCK

            DISTRIBUTIONS. Peoples Bancorp can pay dividends if, as, and when declared by its board, subject to compliance with limitations which are imposed by law. The holders of Peoples Bancorp common stock are entitled to receive and share equally in such dividends as may be declared by the board out of funds legally available therefor. If Peoples Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of Peoples Bancorp common stock with respect to dividends.

            VOTING RIGHTS. The holders of Peoples Bancorp common stock possess exclusive voting rights in Peoples Bancorp. They elect Peoples Bancorp's board and act on such other matters as are required to be presented to them under Delaware law or Peoples Bancorp's Certificate of Incorporation or as are otherwise presented to them by the board of directors. Each holder of Peoples Bancorp common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Peoples Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

            LIQUIDATION. In the event of any liquidation, dissolution or winding up of Peoples Community Bank, Peoples Bancorp, as holder of Peoples Community Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Peoples Community Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the annual liquidation account to certain depositors of Peoples Community Bank, all assets of Peoples Community Bank available for distribution. In the event of liquidation, dissolution or winding up of Peoples Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Peoples Bancorp available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

            PREEMPTIVE RIGHTS. Holders of Peoples Bancorp common stock do not have preemptive rights with respect to any shares which may be issued. Peoples Bancorp common stock is not subject to redemption.

PREFERRED STOCK

            None of the shares of Peoples Bancorp's authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of Peoples Bancorp common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                    ELECTION OF DIRECTORS OF PEOPLES BANCORP

BENEFICIAL OWNERSHIP OF PEOPLES BANCORP COMMON STOCK BY PEOPLES BANCORP
MANAGEMENT

            The following table sets forth, as of the voting record date, certain information as to the Peoples Bancorp common stock beneficially owned by
(i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, who or which was known to Peoples Bancorp to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors of Peoples Bancorp,
(iii) certain executive officers of Peoples Bancorp; and (iv) all directors and executive officers of Peoples Bancorp as a group.

NAME OF BENEFICIAL                                          AMOUNT AND NATURE               PERCENT OF
OWNER OR NUMBER OF                                    OF BENEFICIAL OWNERSHIP AS OF      PEOPLES BANCORP
  PERSONS IN GROUP                                         JANUARY 19, 2001(1)             COMMON STOCK
--------------------                                       -------------------             ------------
Directors:
      Paul E. Hasselbring..........................             30,000(2)                      1.5%
      Jerry D. Williams............................             45,000(3)                      2.3%
      Richard S. Johnston..........................              2,500                         *
      Zane M. Brant................................             10,000                         *
      John L. Buchanan.............................             32,000(4)                      1.6%
      Donald L. Hawke..............................             15,000                         *
      Nicholas N. Nelson...........................             21,200(5)                      1.1%
      James R. Van DeGrift.........................             20,100(6)                      1.0%
      Thomas J. Noe................................             45,000                         2.3%
      John E. Rathkamp.............................             26,132(7)                      1.3%

All Directors and Executive Officers of the
  Company as a group (15 persons)..................            288,134                        14.6%

-------------------------------
*     Represents less than 1% of the outstanding stock.

(1) Based upon filings made pursuant to the Securities Exchange Act and information provided by each of the individuals. Shares of Peoples Bancorp common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)   The 30,000 shares are held in the Hasselbring Trust.

(3) Includes 21,300 shares held in Mr. Williams' Individual Retirement Account and 4,500 shares held by Mr. Williams for the benefit of his daughter.

(4) Includes 5,400 shares held in Mr. Buchanan's Individual Retirement Account, 4,100 shares held by Mr. Buchanan's spouse and 2,000 shares held by Buchanans Power Equipment Center, Inc. a company of which Mr. Buchanan is the president.

(5) Includes 200 shares held by Mr. Nelson's son and 500 shares held by Mr. Nelson for the benefit of his daughter.

(6) Includes 50 shares held by Mr. Van DeGrift for the benefit of his grandson and 50 shares held by Mr. Van DeGrift for the benefit of his granddaughter.

(7) Includes 1,638 shares held in Mr. Rathkamp's Individual Retirement Account, 1,800 shares held by Mr. Rathkamp's spouse in her Individual Retirement Account and 12,669 shares held in the Harvest Home Savings Bank ESOP.

ELECTION OF DIRECTORS

            The Certificate of Incorporation of Peoples Bancorp provides that the board of directors is divided into three classes as nearly equal in number as possible. The directors are elected by the stockholders of Peoples Bancorp for staggered terms, or until their successors are elected and qualified.

            At the annual meeting, stockholders of Peoples Bancorp will be asked to elect one class of directors, consisting of three directors, for a three-year term expiring in 2004 and until their successors are elected and qualified. No nominee for director is related to any other director or executive officer of Peoples Bancorp by blood, marriage or adoption. Each nominee currently serves as a director of Peoples Bancorp and Peoples Community Bank.

            Unless otherwise directed, each proxy executed and returned by a stockholder will be voted FOR the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the board of directors. At this time, the board of directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

            The following tables present information concerning the nominees for director of Peoples Bancorp and directors whose terms are continuing, including tenure as a director.

           NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS EXPIRING IN 2004


                                                                                                                   Peoples
                                                                                                                   Bancorp
                                                                                                                   Director
           Name                Age (1)             Principal Occupation During the Past Five Years                   Since
-------------------------      -------     -----------------------------------------------------------------       --------
Paul E. Hasselbring               76       Director and Chairman of the Board; Chairman of the Board of              2000
                                           Peoples Community Bank since 1990; and Director of Peoples
                                           Community Bank since 1967.  Currently, part-time at King,
                                           Hasselbring & Assoc. since November 1996. Previously, senior partner with Hasselbring & Assoc., an engineering firm located in Lebanon, Ohio from 1951 to 1996.

Richard S. Johnston               72       Director; Director of Peoples Community Bank since 1998;                  2000
                                           Retired as President from The People's Building & Loan
                                           Company, located in Blanchester, Ohio in 1998.

Zane M. Brant                     81       Director; Director of Peoples Community Bank since 1974.                  2000
                                           President of Brant's Inc., a hardware retailer located in
                                           Lebanon, Ohio which he has operated since 1946.

--------------------
(1) As of September 30, 2000.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

                      DIRECTORS WHOSE TERMS ARE CONTINUING

DIRECTORS WITH A TERM EXPIRING IN 2002


                                                                                                                   Peoples
                                                                                                                   Bancorp
                                                                                                                   Director
           Name                Age (1)             Principal Occupation During the Past Five Years                  Since
-------------------------      -------     -----------------------------------------------------------------       --------
John E. Rathkamp                 57        Director, Chief Lending Officer and Secretary of Peoples                   2000
                                           Bancorp and Peoples Community Bank since 2000.  Prior
                                           thereto, at Harvest Home Savings Bank located in Cheviot,
                                           Ohio: President since 1991; Secretary and Managing Officer since 1976; Director since 1971; and President of Harvest Home
                                           Financial Corporation.

Donald L. Hawke                  68        Director; Director of Peoples Community Bank since 1987.                   2000
                                           Retired.

James R. Van DeGrift             61        Director; Director of Peoples Community Bank since 1994.                   2000
                                           Trustee of Turtlecreek Township in Lebanon, Ohio since
                                           1992.  Previously, athletic director and a teacher at Lebanon
                                           High School.

DIRECTORS WITH A TERM EXPIRING IN 2003


                                                                                                                   Peoples
                                                                                                                   Bancorp
                                                                                                                   Director
           Name                Age (1)             Principal Occupation During the Past Five Years                  Since
-------------------------      -------     -----------------------------------------------------------------       --------
Jerry D. Williams               51         Director, President and Chief Executive Officer of Peoples                2000
                                           Bancorp; President and Chief Executive Officer of Peoples
                                           Community Bank since June 1998; Director of Peoples
                                           Community Bank since 1980.  Previously served as Managing
                                           Officer and Chief Executive Officer from 1979 to 1998.

Thomas J. Noe                   40         Director, Chief Financial Officer and Treasurer of Peoples                2000
                                           Bancorp and Peoples Community Bank since 2000.  Prior
                                           thereto, Managing Officer of The Oakley Improved Building
                                           and Loan Company in Cincinnati, Ohio, since August 1999.
                                           Between January 1994 and May 1999, Mr. Noe served as the
                                           Chief Financial Officer for Enterprise Federal Bancorp, Inc., a
                                           unitary savings and loan holding company for Enterprise
                                           Federal Savings Bank, West Chester, Ohio.

John L. Buchanan                51         Director; Director of Peoples Community Bank since 1996.                  2000
                                           President of Buchanan's Power Equipment Center, Inc., a
                                           John Deere dealership located in Lebanon, Ohio which he has operated since 1971.

Nicholas N. Nelson              54         Director; Director of Peoples Community Bank since 1990.                  2000
                                           County Auditor for Warren County, Ohio, serving in such
                                           position since March 1987.

-----------------------
(1) As of September 30, 2000.

DIRECTOR NOMINATIONS; MEETINGS OF THE BOARD OF PEOPLES BANCORP

            Nominations for director of Peoples Bancorp are made by the board of directors of Peoples Bancorp. During the fiscal year ended September 30, 2000, the board of directors of Peoples Bancorp met ten times. No director of Peoples Bancorp attended fewer than 75% of the aggregate of the total number of board meetings held during the period for which he/she has been a director and the total number of meetings held by all committees of the board on which he/she served during the periods that he/she served.

STOCKHOLDER NOMINATIONS

            Article II, Section 14 of Peoples Bancorp's Bylaws governs nominations for election to the board of directors and requires all such nominations, other than those made by the board of directors or committee appointed by the board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the secretary of Peoples Bancorp. Generally, to be timely, a stockholder's notice must be made in writing and delivered to the secretary of Peoples Bancorp not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the preceding annual meeting of stockholders of Peoples Bancorp. Upon delivery, such nominations shall be posted in a conspicuous place in each office of Peoples Bancorp. In connection with this first annual meeting, any such nomination by a stockholder must have been delivered or received no later than the close of business on September 29, 2000. Peoples Bancorp did not receive any nominations.

DIRECTORS' COMPENSATION

            During the fiscal year ended September 30, 2000, each member of the board of directors was paid $1,500 per month. Board members were not paid separate compensation for meetings of Peoples Community Bank or committee meetings.

            During 1994 Peoples Community Bank established an unfunded, non-qualified, deferred compensation arrangement to provide retirement benefits to its board of directors. The benefits are based on years of services and director compensation during the year preceding retirement. The plan also provides for death benefit payments to a surviving spouse, beneficiaries or the estate of the director. Peoples Community Bank has elected not to establish a trust for the holding or investing of assets. Pension accruals for the plan are not deductible for federal income tax purposes until benefits are paid. Accruals are intended to provide not only for the benefits attributed to service to date but also for those expected to be earned in the future.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

            Set forth below is information with respect to the principal occupations during the last five years for the two executive officers of Peoples Bancorp and Peoples Community Bank who do not serve as directors of Peoples Bancorp.

           Name                Age (1)             Principal Occupation During the Past Five Years
-------------------------      -------     ------------------------------------------------------------------------
Jerry Boate                      57        Has served as Senior Vice President of Peoples Bancorp and Peoples
                                           Community Bank since May 2000.  Previously, Mr. Boate was Executive
                                           Vice President of SunTrust Bank, Miami, Florida.

Dennis J. Slattery               48        Currently serves as Senior Vice President of Peoples Bancorp and Peoples
                                           Community Bank.  Previously, Mr. Slattery was the Executive Vice
                                           President and Treasurer of Harvest Home Financial Corporation, Cheviot,
                                           Ohio.

----------------
(1) As of September 30, 2000.

COMPLIANCE WITH SECTION 16(a) OF THE 1934 ACT

            Section 16(a) of the Securities Exchange Act requires the officers and directors, and persons who own more than 10% of Peoples Bancorp's common stock, to file reports of ownership and changes in ownership with the Securities Exchange Commission and the Nasdaq National Market. Officers, directors and greater than 10% stockholders are required by regulation to furnish Peoples Bancorp with copies of all Section 16(a) forms they file. Peoples Bancorp knows of no person who owns 10% or more of Peoples Bancorp's common stock.

            Based solely on review of the copies of such forms furnished to Peoples Bancorp, or written representations from its officers and directors, Peoples Bancorp believes that during, and with respect to, the fiscal year ended September 30, 2000, Peoples Bancorp's officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act.

COMMITTEES

            The board of directors of Peoples Bancorp has established the following committees, among others:

            AUDIT COMMITTEE. The primary purpose of the audit committee, as set forth in the committee's charter, is to assist the board of directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices. The audit committee reviews with management and the independent auditors the systems of internal control, reviews the annual financial statements, including the Form 10-KSB and monitors Peoples Bancorp's adherence in accounting and financial reporting to generally accepted accounting principles. The audit committee is comprised of three or more outside directors; and the current members of the audit committee are Messrs. Hasselbring, Brant, Hawke, Nelson, Van DeGrift, Buchanan and Johnston.

            The members of the audit committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s listing standards. The audit committee meets on an as needed basis and met once in fiscal 2000. On May 12, 2000, the board of directors adopted an audit committee charter.

                          REPORT OF THE AUDIT COMMITTEE

            The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 "Communication with Audit Committees," as may be modified or supplemented. The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant, the independent accountant's independence. Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Peoples Bancorp's Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission.

             Paul E. Hasselbring                 Nicholas N. Nelson
             Zane M. Brant                       James R. Van DeGrift
             Donald L. Hawke                     John L. Buchanan
             Richard S. Johnston

            COMPENSATION AND BENEFITS COMMITTEE. It is the responsibility of the Compensation and Benefits Committee of the board of directors to institute a program which effectively provides incentive for executive management to lead Peoples Bancorp to its full potential. In fiscal 2000, directors appointed to this committee were Messrs. Hasselbring, Brant, Hawke, Johnston, Nelson, Van DeGrift and Buchanan. No member of the compensation committee is a current officer or employee of Peoples Bancorp, Peoples Community Bank or any of its subsidiaries. The compensation committee met once in fiscal 2000.


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                             MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

            The following table sets forth a summary of certain information concerning the compensation paid by Peoples Bancorp (including amounts deferred to future periods by the officers) for services rendered in all capacities during the fiscal years ended September 30, 2000, 1999 and 1998 to the President and Chief Executive Officer of Peoples Bancorp. No other officers of Peoples Bancorp received compensation in excess of $100,000 during fiscal 2000.


-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                      Annual Compensation
                                       -----------------------------------------------
                                                                         Other            All Other
        Name and           Fiscal                                        Annual          Compensation
  Principal Position        Year        Salary (1)          Bonus     Compensation (3)
-----------------------------------------------------------------------------------------------------
Jerry D. Williams           2000         $141,367(2)      $ 13,650         $--             $--
President and Chief         1999          100,547           13,350          --              --
Executive Officer           1998           99,375           10,625          --              --
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

---------------
(1) Includes directors' fees of $15,075, $11,700 and $11,375 in fiscal 2000, 1999 and 1998, respectively.

(2) Includes a payment of approximately $22,000 for prior accumulated and unused sick days.

(3) Does not include amounts attributable to miscellaneous benefits received by the named executive officer, including the payment of club membership dues. The costs to Peoples Bancorp of providing such benefits to the named executive officer during the year ended September 30, 2000 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such individual.

EMPLOYMENT AGREEMENTS

            In connection with the reorganization in March 2000, Peoples Bancorp and Peoples Community Bank, as employers, entered into employment agreements with each of Messrs. Jerry D. Williams, Thomas J. Noe, John E. Rathkamp and Dennis J. Slattery. The employers agreed to employ Mr. Williams as President and Chief Executive Officer of Peoples Bancorp and Peoples Community Bank, Mr. Noe as Chief Financial Officer of Peoples Bancorp and Peoples Community Bank, Mr. Rathkamp as Chief Lending Officer of Peoples Bancorp and Peoples Community Bank and Mr. Slattery as Chief Operating Officer of Peoples Bancorp and Peoples Community Bank, in each case for a term of three years. The agreements provided that Messrs. Williams, Noe, Rathkamp and Slattery would be paid salary levels of $100,000, $75,000, $75,000 and $75,000, respectively. The executives'
compensation and expenses will be paid by Peoples Bancorp and Peoples Community Bank in the same proportion as the time and services actually expended by the executives on behalf of each employer. The employment agreements will be reviewed annually. The term of the executives' employment agreements will be extended each year for a successive additional one-year period upon the approval of the employers' boards of directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

            Each of the employment agreements is terminable with or without cause by the employers. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that:

                        (1) either executive terminates his or her employment
            because the employers either fail to comply with any material provision of the employment agreement or change the executive's title or duties, or

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


                        (2) the employment agreement is terminated by the
            employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of Peoples Bancorp, as defined, then the executive will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with Peoples Community Bank), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Internal Revenue Code as set forth below in the event of a change in control.

            A change in control is generally defined in the employment agreements to include any change in control of Peoples Bancorp required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of Peoples Bancorp's outstanding voting securities and
(2) a change in a majority of the directors of Peoples Bancorp during any three-year period without the approval of at least two-thirds of the persons who were directors of Peoples Bancorp at the beginning of such period.

            Each employment agreement provides that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employers which was includable in the recipient's gross income during the most recent five taxable years (the "Section 280G Limit"). As a result, none of the severance payments will be subject to a 20% excise tax, and the employers will be able to deduct such payments as compensation expense for federal income tax purposes.

            Although the above-described employment agreements could increase the cost of any acquisition of control, Peoples Bancorp and Peoples Community Bank do not believe that the terms of the employment agreements would have a significant anti-takeover effect.

DEFINED CONTRIBUTORY PENSION PLAN

            Peoples Community Bank maintained a Simplified Employee Pension Plan for its employees until March 31, 2000. The Plan was terminated as of March 31, 2000. During fiscal 2000 and 1999, Peoples Community Bank made contributions to the plan in amounts equaling 10% of participants' compensation. Peoples Community Bank contributions to the plan amounted to $17,000 and $60,000 for fiscal 2000 and 1999, respectively. Participants were immediately vested in employer contributions as well as their elective deferrals and may withdraw either at any time. Amounts withdrawn, however, are includable in a participant's income and may be subject to a 10% penalty tax.


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

TRANSACTIONS WITH CERTAIN RELATED PERSONS

            Peoples Community Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

            Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as Peoples Community Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features.

          PROPOSAL TO ADOPT THE PEOPLES BANCORP 2001 STOCK OPTION PLAN

GENERAL

            The board of directors has adopted the 2001 Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in Peoples Bancorp and as an incentive to contribute to the success of Peoples Bancorp and reward key employees for outstanding performance. The Option Plan provides for the grant of incentive stock options intended to comply with the requirements of
Section 422 of the Internal Revenue Code, non-qualified or compensatory stock options and stock appreciation rights, collectively called Awards. Awards will be available for grant to directors and key employees of Peoples Bancorp and any of its subsidiaries, except that non-employee directors will be eligible to receive only awards of non-qualified stock options. If stockholder approval is obtained, options to acquire shares of Peoples Bancorp common stock will be awarded to officers, key employees and directors of Peoples Bancorp and Peoples Community Bank with an exercise price equal to the fair market value of the Peoples Bancorp common stock on the date of grant.

DESCRIPTION OF THE OPTION PLAN

            The following description of the Option Plan is a summary of its terms and is qualified in its entirety by reference to the Option Plan, a copy of which is attached hereto as Appendix D.

            ADMINISTRATION. The Option Plan will be administered and interpreted by a committee of the board of directors that is comprised solely of two or more non-employee directors. The members of the committee will initially consist of Messrs. Hasselbring, Nelson and Hawke.

            STOCK OPTIONS. Under the Option Plan, the board of directors or the committee will determine:

            o which officers, key employees and non-employee directors will be granted options;

            o whether such options will be incentive or compensatory options;

            o     the number of shares subject to each option;

            o     the exercise price of each option; and


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



            o whether such options may be exercised by delivering other shares of Peoples Bancorp common stock.

            The per share exercise price of both an incentive stock and a compensatory option shall at least equal the fair market value of a share of Peoples Bancorp common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

            All options granted to participants under the Option Plan will become vested and exercisable at the rate of 20% per year on each annual anniversary of the date the options were granted. No vesting shall occur on or after a participant's employment or service with Peoples Bancorp is terminated for any reason other than his death or disability. Generally, all options granted to participants will become vested and exercisable in full on the date an optionee terminates his employment or service with Peoples Bancorp or a subsidiary company because of his death or disability. In addition, all stock options will become vested and exercisable in full on the date an optionee terminates his employment or service with Peoples Bancorp or a subsidiary company due to retirement or as the result of a change in control of Peoples Bancorp if, as of such date of retirement or change in control of Peoples
Bancorp: (i) such treatment is either authorized or is not prohibited by applicable laws and regulations, or (ii) an amendment to the Option Plan providing for such treatment has been approved by the stockholders of Peoples Bancorp at a meeting of stockholders held more than one year after the consummation of the conversion.

            Each stock option or portion thereof will be exercisable at any time on or after it vests. In addition, each stock option is exercisable until the earlier of ten years after its date of grant or six months after the date on which the optionee's employment terminates (one year after termination of service in the case of non-employee directors), unless extended by the committee or the board of directors to a period not to exceed five years from such termination. Unless stated otherwise at the time an option is granted, (i) if an optionee terminates his employment or service with Peoples Bancorp as a result of disability or retirement without having fully exercised his options, the optionee shall have three years following his termination due to disability or retirement to exercise such options, and (ii) if an optionee terminates his employment or service with Peoples Bancorp following a change in control of Peoples Bancorp without having fully exercised his options, the optionee shall have the right to exercise such options during the remainder of the original ten year term of the option. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability or retirement and dies without having fully exercised his options, the optionee's executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the one-year period following his death. In no event shall any option be exercisable more than ten years from the date it was granted.

            Stock options are non-transferable except by will or the laws of descent and distribution, and during an optionee's lifetime, will be exercisable only by such optionee or his guardian or legal representative. Notwithstanding the foregoing, an optionee who holds non-qualified options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options which are so transferred will be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

            Payment for shares purchased upon the exercise of options may be made (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to Peoples Bancorp the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations or (iii) if permitted by the committee or the board, by delivering shares of Peoples Bancorp common stock (including shares acquired pursuant to the exercise of an option) with a fair market value equal to the total option price of the shares being acquired pursuant to the option, by withholding some of the shares of common stock which are being purchased upon exercise of an option, or any combination of the foregoing. With respect to subclause (iii) in the preceding sentence, the shares of common stock delivered to

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

pay the purchase price must have either been (a) purchased in open market transactions or (b) issued by Peoples Bancorp pursuant to a plan thereof, in each case more than six months prior to the exercise date of the option.

            If the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of common stock upon exercise of the option, which is greater than the number of shares delivered as payment for the exercise price. In addition, an optionee can exercise his or her option in whole or in part and then deliver the shares acquired upon such exercise (if permitted by the committee or the board) as payment for the exercise price of all or part of his options. Again, if the fair market value of a share of common stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to either (i) reduce the amount of cash required to receive a fixed number of shares upon exercise of the option or (ii) receive a greater number of shares upon exercise of the option for the same amount of cash that would have otherwise been used. Because options may be exercised in part from time to time, the ability to deliver common stock as payment of the exercise price could enable the optionee to turn a relatively small number of shares into a large number of shares. In addition, an optionee can elect, with the committee's concurrence, to defer the delivery of the proceeds of the exercise of any compensatory option not transferred under the terms of the Option Plan. Such deferral must comply with the provisions of the Option Plan and other rules and regulations as may be established by the committee.

            STOCK APPRECIATION RIGHTS. Under the Option Plan, the board of directors or the committee is authorized to grant rights to optionees ("Stock Appreciation Rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by Peoples Bancorp to the optionee of cash or common stock, or a combination thereof, in an amount equal to the excess of the fair market value of the shares of common stock subject to option at the time over the option price of such shares. Stock Appreciation Rights may be granted concurrently with the stock options to which they relate or, with respect to compensatory options, at any time thereafter which is prior to the exercise or expiration of such options. The proceeds of the exercise of a stock appreciation right may also be deferred as provided by the provisions of the Option Plan.

            NUMBER OF SHARES COVERED BY THE OPTION PLAN. A total of 197,773 shares of common stock, which is equal to 10% of the common stock outstanding, has been reserved for future issuance pursuant to the Option Plan. In the event of a stock split, subdivision, stock dividend or any other capital adjustment, the number of shares of common stock under the Option Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding or such capital adjustment. The Option Plan provides that grants to each employee and non-employee director shall not exceed 25% and 5% of the shares of common stock available under the Option Plan, respectively. Awards made to non-employee directors in the aggregate may not exceed 30% of the number of shares available under the Option Plan.

            AMENDMENT AND TERMINATION OF THE OPTION PLAN. Unless sooner terminated, the Option Plan shall continue in effect for a period of ten years from January 12, 2001, the date the Option Plan was adopted by the board of directors. Termination of the Option Plan shall not affect any previously granted Awards.

            FEDERAL INCOME TAX CONSEQUENCES. Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to Peoples Bancorp at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and Peoples Bancorp will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and Peoples Bancorp will be entitled to a deduction for federal income tax purposes in the same amount.

            Section 162(m) of the Internal Revenue Code generally limits the deduction for certain compensation in excess of $1.0 million per year paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated executive officers ("covered executives"). Certain types of compensation, including compensation based on performance goals, are excluded from the $1.0 million deduction limitation. In order for compensation to qualify for this exception: (i) it must be paid solely on account of the attainment of one or more preestablished, objective performance goals; (ii) the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined; (iii) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to, and approved by, stockholders in a separate vote prior to payment; and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied.

            Treasury regulations provide that compensation attributable to a stock option or stock appreciation right is deemed to satisfy the requirement that compensation be paid solely on account of the attainment of one or more performance goals if: (i) the grant is made by a compensation committee consisting solely of two or more outside directors, as defined; (ii) the plan under which the option or stock appreciation right is granted states the maximum number of shares with respect to which options or stock appreciation rights may be granted during a specified period to any employee; and (iii) under the terms of the option or stock appreciation right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant or award. Certification by the compensation committee is not necessary if these other requirements are satisfied.

            The Option Plan has been designed to meet the requirements of
Section 162(m) of the Internal Revenue Code and, as a result, Peoples Bancorp believes that compensation attributable to stock options and stock appreciation rights granted under the Option Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Internal Revenue Code. If the non-excluded compensation of a covered executive exceeded $1.0 million, however, compensation attributable to other awards, such as restricted stock, may not be fully deductible unless the grant or vesting of the award is contingent on the attainment of a performance goal determined by a compensation committee meeting specified requirements and disclosed to and approved by the stockholders of Peoples Bancorp. The board of directors believes that the likelihood of any impact on Peoples Bancorp from the deduction limitation contained in Section 162(m) of the Internal Revenue Code is remote at this time.

            The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

            ACCOUNTING TREATMENT. Stock appreciation rights will, in most cases, require a charge against the earnings of Peoples Bancorp each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related option and the current market price of the common stock. In the event of a decline in the market price of the common stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges).

            Neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Option Plan currently requires any charge against earnings under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for

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

Stock Issued to Employees." Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Peoples Bancorp anticipates that it will use the intrinsic value method, in which event pro forma disclosure will be included in the footnotes to Peoples Bancorp's financial statements to show what net income and earnings per share would have been if the fair value method had been utilized. If Peoples Bancorp elects to utilize the fair value method, its net income and earnings per share may be adversely affected.

            STOCKHOLDER APPROVAL. No Awards will be granted under the Option Plan unless the Option Plan is approved by stockholders. Stockholder ratification of the Option Plan will also satisfy Nasdaq Stock Market listing, federal tax, and requirements of the Office of Thrift Supervision.

            AWARDS TO BE GRANTED. The board of directors of Peoples Bancorp adopted the Option Plan and the committee established thereunder intends to grant options to executive officers, employees and non-employee directors of Peoples Bancorp and Peoples Community Bank. However, the timing of any such grants, the individual recipients and the specific amounts of such grants have not been determined.

            REGULATORY REQUIREMENTS. The Option Plan and the Recognition Plan, collectively called the Plans, comply with applicable Office of Thrift Superivsion regulations and are required to be submitted to the Office of Thrift Supervision after approval by stockholders. No assurance can be given as to whether the Office of Thrift Supervision will raise any objections to the Plans as presented to stockholders or whether the Office of Thrift Supervision may require modifications to be made to the Plans. A vote for approval of the Plans shall be deemed to be a vote for approval of the Plans as the same may be required to be modified by the Office of Thrift Supervision, provided that the change is not material as determined by Peoples Bancorp. Peoples Bancorp will not make any modification to the Plans which would increase the level of benefits from that presented. Non-objection to the Plans by the Office of Thrift Supervision shall not constitute approval or endorsement of the Plans by the Office of Thrift Supervision.

            Under Office of Thrift Supervision regulations, certain stock benefit plans established or implemented within one year following the completion of a mutual to stock conversion are required to contain certain restrictions and limitations, which are contained in the Plans. Specifically, the Office of Thrift Supervision regulations provide, among other provisions, that awards begin vesting no earlier than one year from the date the plans are approved by stockholders, shall not vest at a rate in excess of 20% per year and shall not provide for accelerated vesting except in the case of disability or death. Recently, the Office of Thrift Supervision has authorized the elimination of these provisions more than one year after a conversion, provided that stockholder approval of such amendments to the plans is obtained. The Plans provide that in the event of termination of service following a change in control of Peoples Bancorp or retirement, vesting of awards would accelerate if, as of such date: (i) such treatment is either authorized or is not prohibited by applicable law and regulations, or (ii) amendments to the Plans providing for such treatment has been approved by the stockholders of Peoples Bancorp at a meeting of stockholders held more than one year after the consummation of the Conversion.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE 2001 STOCK OPTION PLAN.

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           PROPOSAL TO ADOPT THE PEOPLES BANCORP 2001 RECOGNITION AND
                       RETENTION PLAN AND TRUST AGREEMENT

GENERAL

            The board of directors of Peoples Bancorp has adopted the Recognition Plan, the objective of which is to enable Peoples Bancorp to provide officers, key employees and directors with a proprietary interest in Peoples Bancorp and as an incentive to contribute to its success. Officers, key employees and directors of Peoples Bancorp and Peoples Community Bank who are selected by the board of directors of Peoples Bancorp or members of a committee appointed by the board will be eligible to receive benefits under the Recognition Plan. If stockholder approval is obtained, shares will be granted to officers, key employees and directors as determined by the committee or the board of directors.

DESCRIPTION OF THE RECOGNITION PLAN

            The following description of the Recognition Plan is a summary of its terms and is qualified in its entirety by reference to the Recognition Plan, a copy of which is attached hereto as Appendix E.

            ADMINISTRATION. A committee of the board of directors of Peoples Bancorp will administer the Recognition Plan, which shall consist of two or more members of the board, each of whom shall be a non-employee director of Peoples Bancorp. The members of the committee will initially consist of Messrs. Hasselbring, Nelson and Hawke, who will also serve as trustees of the trust established pursuant to the Recognition Plan ("Trust"). The trustees will have the responsibility to invest all funds contributed by Peoples Bancorp to the Trust.

            Upon stockholder approval of the Recognition Plan, Peoples Bancorp will contribute sufficient funds to the Trust so that the Trust can purchase a number of shares of Common Stock equal to 4% of the common stock outstanding, or 79,109 shares. It is currently anticipated that these shares will be acquired through open market purchases to the extent available, although Peoples Bancorp reserves the right to issue previously unissued shares or treasury shares to the Recognition Plan. The issuance of new shares by Peoples Bancorp would be dilutive to the voting rights of existing stockholders and to People's book value per share and earnings per share.

            GRANTS. Shares of common stock granted pursuant to the Recognition Plan will be in the form of restricted stock payable over a five-year period at a rate of 20% per year, beginning one year from the anniversary date of the grant. A recipient will be entitled to all voting and other stockholder rights with respect to shares which have been earned and allocated under the Recognition Plan. In addition, recipients of shares of restricted stock that have been granted pursuant to the Recognition Plan that have not yet been earned and distributed (other than shares granted pursuant to Performance Share Awards (as defined below)) are entitled to direct the trustees of the Trust as to the voting of such shares on the recipient's behalf. However, until such shares have been earned and allocated, they may not be sold, assigned, pledged or otherwise disposed of and are required to be held in the Trust. In addition, any cash dividends or stock dividends declared in respect of unvested share awards will be held by the Trust for the benefit of the recipients and such dividends, including any interest thereon, will be paid out proportionately by the Trust to the recipients thereof as soon as practicable after the share awards become earned.

            If a recipient terminates employment or service with Peoples Bancorp for reasons other than death, disability or retirement, the recipient will forfeit all rights to the allocated shares under restriction. All shares subject to an award held by a recipient whose employment or service with Peoples Bancorp or any subsidiary terminates due to death or disability shall be deemed earned as of the recipient's last day of employment or service with Peoples Bancorp or any subsidiary and shall be distributed as soon as practicable thereafter. In addition, in the event that a recipient's employment or service with Peoples Bancorp or any subsidiary terminates due to retirement or following a change in control of Peoples Bancorp all shares subject to an award held by a recipient shall be deemed earned as of the recipient's last day of employment with or service to Peoples Bancorp or any subsidiary and shall be distributed as soon as practicable thereafter, provided that as of the date of such retirement or change in control: (i) such treatment is either authorized or is not prohibited by applicable laws and regulations, or (ii) an amendment to the Recognition Plan providing for such treatment has been approved by the stockholders of Peoples Bancorp at a meeting of stockholders held more than one year after the consummation of the conversion.

            PERFORMANCE SHARE AWARDS. The Recognition Plan provides the committee with the ability to condition or restrict the vesting or exercisability of any Recognition Plan award upon the achievement of performance targets or goals as set forth under the Recognition Plan. Any Recognition Plan award subject to such conditions or restrictions is considered to be a "Performance Share Award." Subject to the express provisions of the Recognition Plan and as discussed in this paragraph, the committee has discretion to determine the terms of any Performance Share Award, including the amount of the award, or a formula for determining such, the performance criteria and level of achievement related to these criteria which determine the amount of the award granted, issued, retainable and/or vested, the period as to which performance shall be measured for determining achievement of performance (a "performance period"), the timing of delivery of any awards earned, forfeiture provisions, the effect of termination of timing of delivery of any awards earned, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the Recognition Plan, as may be determined from time to time by the committee. Each Performance Share Award shall be granted and administered to comply with the requirements of Section 162(m) of the Internal Revenue Code. Accordingly, the performance criteria upon which Performance Share Awards are granted, issued, retained and/or vested shall be a measure based on one or more Performance Goals (as defined below). Notwithstanding satisfaction of any Performance Goals, the number of shares granted, issued, retainable and/or vested under a Performance Share Award may be reduced or eliminated, but not increased, by the committee on the basis of such further considerations as the committee in its sole discretion shall determine.

            Subject to stockholder approval of the Plan, the Performance Goals for any Performance Share Award shall be based upon any one or more of the following performance criteria, either individually, alternatively or any combination, applied to either Peoples Bancorp as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as preestablished by the committee under the terms of the Performance Share Award: net income, as adjusted for non-recurring items; cash earnings; earnings per share; cash earnings per share; return on average equity; return on average assets; assets; stock price; total stockholder return; capital; net interest income; market share; cost control or efficiency ratio; and asset growth. The committee is considering engaging outside compensation consultants to assist it in establishing such performance-based targets.

            FEDERAL INCOME TAX CONSEQUENCES. Pursuant to Section 83 of the Internal Revenue Code, recipients of Recognition Plan awards will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. A recipient of a Recognition Plan award may also elect, however, to accelerate the recognition of income with respect to his or her grant to the time when shares of common stock are first transferred to him or her, notwithstanding the vesting schedule of such awards. Peoples Bancorp will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Recognition Plan awards in the year in which such amounts are included in income.

            Section 162(m) of the Internal Revenue Code generally limits the deduction for certain compensation in excess of $1.0 million per year paid by a publicly-traded corporation to its covered executives. Certain types of compensation, including compensation based on performance goals, are excluded from the $1.0 million deduction limitation. In order for compensation to qualify for this exception: (i) it must be paid solely on account of the attainment of one or more preestablished, objective performance goals; (ii) the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined; (iii) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment; and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied.

            The Recognition Plan has been designed to meet the requirements of
Section 162(m) of the Internal Revenue Code and, as a result, Peoples Bancorp believes that compensation attributable to Performance Share Awards granted under the Recognition Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Internal Revenue Code. The board of directors believes that the likelihood of any impact on Peoples Bancorp from the deduction limitation contained in Section 162(m) of the Internal Revenue Code is remote at this time.

            The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

            ACCOUNTING TREATMENT. For a discussion of Statement of Financial Accounting Standards No. 123, see "Proposal to Adopt the 2001 Stock Option Plan
- Description of Option Plan - Accounting Treatment." Under the intrinsic value method, Peoples Bancorp will also recognize a compensation expense as shares of common stock granted pursuant to the Recognition Plan vest. The amount of compensation expense recognized for accounting purposes is based upon the fair market value of the common stock at the date of grant to recipients, rather than the fair market value at the time of vesting for tax purposes. The vesting of plan share awards will have the effect of increasing People's compensation expense.

            STOCKHOLDER APPROVAL. No shares will be granted under the Recognition Plan unless the Recognition Plan is approved by stockholders.

            SHARES TO BE GRANTED. The board of directors of Peoples Bancorp adopted the Recognition Plan and the committee established thereunder intends to grant shares to executive officers, key employees and non-employee directors of Peoples Bancorp and Peoples Community Bank. The Recognition Plan provides that grants to each employee and each non-employee director shall not exceed 25% and 5% of the shares of common stock available under the Recognition Plan, respectively. Awards made to non-employee directors in the aggregate may not exceed 30% of the number of shares available under the Recognition Plan. However, the timing of any such grants, the individual recipients and the specific amounts of such grants have not been determined.

            REGULATORY REQUIREMENTS. For a discussion of Office of Thrift Supervision requirements related to the Recognition Plan see "Proposal to Adopt the 2001 Stock Option Plan - Description of the Option Plan - Regulatory Requirements."

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE 2001 RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT.

            RATIFICATION OF APPOINTMENT OF PEOPLES BANCORP'S AUDITORS

            The board of directors of Peoples Bancorp has appointed Grant Thornton LLP, independent certified public accountants, to perform the audit of Peoples Bancorp's financial statements for the year ending September 30, 2001, and further directed that the selection of auditors be submitted for ratification by the stockholders at the annual meeting.

            Peoples Bancorp has been advised by Grant Thornton LLP that neither that firm nor any of its associates has any relationship with Peoples Bancorp or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Grant Thornton LLP will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

            THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001.

      STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF PEOPLES BANCORP

            Proposals of stockholders intended to be presented at Peoples Bancorp's annual meeting expected to be held in January 2002, must be received by Peoples Bancorp no later than September 30, 2001 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

            Article 2.14 of the Bylaws of Peoples Bancorp provides that in order for a stockholder to make proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such proposals to the secretary of Peoples Bancorp not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the preceding annual meeting. The notice with respect to business proposals to be brought before the annual meeting must state the stockholder's name, address and number of shares of Peoples Bancorp common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the stockholder in the proposal.

                    ELECTION OF DIRECTORS OF MARKET FINANCIAL

ELECTION OF DIRECTORS

            The Code of Regulations provides for a board of directors consisting of seven persons divided into two classes. In accordance with Section 2.02 of the Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of Market Financial by the later of the October 31st immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of Market Financial owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

            The board of directors proposes the re-election of the following persons to serve until the Annual Meeting of Shareholders in 2003 and until their successors are duly elected and qualified or until their earlier resignation, removal from office or death:

                                                                             DIRECTOR OF               DIRECTOR OF
NAME                              AGE (1)       POSITION(S) HELD      MARKET FINANCIAL SINCE (2)    MARKET BANK SINCE
----                              -------       ----------------      --------------------------    -----------------
Rae Skirvin Larimer..........        64           Director and                   1996                         -
                                                  Secretary
L. Craig Martin..............        54           Director                       2000(3)                     1996
Wilbur H. Tisch..............        84           Director                       1996                         -
Kathleen A. White............        43           Director                       1996                         -

-----------------------------
(1)   As of December 15, 2000.

(2) Except for Mr. Martin, each person became a director of Market Financial in connection with the conversion of Market Bank from mutual to stock form and the formation of Market Financial as the holding company for Market Bank.

(3) Mr. Martin was appointed in January 2000, to fill the vacancy created by the death of R.C. Meyerenke.

            If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the board of directors recommends.

            The following directors will continue to serve as directors of Market Financial after the Annual Meeting for the terms indicated and until their successors are duly elected and qualified or until their earlier resignation, removal from office or death:


                                                                                  DIRECTOR                      DIRECTOR
                                                                                 OF MARKET                      OF MARKET
                                                                                 FINANCIAL                       BANK
 NAME                               AGE (1)           POSITION(S) HELD           SINCE (2)      TERM EXPIRES     SINCE
 ----                               -------           ----------------           ---------      ------------     -----
 Robert Gandenberger                  72         Director and Treasurer            1996            2002            -
 John T. Larimer                      67         Director and President            1996            2002           1975
 Edgar H. May                         76         Director and Vice President       1996            2002           1992

-----------------------------
(1)   As of December 15, 2000.

(2) Each person became a director of Market Financial in connection with the conversion of Market Bank from mutual to stock form and the formation of Market Financial as the holding company for Market Bank.

            ROBERT GANDENBERGER. Mr. Gandenberger retired as Supervisor of the Hamilton County Recorder's Office in 1994. From 1991 to 1994, Mr. Gandenberger served as a director of The Cleves-North Bend Building and Loan Company, which merged into Market Bank in 1994.

            JOHN T. LARIMER. Mr. Larimer, an attorney, has been a director of Market Bank since 1975, President of Market Bank since 1993, Managing Officer of Market Bank since November 1995, and President of Market Financial since April 1996. Mr. Larimer is Rae Skirvin Larimer's spouse and is a brother-in-law of Una Schaeperklaus.

            RAE SKIRVIN LARIMER. Ms. Larimer has been legal counsel for Market Bank since 1975. From 1979 to 1994, Ms. Larimer served as a director of The Cleves-North Bend Building and Loan Company. Ms. Larimer is John T. Larimer's spouse and the sister of Una Schaeperklaus, a director of Market Bank.

            L. CRAIG MARTIN. In January 2000, Mr. Martin was appointed to fill the vacancy created by the death of R.C. Meyerenke. For over 20 years, Mr. Martin has served as President of Environmetrics, Inc., an architectural firm and commercial and residential construction company he founded.

            EDGAR H. MAY. Mr. May has served as a director of Market Bank since 1992 and as Vice President of Market Bank and Market Financial since January 14, 1997. From 1960 until his retirement in 1994, Mr. May was a broker and partner in Ed May Realty Co., located in Deer Park, Ohio.

            WILBUR H. TISCH. Mr. Tisch retired as owner and President of General Metal Works in 1983. Mr. Tisch served as a director of The Cleves-North Bend Building and Loan Company from 1975 to 1994 and as President from 1986 to 1994.

            KATHLEEN A. WHITE. Ms. White has been employed as a real estate title examiner since 1980.

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information with respect to the only persons known to Market Financial to own beneficially more than five percent of the outstanding common shares of Market Financial as of December 22, 2000:

                                          AMOUNT AND NATURE OF              PERCENT OF
NAME AND ADDRESS                           BENEFICIAL OWNERSHIP          SHARES OUTSTANDING
----------------                           --------------------          ------------------
First Bankers Trust Company, N.A.......        104,924(1)                      8.3%
Market Financial Corporation
  Employee Stock Ownership Plan
1201 Broadway
Quincy, Illinois  62301

John T. Larimer........................         78,458(2)                      6.7
4315 Redstar Court
Cincinnati, Ohio  45238

L. Craig Martin........................         68,336(3)                      5.4
8340 Indian Hill Road
Cincinnati, Ohio  45243

----------------------------
(1) Includes 72,814 unallocated shares with respect to which First Bankers Trust Company, N.A. as the trustee for the Market ESOP has sole voting power. The trustee has limited shared investment power over all Market ESOP shares.

(2) This number includes 34,729 shares that may be acquired upon the exercise of options awarded pursuant to the Market Financial Corporation 1998 Stock Option and Incentive Plan, 9,974 shares in Mr. Larimer's ESOP account, with respect to which Mr. Larimer has voting control only, and 4,800 shares owned jointly with Mr. Larimer's spouse. It does not include 29,008 shares owned by Mr. Larimer's spouse individually.

(3) This number includes 6,345 shares that may be acquired upon the exercise of options awarded pursuant to the Market Financial Stock Option Plan.

            The following table sets forth certain information with respect to the number of common shares of Market Financial beneficially owned by each director of Market Financial and Market Bank and by all directors and executive officers of Market Financial and Market Bank as a group as of December 22, 2000:


                                                         AMOUNT AND NATURE OF
                                                         BENEFICIAL OWNERSHIP
                                                 ---------------------------------------
                                                 SOLE VOTING AND       SHARED VOTING AND          PERCENT OF
NAME AND ADDRESS (1)                             INVESTMENT POWER       INVESTMENT POWER      SHARES OUTSTANDING
--------------------                             ----------------       ----------------      ------------------
Robert Gandenberger.........................           6,345(2)              35,265(3)                3.3%
John T. Larimer.............................          73,658(4)               4,800                   6.1
Rae Skirvin Larimer.........................          29,008(2)(5)            4,800                   2.7
Edgar H. May................................          12,308(2)                   -                     1
L. Craig Martin.............................          45,536(2)              22,800                   5.4
Wilbur H. Tisch.............................          12,308(2)                   -                     1
Una E. Schaeperklaus (6)....................          15,808(2)                   -                   1.2
Kathleen A. White...........................           7,308(2)              33,802(3)                3.2
All directors of and executive officers of
   Market Financial and Market Bank as
   a group (9 people).......................         221,177(7)              70,664(8)               21.6%

------------------
(1) Each of the persons listed in this table may be contacted at the address of Market Financial.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

(FOOTNOTES CONTINUED FROM PREVIOUS PAGE)

(2) This number includes 6,345 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan.

(3) This number includes 31,802 shares held by the Market Financial Corporation Recognition and Retention Plan Trust with regard to which Mr. Gandenberger and Ms. White have voting power as trustees.

(4) This number includes 34,729 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan and 9,974 shares held in Mr. Larimer's ESOP account, with respect to which Mr. Larimer has voting control only, but does not include 29,008 shares owned by Mr. Larimer's spouse, Rae Skirvin Larimer.

(5) This number does not include 73,658 shares owned by Ms. Larimer's spouse, John T. Larimer.

(6) Ms. Schaeperklaus is a director of Market Bank but not a director of Market Financial.

(7) This number includes 92,501 shares that may be acquired upon the exercise of options awarded pursuant to the Market Financial Stock Option Plan and 15,515 shares held in the ESOP accounts of officers, with respect to which such officers have voting control only.

(8) The 4,800 shares held jointly by Mr. and Mrs. Larimer and the 31,802 shares held by the Recognition and Rentntion Plan Trust are only included once in this total.

MEETINGS OF DIRECTORS

            The board of directors of Market Financial met 14 times for regularly scheduled and special meetings and took action by unanimous written consent four times during the fiscal year ended September 30, 2000.

            The board of directors of Market Bank met 14 times for regularly scheduled meetings and took action by unanimous written consent once during the fiscal year ended September 30, 2000.

COMMITTEES OF DIRECTORS

            The board of directors of Market Financial does not have a nominating committee or a compensation committee. The board of directors of Market Financial has a Stock Option Committee, an Audit Committee and an RRP Committee. Nominees for election to the board of directors are selected by the entire board of directors.

            The Stock Option Committee is responsible for administering the Market Financial Stock Option Plan, including interpreting the Market Financial Stock Option Plan and awarding options pursuant to its terms. The members of the Stock Option Committee are Messrs. Gandenberger and May and Ms. White. The Stock Option Committee did not meet during the fiscal year ended September 30, 2000.

            The Audit Committee of Market Financial is responsible for reviewing and reporting to the full board of directors on the independent audit of Market Financial. The Audit Committee recommends audit firms to the full board of directors and reviews and approves the annual independent audit report. For more information regarding the responsibilities of the Audit Committee, see "Audit Committee Report." The members of the Audit Committee are Mr. Martin and Ms. White. The Audit Committee met once during the fiscal year ended September 30, 2000.

            The RRP Committee administers the RRP. Such committee consists of Messrs. Gandenberger, Martin and Tisch. The RRP Committee did not meet during the 2000 fiscal year.

            The board of directors of Market Bank has a Compensation Committee and an Executive Committee.

            Market Bank's Compensation Committee is comprised of Messrs. Martin, May and Gandenberger. The function of the Compensation Committee is to make recommendations to the board of directors regarding the compensation of Market Bank's executive officers and employees. The Compensation Committee met twice during the fiscal year ended September 30, 2000.

            The members of the Executive Committee of Market Bank are Ms. Schaeperklaus and Messrs. Larimer and May. The Executive Committee is authorized to act on behalf of the board of directors between regular meetings of the board of directors. The Executive Committee did not meet during the fiscal year ended September 30, 2000.

EXECUTIVE OFFICERS

            The following table sets forth certain information with respect to the current executive officers of Market Financial:


NAME                                         AGE(1)          POSITION(S) HELD
----                                         ------          ----------------
Robert Gandenberger...................         72          Treasurer and Director
John T. Larimer.......................         67          President and Director
Rae Skirvin Larimer...................         64          Secretary and Director
Edgar H. May..........................         76          Vice President and
                                                             Director
Julie M. Bertsch......................         39          Chief Financial Officer

-----------------------------
(1)   As of December 15, 2000.

            JULIE M. BERTSCH, a Certified Public Accountant, was hired as Chief Financial Officer of Market Financial and Market Bank in June 1996. Prior to joining Market Financial, Ms. Bertsch was employed from August 1987 until June 1996 with Grant Thornton LLP, independent certified public accountants.

            For biographical information regarding Robert Gandenberger, John T. Larimer, Rae Skirvin Larimer and Edgar H. May, see "ELECTION OF DIRECTORS."

            The following table presents certain information regarding the cash compensation received by the President and Chief Executive Officer of Market Financial and Market Bank. No other executive officer of Market Financial or Market Bank received compensation in excess of $100,000 during the fiscal years ended September 30, 2000, 1999 and 1998:

                           SUMMARY COMPENSATION TABLE


===================================================================================================================
                                       Annual Compensation      Long-term compensation
-------------------------------------------------------------------------------------------------------------------
                                                                       Awards
                                                              -----------------------------------------------------
                                                                                  Securities
          Name and                                            Restricted stock    underlying          All Other
     principal position       Year     Salary (1)     Bonus        awards       options/SARs (#)     Compensation
-------------------------------------------------------------------------------------------------------------------
John T. Larimer,              2000     $104,775     $ 13,238         --              --              $ 42,221(2)
President and                 1999       99,800       13,238     $  7,619(3)       34,729(4)           34,624(5)
Chief Executive               1998       97,007       11,135      180,320(3)       33,393(6)           34,688(8)
Officer
===================================================================================================================

------------------
(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Market Financial or Market Bank of providing such benefits to Mr. Larimer was less than 10% of his cash compensation.

(2) Consists of the September 30, 2000, $42,221 fair market value of Market Financial's contribution to Mr. Larimer's ESOP account.

(3) On June 30, 1998 and June 30, 1999, Mr. Larimer was awarded 13,357 and 802 common shares, respectively, pursuant to the RRP. Mr. Larimer paid no consideration for such shares. Such shares are earned and non-forfeitable at the rate of one-fifth per year on the anniversary of the date of award, assuming continued employment with, or service on the board of directors of, Market Financial. The market price of Market Financial's shares on June 30, 1998 and June 30, 1999, determined by reference to the mean between the closing high bid and low asked quotation for Market Financial's shares on the Nasdaq SmallCap Market ("Nasdaq") on each date, was $13.50 and $9.50 per share, respectively. As of September 29, 2000, the 14,159 shares had an aggregate market value of approximately $171,678, based on the $12.125 per share fair market value for the Market Financial shares on such date, as quoted by Nasdaq. All of such shares immediately became earned and non-forfeitable, pursuant to the terms of the RRP, upon execution of the reorganization agreement. In addition, dividends and other distributions paid on such shares and earnings on such dividends and distributions will be distributed to Mr. Larimer when the shares are distributed.

(4) Represents the number of common shares of Market Financial underlying options granted to Mr. Larimer pursuant to the Market Financial Stock Option Plan during the fiscal year ended September 30, 1999.

(5) Consists of the September 30, 1999, $34,624 fair market value of Market Financial's contribution to Mr. Larimer's ESOP account.

(6) Represents the number of common shares of Market Financial underlying options granted to Mr. Larimer pursuant to the Market Financial Stock Option Plan during the fiscal year ended September 30, 1998. These options were cancelled on May 3, 1999.

(7) Consists of the September 30, 1998, $34,688 fair market value of Market Financial's contribution to Mr. Larimer's ESOP account.

MARKET FINANCIAL STOCK OPTION PLAN

            The Market Financial Stock Option Plan is administered by the Stock Option Committee which is composed of three directors of Market Financial who are not employees of Market Financial. The Stock Option Committee may grant options under the Market Financial Stock Option Plan at such times as they deem most beneficial to Market Bank and Market Financial on the basis of the individual participant's position and duties and the value of the individual's services and responsibilities to Market Bank and Market Financial. Options to purchase 113,526 common shares were granted pursuant to the Market Financial Stock Option Plan during the fiscal year ended September 30, 1998. These options were cancelled on May 3, 1999, and options to purchase 125,558 common shares were granted on May 4, 1999. No options were granted during the fiscal year ended September 30, 2000.

            The following table sets forth information regarding the number and value of unexercised options held by Mr. Larimer at September 30, 2000:


                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND 9/30/2000 OPTION/SAR VALUES
                         --------------------------------------------------------------------------------------
                                                             NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS/SARS AT        IN THE MONEY OPTIONS/
                        SHARES ACQUIRED          VALUE               9/30/2000(#)                SARS AT 9/30/2000($)(1)
NAME                     ON EXERCISE(#)       REALIZED($)     EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE
----                     --------------       -----------     -------------------------         -------------------------
John T. Larimer               -0-                 N/A                 34,729/-0-                       $84,652/-0-

----------------------------

(1) For purposes of this table, the value of the option was determined by multiplying the number of shares subject to the unexercised option by the difference between the $9.6875 exercise price and the fair market value of Market Financial's common shares, which was $12.125 on September 29, 2000, based on the last sale of Market Financial shares reported by Nasdaq.

RECOGNITION AND RETENTION PLAN AND TRUST

            The shareholders of Market Financial adopted the RRP on June 30, 1998. The RRP purchased 53,429 common shares of Market Financial, all of which were awarded to directors, executive officers and employees of Market Financial and Market Bank in June 1998 and June 1999. All RRP awards will vest prior to closing of the merger.

DIRECTOR COMPENSATION

            Each director of Market Financial who is not a director of Market Bank receives an annual fee of $10,000, payable quarterly. Each director of Market Bank currently receives a fee of $19,500 per year, payable quarterly. Mr. Larimer does not receive director's fees from Market Financial or Market Bank.

EMPLOYMENT AGREEMENTS

            On April 1, 2000, Market Bank entered into an employment agreement with Mr. Larimer. The employment agreement provides for a term of three years, a salary of not less than $109,750 and a performance review by the board of directors not less often than annually. The employment agreement also provides for the inclusion of Mr. Larimer in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible.

            The employment agreement is terminable by Market Bank at any time. In the event of termination by Market Bank for "just cause," as defined in the employment agreement, Mr. Larimer will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Market Bank before the end of the term of the employment agreement other than for just cause, or in connection with a "change of control," as defined in the employment agreement, Mr. Larimer will be entitled to a continuation of salary payments for a period of time equal to the term of the employment agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the employment agreement or the date on which Mr. Larimer becomes employed full-time by another employer.

            The employment agreement also contains provisions with respect to the occurrence of the following within one year of a "change of control": (1) the termination of employment of Mr. Larimer for any reason other than just cause, retirement or termination at the end of the term of the employment agreement; (2) a material change in the capacity or circumstances in which Mr. Larimer is employed; or (3) a material reduction in his responsibilities, authority, compensation or other benefits provided under the employment agreement. In the event of any such occurrence, Mr. Larimer will be entitled to receive an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Larimer will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the employment agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum that Mr. Larimer may receive under such provisions, however, is limited to an amount that will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and an amount that will not violate applicable restrictions of the Office of Thrift Supervision. A "change of control," as defined in the employment agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 25% or more of the voting stock of Market Bank or Market Financial, the control of the election of a majority of the directors of Market Bank or Market Financial or the exercise of a controlling influence over the management or policies of Market Bank or Market Financial.

AUDIT COMMITTEE REPORT

            The Audit Committee of the board of directors of Market Financial is comprised of two directors, each of whom is considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee is responsible for overseeing Market Financial's accounting functions and controls, as well as recommending to the board of directors an independent accounting firm to audit Market Financial's financial statements. The Audit Committee has adopted a charter to set forth its responsibilities (the "Charter").

            As required by the Charter, the Audit Committee received and reviewed the report of Grant Thornton regarding the results of their audit, as well as the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of Market Financial. A representative of Grant Thornton also discussed with the Audit Committee the independence of Grant Thornton from Market Financial, as well as the matters required to be discussed by Statement of Auditing Standards 61. Discussions between the Audit Committee and the representative of Grant Thornton included the following:

            o Grant Thornton's responsibilities in accordance with generally accepted auditing standards
            o The initial selection of, and whether there were any changes in, significant accounting policies or their application
            o     Management's judgments and accounting estimates
            o     Whether there were any significant audit adjustments
            o     Whether there were any disagreements with management
            o     Whether there was any consultation with other accountants

            o Whether there were any major issues discussed with management prior to Grant Thornton's retention
            o Whether Grant Thornton encountered any difficulties in performing the audit
            o Grant Thornton's judgments about the quality of Market Financial's accounting principles
            o Grant Thornton's responsibilities for information prepared by management that is included in documents containing audited financial statements

            Based on its review of the financial statements and its discussions with management and the representative of Grant Thornton, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended September 30, 2000, to be filed with the Commission.

Submitted by the Audit Committee of Market Financial's board of directors

L. Craig Martin
Kathleen A. White


                    AMENDMENT OF MARKET FINANCIAL'S ARTICLES

Article SEVENTH of the Articles of Incorporation of Market Financial provides as follows:

            SEVENTH: Until the expiration of five years from the date of the acquisition of the corporation of the capital stock of The Market Building and Saving Company ("Market") to be issued in connection with the conversion of Market from mutual to stock form, no Person (hereinafter defined) shall directly or indirectly Offer (hereinafter defined) to Acquire (hereinafter defined) or Acquire the Beneficial Ownership (hereinafter defined) of more than ten percent (10%) of any class of any equity security of the corporation; provided, however, that such prohibition shall not apply to the purchase of shares by underwriters in connection with a public offering, or to the purchase of up to twenty five percent (25%) of any class of equity security of the corporation by a tax-qualified employee stock benefit plan. In the event that any shares of the corporation are Acquired in violation of this Article Seventh, all shares Beneficially Owned by any Person in excess of ten percent (10%) of any class of equity security of the corporation shall not be counted as shares entitled to vote, shall not be voted by any Person and shall not be counted as voting shares in connection with any matter submitted to the shareholders for a vote. For purposes of this Article Seventh, the following terms shall have the meaning set forth below:

                  (A) "Person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring or disposing of the equity securities of the corporation, but does not include any employee stock benefit plan of the corporation or subsidiary of the corporation.

                  (B) "Offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                  (C) "Acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                  (D) "Acting in concert" means (i) participation in a joint activity or conscious parallel action towards a common goal, whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

                  (E) "Beneficial Ownership" shall include, without limitation, (i) all shares directly or indirectly owned by a Person, by an Affiliate (hereinafter defined) of such Person or by an Associate (hereinafter defined) of such Person or such Affiliate, (ii) all shares which such Person, Affiliate or Associate has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, and (iii) all shares as to which such Person, Affiliate or Associate directly or indirectly through any contract, arrangement, understanding, relationship or otherwise (including, without limitation, any written or unwritten agreement to act in concert) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

                  (F) "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

                  (G) "Associate" of a Person shall mean (i) any corporation or organization (other than the corporation or a subsidiary of the corporation) of which the Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate, except any employee stock benefit plan, in which the Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of the Person, or any relative of such spouse, who has the same home as the Person or is a director or officer of the corporation or any of its parents or subsidiaries.

            Provisions similar to Article SEVENTH of the Market Financial Articles of Incorporation are contained in the articles of incorporation of savings associations that convert from mutual form to stock form and are designed to discourage changes in control that are deemed by the board of directors of the association not to be in the best interests of the association of its stockholders. Because the board of directors of Market Financial has determined that the adoption of the reorganization agreement would be in the best interests of the stockholders of Market Financial, the board of directors of Market Financial unanimously recommends that the Market Financial stockholders vote to adopt an amendment to the Market Financial Articles of Incorporation to delete Article SEVENTH in its entirety and to remove thereby the prohibition against the offer to acquire or the acquisition of 10% or more of the outstanding Market Financial common shares.

            ACCORDINGLY, THE BOARD OF DIRECTORS OF MARKET FINANCIAL UNANIMOUSLY RECOMMENDS THAT THE MARKET FINANCIAL STOCKHOLDERS VOTE TO APPROVE THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:

            RESOLVED, that the Articles of Incorporation of Market Financial Corporation, as amended, be amended by deleting Article SEVENTH in its entirety and substituting therefor the following:

                  SEVENTH: Deleted

           RATIFICATION OF APPOINTMENT OF MARKET FINANCIAL'S AUDITORS

            The board of directors has selected Grant Thornton LLP as the auditors of Market Financial and Market Bank for the current fiscal year and recommends that the shareholders ratify such selection. Management expects that a representative of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


      STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING OF MARKET FINANCIAL

            Proposals of stockholders intended to be presented at Market Financial's annual meeting to be held in January 2002, which will be held only if the merger is not consummated before the time of such meeting, must be received by Market Financial no later than September 26, 2001 to be considered for inclusion in the proxy materials and form of proxy relating to such meeting. In addition, if a stockholder intends to present a proposal at the 2002 annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by December 10, 2001, then the proxies designated by the board of directors of Market Financial for the 2002 annual meeting of stockholders of Market Financial may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                  LEGAL MATTERS

            The validity of the shares of Peoples Bancorp common stock which will be issued in the merger will be passed upon for Peoples Bancorp by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. In addition, Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., will opine upon the tax consequences of the merger for Peoples Bancorp and for Market Financial.

                                     EXPERTS

            The consolidated financial statements of Market Financial as of September 30, 2000 and 1999, and for each of the years in the three-year period ended September 30, 2000, contained in the 2000 Market Financial Annual Report to Shareholders, have been incorporated by reference herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, contained in the Market Financial 2000 Annual Report to Shareholders, and upon the authority of such firm as experts in accounting and auditing.

            The consolidated financial statements of Peoples Bancorp as of September 30, 2000 and 1999, and for each of the years in the three-year period ended September 30, 2000, have been included in this joint proxy statement/prospectus in reliance upon the report of Grant Thornton LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                      CHANGE IN AUDITORS OF PEOPLES BANCORP

            Prior to the fiscal year ended September 30, 1999, Peoples Bancorp's financial statements were audited by Kennedy, Kraft, Dreyer & Noe. The engagement of Kennedy, Kraft, Dreyer & Noe was terminated and Grant Thornton LLP, was engaged in August 1999, and remains as the independent auditors of Peoples Bancorp. The decision to change auditors was approved by the board of directors of Peoples Bancorp. Peoples Bancorp's financial statements as of September 30, 2000 and 1999, and for each of the years in the three-year period ended September 30, 2000, and included in this joint proxy statement/prospectus, were audited by Grant Thornton LLP.

            During fiscal 1999 and 1998, there were no disagreements between Peoples Bancorp and Kennedy, Kraft, Dreyer & Noe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Kennedy, Kraft, Dreyer & Noe, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. During fiscal 2000 and 1999, Kennedy, Kraft, Dreyer & Noe did not issue any adverse opinion with respect to Peoples Bancorp financial statements or any disclaimer of opinion or any opinion which was qualified or modified as to uncertainty, audit scope or accounting principles.

            Peoples Bancorp did not consult Grant Thornton LLP prior to such firm's engagement with respect to: the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on Peoples Bancorp' financial statements; or, any matter that was the subject of either a disagreement or a reportable event, in each case, as defined in Item 304(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

            Peoples Bancorp and Market Financial file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

            Peoples Bancorp's and Market Financial's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

            Peoples Bancorp has filed the registration statement to register with the SEC the shares of Peoples Bancorp common stock to be issued to Market Financial stockholders in the merger. This joint proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Peoples Bancorp, a proxy statement of Peoples Bancorp for its annual meeting of stockholders and a proxy statement of Market Financial for its annual meeting of stockholders.

            Peoples Bancorp common stock is traded on the Nasdaq National Market Financial under the symbol "PCBI," and Market Financial Finanical common stock is traded on the Nasdaq SmallCap Market under the symbol "MRKF." Documents filed by Peoples Bancorp and Market Financial also can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

            As allowed by SEC rules, this document does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

            The SEC allows Market Financial to "incorporate by reference" information into this document, which means that Market Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference other documents, listed below, that Market Financial has filed with the SEC. The document contains important information about Market Financial's financial condition.

MARKET FINANCIAL SEC FILINGS (FILE NO. 000-22255):

o Market Financial's Annual Report to Stockholders for the fiscal year ended September 30, 2000;

o Market Financial's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000.

            Market Financial also incorporates by reference additional documents that it might file with the SEC between the date of this joint proxy statement-prospectus and the date of the annual meeting. These include periodic reports, such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.

            Peoples Bancorp has supplied all information contained in this document relating to Peoples Bancorp.

            Market Financial has supplied all information contained or incorporated by reference in this document relating to Market Financial.

            ACCOMPANYING THIS JOINT PROXY STATEMENT/PROSPECTUS IS MARKET FINANCIAL'S 2000 ANNUAL REPORT TO SHAREHOLDERS.

            COPIES OF ANY OF THE MARKET FINANCIAL DOCUMENTS INCORPORATED BY REFERENCE (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) NOT OTHERWISE ACCOMPANYING THIS JOINT PROXY STATEMENT/PROSPECTUS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MR. JOHN T. LARIMER, MARKET FINANCIAL CORPORATION, 7522 HAMILTON AVENUE, MT. HEALTHY, OHIO 45231 (TELEPHONE
NUMBER: (513) 521-9772). TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY 16, 2001.

            You should rely only on the information contained or incorporated by reference in this document and the accompanying documents to vote your shares at the annual meeting. Peoples Bancorp and Market Financial have not authorized anyone to provide you with information that is different from what is contained in this document. This joint proxy statement/prospectus is dated January 24, 2001. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of Peoples Bancorp's securities in the merger shall create any implication to the contrary.

                  INDEX TO PEOPLES BANCORP FINANCIAL STATEMENTS

                                                                                                                 Page
Independent Auditors' Report.................................................................................    F-2

Financial Statements

            Consolidated Statements of Financial Condition (As of September 30, 2000 and 1999)...............    F-3

            Consolidated Statements of Earnings (For the years ended September 30, 2000,
                        1999 and 1998).......................................................................    F-4

            Consolidated Statements of Comprehensive Income (For the years ended
                        September 30, 2000, 1999 and 1998)...................................................    F-5

            Consolidated Statements of Stockholders' Equity (For the years ended
                        September 30, 2000, 1999 and 1998)...................................................    F-6

            Consolidated Statements of Cash Flows (For the years ended September 30, 2000, 1999
                         and 1998)...........................................................................    F-7

Notes to Consolidated Financial Statements...................................................................    F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Peoples Community Bancorp, Inc.

We have audited the consolidated statements of financial condition of Peoples Community Bancorp, Inc. (successor-in-interest to The People's Building, Loan and Savings Company) as of September 30, 2000 and 1999, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Community Bancorp, Inc. as of September 30, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the years in the three year period ended September 30, 2000, in conformity with generally accepted accounting principles.



/s/ Grant Thornton LLP

Cincinnati, Ohio
November 30, 2000

                         PEOPLES COMMUNITY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                            Year ended September 30,
                        (In thousands, except share data)

         ASSETS                                                                                     2000           1999
                                                                                                             (Restated)
Cash and due from banks                                                                       $    2,379    $       171
Federal funds sold                                                                                    -             700
Interest-bearing deposits in other financial institutions                                          2,248          4,312
                                                                                               ---------      ---------
         Cash and cash equivalents                                                                 4,627          5,183

Certificates of deposit in other financial institutions                                               -             400
Investment securities designated as available for sale - at market                                 8,211          3,250
Mortgage-backed securities designated as available for sale - at market                           94,050          1,185
Loans receivable - net                                                                           196,485         94,551
Office premises and equipment - at depreciated cost                                                3,244          1,062
Real estate acquired through foreclosure                                                             110             -
Federal Home Loan Bank stock - at cost                                                             6,852          1,021
Accrued interest receivable on loans                                                                 851            413
Accrued interest receivable on mortgage-backed securities                                            504             20
Accrued interest receivable on investments and interest-bearing deposits                              60             22
Prepaid expenses and other assets                                                                    439            206
Goodwill, net of accumulated amortization                                                          4,692             -
Prepaid federal income taxes                                                                         495             -
                                                                                              ----------       --------

         Total assets                                                                           $320,620       $107,313
                                                                                              ==========       ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                                        $151,353      $  91,018
Advances from the Federal Home Loan Bank                                                         134,500             -
Advances by borrowers for taxes and insurance                                                        137             -
Accrued interest payable                                                                             558              2
Other liabilities                                                                                  1,615            937
Accrued federal income taxes                                                                          -              31
Deferred federal income taxes                                                                        793            648
                                                                                               ---------     ----------
         Total liabilities                                                                       288,956         92,636

Stockholders' equity
  Common stock - 10,000,000 shares of $.01 par value authorized; 1,977,733 shares issued              20             -
  Additional paid-in capital                                                                      17,140             -
  Retained earnings - restricted                                                                  13,974         13,426
  Shares acquired by stock benefit plan                                                             (857)            -
  Accumulated comprehensive income, unrealized gains on securities
    designated as available for sale,  net of related tax effects                                  1,387          1,251
                                                                                               ---------      ---------
         Total stockholders' equity                                                               31,664         14,677
                                                                                                --------       --------

         Total liabilities and stockholders' equity                                             $320,620       $107,313
                                                                                                 =======        =======


The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                            Year ended September 30,
                        (In thousands, except share data)



                                                                                      2000            1999         1998
                                                                                                (Restated)   (Restated)
Interest income
  Loans                                                                            $10,857          $7,265       $7,293
  Mortgage-backed securities                                                         3,810              96          100
  Investment securities                                                                530             212          235
  Interest-bearing deposits and other                                                  232             299          345
                                                                                  --------          ------       ------
         Total interest income                                                      15,429           7,872        7,973

Interest expense
  Deposits                                                                           5,910           4,542        4,702
  Borrowings                                                                         4,181              39          189
                                                                                   -------         -------       ------
         Total interest expense                                                     10,091           4,581        4,891
                                                                                    ------           -----        -----

         Net interest income                                                         5,338           3,291        3,082

Provision for losses on loans                                                          156             175           48
                                                                                  --------          ------      -------

         Net interest income after provision for losses on loans                     5,182           3,116        3,034

Other income
  Gain on sale of investment and mortgage-backed securities                             19              -            91
  Other operating                                                                       82              20           25
                                                                                  --------         -------      -------
         Total other income                                                            101              20          116

General, administrative and other expense
  Employee compensation and benefits                                                 1,915           1,372        1,117
  Occupancy and equipment                                                              209              86           73
  Federal deposit insurance premiums                                                    34              43           46
  Franchise taxes                                                                      219             151          159
  Data processing                                                                      167              88           70
  Other operating                                                                      472             290          273
  Merger-related expenses                                                            1,010              -            -
  Amortization of goodwill                                                             247              -            -
                                                                                  --------           -----        -----
         Total general, administrative and other expense                             4,273           2,030        1,738
                                                                                   -------           -----        -----

         Earnings before income taxes                                                1,010           1,106        1,412

Federal income taxes
  Current                                                                             (386)            501          464
  Deferred                                                                             848            (130)          11
                                                                                  --------          ------      -------
         Total federal income taxes                                                    462             371          475
                                                                                  --------          ------       ------

         NET EARNINGS                                                            $     548         $   735      $   937
                                                                                  ========          ======       ======


The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                            Year ended September 30,
                                 (In thousands)


                                                                                2000             1999              1998
                                                                                           (Restated)        (Restated)

Net earnings                                                                 $   548          $   735           $   937

Other comprehensive income, net of tax:
  Unrealized holding gains on securities during
    the period, net of tax effects of $77, $1 and
    $180 in 2000, 1999 and 1998, respectively                                    149                2               409

  Reclassification adjustment for realized gains included
    in earnings, net of tax of $6 and $31 in 2000 and
    1998, respectively                                                           (13)              -                (60)
                                                                             -------           ------           -------

Comprehensive income                                                         $   684          $   737            $1,286
                                                                             =======           ======           =======

Accumulated comprehensive income                                              $1,387           $1,251            $1,249
                                                                             =======           ======           =======










The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              For the years ended September 30, 2000, 1999 and 1998
                        (In thousands, except share data)


                                                                                                    UNREALIZED
                                                                                         SHARES       GAINS ON
                                                                                       ACQUIRED     SECURITIES
                                                                 ADDITIONAL            BY STOCK     DESIGNATED
                                                         COMMON     PAID-IN  RETAINED   BENEFIT   AS AVAILABLE
                                                          STOCK     CAPITAL  EARNINGS      PLAN       FOR SALE       TOTAL
Balance at October 1, 1997, as restated for business
  combination  (Note A)                                     $-     $     -     $11,754     $ -         $   900     $12,654

Net earnings for the year ended September 30, 1998           -           -         937       -              -          937
Unrealized gains on securities designated as available
  for sale, net of related tax effects                       -           -          -        -             349         349
                                                             --     -------    -------      ---         ------    --------

Balance at September 30, 1998                                -           -      12,691       -           1,249      13,940

Net earnings for the year ended September 30, 1999           -           -         735       -              -          735
Unrealized gains on securities designated as
  available for sale, net of related tax effects             -           -          -        -               2           2
                                                             --     -------    -------      ---       --------    --------

Balance at September 30, 1999                                -           -      13,426       -           1,251      14,677

Net proceeds from issuance of common stock                   12      11,240         -      (952)            -       10,300
Issuance of shares in connection with acquisition of
  Harvest Home                                                8       5,900         -        -              -        5,908
Amortization expense of stock benefit plan                   -           -          -        95             -           95
Net earnings for the year ended September 30, 2000           -           -         548       -              -          548
Unrealized gains on securities designated as
  available for sale, net of related tax effects             -           -          -        -             136         136
                                                             --     -------    -------      ---         ------    --------

Balance at September 30, 2000                             $  20     $17,140    $13,974    $(857)        $1,387     $31,664
                                                           ====      ======     ======     ====          =====      ======






The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Year ended September 30,
                                 (In thousands)

                                                                                2000             1999              1998
                                                                                           (Restated)        (Restated)
Cash flows provided by (used in) operating activities:
  Net earnings for the year                                                $     548        $     735         $     937
  Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
    Amortization of premiums and discounts on
      investment and mortgage-backed securities - net                           (230)              -                 -
    Amortization of purchase price adjustments                                  (322)              -                 -
    Amortization of deferred loan origination fees                              (132)            (127)             (133)
    Depreciation and amortization                                                113               47                49
    Amortization of goodwill                                                     247               -                 -
    Provision for losses on loans                                                156              175                48
    Federal Home Loan Bank stock dividends                                      (254)             (70)              (66)
    Gain on sale of investments and mortgage-backed securities                   (19)              -                (91)
    Amortization expense of stock benefit plan                                    95               -                 -
    Increase (decrease) in cash, net of acquisition of Harvest Home
      Financial Corporation, due to changes in:
        Accrued interest receivable                                             (397)               2                (4)
        Prepaid expenses and other assets                                         56               27                20
        Accrued interest payable                                                 313              (14)               (4)
        Other liabilities                                                       (136)              26                 4
        Federal income taxes
          Current                                                               (526)              20                 6
          Deferred                                                               848             (130)               11
                                                                            --------         --------         ---------
            Net cash provided by operating activities                            360              691               777

Cash flows provided by (used in) investing activities:
  (Increase) decrease in certificates of deposit in other
    financial institutions                                                       400              500               (200)
  Proceeds from maturity of investment securities                              1,096            1,000              1,150
  Purchase of investment securities                                               -              (496)              (502)
  Proceeds from sale of investments designated as available
    for sale                                                                      -                -                  93
  Purchase of mortgage-backed securities                                     (62,992)              -                (300)
  Principal repayments on mortgage-backed securities                          12,809              334                295
  Proceeds from sale of mortgage-backed securities
    designated as available for sale                                           2,122               -                  -
  Principal repayments on loans                                               33,989           26,005             22,681
  Loan disbursements                                                         (73,723)         (30,156)           (23,547)
  Purchase of office equipment                                                (1,035)            (137)               (59)
  Purchase of Federal Home Loan Bank stock                                    (3,345)              -                  -
  Acquisition of Harvest Home Financial Corporation common
    stock - net                                                               (8,190)              -                  -
                                                                             -------          -------            -------
            Net cash used in investing activities                            (98,869)          (2,950)              (389)

Cash flows provided by (used in) financing activities:
  Net increase (decrease) in deposit accounts                                 (2,923)           3,694              1,889
  Proceeds from Federal Home Loan Bank advances                               98,803            2,000             14,000
  Repayment of Federal Home Loan Bank advances                                (8,253)          (6,000)           (16,000)
  Proceeds from stock issuance - net                                          10,300               -                  -
  Increase in advances by borrowers for taxes and insurance                       26               -                  -
                                                                           ---------          -------            -------
            Net cash provided by (used in) financing activities               97,953             (306)              (111)
                                                                              ------         --------           --------

Net increase (decrease) in cash and cash equivalents                            (556)          (2,565)               277

Cash and cash equivalents at beginning of year                                 5,183            7,748              7,471
                                                                             -------          -------            -------

Cash and cash equivalents at end of year                                    $  4,627         $  5,183           $  7,748
                                                                             =======          =======            =======


                         PEOPLES COMMUNITY BANCORP, INC.

                            Year ended September 30,
                                 (In thousands)


                                                                                2000             1999              1998
                                                                                           (Restated)        (Restated)

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Federal income taxes                                                 $       139          $   472           $   370
                                                                          ==========           ======            ======

    Interest on deposits and borrowings                                  $     9,535          $ 4,595           $ 4,706
                                                                          ==========           ======            ======


Supplemental disclosure of noncash investing activities:
  Unrealized gains on securities designated as available
    for sale, net of related tax effects                                 $       136          $     2           $   349
                                                                          ==========           ======            ======

  Transfers from loans to real estate acquired through
    foreclosure                                                          $       110          $    -            $    -
                                                                          ==========           ======            ======

  Liabilities assumed and consideration paid in acquisition of
    Harvest Home Financial Corporation                                   $   122,965          $    -            $    -

    Less:  fair value of assets received                                     118,026               -                 -
                                                                             -------            -----             -----

    Amount assigned to goodwill                                          $     4,939          $    -            $    -
                                                                          ==========           ======            ======







The accompanying notes are an integral part of these statements.

                         PEOPLES COMMUNITY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    On March 29, 2000, The People's Building, Loan and Savings Company ("People's") and The Oakley Improved Building and Loan Company ("Oakley"), (collectively "the Companies"), jointly executed an Agreement and Plan of Merger (the "Merger") wherein Oakley merged with and into People's. Coincident with the Merger, People's changed its name to Peoples Community Bank (hereinafter "Peoples" or the "Bank"). The Merger was accounted for under the pooling-of-interests method of accounting, whereby the financial statements were restated for prior years to include the accounts of Oakley. In connection therewith, the Companies adopted an overall Plan of Conversion (the "Conversion") whereby a new holding company, Peoples Community Bancorp, Inc. (the "Corporation") was formed, simultaneously converting People's from mutual to stock form.

    Pursuant to the Plan of Conversion, the Corporation issued 1,190,000 common shares to its depositors and members of the community. The costs of issuing the common stock were deducted from the sale proceeds of the offering.

    Immediately following the Merger and Conversion, the Corporation acquired the Harvest Home Financial Corporation ("Harvest Home") for consideration of $7.9 million in cash and 787,733 shares of common stock. Under the terms of the agreement, each share of Harvest Home's common stock was exchanged for a combination of $9.00 per share in cash plus one share of the Corporation's common stock. The acquisition was accounted for using the purchase method of accounting, consequently prior period amounts are not restated.

    The Corporation is a savings and loan holding company whose activities are primarily limited to holding the stock of the Bank. Peoples conducts a general banking business in southwestern Ohio which consists of attracting deposits from the general public and primarily applying those funds to the origination of loans for residential, consumer and nonresidential purposes. Peoples' profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amount of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Peoples can be significantly influenced by a number of environmental factors, such as governmental monetary policy, that are outside of management's control.

    The consolidated financial information presented herein has been prepared in accordance with generally accepted accounting principles ("GAAP") and general accounting practices within the financial services industry. In preparing consolidated financial statements in accordance with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    The following is a summary of the Corporation's significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements.

    1.  PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Corporation and Peoples. All significant intercompany balances and transactions have been eliminated.

    2.  INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    The Corporation accounts for investment and mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that investments in debt and equity securities be categorized as held-to-maturity, trading, or available for sale. Securities classified as held-to-maturity are carried at cost only if the Corporation has the positive intent and ability to hold these securities to maturity. Trading securities and securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to operations or stockholders' equity, respectively.

    The Corporation's stockholders' equity reflected net unrealized gains on securities designated as available for sale totaling $1.4 million and $1.3 million at September 30, 2000 and 1999, respectively.

    Realized gains and losses on sales of securities are recognized using the specific identification method.

    3.  LOANS RECEIVABLE

    Loans receivable are stated at the principal amount outstanding, adjusted for deferred loan origination fees and the allowance for loan losses. Interest is accrued as earned unless the collectibility of the loan is in doubt. Interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status. If the ultimate collectibility of the loan is in doubt, in whole or in part, all payments received on nonaccrual loans are applied to reduce principal until such doubt is eliminated.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    4.  LOAN ORIGINATION FEES

    Peoples accounts for loan origination fees in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases". Pursuant to the provisions of SFAS No. 91, origination fees received from loans, net of direct origination costs, are deferred and amortized to interest income using the level-yield method, giving effect to actual loan prepayments. Additionally, SFAS No. 91 generally limits the definition of loan origination costs to the direct costs of originating a loan, i.e., principally actual personnel costs. Fees received for loan commitments that are expected to be drawn upon, based on Peoples' experience with similar commitments, are deferred and amortized over the life of the loan using the level-yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis.

    5.  ALLOWANCE FOR LOAN LOSSES

    It is Peoples' policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, Peoples records a loan charge-off equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans (including development projects) and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries).

    Peoples accounts for impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as an alternative, at the loan's observable market price or fair value of the collateral. Peoples' current procedures for evaluating impaired loans result in carrying such loans at the lower of cost or fair value.

    A loan is defined under SFAS No. 114 as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bank considers its investment in one- to four-family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to Peoples' investment in multi-family and nonresidential loans, and its evaluation of impairment thereof, such loans are collateral dependent, and as a result, are carried as a practical expedient at the lower of cost or fair value.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    5.  ALLOWANCE FOR LOAN LOSSES (continued)

    It is Peoples' policy to charge off unsecured credits that are more than ninety days delinquent. Similarly, collateral dependent loans which are more than ninety days delinquent are considered to constitute more than a minimum delay in repayment and are evaluated for impairment under SFAS No. 114 at that time.

    At September 30, 2000 and 1999, Peoples had no loans defined as impaired under SFAS No. 114.

    6.  OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line and accelerated methods over the useful lives of the assets, estimated to be forty years for buildings, ten to forty years for building improvements, and five to ten years for furniture and equipment. An accelerated method is used for tax reporting purposes.

    7.  REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure is carried at the lower of the loan's unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the properties' fair value subsequently declines below the amount determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

    8.  GOODWILL

    Goodwill resulting from the acquisition of Harvest Home totaled approximately $5.0 million, and is being amortized over a ten year period using the straight-line method. Management periodically evaluates the carrying value of intangible assets in relation to the continuing earnings capacity of the acquired assets and assumed liabilities.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    9.  FEDERAL INCOME TAXES

    The Corporation accounts for federal income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Pursuant to the provisions of SFAS No. 109, a deferred tax liability or deferred tax asset is computed by applying the current statutory tax rates to net taxable or deductible differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements that will result in taxable or deductible amounts in future periods. Deferred tax assets are recorded only to the extent that the amount of net deductible temporary differences or carryforward attributes may be utilized against current period earnings, carried back against prior years' earnings, offset against taxable temporary differences reversing in future periods, or utilized to the extent of management's estimate of future taxable income. A valuation allowance is provided for deferred tax assets to the extent that the value of net deductible temporary differences and carryforward attributes exceeds management's estimates of taxes payable on future taxable income. Deferred tax liabilities are provided on the total amount of net temporary differences taxable in the future.

    The Corporation's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, deferred compensation and stock benefit plans, the general loan loss allowance and percentage of earnings bad debt deductions. Additional temporary differences result from depreciation computed using accelerated methods for tax purposes.

    10.  BENEFIT PLANS

    Peoples has a noncontributory unfunded retirement plan that covers all directors. Peoples' policy is to maintain an accrued liability equal to the present value of benefits computed using a predetermined annual benefit amount at retirement. Each director is vested at 65% automatically with an additional vesting of 15% after three years and 5% per year thereafter until 100% vesting is reached. The provision for directors retirement expense totaled $71,000, $29,000 and $114,000 for the years ended September 30, 2000, 1999 and 1998, respectively.

    Peoples has a Simplified Employee Pension Plan ("SEP") for its employees. Each employee who is at least 21 and has performed services in at least 53 of the immediately preceding 260 weeks is eligible to participate. Peoples may make discretionary contributions to the SEP which are shared pro-rata among all eligible employees based on their compensation for that calendar year. No employee may be allocated funds under the SEP in any one year in excess of 15% of the employee's compensation for that calendar year. Peoples contribution expense for the SEP amounted to $17,000, $60,000 and $46,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively. Participants are immediately vested in employer contributions as well as their elective deferrals and may withdraw either at any time. The disclosures required under SFAS No. 87, "Accounting for Pensions," have not been provided based on materiality.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    10.  BENEFIT PLANS (continued)

    Peoples provides supplemental retirement benefits to certain key officers. Peoples' obligations under the supplemental plan have been funded via the purchase of key man life insurance policies for which Peoples is the beneficiary. Expense under the supplemental plan totaled approximately $1,000 during each of the fiscal years ended September 30, 2000, 1999 and 1998.

    In conjunction with the Conversion, the Corporation implemented an Employee Stock Ownership Plan ("ESOP") which provides retirement benefits for substantially all full-time employees who have completed one year of service. The Corporation accounts for the ESOP in accordance with Statement of Position ("SOP") 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SOP 93-6 requires that compensation expense recorded by employers equal the fair value of ESOP shares allocated to participants during a given fiscal year. Expense recognized related to the ESOP totaled approximately $114,000 for the fiscal year ended September 30, 2000.

    11.  EARNINGS PER SHARE

    The provisions of SFAS No. 128, "Earnings Per Share," are not applicable to the years ended September 30, 2000, 1999 and 1998, as the Conversion was completed in March 2000.

    12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of financial instruments, both assets and liabilities whether or not recognized in the consolidated statement of financial condition, for which it is practicable to estimate that value. For financial instruments where quoted market prices are not available, fair values are based on estimates using present value and other valuation methods.

    The methods used are greatly affected by the assumptions applied, including the discount rate and estimates of future cash flows. Therefore, the fair values presented may not represent amounts that could be realized in an exchange for certain financial instruments.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments at September 30, 2000 and 1999:

                  CASH AND CASH EQUIVALENTS: The carrying amounts presented in the consolidated statements of financial condition for cash and cash equivalents are deemed to approximate fair value.

                  INVESTMENT AND MORTGAGE-BACKED SECURITIES: For investment and mortgage-backed securities, fair value is deemed to equal the quoted market price.

                  LOANS RECEIVABLE: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential, multi-family residential and nonresidential real estate. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality. For loans on deposit accounts and consumer and other loans, fair values were deemed to equal the historic carrying values. The historical carrying amount of accrued interest on loans is deemed to approximate fair value.

                  FEDERAL HOME LOAN BANK STOCK: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

                  DEPOSITS: The fair value of NOW accounts, passbook accounts, money market demand and escrow deposits is deemed to approximate the amount payable on demand. Fair values for fixed-rate certificates of deposit have been estimated using a discounted cash flow calculation using the interest rates currently offered for deposits of similar remaining maturities.

                  ADVANCES FROM THE FEDERAL HOME LOAN BANK: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities.

                  COMMITMENTS TO EXTEND CREDIT: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At September 30, 2000 and 1999, the difference between the fair value and notional amount of loan commitments was not material.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    12.  FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

    Based on the foregoing methods and assumptions, the carrying value and fair value of the Corporation's financial instruments at September 30 are as follows:

                                                                    2000                            1999
                                                        CARRYING            FAIR       CARRYING           FAIR
                                                           VALUE           VALUE          VALUE          VALUE
                                                                              (In thousands)
    Financial assets
      Cash and cash equivalents                           $4,627          $4,627     $    5,183     $    5,183
      Certificates of deposit                                 -               -             400            400
      Investment securities                                8,211           8,211          3,250          3,250
      Mortgage-backed securities                          94,050          94,050          1,185          1,185
      Loans receivable                                   196,485         195,300         94,551         96,024
      Federal Home Loan Bank stock                         6,852           6,852          1,021          1,021
                                                          ------          ------      ---------      ---------

                                                        $310,225        $309,040       $105,590       $107,063
                                                         =======         =======        =======        =======
    Financial liabilities
      Deposits                                          $151,353        $152,172      $  91,018      $  91,581
      Advances from the Federal Home Loan Bank           134,500         134,494             -              -
                                                         -------         -------      ---------      ---------

                                                        $285,853        $286,666      $  91,018      $  91,581
                                                         =======         =======       ========       ========

    13.  ADVERTISING

    Advertising costs are expensed when incurred. The Corporation's advertising expense totaled $67,000, $45,000 and $41,000 for the fiscal years ended September 30, 2000, 1999 and 1998, respectively.

    14.  CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits in other financial institutions with original maturities of less than ninety days.

    15.  RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 2000 consolidated financial statement presentation.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES

    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at September 30, 2000 and 1999, are summarized as follows:

                                                                                2000
                                                                      GROSS             GROSS        ESTIMATED
                                                 AMORTIZED       UNREALIZED        UNREALIZED             FAIR
                                                      COST            GAINS            LOSSES            VALUE
    AVAILABLE FOR SALE:                                                    (In thousands)
      FHLMC stock                                 $     48           $1,997            $   -            $2,045
      U.S. Government agency
        obligations - due within one year            6,169               -                  3            6,166
                                                     -----            -----             -----            -----

                                                    $6,217           $1,997            $    3           $8,211
                                                     =====            =====             =====            =====


                                                                                1999
                                                                      GROSS             GROSS        ESTIMATED
                                                 AMORTIZED       UNREALIZED        UNREALIZED             FAIR
                                                      COST            GAINS            LOSSES            VALUE
    AVAILABLE FOR SALE:                                                    (In thousands)
      FHLMC stock                                 $     48           $1,902            $   -            $1,950
      U.S. Government agency
        obligations - due within one year            1,301               -                  1            1,300
                                                     -----            -----             -----            -----

                                                    $1,349           $1,902            $    1           $3,250
                                                     =====            =====             =====            =====


                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE B - INVESTMENTS AND MORTGAGE-BACKED SECURITIES (continued)


    The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of mortgage-backed securities at September 30, 2000 and 1999, are summarized as follows:

                                                                                  2000
                                                                           GROSS          GROSS      ESTIMATED
                                                       AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                            COST           GAINS         LOSSES          VALUE
                                                                            (In thousands)
    AVAILABLE FOR SALE:
      Federal Home Loan Mortgage Corporation:
        Participation certificates                      $  3,222           $  24         $    2       $  3,244
        Collateralized mortgage obligations               34,046             626            269         34,403
      Federal National Mortgage Association:
        Participation certificates                         1,584              11              5          1,590
        Collateralized mortgage obligations               17,348               4            173         17,179
      Government National Mortgage Association
        participation certificates                        37,743             211            320         37,634
                                                          ------             ---            ---         ------

         Total mortgage-backed securities                $93,943            $876           $769        $94,050
                                                          ======             ===            ===         ======


                                                                                  1999
                                                                           GROSS          GROSS      ESTIMATED
                                                       AMORTIZED      UNREALIZED     UNREALIZED           FAIR
                                                            COST           GAINS         LOSSES          VALUE
                                                                            (In thousands)
    AVAILABLE FOR SALE:
      Government National Mortgage Association
        participation certificates                        $1,190          $    8          $  13         $1,185
                                                           =====           =====           ====          =====

    The amortized cost of mortgage-backed securities, by contractual terms to maturity at September 30, are shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                                           2000            1999
                                                                                               (In thousands)
    Due within three years                                                             $  3,204        $     11
    Due in three to five years                                                               16              10
    Due in five to ten years                                                              4,123             495
    Due in ten to twenty years                                                            1,765             674
    Due after twenty years                                                               84,835              -
                                                                                         ------           -----

                                                                                        $93,943          $1,190
                                                                                         ======           =====

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE C - LOANS RECEIVABLE

    The composition of the loan portfolio at September 30 is summarized as follows:

                                                                                           2000           1999
                                                                                             (In thousands)

    Residential real estate
      One-to-four family                                                               $153,627        $87,574
      Multifamily                                                                         8,999          1,588
      Construction                                                                       19,857          3,473
    Nonresidential real estate and land                                                  20,440          5,935
    Nonresidential real estate construction                                               7,199             -
    Consumer and other                                                                    1,307            133
                                                                                      ---------       --------
                                                                                        211,429         98,703
    Less:
      Undisbursed portion of loans in process                                            13,546          3,337
      Deferred loan origination fees                                                        636            400
      Allowance for loan losses                                                             762            415
                                                                                     ----------       --------

                                                                                       $196,485        $94,551
                                                                                     ==========       ========

    As depicted above, Peoples' lending efforts have historically focused on one-to-four family residential and multifamily residential real estate loans, which comprise approximately $171.6 million, or 87%, of the total loan portfolio at September 30, 2000, and $89.3 million, or 94%, of the total loan portfolio at September 30, 1999. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided Peoples with adequate collateral coverage in the event of default. Nevertheless, Peoples, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that residential real estate values in Peoples' primary lending areas are presently stable.

    In the ordinary course of business, Peoples has granted loans to some of its directors, officers and their related business interests. All loans to related parties have been made on substantially the same terms as those prevailing at the time for unrelated third parties. The aggregate dollar amount of loans to officers and directors was approximately $1.5 million and $214,000 at September 30, 2000 and 1999, respectively. During the fiscal year ended September 30, 2000, $1.0 million in new loans were disbursed to officers and directors, while principal repayments of $57,000 were received from officers and directors.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE D - ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is summarized as follows for the years ended September 30:

                                                                                2000         1999         1998
                                                                                       (In thousands)
    Balance at beginning of year                                                $415         $240         $207
    Provision for losses on loans                                                156          175           48
    Charge-off of loans                                                           (4)          -           (15)
    Allowance resulting from acquisition of
      Harvest Home - net                                                         195           -            -
                                                                                ----         ----         ----

    Balance at end of year                                                      $762         $415         $240
                                                                                ====         ====         ====

    At September 30, 2000, the Bank's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

    At September 30, 2000, 1999 and 1998, the Bank's nonaccrual and nonperforming loans totaled $1.3 million, $1.1 million and $704,000, respectively. Interest income which would have been recognized if such loans had performed pursuant to contractual terms totaled approximately $47,000, $27,000 and $21,000 for the years ended September 30, 2000, 1999 and 1998, respectively.


NOTE E - OFFICE PREMISES AND EQUIPMENT

    Office premises and equipment are comprised of the following at September 30:


                                                                                           2000           1999
                                                                                             (In thousands)
    Land and improvements                                                               $   739       $     57
    Office buildings and improvements                                                     2,137            879
    Furniture, fixtures and equipment                                                       921            566
                                                                                         ------         ------
                                                                                          3,797          1,502
      Less accumulated depreciation                                                         553            440
                                                                                         ------         ------

                                                                                         $3,244         $1,062
                                                                                         ======         ======

    During fiscal 2000, the Corporation began construction of a new facility for banking and corporate administration offices. The total commitment for this project is estimated at $3.1 million, of which $928,000 had been paid as of September 30, 2000, leaving a remaining commitment of approximately $2.2 million at that date.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE F - DEPOSITS

    Deposits consist of the following major classifications at September 30:

    DEPOSIT TYPE AND WEIGHTED-AVERAGE                                            2000                        1999
    INTEREST RATE                                                           AMOUNT      %              AMOUNT      %
                                                                                    (Dollars in thousands)
    NOW and Super NOW accounts - 3.03% in 2000                            $  4,883       3.2         $     -          -
    Passbook accounts - 2.54% in 2000 and 3.65% in 1999                     14,904       9.8            5,408       5.9
    Money market demand deposit - 2.83% in 2000 and 4.04% in 1999           24,510      16.2           19,356      21.3
                                                                          --------    ------           ------    ------

           Total demand, transaction and passbook deposits                  44,297      29.2           24,764      27.2

    Certificates of deposit:
      Original maturities of:
        Less than 12 months
          6.10% in 2000 and 4.60% in 1999                                   12,499       8.3           10,187      11.2
        12 months to 36 months
          6.11% in 2000 and 5.40% in 1999                                   70,170      46.4           33,281      36.6
        More than 36 months
          6.24% in 2000 and 5.33% in 1999                                   18,473      12.2           18,517      20.3
      Individual retirement accounts
        5.60% in 2000 and 5.78% in 1999                                      5,914       3.9            4,269       4.7
                                                                          --------    ------           ------    ------

           Total certificates of deposit                                   107,056      70.8           66,254      72.8
                                                                          --------    ------           ------    ------

           Total deposits                                                 $151,353     100.0%         $91,018     100.0%
                                                                          ========    ======           ======    ======


    At September 30, 2000 and 1999, Peoples had certificate of deposit accounts with balances greater than $100,000 totaling $23.5 million and $23.3 million, respectively.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE F - DEPOSITS (continued)

    Interest expense on deposit accounts is summarized as follows for the years ended September 30:


                                                                                2000         1999         1998
                                                                                       (In thousands)
    Money market demand deposit accounts                                      $  816       $  776       $  740
    Passbook and escrow accounts                                                 313          202          228
    NOW and Super NOW accounts                                                    52           -            -
    Certificates of deposit                                                    4,729        3,564        3,734
                                                                               -----        -----        -----

                                                                              $5,910       $4,542       $4,702
                                                                               =====        =====        =====

    Maturities of outstanding certificates of deposit are summarized as follows at September 30:

                                                                                         2000             1999
                                                                                           (In thousands)
    Less than one year                                                               $ 71,242          $40,430
    One to three years                                                                 27,066           20,800
    Over three years                                                                    8,748            5,024
                                                                                    ---------          -------

                                                                                     $107,056          $66,254
                                                                                    =========          =======


NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

    Advances from the Federal Home Loan Bank, collateralized at September 30, 2000 by pledges of certain residential mortgage loans totaling $127.1 million, certain investment and mortgage-backed securities totaling $50.4 million and Peoples' investment in Federal Home Loan Bank stock, are summarized as follows:

    INTEREST RATE                                  MATURING FISCAL                             SEPTEMBER 30,
                                                   YEAR ENDING IN                        2000             1999
                                                                                         (Dollars in thousands)
    6.22% - 6.69%                                        2001                        $132,500              $-
    6.66%                                                2008                           2,000               -
                                                                                    ---------             ----

                                                                                     $134,500              $-
                                                                                    =========             ====

               Weighted-average interest rate                                           6.67%               -%
                                                                                    =========             ====

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE H - COMMITMENTS

    Peoples is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of Peoples' involvement in such financial instruments.

    Peoples' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. Peoples uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

    At September 30, 2000, Peoples had commitments to originate real estate loans totaling $7.1 million, commitments for unused lines of credit under home equity loans totaling $5.2 million and commitments for letters of credit under commercial loans totaling $85,000. Management believes that such loan commitments are able to be funded through normal cash flow from operations and existing excess liquidity. Fees received in connection with these commitments have not been recognized in earnings.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Peoples evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by Peoples upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE I - FEDERAL INCOME TAXES

    Federal income taxes differ from the amounts computed at the statutory corporate tax rate for the years ended September 30 as follows:

                                                                            2000           1999           1998
                                                                                     (In thousands)
    Federal income taxes at statutory rate                                  $343           $376           $480
    Increase (decrease) in taxes resulting from:
      Amortization of goodwill                                                84             -              -
      Nondeductible merger-related expenses                                   35             -              -
      Other                                                                   -              (5)            (5)
                                                                           -----          -----          -----
    Federal income taxes per consolidated
      financial statements                                                  $462           $371           $475
                                                                           =====          =====          =====

    Effective tax rate                                                     45.7%           33.5%          33.6%
                                                                           =====          =====          =====

    The composition of the Corporation's net deferred tax liability at September 30 is as follows:

                                                                                           2000           1999
                                                                                               (In thousands)
     Taxes (payable) refundable on temporary differences at estimated corporate tax rate:
       Deferred tax assets:
         General loan loss allowance                                                    $   259        $   141
         Deferred compensation                                                              309            231
         Stock benefit plans                                                                 92             -
         Deferred loan origination fees                                                     139             89
         Other                                                                               16              2
                                                                                        -------       --------
           Total deferred tax assets                                                        815            463

     Deferred tax liabilities:
         Percentage of earnings bad debt deduction                                         (187)          (156)
         Cash versus accrual basis of accounting                                            (97)           (62)
         Federal Home Loan Bank stock dividends                                            (518)          (179)
         Book/tax depreciation differences                                                  (92)           (69)
         Unrealized gains on securities designated as available for sale                   (714)          (645)
                                                                                         ------         ------
           Total deferred tax liabilities                                                (1,608)        (1,111)
                                                                                          -----          -----

           Net deferred tax liability                                                   $  (793)       $  (648)
                                                                                         ======         ======



                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE I - FEDERAL INCOME TAXES (continued)

    Peoples was allowed a special bad debt deduction based on a percentage of earnings, generally limited to 8% of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. This deduction totaled approximately $3.7 million as of September 30, 2000. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The approximate amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction is $880,000.

    As a result of fiscal 1997 legislative changes, Peoples is currently required to recapture as taxable income approximately $1.1 million of its tax bad debt reserve, which represents the post-1987 additions to the reserve, and is unable to utilize the percentage of earnings method to compute its bad debt deduction in the future. Peoples has provided deferred taxes for this amount and began to amortize the recapture of the bad debt reserve into taxable income over a six year period in fiscal 1999.


NOTE J - REGULATORY CAPITAL

    Peoples is subject to minimum regulatory capital standards promulgated by the Office of Thrift Supervision (the "OTS"). Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Peoples must meet specific capital guidelines that involve quantitative measures of the Peoples' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Peoples' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    The minimum capital standards of the OTS generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement. The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) generally equal to 4.0% of adjusted total assets, except for those associations with the highest regulatory examination rating and acceptable levels of risk. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, Peoples multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one- to four-family residential loans carry a risk-weighted factor of 50%.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE J - REGULATORY CAPITAL (continued)

    As of September 30, 2000 and 1999, management believes that Peoples met all capital adequacy requirements to which it was subject.

                                                                AS OF SEPTEMBER 30, 2000

                                                                     FOR CAPITAL
                                             ACTUAL                ADEQUACY PURPOSES
                                      ------------------           -----------------
                                         Amount    Ratio           Amount     Ratio
                                                               (Dollars in thousands)
                                                           GREATER           GREATER
    Tangible capital                    $25,585      8.1%   THAN   $ 4,736    THAN   1.5%

                                                           GREATER           GREATER
    Core capital                        $25,585      8.1%   THAN   $12,629    THAN   4.0%

                                                           GREATER           GREATER
    Risk-based capital                  $26,347     18.1%   THAN   $11,675    THAN   8.0%




                                              TO BE "WELL-
                                           CAPITALIZED" UNDER
                                            PROMPT CORRECTIVE
                                           ACTION PROVISIONS
                                           -----------------
                                            Amount      Ratio

                                    GREATER           GREATER
    Tangible capital                 THAN   $15,787    THAN    5.0%

                                    GREATER           GREATER
    Core capital                     THAN   $18,944    THAN    6.0%

                                    GREATER           GREATER
    Risk-based capital               THAN   $14,593    THAN   10.0%








                                                                AS OF SEPTEMBER 30, 1999

                                                                      FOR CAPITAL
                                             ACTUAL                ADEQUACY PURPOSES
                                        ----------------       ----------------------
                                         AMOUNT    RATIO           AMOUNT    RATIO
                                                               (Dollars in thousands)
                                                            GREATER          GREATER
    Tangible capital                    $13,426    12.8%     THAN    $1,577   THAN    1.5%

                                                            GREATER          GREATER
    Core capital                        $13,426    12.8%     THAN    $4,205   THAN    4.0%

                                                            GREATER          GREATER
    Risk-based capital                  $13,841    24.6%     THAN    $4,498   THAN    8.0%





                                  TO BE "WELL-
                               CAPITALIZED" UNDER
                                PROMPT CORRECTIVE
                               ACTION PROVISIONS
                              -------------------
                                AMOUNT     RATIO

                        GREATER         GREATER
    Tangible capital     THAN   $5,257   THAN     5.0%

                        GREATER         GREATER
    Core capital         THAN   $6,309   THAN     6.0%

                        GREATER         GREATER
    Risk-based capital   THAN   $5,623   THAN    10.0%






    Management believes that, under the current regulatory capital regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of Peoples, such as increased interest rates or a downturn in the economy in Peoples' market area, could adversely affect future earnings and, consequently, the ability to meet future minimum regulatory capital requirements.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE K - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC.

    The following condensed financial statements summarize the financial position of Peoples Community Bancorp, Inc. of September 30, 2000, and the results of its operations and its cash flows for the period ended September 30, 2000.

                         PEOPLES COMMUNITY BANCORP, INC.
                        STATEMENT OF FINANCIAL CONDITION
                               September 30, 2000
                                 (In thousands)

    ASSETS

    Cash and cash equivalents                                                                          $    35
    Loan receivable from ESOP                                                                              857
    Investment in Peoples Community Bank                                                                31,664
                                                                                                        ------

          Total assets                                                                                 $32,556
                                                                                                        ======

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Accrued expenses and other liabilities                                                             $   892

    Stockholders' equity
      Common stock and additional paid-in capital                                                       16,303
      Retained earnings                                                                                 13,974
      Unrealized gains on securities designated as available for sale, net of tax effects                1,387
                                                                                                       -------
         Total stockholders' equity                                                                     31,664
                                                                                                        ------

          Total liabilities and stockholders' equity                                                   $32,556
                                                                                                        ======


                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE K - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (continued)

                         PEOPLES COMMUNITY BANCORP, INC.
                              STATEMENT OF EARNINGS
                     For the period ended September 30, 2000
                                 (In thousands)

    Revenue
      Interest income                                         $ 33
      Equity in earnings of Peoples Community Bank             733
                                                              ----
         Total revenue                                         766

    General and administrative expenses                         33
                                                              ----

         Earnings before income taxes                          733

    Federal income taxes                                         -
                                                              ----

         NET EARNINGS                                         $733
                                                              ====


                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE K - CONDENSED FINANCIAL STATEMENTS OF PEOPLES COMMUNITY BANCORP, INC. (continued)

                         PEOPLES COMMUNITY BANCORP, INC.
                             STATEMENT OF CASH FLOWS
                         Period ended September 30, 2000
                                 (In thousands)

    Cash provided by (used in) operating activities:
      Net earnings for the period                                                $    733
      Adjustments to reconcile net earnings to net
      cash provided by (used in) operating activities
        Undistributed earnings of consolidated subsidiary                            (733)
        Increase in cash due to changes in other liabilities                          892
                                                                                 --------
          Net cash provided by operating activities                                   892

    Cash flows provided by (used in) investing activities:
      Issuance of loan to ESOP                                                       (952)
      Proceeds from repayment of loan to ESOP                                          95
      Purchase of common shares of Peoples Community Bank                          (4,400)
      Acquisition of Harvest Home Financial Corp.                                  (5,900)
                                                                                 --------
          Net cash used in investing activities                                   (11,157)

    Cash flows provided by financing activities:
      Proceeds from issuance of common shares-net                                  10,300
                                                                                 --------

    Net increase in cash and cash equivalents                                          35

    Cash and cash equivalents at beginning of period                                   -
                                                                                 --------

    Cash and cash equivalents at end of period                                   $     35
                                                                                 ========


    The Bank is subject to regulations imposed by the OTS regarding the amount of capital distributions payable by the Bank to the Corporation. Generally, the Bank's payment of dividends is limited, without prior OTS approval, to net earnings for the current calendar year plus the two preceding calendar years, less capital distributions paid over the comparable time period. Insured institutions are required to file an application with the OTS for capital distributions in excess of this limitation.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE L - BUSINESS COMBINATIONS

    On March 29, 2000, the Corporation acquired Harvest Home utilizing the purchase method of accounting. Harvest Home was dissolved upon consummation, with Harvest Home's banking subsidiary, Harvest Home Savings Bank, merging with and into Peoples. The results of Harvest Home's operations subsequent to March 29, 2000, are included in the consolidated financial statements. The Corporation paid $7.9 million in cash and issued 787,733 of its common shares in connection with the acquisition. The excess of consideration paid and fair value of liabilities assumed over the fair value of assets received, totaling approximately $5.0 million, was assigned to goodwill.

    Presented below are pro-forma condensed consolidated statements of earnings which have been prepared as if the acquisition had been consummated as of the beginning of each of the fiscal years ended September 30, 2000 and 1999.


                                                                                    2000                  1999
                                                                                           (In thousands)
                                                                                             (Unaudited)
    Total interest income                                                       $ 19,002              $ 14,354
    Total interest expense                                                        12,371                 8,792
                                                                                --------              --------
         Net interest income                                                       6,631                 5,562

    Provision for losses on loans                                                    212                   187
    Other income                                                                     168                   112
    General, administrative and other expense                                      5,353                 4,102
                                                                                --------              --------
         Earnings before income taxes                                              1,234                 1,385

    Federal income taxes                                                             357                   641
                                                                                --------              --------

         Net earnings                                                           $    877              $    744
                                                                                ========              ========

    On September 19, 2000, the Corporation entered into an Agreement and Plan of Merger (the "Agreement") whereby the Corporation would acquire the outstanding stock of Market Financial Corporation ("Market") for total consideration of approximately $16.4 million in cash and common stock. Under the terms of the Agreement, the Corporation will exchange either cash or common shares with a negotiated value of $13.00 for each outstanding share of Market. The acquisition will be accounted for using the purchase method of accounting.

                         PEOPLES COMMUNITY BANCORP, INC.

                        September 30, 2000, 1999 and 1998


NOTE L - BUSINESS COMBINATIONS (continued)

    Presented below are pro-forma condensed consolidated statements of earnings which have been prepared as if the acquisition had been consummated as of the beginning of each of the years ended September 30, 2000 and 1999.

                                                                                    2000                  1999
                                                                                           (In thousands)
                                                                                             (unaudited)
    Total interest income                                                       $ 19,227              $ 11,605
    Total interest expense                                                        11,952                 6,384
                                                                                --------              --------

         Net interest income                                                       7,275                 5,221

    Provision for losses on loans                                                    156                   175
    Other income                                                                     112                   494
    General, administrative and other expense                                      5,750                 3,376
                                                                                --------              --------

         Earnings before income taxes                                              1,481                 2,164

    Federal income taxes                                                             622                   731
                                                                                --------              --------

         Net earnings                                                           $    859              $  1,433
                                                                                ========              ========


NOTE M - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following table summarizes the Corporation's quarterly results for the fiscal year ended September 30, 2000. Certain amounts, as previously reported, have been reclassified to conform to the 2000 presentation.

                                                                        THREE MONTHS ENDED
                                                    DECEMBER 31,       MARCH 31,     JUNE 30,    SEPTEMBER 30,
    2000:                                                  (In thousands, except per share data)
    Total interest income                                $ 2,008         $ 2,386      $ 5,293          $ 5,742
    Total interest expense                                 1,142           1,415        3,483            4,051
                                                         -------         -------      -------          -------

    Net interest income                                      866             971        1,810            1,691
    Provision for losses on loans                             33              33           45               45
    Other income                                              19               3           54               25
    General, administrative and other expense                514           1,526        1,101            1,132
                                                         -------         -------      -------          -------

    Earnings (loss) before income taxes                      338            (585)         718              539
    Federal income taxes (benefits)                          120            (153)         279              216
                                                         -------         -------      -------          -------

    Net earnings (loss)                                  $   218         $  (432)     $   439          $   323
                                                         =======         =======      =======          =======

    Earnings per share
      Basic                                                  N/A             N/A      $   .23          $   .17
                                                             ===             ===          ===              ===

      Diluted                                                N/A             N/A      $   .23          $   .17
                                                             ===             ===          ===              ===


                                                                      APPENDIX A
                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 19, 2000 ("Agreement"), among Peoples Community Bancorp, Inc. ("Peoples"), a Delaware corporation headquartered in Lebanon, Ohio, Peoples Community Bank ("Peoples Bank"), a federal savings bank chartered under the laws of the United States, and Market Financial Corp. ("Market"), an Ohio corporation headquartered in Mount Healthy, Ohio, and Market Bank ("Market Bank"), a state savings and loan association incorporated under the laws of the State of Ohio.


                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Peoples, Peoples Bank, Market and Market Bank have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of Market with and into Peoples and the subsequent merger of Market Bank with and into Peoples Bank, subject to the terms and conditions set forth herein; and

         WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

         WHEREAS, as a condition and inducement to Peoples' willingness to enter into this Agreement certain stockholders of Market are concurrently entering into a Stockholder Agreement with Peoples (the "Stockholder Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which, among other things, such stockholders agree to vote their shares of Market Common Stock in favor of this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         1.01. THE MERGERS. Subject to the terms and conditions of this Agreement and the Agreement of Merger, dated as of the date hereof, between Peoples and Market, a copy of which is attached hereto as Exhibit B, at the Effective Time (as defined hereinafter), Market shall be merged with and into Peoples in accordance with Section 252 of the Delaware General Corporation Law ("DGCL") and Title 17, Chapter 1701 of the Ohio General Corporation Law ("OGCL") (the "Merger"), with Peoples as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Each share of common stock, no par value per share, of Market ("Market Common Stock") outstanding immediately prior to the Effective Time shall be cancelled and extinguished. Each of such shares (other than shares as to which dissenters' rights have been asserted in accordance with Ohio law (the "Market Dissenting Shares") and shares held by Market (including treasury shares) or Peoples or any of their respective wholly-owned subsidiaries) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive shares of common stock, par value $.01 per share, of Peoples ("Peoples Common Stock") and, if applicable, cash in lieu of fractional shares, or $13.00 in cash ("Merger Consideration"), as provided in Section 1.03 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Agreement of Merger. Following consummation of the Merger, Peoples shall cause Market Bank to merge with and into Peoples Bank, with Peoples Bank as the resulting institution.

         1.02. EFFECTIVE TIME. The Merger shall become effective at 5:00 p.m. on the date that a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to the DGCL and a Certificate of Merger is filed with the Secretary of State of the State of Ohio pursuant to the OGCL, unless a later date and time is specified as the effective time in such Certificate of Merger ("Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective
Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), at the offices of Peoples, 11 S. Broadway, Lebanon, Ohio 45036-1780, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Peoples and Market the certificates and other documents required to be delivered under Article V hereof.

         1.03 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Market Common
Stock:

         (a) Each share of Peoples Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

         (b) All shares of Market Common Stock owned by Market (including treasury shares) or Peoples or any of their respective wholly-owned subsidiaries, in each case other than in a fiduciary capacity, shall be canceled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of Peoples Common Stock, cash or other consideration.

         (c) (1) Subject to Sections 1.04, 1.05, 1.08 and 1.09, each share of Market Common Stock issued and outstanding at the Effective Time (other than (i) shares to be canceled in accordance with Section 1.03(b) and (ii) Market Dissenting Shares and (iii) shares held by the trust for the Market ESOP (as defined hereinafter)) shall be canceled and extinguished in exchange for the right to receive, at the election of the holder thereof:

                  (i) the number of shares of Peoples Common Stock which is equal to the quotient, rounded to four decimal places ("Exchange Ratio"), determined by dividing $13.00 by the Average Share Price (as defined hereinafter) (the "Per Share Stock Consideration"), or

                  (ii) a cash amount equal to $13.00 per share of Market Common Stock (the "Per Share Cash Consideration").

                  (2) For purposes of this Agreement, the "Aggregate Cash Consideration" shall mean one half of the number of shares of Market Common Stock (other than Market Common Stock owned by Market (including treasury shares) or Peoples) outstanding at the Effective Time multiplied by $13.00.

                  (3) For purposes of this Agreement, the "Average Share Price" shall mean the daily average of the closing price per share of Peoples Common Stock, as reported on the Nasdaq Stock Market's National Market (as reported by an authoritative source), as of the close of trading for each of the 20 trading days ending at the close of business on the business day immediately preceding the Effective Time.

         1.04     ELECTION AND EXCHANGE PROCEDURES

         (a) Peoples shall designate an exchange agent, subject to approval of Market, which approval shall not be unreasonably withheld, to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in this section and Section 1.05. No later than five business days following the Effective Time, Peoples shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Market Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Market Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the consideration set forth in Section 1.03(c) hereof deliverable pursuant to this Agreement and (ii) an election form in such form as Peoples and Market shall mutually agree ("Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Peoples Common Stock with respect to all such holder's Market Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all such holder's Market Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of Market Common Stock (the "No-Election Shares"). Any shares of Market Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined hereinafter), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. Any Market Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares (as hereinafter defined).


         (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form or such other date as Peoples and Market shall mutually agree upon.

         (c) Any election to receive Peoples Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

         (d) The Exchange Agent shall effect the allocation among holders of Market Common Stock of rights to receive Peoples Common Stock or cash in the Merger in accordance with the Election Forms as follows:

                  (i) If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

                           (1) each of the Cash Election Shares (subject to
                  Section 1.08 with respect to Market Dissenting Shares) will be converted into the right to receive the Per Share Cash Consideration,

                           (2) the Exchange Agent will select first from among
                  the holders of No-Election Shares and then (if necessary) will allocate among the holders of Stock Election Shares (by the method of allocation described below), a sufficient number of Stock Election Shares ("Reallocated Cash Shares") such that the product of (i) the sum of the number of Cash Election Shares, plus the number of No-Election Shares and Reallocated Cash Shares, multiplied by (ii) the Per Share Cash Consideration equals the Aggregate Cash Consideration, and each of the Reallocated Cash Shares will be converted into the right to receive the Per Share Cash Consideration, and

                           (3) the No-Election Shares and Stock Election Shares
                  which are not Reallocated Cash Shares will be converted into the right to receive the Per Share Stock Consideration.

                  (ii) If the number of Cash Election Shares multiplied by the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                           (1) each of the Stock Election Shares and all
                  No-Election Shares will be converted into the right to receive the Per Share Stock Consideration;

                           (2) the Exchange Agent will allocate among the
                  holders of Cash Election Shares (by the method of allocation described below), a sufficient number of Cash Election Shares (excluding any Market Dissenting Shares) ("Reallocated Stock Shares") such that the product of the number of remaining Cash Election Shares (including Market Dissenting Shares) multiplied by the Per Share Cash Consideration equals the Aggregate Cash Consideration, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                           (3) each of the Cash Election Shares (subject to
                  Section 1.08 with respect to Market Dissenting Shares) which are not Reallocated Stock Shares will be converted into the right to receive the Per Share Cash Consideration.

                  (iii) If the number of Cash Election Shares (including Market Dissenting Shares) multiplied by the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Peoples Common Stock.

         (e) In the event that the Exchange Agent is required pursuant to
Section 1.04(d)(i)(2) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive cash, each holder of Stock Election Shares shall be allocated a pro rata portion (based on each holder's Stock Election Shares relative to all Stock Election Shares) of the remainder of the total Reallocated Cash Shares less the number of No Election Shares which are Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to
Section 1.04(d)(ii)(2) to designate from among all holders of Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion (based on each holder's Cash Election Shares relative to all Cash Election Shares) of the total Reallocated Stock Shares.

         (f) At the Effective Time, Peoples shall issue to the Exchange Agent the number of shares of Peoples Common Stock issuable and the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of Market Common Stock and invested only in deposit accounts of a Federal Deposit Insurance Corporation ("FDIC") insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). No later than ten (10) days after receipt of a properly completed letter of transmittal, the Exchange Agent shall distribute Peoples Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Peoples Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

         (g) After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Market Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Peoples Common Stock or the amount of cash into which the aggregate number of shares of Market Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Market Common Stock have been converted into Peoples Common Stock, any other distribution theretofore paid with respect to Peoples Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented Market Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Peoples Common Stock or the right to receive the amount of cash into which such Market Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Market of certificates representing shares of Market Common

Stock and if such certificates are presented to Market for transfer, they shall be canceled against delivery of certificates for Peoples Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Peoples Common Stock under this Section
1.04 until such person surrenders the certificate or certificates representing Market Common Stock, at which time such dividends shall be remitted to such person, without interest.

         (h) Peoples shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Peoples Common Stock to which a holder of Market Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Market Common Stock for exchange as provided in this Section 1.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by Peoples. If any certificates evidencing shares of Peoples Common Stock are to be issued in a name other than that in which the certificate evidencing Market Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Peoples Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (i) Any portion of the shares of Peoples Common Stock and cash delivered to the Exchange Agent by Peoples pursuant to Section 1.04(f) that remains unclaimed by the shareholders of Market for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Peoples. Any shareholders of Market who have not theretofore complied with Section 1.04(g) shall thereafter look only to Peoples for the consideration deliverable in respect of each share of Market Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of Market Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Peoples Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Peoples (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Peoples and the Exchange Agent shall be entitled to rely upon the stock transfer books of Market to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, Peoples and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         1.05 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Peoples Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Peoples Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         1.06 STOCK OPTIONS. Immediately before the Effective Time, each option with respect to Market Common Stock (a "Market Stock Option") that has been issued pursuant to Market's 1998 Stock Option and Incentive Plan and is outstanding and exercisable at the Effective Time shall be canceled and converted into the right to receive from Peoples, subject to required withholding taxes, if any, cash in an amount equal to the difference between the exercise price of such Market Stock Option and the Per Share Cash Consideration for each share of Market Common Stock subject to such Market Stock Option.

         1.07 WITHHOLDING RIGHTS. Peoples (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Market Common Stock such amounts as Peoples is required under the Internal Revenue Code of 1986, as amended ("Code") or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Market Common Stock in respect of which such deduction and withholding was made by Peoples.

         1.08 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, the shares of Market Common Stock that are outstanding immediately before the Effective Time and which are held by shareholders who shall not have voted such shares in favor of this Agreement, who shall have delivered to Market or Peoples a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the OGCL and who shall have otherwise complied fully with all of the requirements of Section 1701.85 of the OGCL shall not be converted into or be exchangeable for the right to receive the consideration provided in this Agreement; provided, however, that (a) each of such shares (hereinafter referred to as the "Dissenting Shares") shall nevertheless be cancelled and extinguished in accordance with this Agreement; (b) the holder of Dissenting Shares, upon full compliance with the requirements of Section 1701.85 of the OGCL shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the OGCL; and (c) in the event (i) any holder of Dissenting Shares shall subsequently withdraw such holder's demand for appraisal of such shares after the Effective Time or shall fail to establish such holder's entitlement to appraisal rights in accordance with Section 1701.85 of the OGCL, or (ii) any holder of Dissenting Shares has not filed a petition demanding a determination of the value of such shares within the period provided in Section 1701.85 of the OGCL, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the Per Share Cash Consideration.

         1.09 ANTI-DILUTION PROVISIONS. The Exchange Ratio and the Per Share Stock Consideration shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Peoples Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Peoples' capitalization. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

         1.10 ADDITIONAL ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of Market acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Market and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Market or otherwise to take any and all such action.

         1.11 MODIFICATION OF STRUCTURE. Notwithstanding any provision of this Agreement to the contrary, Peoples, with the prior written consent of Market, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of Peoples as a result of such modification, (ii) the consideration to be paid to holders of Market Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and
(iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions to the Closing.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF MARKET

         References to "Market Disclosure Schedule" shall mean each of the disclosure schedules required by this Article II, dated as of the date hereof and referenced to the specific sections and subsections of Article II of this Agreement, which have been delivered by Market to Peoples. Market and Market Bank hereby jointly and severally represent and warrant to Peoples and Peoples Bank as follows as of the date hereof:

         2.01. CORPORATE ORGANIZATION.

         (a) Market is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Market has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole. Market is registered as a thrift holding company under the Home Owners' Loan Act, as amended ("HOLA"). Market Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation and Code of Regulations of Market and Articles of Incorporation and Constitution of Market Bank as in effect on the date hereof.

         (b) The only direct or indirect subsidiary of Market is Market Bank. Market Bank (i) is duly organized and is validly existing under the laws of its jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole. Other than Market Bank, Market does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

         2.02. CAPITALIZATION. The authorized capital stock of Market consists of 4,000,000 shares of Market Common Stock, of which 1,259,439 are issued and outstanding and 76,286 shares are held in treasury as of the date hereof, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Market, and all issued and outstanding shares of capital stock of Market Bank, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, except that until payments are received by Market from the Market ESOP in accordance with the terms of the loan from Market to the Market ESOP, shares for which payment and money have not been received are not fully paid and nonassessable. All of the outstanding shares of capital stock of Market Bank are owned by Market free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 125,558 shares of Market Common Stock which have been granted pursuant to Market's 1998 Stock Option and Incentive Plan, and which are outstanding, none of Market or Market Bank has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Market or Market Bank or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         2.03. AUTHORITY; NO VIOLATION.

         (a) Subject to the approval of this Agreement and the transactions contemplated hereby, including the Merger and the merger of Market Bank with and into Peoples Bank, by the Office of Thrift Supervision ("OTS") and the Superintendent of Financial Institutions ("Superintendent"), by Market as the sole shareholder of Market Bank, and by the requisite vote of the Market shareholders, and subject to the amendment of the Articles of Incorporation of Market and Market Bank with respect to acquisitions of more than 10% of the outstanding common shares of Market and Market Bank, (i) each of Market and Market Bank has all of the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder;
(ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of Market and Market Bank; and (iii) this Agreement is the valid and binding agreement of each of Market and Market Bank, enforceable against each of Market and Market Bank in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 1818(b) or by the appointment of a conservator by the FDIC. This Agreement has been duly executed and delivered by each of Market and Market Bank.

         (b) Subject to the approval of this Agreement and the transactions contemplated hereby, including the Merger and the merger of Market Bank with and into Peoples Bank, by the OTS and the Superintendent, by Market as the sole shareholder of Market Bank, and by the requisite vote of the Market shareholders, and subject to the amendment of the Articles of Incorporation of Market and Market Bank with respect to acquisitions of shares of more than 10% of the outstanding common shares of Market and Market Bank, (i) Market has all of the requisite corporate power and authority to enter into the Agreement of Merger and to perform all of its obligations thereunder; (ii) the execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action by Market; and (iii) the Agreement of Merger is the valid and binding agreement of Market, enforceable against Market in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 1818(b) or by the appointment of a conservator by the FDIC. The Agreement of Merger has been duly executed and delivered by Market.

         (c) Except as disclosed in Market Disclosure Schedule 2.03(c) and except to the extent of any violation of or conflict with Article Seventh of the Articles of Incorporation of Market and Article Eighth of the Articles of Incorporation of Market Bank, none of the execution and delivery of this Agreement by Market and Market Bank, the execution and delivery of the Agreement of Merger by Market, the consummation by Market and Market Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Market of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by Market with any of the terms or provisions hereof or compliance by Market with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Articles of Incorporation or other governing instrument, Code of Regulations or Bylaws of Market or Market Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Market or Market Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Market or Market Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Market or Market Bank is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Market Disclosure Schedule 2.03(c) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission ("Commission"), the Secretary of State of the State of Ohio, the OTS, the Superintendent and the stockholders of Market, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of Market or Market Bank in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by Market and (b) the consummation by Market and Market Bank of the transactions contemplated hereby or the consummation by Market of the transactions contemplated by the Agreement of Merger.

         2.04. FINANCIAL STATEMENTS.

         (a) Market has previously delivered to Peoples copies of the consolidated statements of financial condition of Market as of September 30, 1999, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended September 30, 1999, 1998 and 1997 in each case accompanied by the audit reports of Grant Thornton LLP, independent public accountants, as well as the unaudited consolidated statement of financial condition of Market as of June 30, 2000 and the related unaudited consolidated statement of income, changes in stockholders' equity and cash flows for the three and nine months ended June 30, 2000 and 1999. The consolidated statements of financial condition of Market referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Market to be delivered by Market pursuant to Section 4.05 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Market as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of Market for the respective periods or as of the respective dates set forth therein (it being understood that Market's interim financial statements are not audited but reflect all adjustments which are, in the opinion of Market, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Market and Market Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of
Section 2.04(a) or the notes thereto or liabilities incurred since June 30, 2000 in the ordinary course of business and consistent with past practice and except for obtaining FHLB advances since June 30, 2000, neither Market nor Market Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Market and Market Bank taken as a whole.

         2.05. ABSENCE OF CERTAIN CHANGES OR EVENTS.

         (a) There has not been any material adverse change in the business, operations, assets or financial condition of Market and Market Bank taken as a whole since June 30, 2000 other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of Market, no fact or condition exists which Market believes will cause such a material adverse change in the future.

         (b) Except as set forth in Market Disclosure Schedule 2.05(b), neither Market nor Market Bank has taken or permitted any of the actions set forth in
Section 4.02 hereof between June 30, 2000 and the date hereof.

         2.06. LEGAL PROCEEDINGS. Except as disclosed in Market Disclosure
Schedule 2.06, neither Market nor Market Bank is a party to any, and there are no pending or, to the best knowledge of Market, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Market or Market Bank, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Market will not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole. Neither Market nor Market Bank is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of Market and Market Bank taken as a whole.

         2.07. TAXES AND TAX RETURNS.

         (a) Except to the extent permitted extensions have been filed, each of Market and Market Bank, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually, an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Peoples) and (ii) have not finally been determined. Market and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable, which are attributable to tax periods ending on or before the Effective Time. Except as set forth in Market Disclosure Schedule 2.07(a), (i) the federal income tax returns of Market and its Affiliates for all taxable years through and including the year ended December 31, 1996, have been examined by the Internal Revenue Service ("IRS") (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Ohio income tax returns of Market and its Affiliates for all taxable years through and including the year ended December 31, 1996, have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Market or any of its Affiliates, nor has Market or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in Market Disclosure Schedule 2.07(b), none of Market or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Market or any Affiliate (nor does Market have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         (c) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Market or any of its Affiliates.

         2.08. EMPLOYEE BENEFIT PLANS.

         (a) Each employee benefit plan or arrangement of Market or Market Bank which is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is listed in Market Disclosure Schedule 2.08(a) ("Market Plans"). Market has previously furnished to Peoples true and complete copies of each of the Market Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified Market Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified Market Plans.

         (b) Each Market Plan has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

         (c) Neither Market nor Market Bank participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d) The present value of all accrued benefits under each of the Market Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such Plan, exceed the then current value of the assets of such plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions currently utilized for such Market Plans.

         (e) Neither Market nor Market Bank, nor, to the best knowledge of Market, any trustee, fiduciary or administrator of a Market Plan or any trust created thereunder, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code, which could subject Market or Market Bank, or, to the best knowledge of Market, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said
Section 4975.

         (f) Except as disclosed on Market Disclosure Schedule 2.08(f), no Market Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Market Plan, as that term is defined in Section 4043(b) of ERISA.

         (g) No Market Plan or any trust created thereunder has incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA.

         (h) Each of the Market Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and Market is not aware of any fact or circumstance which would adversely affect the qualified status of any such Plan.

         2.09. SECURITIES DOCUMENTS AND REGULATORY REPORTS.

         (a) Market has previously delivered or made available to Peoples a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended ("1934 Act"), or mailed by Market to its stockholders as a class since January 1, 1997, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

         (b) Market and Market Bank have duly filed with the Superintendent, the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Market has delivered or made available to Peoples accurate and complete copies of such reports. Market Disclosure Schedule 2.09(b) lists all examinations of Market or Market Bank conducted by the applicable thrift regulatory authorities since January 1, 1997 and the dates of any responses thereto submitted by Market. In connection with the most recent examinations of Market or Market Bank by the applicable thrift regulatory authorities, neither Market nor Market Bank was required to correct or change any action, procedure or proceeding which Market or Market Bank believes has not been now corrected or changed as required.

         2.10. MARKET INFORMATION. None of the information relating to Market and Market Bank to be provided by Market or Market Bank for use in (i) the Registration Statement on Form S-4 to be filed by Peoples in connection with the issuance of shares of Peoples Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) ("Form S-4"), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of Market in connection with the solicitation of their approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby ("Proxy Statement/Prospectus"), as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of Market and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         2.11. COMPLIANCE WITH APPLICABLE LAW.

         (a) Each of Market and Market Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Market and Market Bank, no suspension or cancellation of any of the same is threatened.

         (b) Neither Market nor Market Bank is in violation of its respective Articles of Incorporation or other governing instrument, Code of Regulations or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole; and neither Market nor Market Bank has received any notice or communication from any federal, state or local governmental authority asserting that Market or Market Bank is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole. Neither Market nor Market Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and neither of them has received any written communication requesting that they enter into any of the foregoing.

         2.12. DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

         (a) The deposit accounts of Market Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended ("FDIA"), and Market Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Market Bank is a member in good standing of the Federal Home Loan Bank ("FHLB") of Cincinnati and owns the requisite amount of stock in the FHLB of Cincinnati.

         (c) Market Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         (d) Market Bank has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

         2.13. CERTAIN CONTRACTS.

         (a) Except as disclosed in Market Disclosure Schedule 2.13(a), neither Market nor Market Bank is a party to, receives, or is obligated to pay benefits under, (i) any agreement, arrangement, commitment, indenture or other instrument relating to the borrowing of money by Market or Market Bank or the guarantee by Market or Market Bank of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of Market or Market Bank, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Market or Market Bank upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which Market or Market Bank is a party which limits the freedom of Market or Market Bank to compete in any line of business or with any person,
(vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the Superintendent, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Market's Annual Report on Form 10-K (or Form 10-KSB) under the 1934 Act and which has not been so filed, or (viii) any other agreement, arrangement or understanding to which Market or Market Bank is a party and which is material to the business, operations, assets or financial condition of Market and Market Bank taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

         (b) Neither Market nor Market Bank is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         2.14. PROPERTIES AND INSURANCE.

         (a) All real and material personal property owned by Market or Market Bank or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Market and Market Bank in the ordinary course of business consistent with their past practices. Market and Market Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Market's consolidated statement of financial condition as of June 30, 2000, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2000), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Market and Market Bank taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Neither Market nor Market Bank is a party to any lease of real property or a party to any lease of personal property material to the business or financial condition of Market or Market Bank.

         (b) The business operations and all insurable properties and assets of Market and Market Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of Market, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Market adequate for the business engaged in by Market and Market Bank. As of the date hereof, neither Market nor Market Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         2.15. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or
(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, ET SEQ; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, ET SEQ; the Clean Air Act, as amended, 42 U.S.C. Section 7401, ET SEQ; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, ET SEQ; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, ET SEQ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, ET SEQ; the Safe Drinking Water Act, 42 U.S.C. Section 300f, ET SEQ; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

         For purposes of this Section 2.15, "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by Market or Market Bank and those properties which serve as collateral for loans owned by Market or Market Bank.

         (a) To the best knowledge of Market and Market Bank, neither Market nor Market Bank has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole.

         (b) To the best knowledge of Market and Market Bank, none of the Loan Portfolio Properties and Other Properties Owned by Market or Market Bank has been, during the period of ownership by Market or Market Bank, respectively, or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole.

         (c) To the best knowledge of Market and Market Bank, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Market or Market Bank under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole.

         2.16. ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on Market's consolidated statements of financial condition included in the consolidated financial statements referred to in
Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Market's management adequate in all material respects as of their respective dates.

         2.17. MINUTE BOOKS. Since January 1, 1997, the minute books of Market and Market Bank contain in all material respects complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders except records of meetings related to the consideration of the transactions related to this Agreement.

         2.18. AFFILIATE TRANSACTIONS.

         (a) Except as disclosed in Market Disclosure Schedule 2.18(a) or in Market's proxy statements, and except as specifically contemplated by this Agreement, since January 1, 1997, neither Market nor Market Bank has engaged in or agreed to engage in (whether in writing or orally) any transaction with any "affiliated person" or "affiliate" of Market Bank, as such terms are defined in 12 C.F.R. Section 561.5 and 12 C.F.R. Section 563.41, respectively.

         (b) Market Disclosure Schedule 2.18(b) sets forth the name and number of shares of Market Common Stock owned as of the date hereof beneficially or of record by any persons Market considers to be affiliates of Market ("Market Affiliates") as that term is defined for purposes of Rule 145 under the 1933 Act.

         2.19. BROKER FEES. Except as set forth in Market Disclosure Schedule
2.19 and except for dealings with and obligations to McDonald Investments, Inc., none of Market, Market Bank or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         2.20. DISCLOSURES. No representation or warranty contained in Article II of this Agreement, and no statement contained in the Market Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

         2.21 STOCK OWNERSHIP. Except as set forth in Market Disclosure Schedule 2.21, neither Market nor an "affiliate" or "associate" of Market, as the terms "affiliate" and "associate" are defined in Section 203(c) of the DGCL, is the "owner," as the term "owner" is defined in Section 203(c) of the DGCL, of any of the outstanding shares of Peoples Common Stock.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PEOPLES

         References to "Peoples Disclosure Schedule" shall mean each of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered by Peoples to Market. Peoples hereby represents and warrants to Market as follows as of the date hereof:

         3.01. CORPORATE ORGANIZATION.

         (a) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Peoples has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Community Bank ("Peoples Bank") taken as a whole. Peoples is registered as a thrift holding company under the HOLA. Peoples Disclosure Schedule 3.01(a) sets forth true and complete copies of the Certificate of Incorporation or other governing instrument and Bylaws of Peoples and Peoples Bank as in effect on the date hereof.

         (b) The only direct or indirect subsidiary of Peoples is Peoples Bank. Peoples Bank (i) is duly organized and validly existing or in good standing under the laws of its jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole. Other than Peoples Bank, Peoples does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

         3.02. CAPITALIZATION. The authorized capital stock of Peoples consists of 10,000,000 shares of Peoples Common Stock, of which 1,977,760 are issued and outstanding and no shares are held in treasury as of the date hereof, and 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of Peoples, and all issued and outstanding shares of capital stock of Peoples Bank, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of Peoples Bank are owned by Peoples free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and none of Peoples or Peoples Bank has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Peoples or Peoples Bank or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

         3.03. AUTHORITY; NO VIOLATION.

         (a) Subject to the approval of this Agreement and the transactions contemplated hereby, including the Merger and the merger of Market Bank with and into Peoples Bank, by the OTS and the Superintendent, by Peoples as the sole shareholder of Peoples Bank, and by the requisite vote of the Peoples' shareholders, (i) each of Peoples and Peoples Bank has all of the requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of Peoples and Peoples Bank; and (iii) this Agreement is the valid and binding agreement of each of Peoples and Peoples Bank, enforceable against each of Peoples and Peoples Bank in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This Agreement has been duly executed and delivered by each of Peoples and Peoples Bank.

         (b) Subject to the approval of this Agreement and the transactions contemplated hereby, including the Merger and the merger of Market Bank with and into Peoples Bank, by the OTS and the Superintendent, by Peoples as the sole shareholder of Peoples Bank, and by the requisite vote of the Peoples' shareholders,(i) Peoples has all of the requisite corporate power and authority to enter into the Agreement of Merger and to perform all of its obligations thereunder; (ii) the execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action by Peoples; and (iii) the Agreement of Merger is the valid and binding agreement of Peoples, enforceable against Peoples in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. The Agreement of Merger has been duly executed and delivered by Peoples.

         (c) Except as disclosed in Peoples Disclosure Schedule 3.03(c), none of the execution and delivery of this Agreement by Peoples and Peoples Bank, the execution and delivery of the Agreement of Merger by Peoples, the consummation by Peoples and Peoples Bank of the transactions contemplated hereby in accordance with the terms hereof, the consummation by Peoples of the transactions contemplated by the Agreement of Merger in accordance with the terms thereof, compliance by Peoples with any of the terms or provisions hereof or compliance by Peoples with any terms or provisions of the Agreement of Merger, will (i) violate any provision of the Certificate of Incorporation or other governing instrument, or Bylaws of Peoples or Peoples Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples or Peoples Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Peoples or Peoples Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples or Peoples Bank is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby. Except as set forth in Peoples Disclosure
Schedule 3.03(c) and for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the State of Ohio, the OTS, the Superintendent and the stockholders of Peoples, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of Peoples or Peoples Bank in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by Peoples and (b) the consummation by

Peoples and Peoples Bank of the transactions contemplated hereby or the consummation by Peoples of the transactions contemplated by the Agreement of Merger.

         (d) Neither Peoples nor Peoples Bank is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         3.04. FINANCIAL STATEMENTS.

         (a) Peoples has previously delivered to Market copies of the unaudited consolidated statement of financial condition of Peoples as of June 30, 2000 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three and six months ended June 30, 2000 and 1999. The consolidated statements of financial condition of Peoples referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of Peoples to be delivered by Peoples pursuant to Section 4.04 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Peoples as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders' equity and cash flows of Peoples for the respective periods or as of the respective dates set forth therein (it being understood that Peoples' interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of Peoples, necessary for a fair presentation of such financial statements).

         (b) Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of Peoples and Peoples Bank are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

         (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of this
Section 3.04 or the notes thereto or liabilities incurred since June 30, 2000 in the ordinary course of business and consistent with past practice, neither of Peoples nor Peoples Bank has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole.

         3.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole since June 30, 2000, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of Peoples, no fact or condition exists which Peoples believes will cause such a material adverse change in the future.

         3.06. LEGAL PROCEEDINGS. Neither Peoples nor Peoples Bank is a party to any, and there are no pending or, to the best knowledge of Peoples, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Peoples or Peoples Bank, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of Peoples will not have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole. Neither Peoples nor Peoples Bank is a party to any order, judgment or decree which materially adversely affects the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole.

         3.07. TAXES AND TAX RETURNS.

         (a) Each of Peoples and Peoples Bank, or the affiliated, combined or unitary group (within the meaning of applicable federal income tax law) of which any such corporation is or was a member, as the case may be (individually, an "Affiliate" and collectively, "Affiliates"), has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed or sent by or with respect to them in respect of any Taxes, and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to Market and (ii) have not finally been determined. Peoples and its Affiliates have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in Peoples Disclosure Schedule 3.07(a), (i) the federal income tax returns of Peoples and its Affiliates have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and
(ii) the Ohio income tax returns of Peoples and its Affiliates have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon Peoples or any of its Affiliates, nor has Peoples or any of its Affiliates given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

         (b) Except as set forth in Peoples Disclosure Schedule 3.07(b), none of Peoples or any of its Affiliates (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Peoples or any Affiliate (nor does Peoples have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         3.08. SECURITIES DOCUMENTS AND REGULATORY REPORTS.

         (a) Peoples has previously delivered or made available to Market a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act or mailed by Peoples to its stockholders as a class since September 30, 1999, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

         (b) Peoples and Peoples Bank have duly filed with the OTS and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Peoples has delivered or made available to Market accurate and complete copies of such reports. Peoples Disclosure Schedule 3.08(b) lists all examinations of Peoples or of Peoples Bank conducted by the applicable thrift regulatory authorities since January 1, 2000 and the dates of any responses thereto submitted by Peoples. In connection with the most recent examinations of Peoples or Peoples Bank by the applicable thrift regulatory authorities, neither Peoples nor Peoples Bank was required to correct or change any action, procedure or proceeding which Peoples or Peoples Bank believes has not been now corrected or changed as required.

         3.09. PEOPLES INFORMATION. None of the information relating to Peoples and Peoples Bank to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus, as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of Market and Peoples and up to and including the date(s) of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

         3.10. COMPLIANCE WITH APPLICABLE LAW.

         (a) Peoples and Peoples Bank have all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Peoples and Peoples Bank, no suspension or cancellation of any of the same is threatened.

         (b) Neither Peoples nor Peoples Bank is in violation of its respective Certificate of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole; and neither Peoples nor Peoples Bank has received any notice or communication from any federal, state or local governmental authority asserting that Peoples or Peoples Bank is in violation of any of the foregoing which could have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole. Neither Peoples nor Peoples Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

         3.11. DEPOSIT INSURANCE AND OTHER REGULATORY MATTERS.

         (a) The deposit accounts of Peoples Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA, and Peoples Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

         (b) Peoples Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock in the FHLB of Cincinnati.

         (c) Peoples Bank is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

         (d) Peoples Bank has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

         3.12. PROPERTIES AND INSURANCE.

         (a) All real and material personal property owned by Peoples or Peoples Bank or presently used by either of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Peoples and Peoples Bank in the ordinary course of business consistent with their past practices. Peoples and Peoples Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Peoples' consolidated statement of financial condition as of June 30, 2000, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 2000), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. Peoples and Peoples Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by Peoples and Peoples Bank and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right.


         (b) The business operations and all insurable properties and assets of Peoples and Peoples Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of Peoples, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Peoples adequate for the business engaged in by Peoples and Peoples Bank. As of the date hereof, neither Peoples nor Peoples Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         3.13. ENVIRONMENTAL MATTERS.

         (a) To the best knowledge of Peoples and Peoples Bank, neither Peoples nor Peoples Bank has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole.

         (b) To the best knowledge of Peoples and Peoples Bank, none of the Loan Portfolio Properties and Other Properties Owned (as defined hereinafter) by Peoples or Peoples Bank has been, during the period of ownership by Peoples or Peoples Bank, respectively, or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole.

         (c) To the best knowledge of Peoples and Peoples Bank, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by Peoples or Peoples Bank under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole.

         For purposes of this Section 3.13, "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by Peoples or Peoples Bank and those properties which serve as collateral for loans owned by Peoples or Peoples Bank.

         3.14. ALLOWANCE FOR LOAN LOSSES AND REAL ESTATE OWNED. The allowance for loan losses reflected on Peoples' consolidated statements of financial condition included in the consolidated financial statements referred to in
Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of Peoples' management adequate in all material respects as of their respective dates.

         3.15. MINUTE BOOKS. Since March 29, 2000, the minute books of Peoples and Peoples Bank contain in all material respects complete and accurate records of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

         3.16. BROKER FEES. Except as set forth in Peoples Disclosure Schedule 3.16, none of Peoples, Peoples Bank nor any of their directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant's, broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

         3.17. DISCLOSURES. No representation or warranty contained in Article III of this Agreement, and no statement contained in the Peoples Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

         3.18. STOCK OWNERSHIP. Except as set forth in Peoples Disclosure
Schedule 3.18, neither Peoples nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in Section 1704.01(C)(1) of the OGCL, are "beneficial owners," as the term "beneficial owners" is defined in
Section 1704.01(C)(4) of the OGCL, of any of the outstanding shares of Market Common Stock.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.01. CONDUCT OF THE BUSINESS OF MARKET. During the period from the date hereof to the Effective Time, Market shall, and shall cause Market Bank to, conduct its businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice, except with the prior written consent of Peoples, which consent shall not be unreasonably withheld. Market shall use its best efforts to (i) preserve its business organization and that of Market Bank intact, (ii) keep available to itself and Peoples the present services of the employees of Market and Market Bank, and (iii) preserve for itself and Peoples the goodwill of the customers of itself and Market Bank and others with whom business relationships exist.

         4.02. NEGATIVE COVENANTS OF MARKET. Market agrees that from the date hereof to the Effective Time, except as otherwise approved by Peoples in writing or as permitted or required by this Agreement, Market will not, nor will Market permit Market Bank to:

         (i) change any provision of the Articles of Incorporation or other governing instrument, Code of Regulations or Bylaws of Market or Market Bank, except to amend the Articles of Incorporation of Market to eliminate Article Seventh and to amend the Articles of Incorporation of Market Bank to eliminate Article Eighth.

         (ii) except for the issuance of Market Common Stock pursuant to the present terms of stock options which are outstanding as of the date hereof (and identified on Market Disclosure Schedule 4.02 (ii)), change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of Market or Market Bank, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

         (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Market, except for regular quarterly cash dividends not in excess of $.08 per share of Market Common Stock; provided, however, Market shall coordinate the declaration of any dividends in respect of the Market Common Stock and the record dates and payment dates relating thereto with that of the Peoples Common Stock, it being the intention of the parties that the holders of Peoples Common Stock or Market Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Peoples Common Stock and/or Market Common Stock and any shares of Peoples Common Stock any holder of Market Common Stock receives in exchange therefor in the Merger.

         (iv) grant any severance or termination pay (other than pursuant to binding contracts of Market in effect on the date hereof and disclosed to Peoples on Market Disclosure Schedule 2.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees except that, with respect to the employment agreements by and between Market Bank and each of Julie M. Bertsch and Jane F. Gibson, the Board of Directors of Market Bank may take affirmative action to renew such agreements for a one year term expiring March 31, 2002 only after a review of the performance of Ms. Bertsch or Ms.Gibson, as applicable, in March 2001 as provided in Section 1 of each of such agreements; or award any increase in compensation or benefits to its directors, officers or employees, except, in the case of officers or employees, an increase in compensation not in excess of the cost of living index for the year ended December 31, 1999 and except bonuses through December 31, 2000 consistent with amounts accrued for the six months ended June 30, 2000;

         (v) enter into or modify (except as may be required by applicable law or as may be required by Section 4.13(c) hereof, with the prior written consent of Peoples, which consent shall not be unreasonably withheld) any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Market ESOP or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

         (vi) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies and other than obtaining FHLB advances, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

         (vii) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in Market Disclosure Schedule 4.02(vii);

         (viii) except as set forth on Market Disclosure Schedule 4.02(viii), file any applications or make any contract with respect to branching or site location or relocation;

         (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

         (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

         (xi) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 2.18(a) hereof except for payments to Rae Skirvin Larimer in the ordinary course of business, any retainer payments for which will be pro rated to the date of Closing based on an annual amount of $20,000;

         (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

         (xiii) make or commit to make any loan(s) (including unfunded commitments and lines of credit) to any one person or entity (together with "affiliates"of such person or entity) in excess of $200,000 in the aggregate or in excess of a 80% loan-to-value ratio;

         (xiv) waive any rights of material value or cancel any material debts or claims;

         (xv) acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

         (xvi) purchase any brokered loans, provided, however, that Market may submit written requests to Peoples to purchase loans of up to $200,000 from A&H Mortgage Inc. which Peoples will approve or deny by written notice within 24 hours of the initial request from Market;

         (xvii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

         (xviii) agree to do any of the foregoing.

         4.03. NEGATIVE COVENANT OF PEOPLES. Peoples agrees that from the date hereof to the Effective Time, except as otherwise approved by Market in writing or as permitted or required by this Agreement, neither Peoples nor Peoples Bank will, or will agree to, sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies.

         4.04. NO SOLICITATION. Neither Market nor Market Bank shall, nor shall Market or Market Bank authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Market or Market Bank to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Peoples) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Market or Market Bank (an "Acquisition Transaction"); provided, however, that Market may provide information to, or enter into discussions or negotiations with, another person or entity in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Market, after receiving the written advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Market under applicable law. Market will provide immediate written notice to Peoples of any proposal which it may receive in respect of any such Acquisition Transaction.

         4.05. CURRENT INFORMATION. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of each fiscal year) ending after the date of this Agreement, each party will deliver to the other party its quarterly report on Form 10-Q (or Form 10-QSB) under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K (or Form 10-KSB). Within 30 days after the end of each quarter, each party shall provide the other party with a copy of the Thrift Financial Report filed with the OTS.

         4.06. ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

         (a) Market shall permit Peoples and its representatives, and Peoples shall permit Market and its representatives, reasonable access to their respective properties and those of their subsidiaries, and shall disclose and make available to Peoples all books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which each party may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. Market will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each party shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

         (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best effort to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or
(ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

         (c) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with the terms hereof, Market shall provide to Peoples copies of all written materials provided to the directors of Market and Market Bank for all meetings of the Board of Directors of Market and Market Bank and copies of all minutes thereof as they are prepared except written materials and minutes related to this Agreement or to any Acquisition Transaction.

         4.07. REGULATORY MATTERS.

         (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including without limitation the Form S-4 and the Proxy Statement/Prospectus), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

         (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

         (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

         4.08. APPROVAL OF STOCKHOLDERS. Market and Peoples will (a) take all steps (including, without limitation, the preparation of the Form S-4 and Proxy Statement/Prospectus in accordance with all applicable requirements) necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, for the purposes of securing the approval of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approval, provided however, that the Board of Directors of Market or Peoples, as the case may be may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel experienced in such matters, has determined that the making of such recommendation or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law, and (c) cooperate and consult with each other with respect to the foregoing matters.

         4.09. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

         4.10. DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by Market with the covenants set forth in Section 4.01 hereof.

         4.11. PUBLIC ANNOUNCEMENTS. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

         4.12. FAILURE TO FULFILL CONDITIONS. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 2001 and that it will not waive that condition, it will promptly notify the other party. Peoples and Market will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger; and will promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur that might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this Agreement or of the commencement of any action, suit, proceeding, or investigation against it.

         4.13. TREASURY SHARES.

         On or before the Effective Time, Market shall cause its Board of Directors to retire the treasury shares of Market and to restore such shares to the status of authorized but unissued Market Common Stock.

         4.14. CERTAIN POST-MERGER AGREEMENTS.

         The parties hereto agree to the following arrangements at or following the Effective Time:

         (a) EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS. At the Effective Time, John T. Larimer, Jane F. Gibson and Julie M. Bertsch shall receive the payments and benefits due such individuals for termination in the event of a change of control of Market provided by the employment agreements between Market Bank and each of John T. Larimer, Jane F. Gibson and Julie M. Bertsch. In the event that payments pursuant to this Section 4.14(a) would result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code and the regulations promulgated thereunder (hereinafter collectively referred to as "SECTION 280G"), such payments shall be reduced to the maximum amount which may be paid under SECTION 280G without exceeding such limits. Market Disclosure Schedule 4.14(a) describes and quantifies in reasonable detail the maximum amount of payments and benefits which could become due and payable to each such person (assuming the Merger is consummated on April 1, 2001) under the agreement as a result of a termination of employment and/or a change in control of Market or Market Bank.

         (b) EMPLOYEE BENEFIT PLANS. Subject to the provisions of this Section 4.13, all employees of Market or Market Bank immediately prior to the Effective Time who are employed by Peoples or Peoples Bank (the "Employers") immediately following the Effective Time ("Transferred Employees") will be covered by Employers' employee benefit plans on substantially the same basis as any employee of the Employers in a comparable position. Notwithstanding the foregoing, Peoples may determine to continue any of the Market benefit plans for Transferred Employees in lieu of offering participation in the Employers' benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of Market's benefit plans, or to merge any such benefit plans with the Employers' benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Employers' employees generally. Except as specifically provided in this Section 4.14 and as otherwise prohibited by law, Transferred Employees' service with Market or Market Bank shall be recognized as service with the Employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the Employers' benefit plans, subject to applicable break-in-service rules. Peoples agrees that any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by Market or Market Bank on the Effective Time and who then change coverage to the Employers' medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll.

         (c) EMPLOYEES OF MARKET AND MARKET BANK. Within ninety (90) days of the date hereof, Peoples shall use its reasonable best efforts to inform the employees of Market and Market Bank of the likelihood of such employees having continued employment with Peoples and/or Peoples Bank following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of Market and Market Bank to determine if there are mutually beneficial employment opportunities available at Peoples and/or Peoples Bank. Peoples Bank shall give any full-time employee who is terminated within six months from the Effective Time, except for those individuals terminated for cause, two weeks of severance pay for each year of service up to a maximum of 26 weeks severance pay.

         (d) MARKET ESOP TERMINATION. At or before the Effective Time, Market shall terminate the Market ESOP and shall file an Application for Determination with the IRS regarding tax qualification upon termination. All amounts accrued on the financial statements of Market as Market ESOP expense through the end of the month immediately before the month of the Closing shall be contributed by Market to the Market ESOP Trustee and shall be paid by the Market ESOP Trustee to Market to reduce the outstanding balance of the current exempt loan (the "Loan") from Market to the Market ESOP. After reduction of the Loan balance, an appropriate number of shares of Market Common Stock shall be allocated as promptly as possible by the Market ESOP Trustee to the accounts of Market ESOP participants (as defined in the Market ESOP) in accordance with the allocation provisions of the Market ESOP and applicable law; provided, however, that any such contribution shall be deductible by Market and Market Bank under Section 404 of the Code and the allocations of such contribution shall otherwise be in compliance with Section 415 of the Code. All shares of Market Common Stock held by the Trustee of the Market ESOP at the Effective Time shall be exchanged by the Market ESOP Trustee for the Per Share Stock Consideration. The Trustee of the Market ESOP shall dispose of shares held in the suspense account of the Market ESOP for the purpose of retiring the Loan. Any shares and other assets remaining in the suspense account following the repayment of the Loan in full shall be allocated as promptly as possible by the Market ESOP Trustee to participants (as defined in the Market ESOP) in accordance with the allocation provisions of the Market ESOP in Section 17.02 and applicable law. It is the intent of the parties that the Market ESOP be terminated concurrently with the Effective Time and that the distributions be made as soon thereafter as possible, provided that no distribution shall be made until a final determination letter is received from the IRS.

         In the event that the IRS determines that the allocation of assets remaining in the suspense account following repayment of the Loan in full is subject to the limits on annual additions pursuant to Section 415 of the Code, then Peoples will make all reasonable efforts, to the extent permissible under applicable provisions of the Code and related Treasury Regulations, to continue the Market ESOP Trust through the last day of the Market ESOP plan year following the Market ESOP plan year during which the Effective Time occurs, solely for the benefit of those individuals who are participants in the Market ESOP immediately before the Effective Time, and to allocate such remaining assets to Market ESOP participants in accordance with the terms of the Market ESOP to the full extent permissible under Section 415 of the Code between the Effective Time and the last day of the Market ESOP plan year following the Market ESOP plan year during which the Effective Time occurs. In the event that all assets held by the Market ESOP Trust are allocated prior to the last day of the Market ESOP plan year during which the Effective Time occurs, the Market ESOP Trust shall be immediately terminated and participants' Market ESOP accounts will be distributed as soon as practicable thereafter.

         (e) INDEMNIFICATION. For a period of three years after the Effective Time, Peoples shall indemnify and hold harmless each present and former director, officer and employee of Market and Market Bank determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Ohio law, the Articles of Incorporation, Code of Regulations and Bylaws of Market or Market Bank as in effect on the date hereof.

         Any Indemnified Party wishing to claim indemnification under this
Section 4.14(e), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Peoples, but the failure to so notify shall not relieve Peoples of any liability it may have to such Indemnified Party if such failure does not materially prejudice Peoples. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Peoples shall have the right to assume the defense thereof and Peoples shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Peoples elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Peoples and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Peoples, and Peoples shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Peoples shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

         (f) INSURANCE. Peoples and Peoples Bank shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties Costs in connection with any Claims for a period of three (3) years after the Effective Time, provided, however, that in no event shall Peoples expend, in order to obtain such insurance, any amount per annum in excess of 150% of the amount of the actual annual premium paid as of the date hereof by Market for such insurance (the "Maximum Amount"), and provided further that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Peoples shall use its reasonable best efforts to maintain the most advantageous policy of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.


                                    ARTICLE V

                               CLOSING CONDITIONS

         5.01. CONDITIONS TO THE PARTIES' OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) All necessary regulatory or governmental approvals and consents shall have been obtained without any non-standard term or condition which would materially impair the value of Market and Market Bank to Peoples; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired;

         (b) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and by the Agreement of Merger shall have been duly and validly taken by Peoples and Market, including approval by the requisite vote of the stockholders of Market and Peoples of this Agreement and the Agreement of Merger;

         (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which Peoples or Market determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger;

         (d) The Form S-4 shall have become effective under the 1933 Act, and Peoples shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Peoples Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority;

         (e) The parties shall have received, in form and substance reasonably satisfactory to them an opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that, for federal income tax purposes, the Merger will qualify as a "reorganization" under Section 368(a) of the Code; and

         (f) Market shall have received the written opinions of McDonald Investments, Inc., dated the date of this Agreement and the date of the Proxy Statement to the effect that the Merger Consideration is fair to the holders of Market Common Stock from a financial point of view as of such dates.

         5.02. CONDITIONS TO THE OBLIGATIONS OF PEOPLES UNDER THIS AGREEMENT. The obligations of Peoples under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Peoples:

         (a) Each of the obligations of Market required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Market contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date; (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Market and Market Bank taken as a whole; or (iii) any failure of a representation or warranty to be true and correct due to or resulting from (V) any change in banking or similar laws, rules or regulations of general applicability to banks, thrift institutions or their holding companies or interpretations thereof by courts or governmental authorities; (W) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (X) expenses incurred in connection with the transactions contemplated hereby; (Y) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or
(Z) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, and Peoples shall have received a certificate to that effect signed by the President and Chief Executive Officer of Market.

         (b) All permits, consents, waivers, clearances, approvals and authorizations of all regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any non-standard term or condition which would materially impair the value of Market and Market Bank to Peoples.

         (c) Holders of Market Common Stock who dissent from the Merger pursuant to the OGCL by meeting the requirements set forth in the OGCL shall not hold more than 10% of the Market Common Stock immediately prior to the Effective Time.

         (d) Each stockholder of Market who is a Market Affiliate shall have executed and delivered a commitment and undertaking to the effect that (i) such stockholder will dispose of the shares of Peoples Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (ii) such stockholder will not dispose of any of such shares until Peoples has received an opinion of counsel acceptable to it that such proposed disposition is in compliance with the provisions of paragraph (d) of Rule 145 under the 1933 Act, which opinion shall be rendered promptly following counsel's receipt of such stockholder's written notice of its intention to sell shares of Peoples Common Stock; and (iii) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

         (e) Market shall have furnished Peoples with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as Peoples may reasonably request.

         (f) There shall not have been a material adverse change in the financial condition, assets, liabilities or business of Market and Market Bank, taken as a whole, after the date of this Agreement.

         5.03. CONDITIONS TO THE OBLIGATIONS OF MARKET UNDER THIS AGREEMENT. The obligations of Market under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Market:

         (a) Each of the obligations of Peoples and Peoples Bank required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Peoples and Peoples Bank contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a material adverse change in the business, operations, assets or financial condition of Peoples and Peoples Bank taken as a whole, and Market shall have received a certificate to that effect signed by the President and Chief Executive Officer of Peoples.

         (b) Peoples shall have furnished Market with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as Market may reasonably request.

         (c) There shall not have been a material adverse change in the financial condition, assets, liabilities or business of Peoples and Peoples Bank, taken as a whole, after the date of this Agreement.

                                   ARTICLE VI

                     TERMINATION, AMENDMENT AND WAIVER, ETC.

         6.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of Market and Peoples:

         (a) by mutual written consent of the parties hereto;

         (b) by Peoples or Market (i) if the Effective Time shall not have occurred on or prior to June 30, 2001 or (ii) if a vote of the stockholders of Market or Peoples is taken and such stockholders of either Market or Peoples fail to approve this Agreement and the Agreement of Merger at the meeting of stockholders (or any adjournment thereof) of Market or Peoples; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

         (c) by Peoples or Market upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless the denial or withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform its agreements set forth herein to be performed by such party at or before the Effective Time.

         (d) by Peoples in writing if Market has, or by Market in writing if Peoples has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a material adverse effect on the business, operations, assets or financial condition of Market and Market Bank or Peoples and Peoples Bank, as applicable, taken as a whole, or upon the consummation of the transactions contemplated hereby, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; provided that it is understood and agreed that either party may terminate this Agreement on the basis of any such material breach of any representation or warranty contained herein, notwithstanding any qualification therein relating to the knowledge of the other party;

         (e) by Peoples or Market in writing, if any of the applications for prior approval referred to in Section 4.07 hereof are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of Peoples, would materially impair the value of Market and Market Bank to Peoples, and the time period for appeals and requests for reconsideration has run.

         6.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Peoples or Market as provided above, this Agreement shall forthwith become void (other than Sections 4.05(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.06(b) and 7.01 hereof and except for liability for any breach of this Agreement.

         6.03. AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of Market or Peoples, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of Market or Peoples, there may not be, without further approval of such stockholders, any amendment of this Agreement or the Agreement of Merger which modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of Market. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01. EXPENSES.

         (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Peoples shall bear all costs of printing, mailing and filing the Form S-4 and Proxy Statement/Prospectus and all other registration and filing fees relating to the Merger.

         (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails, provided however that such damages, costs and expenses shall in no event be less than $250,000.

         (c) Market shall pay Peoples, and Peoples shall be entitled to payment of, a fee equal to $500,000 (the "Fee") upon the occurrence of a Purchase Event (as defined hereinafter) so long as the Purchase Event occurs prior to a Fee Termination Event (as defined hereinafter). Such payment shall be made to Peoples in immediately available funds within five business days after the occurrence of a Purchase Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time or (ii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Purchase Event (other than a termination of this Agreement by Peoples pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of Market and Market Bank).

         (d) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof and before September 30, 2001.

                  (i) Market or Market Bank shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Peoples or any affiliate of Peoples (the term "affiliate" having the meaning assigned thereto in Rule 405 under the 1933 Act) or the Board of Directors of Market shall have recommended that the shareholders of Market approve or accept any Acquisition Transaction with any person other than Peoples or any affiliate of Peoples;

                  (ii) After a bona fide written proposal is made by any person other than Peoples or any affiliate of Peoples to Market or Market's shareholders to engage in an Acquisition Transaction, (A) Market or Market Bank shall have breached any covenant or obligation contained in this Agreement and such breach would entitle Peoples to terminate this Agreement or (B) the holders of the Market Common Stock shall not have approved this Agreement and the Agreement of Merger at the meeting of such shareholders held for the purpose of voting on this Agreement and the Agreement of Merger, such meeting shall not have been held or shall have been cancelled prior to termination of this Agreement or (C) the Board of Directors of Market shall have withdrawn or modified in a manner adverse to Peoples the recommendation of the Board of Directors of Market with respect to this Agreement and the Agreement of Merger.

         If more than one occurrence constituting a Purchase Event under this Section arises, then all such occurrences shall give rise to only one Purchase Event.

         (e) Market shall give written notice to Peoples within 72 hours of the occurrence of a Purchase Event known to Market; however, the giving of such notice by Market shall not be a condition to the right of Peoples to obtain the Fee.

         (f) Payment of the Fee shall be in lieu of, and not in addition to, the payment of damages pursuant to Section 7.01(b) of this Agreement.

         7.02. SURVIVAL. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for covenants that by their terms are to survive or be performed after the Effective Time.

         7.03. NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

         (a) If to Peoples, to:

             Peoples Community Bancorp, Inc.
             11 S. Broadway
             Lebanon, Ohio  45036-1780
             Attn:    Jerry D. Williams

             Copy to:

             Elias, Matz, Tiernan and Herrick L.L.P.
             734 15th Street, N.W.
             Washington, D.C.  20005
             Attn:    Kevin M. Houlihan, Esq.

         (b) If to Market, to:

             Market Financial Corp.
             7522 Hamilton Avenue
             Mount Healthy, Ohio  45231
             Attn: John T. Larimer

             Copy to:

             Vorys, Sater, Seymour and Pease LLP
             Suite 2100, Atrium Two
             221 East Fourth Street
             Cincinnati, Ohio  45202
             Attn:    Cynthia A. Shafer, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         7.04. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         7.05. COMPLETE AGREEMENT. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

         7.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         7.07. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         7.08. HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, Peoples and Market have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       PEOPLES COMMUNITY BANCORP, INC.


Attest:

/S/ JOHN E. RATHKAMP               By: /S/  JERRY D. WILLIAMS
------------------------------         -----------------------------------------
John E. Rathkamp                       Jerry D. Williams
Secretary                              President and Chief Executive Officer


                                       PEOPLES COMMUNITY BANK


Attest:

/S/ JOHN E. RATHKAMP                By: /S/ JERRY D. WILLIAMS
------------------------------          ----------------------------------------
John E. Rathkamp                        Jerry D. Williams
Secretary                               President and Chief Executive Officer


                                        MARKET FINANCIAL CORP.


Attest:

/S/ RAE SKIRVIN LARIMER             By: /S/ JOHN T. LARIMER
------------------------------          ----------------------------------------
Rae Skirvin Larimer                     John T. Larimer
Secretary                               President and Chief Executive Officer



                                        MARKET BANK


Attest:

/S/ UNA SHAEPERKLAUS                By: /S/ JOHN T. LARIMER
-------------------------------         ----------------------------------------
Una Shaeperklaus                        John T. Larimer
Secretary                               President and Chief Executive Officer

                               AGREEMENT OF MERGER

         This Agreement of Merger is dated as of September 19, 2000, by and between Peoples Community Bancorp, Inc. ("Peoples"), a Delaware corporation, and Market Financial Corp. ("Market"), an Ohio corporation.


                              W I T N E S S E T H:

         WHEREAS, Peoples and Market have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"); and

         WHEREAS, pursuant to the Reorganization Agreement and this Agreement of Merger, and subject to the terms and conditions set forth therein and herein, Market shall be merged with and into Peoples, with Peoples the surviving corporation of such merger;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto do mutually agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         1.1 "EFFECTIVE TIME" shall mean the date and time at which the Merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

         1.2 "MARKET COMMON STOCK" shall mean the common stock, no par value, of Market.

         1.3 "MERGER" shall refer to the merger of Market with and into Peoples as provided in Section 2.1 of this Agreement of Merger.

         1.4 "MERGING CORPORATIONS" shall collectively refer to Peoples and Market.

         1.5 "PEOPLES COMMON STOCK" shall mean the common stock, par value $.01 per share, of Peoples.

         1.6 "STOCKHOLDER MEETINGS" shall mean the meetings of the stockholders of Peoples and Market held pursuant to Section 4.07 of the Reorganization Agreement.

         1.7 "SURVIVING CORPORATION" shall mean Peoples as the surviving corporation of the Merger.


                                   ARTICLE II

                               TERMS OF THE MERGER

         2.1 THE MERGER. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, Market shall be merged with and into Peoples pursuant to Section 252 of the Delaware General Corporation Law ("DGCL") and Section 1701.79 of the Ohio General Corporation Law ("OGCL"). Peoples shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate existence and corporate organization of Market shall cease, and Peoples shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of Market and Peoples; and be subject to all the restrictions, disabilities and duties of each of Market and Peoples; and all the rights, privileges, powers and franchises of each of Market and Peoples, and all property, real, personal and mixed, and all debts due to either Market or Peoples on whatever account, as well as all other things in action or belonging to each of Market and Peoples shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of, respectively, Market and Peoples, and the title to any real estate vested by deed or otherwise, under the laws of the State of Ohio or elsewhere in either Market or Peoples shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of Market or Peoples shall be preserved unimpaired, and all debts, liabilities and duties of Market and Peoples shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         2.2 EFFECTIVE TIME. The Merger shall become effective at 5:00 p.m. on the date and at the time that a Certificate of Merger is filed with the Secretary of State of the State of Delaware pursuant to the DGCL and a Certificate of Merger is filed with the Secretary of State of the State of Ohio pursuant to the OGCL, unless a later date and time is specified as the Effective Time in such Certificates of Merger.

         2.3 NAME OF THE SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Peoples Community Bancorp, Inc.," and the registered office of the Surviving Corporation shall be located at 1209 Orange Street, Wilmington, Delaware 19801.

         2.4 CERTIFICATE OF INCORPORATION. On and after the Effective Time, the Certificate of Incorporation of Peoples shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

         2.5 BYLAWS. On and after the Effective Time, the Bylaws of Peoples shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         2.6 CONSENT. On and after the Effective Time, the Surviving Corporation consents to be sued and served with process in the State of Ohio and irrevocably appoints the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Corporation any obligation of Market or to enforce the rights of holders of any Market Dissenting Shares (as hereinafter defined).


                                   ARTICLE III

                              CONVERSION OF SHARES

         3.1 CONVERSION OF MARKET COMMON STOCK AND OPTIONS TO PURCHASE MARKET COMMON STOCK.

         (a) Subject to Section 3.2 hereof, each share of Market Common Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished. Each of such shares, other than (i) shares held by Market (including treasury shares) or Peoples or any of their respective wholly owned subsidiaries and (ii) Market Dissenting Shares (as hereinafter defined), shall be converted into the right to receive the number of shares of Peoples Common Stock equal to the Exchange Ratio (as defined in the Reorganization Agreement) or $13.00 in cash in accordance with the terms of Section 1.03 of the Reorganization Agreement.

         (b) Notwithstanding any other provision hereof, no fractional shares of Peoples Common Stock shall be issued to holders of Market Common Stock. In lieu thereof, each holder of shares of Market Common Stock entitled to a fraction of a share of Peoples Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash in accordance with the terms of Section 1.05 of the

Reorganization Agreement. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         (c) At or immediately prior to the Effective Time, each option to purchase Market Common Stock issued pursuant to Market's 1998 Stock Option Plan and is outstanding and exercisable shall be cancelled and converted into the right to receive from Peoples a cash amount determined in accordance with
Section 1.06 of the Reorganization Agreement. The payment of the consideration referred to in this Section 3.1(c) to holders of options to purchase Market Common Stock shall be subject to the execution by any such holder of such instruments of cancellation as Peoples may reasonable deem appropriate.

         3.2 EXCHANGE OF CERTIFICATES FOR STOCK AND/OR CASH.

         After the Effective Time, each certificate for theretofore outstanding shares of Market Common Stock, shall be surrendered and exchanged for cash or stock consideration in the manner provided in Section 1.04 of the Reorganization Agreement.

         3.3 DISSENTING SHARES. Notwithstanding anything in this Agreement of Merger to the contrary, shares of Market Common Stock that are outstanding immediately before the Effective Time and which are held by shareholders who shall not have voted such shares in favor of the Reorganization Agreement and this Agreement of Merger, who shall have delivered to Market or Peoples a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the OGCL and who shall have otherwise complied fully with all of the requirements of Section 1701.85 of the OGCL shall not be converted into or be exchangeable for the right to receive the consideration provided in the Reorganization Agreement; provided, however, that (a) each of such shares ("Market Dissenting Shares") shall nevertheless be cancelled and extinguished in accordance with the Reorganization Agreement; (b) the holder of Market Dissenting Shares, upon full compliance with the requirements of Section 1701.85 of the OGCL shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the OGCL; and (c) in the event (i) any holder of Market Dissenting Shares shall subsequently withdraw such holder's demand for appraisal of such shares after the Effective Time or shall fail to establish such holder's entitlement to appraisal rights in accordance with Section 1701.85 of the OGCL, or (ii) any holder of Market Dissenting Shares has not filed a petition demanding a determination of the value of such shares within the period provided in Section 1701.85 of the OGCL, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive cash as provided in the Reorganization Agreement.


         3.4 PEOPLES COMMON STOCK. Each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of Peoples Common Stock.


                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 CONDITIONS PRECEDENT. The respective obligations of each party under this Agreement of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article V of the Reorganization Agreement.

         4.2 TERMINATION. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Reorganization Agreement in accordance with
Section 6.01 thereof.

         4.3 AMENDMENTS. Subject to applicable law, this Agreement of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Agreement of Merger relating to the consideration to be paid for the shares of Market Common Stock shall not be amended after the meetings of stockholders of Market and Peoples so as to modify either the amount or the form of such consideration without the approval of the stockholders of Market and Peoples.

         4.4 SUCCESSORS. This Agreement of Merger shall be binding on the successors of Peoples and Market.

         IN WITNESS WHEREOF, Peoples and Market have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.


                                    PEOPLES COMMUNITY BANCORP, INC.


Attest:

/S/ JOHN E. RATHKAMP                   By: /S/ JERRY D. WILLIAMS
-------------------------------            ----------------------------------
John E. Rathkamp                           Jerry D. Williams
Secretary                                  President and Chief Executive Officer



                                          MARKET FINANCIAL CORP.


Attest:


/S/ RAE SKIRVIN LARIMER                By: /S/ JOHN T. LARIMER
-------------------------------            ----------------------------------
Rae Skirvin Larimer                        John T. Larimer
Secretary                                  President and Chief Executive Officer

                                                                      Appendix B
                                                            McDonald Investments

                                                       McDonald Investments Inc.
                                                             800 Superior Avenue
                                                        Cleveland, OH 44114-2603


                                January 24, 2001


Board of Directors
Market Financial Corporation
7522 Hamilton Avenue
PO Box 31292
Cincinnati, OH 45231-0292

Attention: John T. Larimer
           President & CEO

Members of the Board:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, no par value ("Market Common Stock"), of Market Financial Corporation ("Market"), of the financial consideration, as set forth in Section 1.03 (c) of the Agreement and Plan of Reorganization dated as of September 19, 2000 (the "Agreement"), by and among Market, Market Bank, Peoples Community Bancorp, Inc. ("Peoples"), and Peoples Community Bank.

         The Agreement provides for the merger (the "Merger") of Market with and into Peoples, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of Market Common Stock will be exchanged for the right to receive either a certain number of shares of the common stock, par value $.01 per share, of Peoples ("Peoples Common Stock") equal to $13.00 or $13.00 in cash, provided that the aggregate cash consideration issued in the Merger shall be equal to one half the number of shares of Market Common Stock other than Market Common Stock owned by Market or Peoples multiplied by $13.00, as set forth in Section 1.03 (c) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and

Board of Directors
January 24, 2001
Page 2


unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Market's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

     (i) Reviewed Market's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for each of the years ended September 30, 1999, September 30, 1998 and September 30, 1997, including the audited financial statements contained therein, and Market's Quarterly Reports on Form 10-QSB for each of the quarters ended June 30, 2000, March 31, 2000, and December 31, 1999;

     (ii) Reviewed Peoples' Form S-1/A dated February 11, 2000, including the audited financial statements, contained therein of the People's Building, Loan and Savings Company, the Oakley Improved Building and Loan Company and Harvest Home Financial Corporation, and Peoples' Quarterly Reports on Form 10-Q for each of the quarters ended
           June 30, 2000 and March 31, 2000;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Market and Peoples provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of Market and Peoples concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed to be relevant to our inquiry;

     (v) Reviewed certain stock market information for Market Common Stock and Peoples Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of Market and Peoples with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

Board of Directors
January 24, 2001
Page 3

    (viii) Reviewed the Agreement dated September 19, 2000 and certain related documents; and

      (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Market and Peoples contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Market or Peoples, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Market or Peoples. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Market and Peoples, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Market and Peoples, as to the future performance of Market, Peoples, and Market and Peoples combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of Market Common Stock receiving Peoples Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to Market, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion.

         In the ordinary course of business, we may actively trade securities of Market and Peoples for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the financial consideration, to the holders of Market Common Stock, and does not address the underlying business decision by Market's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing

Board of Directors
January 24, 2001
Page 4

proposal or any other terms of the Merger, and does not constitute a recommendation to any Market shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Market Common Stock or Peoples Common Stock may be at the Effective Time of the Merger or as to the prospects of Market's business or Peoples' business.

         This opinion is directed to the Board of Directors of Market and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Market Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial consideration is fair to the holders of Market Common Stock from a financial point of view.

                                            Very truly yours,


                                            /s/ McDonald Investments Inc.

                                            McDONALD INVESTMENTS INC.

                                                                      APPENDIX C

Section 1701.84  PERSONS ENTITLED TO RELIEF AS DISSENTING SHAREHOLDERS.

The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

         (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

Effective date: 10-4-1996


Section 1701.85  DISSENTING SHAREHOLDERS' DEMAND FOR FAIR CASH VALUE OF SHARES.

         (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

            (a) The dissenting shareholder has not complied with this section, unless the corporation by its waives such failure;

            (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

            (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

            (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

            (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Effective date: 7-1-1994

                                                                      APPENDIX D
                         PEOPLES COMMUNITY BANCORP, INC.
                             2001 STOCK OPTION PLAN


                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

         Peoples Community Bancorp, Inc. (the "Corporation") hereby establishes this 2001 Stock Option Plan (the "Plan") upon the terms and conditions hereinafter stated.


                                   ARTICLE II
                               PURPOSE OF THE PLAN

         The purpose of this Plan is to improve the growth and profitability of the Corporation and its Subsidiary Companies by providing Employees and Non-Employee Directors with a proprietary interest in the Corporation as an incentive to contribute to the success of the Corporation and the Subsidiary Companies, and rewarding Employees and Non-Employee Directors for outstanding performance. All Incentive Stock Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions hereunder shall be read, interpreted and applied with that purpose in mind. Each recipient of an Award hereunder is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt and/or exercise of an Award hereunder.


                                   ARTICLE III
                                   DEFINITIONS

         3.01 "Award" means an Option or Stock Appreciation Right granted pursuant to the terms of this Plan.

         3.02 "Bank" means Peoples Community Bank, the wholly owned subsidiary of the Corporation.

         3.03 "Board" means the Board of Directors of the Corporation.

         3.04 "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. Section 574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. Section 574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1(a)of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act, or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities except for any securities purchased by the Corporation or the Bank; or (iv) during any period of thirty-six consecutive months during the term of an Option, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         3.05 "Code" means the Internal Revenue Code of 1986, as amended.

         3.06 "Committee" means a committee of two or more directors appointed by the Board pursuant to Article IV hereof each of whom shall be a Non-Employee Director as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto and within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

         3.07 "Common Stock" means shares of the common stock, par value $.01 per share, of the Corporation.

         3.08 "Disability" means any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Corporation or a Subsidiary Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Corporation, if such individual were covered by that plan.

         3.09 "Effective Date" means the day upon which the Board approves this Plan.

         3.10 "Employee" means any person who is employed by the Corporation, the Bank or any Subsidiary Company, or is an Officer of the Corporation, the Bank or any Subsidiary Company, but not including directors who are not also Officers of or otherwise employed by the Corporation, the Bank or any Subsidiary Company.

         3.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         3.12 "Fair Market Value" shall be equal to the fair market value per share of the Corporation's Common Stock on the date an Award is granted. For purposes hereof, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Committee.

         3.13 "Incentive Stock Option" means any Option granted under this Plan which the Board intends (at the time it is granted) to be an incentive stock option within the meaning of Section 422 of the Code or any successor thereto.

         3.14 "Non-Employee Director" means a member of the Board of the Corporation or Board of Directors of the Bank or any successor thereto, including an Advisory Director or a Director Emeritus of the Boards of the Corporation and/or the Bank, who is not an Officer or Employee of the Corporation, the Bank or any Subsidiary Company.

         3.15 "Non-Qualified Option" means any Option granted under this Plan which is not an Incentive Stock Option.

         3.16 "Offering" means the offering of Common Stock to the public in connection with the conversion of the Bank to the stock form of organization and the issuance of the capital stock of the Bank to the Corporation.

         3.17 "Officer" means an Employee whose position in the Corporation or a Subsidiary Company is that of a corporate officer, as determined by the Board.

         3.18 "Option" means a right granted under this Plan to purchase Common Stock.

         3.19 "Optionee" means an Employee or Non-Employee Director or former Employee or Non-Employee Director to whom an Option is granted under the Plan.

         3.20 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained the Corporation or a Subsidiary Company, or, if no such plan is applicable, which would constitute "retirement" under the Corporation's pension benefit plan, if such individual were a participant in that plan.

         3.21 "Stock Appreciation Right" means a right to surrender an Option in consideration for a payment by the Corporation in cash and/or Common Stock, as provided in the discretion of the Board or the Committee in accordance with
Section 8.10.

         3.22 "Subsidiary Companies" means those subsidiaries of the Corporation, including the Bank, which meet the definition of "subsidiary corporations" set forth in Section 424(f) of the Code, at the time of granting of the Option in question.


                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 DUTIES OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, as appointed from time to time by the Board pursuant to Section 4.02. The Committee shall have the authority to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan, including, without limitation, rules, regulations and procedures which (i) deal with satisfaction of an Optionee's tax withholding obligation pursuant to Section 12.02 hereof, (ii) include arrangements to facilitate the Optionee's ability to borrow funds for payment of the exercise or purchase price of an Award, if applicable, from securities brokers and dealers, (iii) establish the method and arrangements by which an optionee may defer a Non-Qualified Option or Stock Appreciation Right pursuant to Article XIII hereof, and (iv) include arrangements which provide for the payment of some or all of such exercise or purchase price by delivery of previously-owned shares of Common Stock or other property and/or by withholding some of the shares of Common Stock which are being acquired. The interpretation and construction by the Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto or of any Award shall be final and binding in the absence of action by the Board.

         4.02 APPOINTMENT AND OPERATION OF THE COMMITTEE. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Committee, provided the Committee shall continue to consist of two or more members of the Board, each of whom shall be a Non-Employee Director, as defined in Rule 16b-3(b)(3)(i) of the Exchange Act or any successor thereto. In addition, each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and regulations thereunder at such times as is required under such regulations. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The

Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

         4.03 REVOCATION FOR MISCONDUCT. The Board or the Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, or any Stock Appreciation Right, to the extent not yet exercised, previously granted or awarded under this Plan to an Employee who is discharged from the employ of the Corporation or a Subsidiary Company for cause, which, for purposes hereof, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Options granted to a Non-Employee Director who is removed for cause pursuant to the Corporation's Certificate of Incorporation and Bylaws or the Bank's Charter and Bylaws shall terminate as of the effective date of such removal.

         4.04 LIMITATION ON LIABILITY. Neither the members of the Board nor any member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and its Subsidiary Companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         4.05 COMPLIANCE WITH LAW AND REGULATIONS. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Corporation shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Corporation shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option or Stock Appreciation Right may be exercised if such exercise would be contrary to applicable laws and regulations.

         4.06 RESTRICTIONS ON TRANSFER. The Corporation may place a legend upon any certificate representing shares acquired pursuant to an Award granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.


                                    ARTICLE V
                                   ELIGIBILITY

         Awards may be granted to such Employees and Non-Employee Directors of the Corporation and the Subsidiary Companies as may be designated from time to time by the Board or the Committee. Awards may not be granted to individuals who are not Employees or Non-Employee Directors of either the Corporation or its Subsidiary Companies. Non-Employee Directors shall be eligible to receive only Awards of Non-Qualified Options pursuant to this Plan.

                                   ARTICLE VI

                        COMMON STOCK COVERED BY THE PLAN

         6.01 OPTION SHARES. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Article IX, shall be 197,773, which is equal to 10% of the shares of Common Stock outstanding as of the Effective Date. None of such shares shall be the subject of more than one Award at any time, but if an Option as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Awards had been previously granted with respect to such shares. Notwithstanding the foregoing, if an Option is surrendered in connection with the exercise of a Stock Appreciation Right, the number of shares covered thereby shall not be available for grant under the Plan. During the time this Plan remains in effect, grants to each Employee and each Non-Employee Director shall not exceed 25% and 5% of the shares of Common Stock available under the Plan, respectively. Awards made to Non-Employee Directors in the aggregate may not exceed 30% of the number of shares available under this Plan.

         6.02 SOURCE OF SHARES. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Corporation on the open market or from private sources for use under the Plan.

                                   ARTICLE VII
                                DETERMINATION OF
                         AWARDS, NUMBER OF SHARES, ETC.

         The Board or the Committee shall, in its discretion, determine from time to time which Employees and Non-Employee Directors will be granted Awards under the Plan, the number of shares of Common Stock subject to each Award, whether each Option will be an Incentive Stock Option or a Non-Qualified Stock Option (in the case of Employees) and the exercise price of an Option. In making all such determinations there shall be taken into account the duties, responsibilities and performance of each respective Employee and Non-Employee Director, his present and potential contributions to the growth and success of the Corporation, his salary and such other factors deemed relevant to accomplishing the purposes of the Plan.


                                  ARTICLE VIII
                      OPTIONS AND STOCK APPRECIATION RIGHTS

         Each Option granted hereunder shall be on the following terms and conditions:

         8.01 STOCK OPTION AGREEMENT. The proper Officers on behalf of the Corporation and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, whether it is a Non-Qualified Option or an Incentive Stock Option, and such other terms, conditions, restrictions and privileges as the Board or the Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his executed Stock Option Agreement.

         8.02 OPTION EXERCISE PRICE.

         (a) INCENTIVE STOCK OPTIONS. The per share price at which the subject Common Stock may be purchased upon exercise of an Incentive Stock Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted, except as provided in Section 8.09(b).

         (b) NON-QUALIFIED OPTIONS. The per share price at which the subject Common Stock may be purchased upon exercise of a Non-Qualified Option shall be established by the Committee at the time of grant, but in no event shall be less than the one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Non-Qualified Option is granted.

         8.03 VESTING AND EXERCISE OF OPTIONS.

              (a) GENERAL RULES. Incentive Stock Options and Non-Qualified Options to Optionees shall become vested and exercisable at the rate of 20% per year over five years, commencing one year from the date of grant and an additional 20% shall vest on each successive anniversary of the date the Option was granted, and the right to exercise shall be cumulative. Notwithstanding the foregoing, except as provided in Section 8.03(b) hereof, no vesting shall occur on or after an Optionee's employment or service as a Non-Employee Director is terminated for any reason other than his death or Disability. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less.

              (b) ACCELERATED VESTING. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, all Options granted under this Plan shall become vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Company or service as a Non-Employee Director because of his death or Disability. All Options hereunder shall become immediately vested and exercisable in full on the date an Optionee terminates his employment with the Corporation or a Subsidiary Corporation due to Retirement if as of the date of such Retirement (i) such treatment is either authorized or is not prohibited by applicable laws and regulations, or (ii) an amendment to the Plan providing for such treatment has been approved by the stockholders of the Corporation at a meeting of stockholders held more than one year after the consummation of the Offering. In addition, all Options hereunder shall become immediately vested and exercisable in full as of the effective date of a Change in Control of the Corporation if as of the date of such Change in Control of the Corporation (i) such treatment is either authorized or is not prohibited by applicable laws and regulations or (ii) an amendment to the Plan providing for such treatment has been approved by the stockholders of the Corporation at a meeting of stockholders held more than one year after consummation of the Offering.

         8.04 DURATION OF OPTIONS.

              (a) GENERAL RULE. Except as provided in Sections 8.04(b) and 8.09, each Option or portion thereof granted to an Employee shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) six (6) months after the date on which the Employee ceases to be employed by the Corporation and all Subsidiary Companies, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of employment to a period not exceeding five (5) years.

         Except as provided in Section 8.04(b), each Option or portion thereof granted to a Non-Employee Director shall be exercisable at any time on or after it vests and becomes exercisable until the earlier of (i) ten (10) years after its date of grant or (ii) one (1) year after the date on which the Non-Employee Director ceases to serve as a director of the Corporation and all Subsidiary Companies, unless the Board or the Committee in its discretion decides at the time of grant or thereafter to extend such period of exercise upon termination of service to a period not exceeding five (5) years.

              (b) EXCEPTIONS. Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted: (i) if an Employee terminates his employment with the Corporation or a

Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Employee shall have the right, during the three (3) year period following his termination due to Disability or Retirement, to exercise such Options, and (ii) if a Non-Employee Director terminates his service as a director with the Corporation or a Subsidiary Company as a result of Disability or Retirement without having fully exercised his Options, the Non-Employee Director shall have the right, during the three (3) year period following his termination due to Disability or Retirement, to exercise such Options.

         Unless the Board or the Committee shall specifically state otherwise at the time an Option is granted, if an Employee or Non-Employee Director terminates his employment or service with the Corporation or a Subsidiary Company following a Change in Control of the Corporation without having fully exercised his Options, the Optionee shall have the right to exercise such Options during the remainder of the original ten (10) year term of the Option from the date of grant.

         If an Optionee dies while in the employ or service of the Corporation or a Subsidiary Company or terminates employment or service with the Corporation or a Subsidiary Company as a result of Disability or Retirement and dies without having fully exercised his Options, the executors, administrators, legatees or distributees of his estate shall have the right, during the one (1) year period following his death, to exercise such Options.

         In no event, however, shall any Option be exercisable more than ten
(10) years from the date it was granted.

         8.05 NONASSIGNABILITY. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee's lifetime shall be exercisable only by such Optionee or the Optionee's guardian or legal representative. Notwithstanding the foregoing, or any other provision of this Plan, an Optionee who holds Non-Qualified Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Optionee who originally received the grant or to an individual or trust to whom the Optionee could have initially transferred the Option pursuant to this Section 8.05. Options which are transferred pursuant to this Section 8.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Optionee.

         8.06 MANNER OF EXERCISE. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.01 above.

         8.07 PAYMENT FOR SHARES. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Corporation upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee (i) in cash or by check, (ii) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Corporation the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations, or (iii) at the discretion of the Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing. With respect to subclause (iii) hereof, the shares of Common Stock delivered to pay the purchase price must have either been (a) purchased in open market transactions or (b) issued by the Corporation pursuant to a plan thereof, in each case more than six months prior to the exercise date of the Option.

         8.08 VOTING AND DIVIDEND RIGHTS. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Corporation's stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

         8.09 ADDITIONAL TERMS APPLICABLE TO INCENTIVE STOCK OPTIONS. All Options issued under the Plan as Incentive Stock Options will be subject, in addition to the terms detailed in Sections 8.01 to 8.08 above, to those contained in this Section 8.09.

              (a) Notwithstanding any contrary provisions contained elsewhere in this Plan and as long as required by Section 422 of the Code, the aggregate Fair Market Value, determined as of the time an Incentive Stock Option is granted, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under this Plan, and stock options that satisfy the requirements of Section 422 of the Code under any other stock option plan or plans maintained by the Corporation (or any parent or Subsidiary Company), shall not exceed $100,000.

              (b) LIMITATION ON TEN PERCENT STOCKHOLDERS. The price at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option granted to an individual who, at the time such Incentive Stock Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Corporation or any Subsidiary Company, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Corporation at the time of grant, and such Incentive Stock Option shall by its terms not be exercisable after the earlier of the date determined under Section
8.03 or the expiration of five (5) years from the date such Incentive Stock Option is granted.

              (c) NOTICE OF DISPOSITION; WITHHOLDING; ESCROW. An Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee or the Board may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.09(c).

         8.10 STOCK APPRECIATION RIGHTS.

              (a) GENERAL TERMS AND CONDITIONS. The Board or the Committee may, but shall not be obligated to, authorize the Corporation, on such terms and conditions as it deems appropriate in each case, to grant rights to Optionees to surrender an exercisable Option, or any portion thereof, in consideration for the payment by the Corporation of an amount equal to the excess of the Fair Market Value of the shares of Common Stock subject to the Option, or portion thereof, surrendered over the exercise price of the Option with respect to such shares (any such authorized surrender and payment being hereinafter referred to as a "Stock Appreciation Right"). Such payment, at the discretion of the Board or the Committee, may be made in shares of Common Stock valued at the then Fair Market Value thereof, or in cash, or partly in cash and partly in shares of Common Stock.

         The terms and conditions with respect to a Stock Appreciation Right may include (without limitation), subject to other provisions of this Section 8.10 and the Plan: the period during which, date by which or event upon which the Stock Appreciation Right may be exercised; the method for valuing shares of Common Stock for purposes of this Section 8.10; a ceiling on the amount of consideration which the Corporation may pay in connection with exercise and cancellation of the Stock Appreciation Right; and arrangements for income tax withholding. The Board or the Committee shall have complete discretion to determine whether, when and to whom Stock Appreciation Rights may be granted.

         (b) TIME LIMITATIONS. If a holder of a Stock Appreciation Right terminates service with the Corporation as an Officer or Employee, the Stock Appreciation Right may be exercised only within the period, if any, within which the Option to which it relates may be exercised.

         (c) EFFECTS OF EXERCISE OF STOCK APPRECIATION RIGHTS OR OPTIONS. Upon the exercise of a Stock Appreciation Right, the number of shares of Common Stock available under the Option to which it relates shall decrease by a number equal to the number of shares for which the Stock Appreciation Right was exercised. Upon the exercise of an Option, any related Stock Appreciation Right shall terminate as to any number of shares of Common Stock subject to the Stock Appreciation Right that exceeds the total number of shares for which the Option remains unexercised.

         (d) TIME OF GRANT. A Stock Appreciation Right granted in connection with an Incentive Stock Option must be granted concurrently with the Option to which it relates, while a Stock Appreciation Right granted in connection with a Non-Qualified Option may be granted concurrently with the Option to which it relates or at any time thereafter prior to the exercise or expiration of such Option.

         (e) NON-TRANSFERABLE. The holder of a Stock Appreciation Right may not transfer or assign the Stock Appreciation Right otherwise than by will or in accordance with the laws of descent and distribution, and during a holder's lifetime a Stock Appreciation Right may be exercisable only by the holder.

                                   ARTICLE IX
                         ADJUSTMENTS FOR CAPITAL CHANGES

         The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any outstanding Award relates, the maximum number of shares that can be covered by Award to each Employee and each Non-Employee Director and the exercise price per share of Common Stock under any outstanding Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation, the shares of the Corporation's Common Stock shall be exchanged for other securities of the Corporation or of another corporation, each recipient of an Award shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options. Notwithstanding any provision to the contrary herein and to the extent permitted by applicable laws and regulations and interpretations thereof, the exercise price of shares subject to outstanding Awards may be proportionately adjusted upon the payment of a special large and nonrecurring dividend that has the effect of a return of capital to the stockholders, providing that the adjustment to the per share exercise price shall satisfy the criteria set forth in Emerging Issues Task Force 90-9 (or any successor thereto) so that the adjustments do not result in compensation expense, and provided further that if such adjustment with respect to incentive stock options would be treated as a modification of the outstanding incentive stock options with the effect that, for purposes of Sections 422 and 425(h) of the Code, and the rules and regulations promulgated thereunder, new Incentive Stock Options would be deemed to be granted hereunder, then no adjustment to the per share exercise price of outstanding stock options shall be made.


                                    ARTICLE X
                      AMENDMENT AND TERMINATION OF THE PLAN

         The Board may, by resolution, at any time terminate or amend the Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under this Plan except as specifically authorized herein.


                                   ARTICLE XI
                          EMPLOYMENT AND SERVICE RIGHTS

         Neither the Plan nor the grant of any Awards hereunder nor any action taken by the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-Employee Director to continue in such capacity.


                                   ARTICLE XII
                                   WITHHOLDING

         12.01 TAX WITHHOLDING. The Corporation may withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Corporation may require the Optionee to pay to the Corporation the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Award. The Corporation also may withhold or collect amounts with respect to a disqualifying disposition of shares of Common Stock acquired pursuant to exercise of an Incentive Stock Option, as provided in
Section 8.09(c).

         12.02 METHODS OF TAX WITHHOLDING. The Board or the Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Optionee's tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Award and/or by the Optionee's delivery of previously owned shares of Common Stock or other property.


                                  ARTICLE XIII
                                DEFERRED PAYMENTS

         13.01 DEFERRAL OF OPTIONS AND STOCK APPRECIATION RIGHTS. Notwithstanding any other provision of this Plan, any Optionee may elect, with the approval of the Committee and consistent with any rules and regulations established by the Board, to defer the delivery of the proceeds of the exercise of any Non-Qualified Option not transferred under the provisions of Section 8.05 hereof and Stock Appreciation Rights.

         13.02 TIMING OF ELECTION. The election to defer the delivery of the proceeds from the exercise of any eligible Non-Qualified Option or Stock Appreciation Right must be made at least six (6) months prior to the date such Option or Stock Appreciation Right is exercised or at such other time as the Committee may specify. Deferrals of eligible Non-Qualified Options or Stock Appreciation Rights shall only be allowed for exercises of Options and Stock Appreciation Rights that occur while the Participant is in active service with the Corporation or one of the Subsidiary Companies. Any election to defer the proceeds from the exercise of an eligible Non-Qualified Option or Stock Appreciation Right shall be irrevocable as long as the Optionee remains an Employee or an Non-Employee Director.


                                   ARTICLE XIV
                        EFFECTIVE DATE OF THE PLAN; TERM

         14.01 EFFECTIVE DATE OF THE PLAN. This Plan shall become effective on the Effective Date, and Awards may be granted hereunder no earlier than the date that this Plan is approved by stockholders of the Corporation and prior to the termination of the Plan, provided that this Plan is approved by stockholders of the Corporation pursuant to Article XV hereof.

         14.02 TERM OF THE PLAN. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth anniversary of the Effective Date. Termination of the Plan shall not affect any Awards previously granted and such Awards shall remain valid and in effect until they have been fully exercised or earned, are surrendered or by their terms expire or are forfeited.


                                   ARTICLE XV
                              STOCKHOLDER APPROVAL

         The Corporation shall submit this Plan to stockholders for approval at a meeting of stockholders of the Corporation held within twelve (12) months following the Effective Date in order to meet the requirements of (i) Section 422 of the Code and regulations thereunder, (ii) Section 162(m) of the Code and regulations thereunder, (iii) the Nasdaq Stock Market for continued quotation of the Common Stock on the Nasdaq Stock Market and (iv) the regulations of the Office of Thrift Supervision.

                                   ARTICLE XVI
                                  MISCELLANEOUS

         16.01 GOVERNING LAW. To the extent not governed by federal law, this Plan shall be construed under the laws of the State of Ohio.

         16.02 PRONOUNS. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

                                                                      APPENDIX E

                         PEOPLES COMMUNITY BANCORP, INC.
             2001 RECOGNITION AND RETENTION PLAN AND TRUST AGREEMENT


                                    ARTICLE I
                       ESTABLISHMENT OF THE PLAN AND TRUST

         1.01 Peoples Community Bancorp, Inc. (the "Corporation") hereby establishes the 2001 Recognition and Retention Plan (the "Plan") and Trust (the "Trust") upon the terms and conditions hereinafter stated in this 2001 Recognition and Retention Plan and Trust Agreement (the "Agreement").

         1.02 The Trustees hereby accept this Trust and agrees to hold the Trust assets existing on the date of this Agreement and all additions and accretions thereto upon the terms and conditions hereinafter stated.


                                   ARTICLE II
                               PURPOSE OF THE PLAN

         The purpose of the Plan is to retain personnel of experience and ability in key positions by providing Employees and Non-Employee Directors with a proprietary interest in the Corporation and its Subsidiary Companies as compensation for their contributions to the Corporation and the Subsidiary Companies and as an incentive to make such contributions in the future. Each Recipient of a Plan Share Award hereunder is advised to consult with his or her personal tax advisor with respect to the tax consequences under federal, state, local and other tax laws of the receipt of a Plan Share Award hereunder.


                                   ARTICLE III
                                   DEFINITIONS

         The following words and phrases when used in this Agreement with an initial capital letter, unless the context clearly indicates otherwise, shall have the meanings set forth below. Wherever appropriate, the masculine pronouns shall include the feminine pronouns and the singular shall include the plural.

         3.01 "Bank" means Peoples Community Bank, the wholly owned subsidiary of the Corporation.

         3.02 "Beneficiary" means the person or persons designated by a Recipient to receive any benefits payable under the Plan in the event of such Recipient's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Recipient's surviving spouse, if any, or if none, his estate.

         3.03 "Board" means the Board of Directors of the Corporation.

         3.04 "Change in Control of the Corporation" shall mean the occurrence of any of the following: (i) the acquisition of control of the Corporation as defined in 12 C.F.R. Section 574.4, unless a presumption of control is successfully rebutted or unless the transaction is exempted by 12 C.F.R. Section 574.3(c)(vii), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1(a) of Form
8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange
Act or any successor
thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities except for any securities purchased by the Corporation or the Bank; or (iv) during any period of thirty-six consecutive months during the term of a Plan Share Award, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         3.05 "Code" means the Internal Revenue Code of 1986, as amended.

         3.06 "Committee" means the committee appointed by the Board pursuant to
Article IV hereof.

         3.07 "Common Stock" means shares of the common stock, $.01 par value per share, of the Corporation.

         3.08 "Disability" means any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Corporation or a Subsidiary Company or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Corporation, if such individual were covered by that plan.

         3.09 "Effective Date" means the day upon which the Board approves this Plan.

         3.10 "Employee" means any person who is employed by the Corporation, the Bank, or any Subsidiary Company, or is an Officer of the Corporation, the Bank, or any Subsidiary Company, but not including directors who are not also Officers of or otherwise employed by the Corporation, the Bank or a Subsidiary Company.

         3.11 "Employer Group" means the Corporation and any Subsidiary Company which, with the consent of the Board, agrees to participate in the Plan.

         3.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         3.13 "Non-Employee Director" means a member of the Board of the Corporation or the Board of Directors of the Bank or any successor thereto, including an Advisory Director or a Director Emeritus of the Boards of the Corporation and/or the Bank, who is not an Officer or Employee of the Corporation or the Bank or any Subsidiary Company.

         3.14 "Offering" means the offering of Common Stock to the public in connection with the conversion of the Bank to the stock form of organization and the issuance of the capital stock of the Bank to the Corporation.

         3.15 "Officer" means an Employee whose position in the Corporation or a Subsidiary Company is that of a corporate officer, as determined by the Board.

         3.16 "Performance Share Award" means a Plan Share Award granted to a Recipient pursuant to Section 7.05 of the Plan.

         3.17 "Performance Goal" means an objective for the Corporation or any Subsidiary Company or any unit thereof or any Employee of the foregoing that may be established by the Committee for a Performance Share Award to become vested, earned or exercisable. The establishment of Performance Goals are intended to make the applicable Performance Share Awards "performance-based" compensation within the meaning of Section 162(m) of the Code, and the Performance Goals shall be based on one or more of the following criteria:

                      (i)      net income, as adjusted for non-recurring items;
                      (ii)     cash earnings;
                      (iii)    earnings per share;
                      (iv)     cash earnings per share;
                      (v)      return on average equity;
                      (vi)     return on average assets;
                      (vii)    assets;
                      (viii)   stock price;
                      (ix)     total stockholder return;
                      (x)      capital;
                      (xi)     net interest income;
                      (xii)    market share;
                      (xiii)   cost control or efficiency ratio; and
                      (xiv)    asset growth.

         3.19 "Plan Shares" or "Shares" means shares of Common Stock which may be distributed to a Recipient pursuant to the Plan.

         3.20 "Plan Share Award" or "Award" means a right granted under this Plan to receive a distribution of Plan Shares upon completion of the service requirements described in Article VII, and includes Performance Share Awards.

         3.21 "Recipient" means an Employee or Non-Employee Director who receives a Plan Share Award or Performance Share Award under the Plan.

         3.22 "Retirement" means a termination of employment which constitutes a "retirement" under any applicable qualified pension benefit plan maintained by the Corporation or a Subsidiary Company, or, if no such plan is applicable, which would constitute "retirement" under the Corporation's pension benefit plan, if such individual were a participant in that plan.

         3.23 "Subsidiary Companies" means those subsidiaries of the Corporation, including the Bank, which meet the definition of "subsidiary corporation" set forth in Section 424(f) of the Code, at the time of the granting of the Plan Share Award in question.

         3.24 "Trustee" means such firm, entity or persons approved by the Board to hold legal title to the Plan and the Plan assets for the purposes set forth herein.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

         4.01 DUTIES OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of two or more members of the Board, each of whom shall be a Non-Employee Director, as defined in Rule 16b-3(b)(3)(i) of the Exchange Act. In addition, each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations thereunder at such times as is required under such regulations. The Committee shall have all of the powers allocated to it in this and other Sections of the Plan. The interpretation and construction by the Committee of any provisions of the Plan or of any Plan Share Award granted hereunder shall be final and binding in the absence of action by the Board. The Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. The Committee shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than once per calendar year.

         4.02 ROLE OF THE BOARD. The members of the Committee and the Trustee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from, or add members to, the Committee, and may remove or replace the Trustee, provided that any directors who are selected as members of the Committee shall be Non-Employee Directors.

         4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Plan Share Awards granted under it. If a member of the Board or the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the Corporation shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation and any Subsidiary Companies and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         4.04 COMPLIANCE WITH LAWS AND REGULATIONS. All Awards granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency or stockholders as may be required.

         4.05 RESTRICTIONS ON TRANSFER. The Corporation may place a legend upon any certificate representing shares issued pursuant to a Plan Share Award noting that such shares may be restricted by applicable laws and regulations.


                                    ARTICLE V
                                  CONTRIBUTIONS

         5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amount (or the method of computing the amount) and timing of any contributions by the Corporation and any Subsidiary Companies to the Trust established under this Plan. Such amounts may be paid in cash or in shares of

Common Stock and shall be paid to the Trust at the designated time of contribution. No contributions by Employees or Non-Employee Directors shall be permitted.

         5.02 INVESTMENT OF TRUST ASSETS; NUMBER OF PLAN SHARES. Subject to
Section 8.02 hereof, the Trustee shall invest all of the Trust's assets primarily in Common Stock. The aggregate number of Plan Shares available for distribution pursuant to this Plan shall be 79,109 shares of Common Stock, subject to adjustment as provided in Section 10.01 hereof, which shares shall be purchased (from the Corporation and/or, if permitted by applicable regulations, from stockholders thereof) by the Trust with funds contributed by the Corporation. During the time this Plan remains in effect, Awards to each Employee and each Non-Employee Director shall not exceed 25% and 5% of the shares of Common Stock available under the Plan, respectively. Plan Share Awards to Non-Employee Directors in the aggregate shall not exceed 30% of the number of shares available under this Plan.

                                   ARTICLE VI
                            ELIGIBILITY; ALLOCATIONS

         6.01 AWARDS. Plan Share Awards and Performance Share Awards may be made to such Employees and Non-Employee Directors as may be selected by the Board or the Committee. In selecting those Employees to whom Plan Share Awards and/or Performance Share Awards may be granted and the number of Shares covered by such Awards, the Board or the Committee shall consider the duties, responsibilities and performance of each respective Employee and Non-Employee Director, his present and potential contributions to the growth and success of the Corporation, his salary and such other factors as deemed relevant to accomplishing the purposes of the Plan. The Board or the Committee may but shall not be required to request the written recommendation of the Chief Executive Officer of the Corporation other than with respect to Plan Share Awards and/or Performance Share Awards to be granted to him.

         6.02 FORM OF ALLOCATION. As promptly as practicable after an allocation pursuant to Sections 6.01 that a Plan Share Award or a Performance Share Award is to be issued, the Board or the Committee shall notify the Recipient in writing of the grant of the Award, the number of Plan Shares covered by the Award, and the terms upon which the Plan Shares subject to the Award shall be distributed to the Recipient. The date on which the Board or the Committee so notifies the Recipient shall be considered the date of grant of the Plan Share Award or the Performance Share Award. The Board or the Committee shall maintain records as to all grants of Plan Share Awards or Performance Share Awards under the Plan.

         6.03 ALLOCATIONS NOT REQUIRED TO ANY SPECIFIC EMPLOYEE OR NON-EMPLOYEE DIRECTOR. No Employee or Non-Employee Director shall have any right or entitlement to receive a Plan Share Award hereunder, such Awards being at the total discretion of the Board or the Committee.


                                   ARTICLE VII
             EARNING AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

         7.01 EARNING PLAN SHARES; FORFEITURES.
              --------------------------------

              (a) GENERAL RULES. Subject to the terms hereof, Plan Share Awards granted shall be earned by a Recipient at the rate of twenty percent (20%) of the aggregate number of Shares covered by the Award as of each annual anniversary of the date of grant of the Award. If the employment of an Employee or service as a Non-Employee Director is terminated prior to the fifth (5th) annual anniversary of the date of grant of a Plan Share Award for any reason (except as specifically provided in subsections (b), (c) and (d) below), the Recipient shall forfeit the right to any Shares subject to the Award which have not theretofore been earned. In the event of a forfeiture of the right to any Shares subject to an Award, such forfeited Shares shall become available for allocation pursuant to Section 6.01 hereof as if no Award had been previously granted with respect to such Shares. No fractional shares shall be distributed pursuant to this Plan.

              (b) EXCEPTION FOR TERMINATIONS DUE TO DEATH, DISABILITY OR RETIREMENT. Notwithstanding the general rule contained in Section 7.01(a), all Plan Shares subject to a Plan Share Award held by a Recipient whose employment with the Corporation or any Subsidiary Company or service as a Non-Employee Director terminates due to death or Disability shall be deemed earned as of the Recipient's last day of employment with or service to the Corporation or any Subsidiary Company (provided, however, no such accelerated vesting shall occur if a Recipient remains employed by at least one member of the Employer Group) and shall be distributed as soon as practicable thereafter. All Plan Shares subject to a Plan Share Award held by a Recipient whose employment with the Corporation or any Subsidiary Company or service as a Non-Employee Director terminates due to Retirement shall be deemed earned as of the Recipient's last day of employment with or service to the Corporation or any Subsidiary Company (provided, however, no such accelerated vesting shall occur if a Recipient remains employed by at least one member of the Employer Group) and shall be distributed as soon as practicable thereafter if as of the date of such Retirement (i) such treatment is either authorized or is not prohibited by applicable laws and regulations, or (ii) such provision has been approved by stockholders of the Corporation at a meeting of stockholders held more than one
(1) year after the consummation of the Offering.

              (c) EXCEPTION FOR A CHANGE IN CONTROL OF THE CORPORATION. Notwithstanding the general rule contained in Section 7.01(a), all Plan Shares subject to a Plan Share Award held by a Recipient shall be deemed to be earned as of the effective date of a Change in Control of the Corporation if, as of the date of such Change in Control of the Corporation (i) such treatment is either authorized or is not prohibited by applicable laws and regulations, or (ii) an amendment to the Plan providing for such treatment has been approved by stockholders of the Corporation at a meeting of the stockholders held more than one (1) year after the consummation of the Offering.

              (d) REVOCATION FOR MISCONDUCT. Notwithstanding anything hereinafter to the contrary, the Board may by resolution immediately revoke, rescind and terminate any Plan Share Award or Performance Share Award or portion thereof, previously awarded under this Plan, to the extent Plan Shares have not been distributed hereunder to the Recipient, whether or not yet earned, in the case of an Employee who is discharged from the employ of the Corporation or any Subsidiary Company for cause (as hereinafter defined). Termination for cause shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. Plan Share Awards granted to a Non-Employee Director who is removed for cause pursuant to the Corporation's Certificate of Incorporation and Bylaws or the Bank's Charter and Bylaws shall terminate as of the effective date of such removal.

         7.02 DISTRIBUTION OF DIVIDENDS. Any cash dividends (including special large and nonrecurring dividends including any that has the effect of a return of capital to the Corporation's stockholders) or stock dividends declared in respect of each unvested Plan Share Award (including a Performance Share Award) will be held by the Trust for the benefit of the Recipient on whose behalf such Plan Share Award (including a Performance Share Award) is then held by the Trust and such dividends, including any interest thereon, will be paid out proportionately by the Trust to the Recipient thereof as soon as practicable after the Plan Share Awards become earned. Any cash dividends or stock dividends declared in respect of each vested Plan Share held by the Trust will be paid by the Trust, as soon as practicable after the Trust's receipt thereof, to the Recipient on whose behalf such Plan Share is then held by the Trust.

         7.03 DISTRIBUTION OF PLAN SHARES.
              ---------------------------

              (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Subject to the provisions of Section 7.05 hereof, Plan Shares shall be distributed to the Recipient or his Beneficiary, as the case may be, as soon as practicable after they have been earned.

              (b) FORM OF DISTRIBUTIONS. All Plan Shares, together with any Shares representing stock dividends, shall be distributed in the form of Common Stock. One share of Common Stock shall be given for each Plan Share earned and distributable. Payments representing cash dividends shall be made in cash.

              (c) WITHHOLDING. The Trustee may withhold from any cash payment or Common Stock distribution made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of a cash payment is insufficient, the Trustee may require the Recipient or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares. The Trustee shall pay over to the Corporation or any Subsidiary Company which employs or employed such Recipient any such amount withheld from or paid by the Recipient or Beneficiary.

              (d) RESTRICTIONS ON SELLING OF PLAN SHARES. Plan Share Awards may not be sold, assigned, pledged or otherwise disposed of prior to the time that they are earned and distributed pursuant to the terms of this Plan. Upon distribution, the Board or the Committee may require the Recipient or his Beneficiary, as the case may be, to agree not to sell or otherwise dispose of his distributed Plan Shares except in accordance with all then applicable federal and state securities laws, and the Board or the Committee may cause a legend to be placed on the stock certificate(s) representing the distributed Plan Shares in order to restrict the transfer of the distributed Plan Shares for such period of time or under such circumstances as the Board or the Committee, upon the advice of counsel, may deem appropriate.

         7.04 VOTING OF PLAN SHARES. After a Plan Share Award (other than a Performance Share Award) has been made, the Recipient shall be entitled to direct the Trustee as to the voting of the Plan Shares which are covered by the Plan Share Award and which have not yet been earned and distributed to him pursuant to Section 7.03, subject to rules and procedures adopted by the Committee for this purpose. All shares of Common Stock held by the Trust which have not been awarded under a Plan Share Award, shares subject to Performance Share Awards which have not yet vested and shares which have been awarded as to which Recipients have not directed the voting shall be voted by the Trustee in its discretion.

         7.05 PERFORMANCE AWARDS

              (a) DESIGNATION OF PERFORMANCE SHARE AWARDS. The Committee may determine to make any Plan Share Award a Performance Share Award by making such Plan Share Award contingent upon the achievement of a Performance Goal or any combination of Performance Goals. Each Performance Share Award shall be evidenced by a written agreement ("Award Agreement"), which shall set forth the Performance Goals applicable to the Performance Share Award, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Share Award. Each Performance Share Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code.

              (b) TIMING OF GRANTS. Any Performance Share Award shall be made not later than 90 days after the start of the period for which the Performance Share Award relates and shall be made prior to the completion of 25% of such period. All determinations regarding the achievement of any Performance Goals will be made by the Committee. The Committee may not increase during a year the amount of a Performance Share Award that would otherwise be payable upon achievement of the Performance Goals but may reduce or eliminate the payments as provided for in the Award Agreement.

              (c) RESTRICTIONS ON GRANTS. Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

              (d) RIGHTS OF RECIPIENTS. Notwithstanding anything to the contrary herein, a Participant who receives a Performance Share Award payable in Common Stock shall have no rights as a stockholder until the Common Stock is issued pursuant to the terms of the Award Agreement.

              (e) TRANSFERABILITY. A Participant's interest in a Performance Share Award may not be sold, assigned, transferred, pledged, or otherwise encumbered.

              (f) DISTRIBUTION. No Performance Share Award or portion thereof that is subject to the attainment or satisfaction of a condition of a Performance Goal shall be distributed or considered to be earned or vested until the Committee certifies in writing that the conditions or Performance Goal to which the distribution, earning or vesting of such Award is subject have been achieved.


                                  ARTICLE VIII
                                      TRUST

         8.01 TRUST. The Trustee shall receive, hold, administer, invest and make distributions and disbursements from the Trust in accordance with the provisions of the Plan and Trust and the applicable directions, rules, regulations, procedures and policies established by the Committee pursuant to the Plan.

         8.02 MANAGEMENT OF TRUST. It is the intent of this Plan and Trust that the Trustee shall have complete authority and discretion with respect to the arrangement, control and investment of the Trust, and that the Trustee shall invest all assets of the Trust in Common Stock to the fullest extent practicable, except to the extent that the Trustee determines that the holding of monies in cash or cash equivalents is necessary to meet the obligations of the Trust. In performing their duties, the Trustee shall have the power to do all things and execute such instruments as may be deemed necessary or proper, including the following powers:

              (a) To invest up to one hundred percent (100%) of all Trust assets in Common Stock without regard to any law now or hereafter in force limiting investments for trustees or other fiduciaries. The investment authorized herein may constitute the only investment of the Trust, and in making such investment, the Trustee are authorized to purchase Common Stock from the Corporation or from any other source, and such Common Stock so purchased may be outstanding, newly issued, or treasury shares.

              (b) To invest any Trust assets not otherwise invested in accordance with (a) above, in such deposit accounts, and certificates of deposit, obligations of the United States Government or its agencies or such other investments as shall be considered the equivalent of cash.

              (c) To sell, exchange or otherwise dispose of any property at any time held or acquired by the Trust.

              (d) To cause stocks, bonds or other securities to be registered in the name of a nominee, without the addition of words indicating that such security is an asset of the Trust (but accurate records shall be maintained showing that such security is an asset of the Trust).

              (e) To hold cash without interest in such amounts as may in the opinion of the Trustee be reasonable for the proper operation of the Plan and Trust.

              (f) To employ brokers, agents, custodians, consultants and accountants.

              (g) To hire counsel to render advice with respect to their rights, duties and obligations hereunder, and such other legal services or representation as they may deem desirable.

              (h) To hold funds and securities representing the amounts to be distributed to a Recipient or his Beneficiary as a consequence of a dispute as to the disposition thereof, whether in a segregated account or held in common with other assets of the Trust.

         Notwithstanding anything herein contained to the contrary, the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or give bond.

         8.03 RECORDS AND ACCOUNTS. The Trustee shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection by any legally entitled person or entity to the extent required by applicable law, or any other person determined by the Board or the Committee.

         8.04 EXPENSES. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Corporation or, in the discretion of the Corporation, the Trust.

         8.05 INDEMNIFICATION. Subject to the requirements of applicable laws and regulations, the Corporation shall indemnify, defend and hold the Trustee harmless against all claims, expenses and liabilities arising out of or related to the exercise of the Trustee's powers and the discharge of their duties hereunder, unless the same shall be due to their gross negligence or willful misconduct.


                                   ARTICLE IX
                                DEFERRED PAYMENTS

         9.01 DEFERRAL OF PLAN SHARES. Notwithstanding any other provision of this Plan, any Recipient may elect, with the approval of the Committee and consistent with any rules and regulations established by the Board, to defer the receipt of Plan Shares granted hereunder.

         9.02 TIMING OF ELECTION. The election to defer the delivery of any Plan Shares must be made no later than the last day of the calendar year preceding the calendar year in which the Recipient would otherwise have an unrestricted right to receive such Shares. Deferrals of eligible Plan Shares shall only be allowed for Plan Share Awards for which all applicable restrictions lapse while the Recipient is in active service with the Corporation or one of the Subsidiary Companies. Any election to defer the proceeds from an eligible Plan Share Award shall be irrevocable as long as the Recipient remains an Employee or a Non-Employee Director.


                                    ARTICLE X
                                  MISCELLANEOUS

         10.01 ADJUSTMENTS FOR CAPITAL CHANGES. The aggregate number of Plan Shares available for distribution pursuant to the Plan Share Awards and the number of Shares to which any unvested Plan Share Award relates shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of the Plan resulting from any split, subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend or other increase or decrease in such shares effected without receipt or payment of consideration by the Corporation. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Corporation or of another corporation, each recipient of a Plan Share Award shall be entitled, subject to the conditions herein stated, to receive such number of shares of Common Stock or amount of other securities of the Corporation or such other corporation as were exchangeable for the number of shares of Common Stock of the Corporation which such Recipients would have been entitled to receive except for such action.

         10.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the Recipient, alter or impair his Plan Share Award except as specifically authorized herein. Upon termination of the Plan, the Recipient's Plan Share Awards shall be distributed to the Recipient regardless of whether or not such Plan Share Award had otherwise been earned under the service requirements set forth in Article VII. Notwithstanding any other provision of the Plan, this Plan may not be terminated until such time as all Plan shares held by the Trust have been awarded to Plan Recipients and shall be deemed to be earned prior to the time of termination.

         10.03 NONTRANSFERABLE. Plan Share Awards and Performance Share Awards and rights to Plan Shares shall not be transferable by a Recipient, and during the lifetime of the Recipient, Plan Shares may only be earned by and paid to a Recipient who was notified in writing of an Award by the Committee pursuant to
Section 6.02. No Recipient or Beneficiary shall have any right in or claim to any assets of the Plan or Trust, nor shall the Corporation or any Subsidiary Company be subject to any claim for benefits hereunder.

         10.04 EMPLOYMENT OR SERVICE RIGHTS. Neither the Plan nor any grant of a Plan Share Award, Performance Share Award or Plan Shares hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right on the part of any Employee or Non-Employee Director to continue in such capacity.

         10.05 VOTING AND DIVIDEND RIGHTS. No Recipient shall have any voting or dividend rights or other rights of a stockholder in respect of any Plan Shares covered by a Plan Share Award or Performance Share Award, except as expressly provided in Sections 7.02, 7.04 and 7.05 above, prior to the time said Plan Shares are actually earned and distributed to him.

         10.06 GOVERNING LAW. To the extent not governed by federal law, the Plan and Trust shall be governed by the laws of the State of Ohio.

         10.07 EFFECTIVE DATE. This Plan shall be effective as of the Effective Date, and Awards may be granted hereunder no earlier than the date this Plan is approved by the stockholders of the Corporation and prior to the termination of the Plan. Notwithstanding the foregoing or anything to the contrary in this Plan, the implementation of this Plan is subject to the approval of the Corporation's stockholders.

         10.08 TERM OF PLAN. This Plan shall remain in effect until the earlier of (i) ten (10) years from the Effective Date, (ii) termination by the Board, or
(iii) the distribution to Recipients and Beneficiaries of all the assets of the Trust.

         10.09 TAX STATUS OF TRUST. It is intended that the trust established hereby be treated as a Grantor Trust of the Corporation under the provisions of
Section 671 ET SEQ. of the Code, as the same may be amended from time to time.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officers and the corporate seal to be affixed and duly attested, and the initial Trustees of the Trust established pursuant hereto have duly and validly executed this Agreement, all on this 12th day of January, 2001.


                                       PEOPLES COMMUNITY BANCORP, INC.



                                       By: /S/ JERRY D. WILLIAMS
                                           -----------------------------------
                                           Jerry D. Williams
                                           President and Chief Executive Officer


ATTEST:                                TRUSTEES:


/S/ JOHN E. RATHKAMP                    /S/ PAUL E. HASSELBRING
----------------------------------     ----------------------------------
John E. Rathkamp, Secretary             Paul E. Hasselbring


                                        /S/ DONALD L. HAWKE
                                       ----------------------------------
                                        Donald L. Hawke


                                        /S/ NICHOLAS N. NELSON
                                       ----------------------------------
                                        Nicholas N. Nelson